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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF VOUGHT AIRCRAFT INDUSTRIES, INC.

TABLE OF CONTENTS2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRIUMPH GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Vought Aircraft Industries, Inc.

	(2)	Aggregate number of securities to which transaction applies:

Acquisition of all 24,818,900 outstanding common stock of Vought Aircraft Industries, Inc., all 513,200 outstanding options to purchase shares of Vought common stock, all 976,840 stock appreciation rights in respect of Vought common stock and all 617,105 Vought restricted stock units.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 7,903,715 shares of Triumph Group, Inc. common stock being issued in the transaction multiplied by $70.01, which is the average of the high and low trading prices on April 1, 2010, plus (B) $525,000,000 in cash to be paid in the transaction. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00007130 by the sum calculated in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$1,078,339,088

	(5)	Total fee paid:
$76,886

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUBJECT TO COMPLETION, APRIL 7, 2010

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        Triumph Group, Inc. entered into a merger agreement with Vought Aircraft Industries, Inc. on March 23, 2010 under which they have agreed to a merger of a subsidiary of Triumph with and into Vought. As a result of the merger, Vought will become a wholly owned subsidiary of Triumph. The board of directors of Triumph is proposing the combination because it believes the merger will provide substantial benefits to Triumph stockholders.

        If the merger is completed, holders of Vought common stock and equity awards will have the right to receive, in the aggregate, $525 million in cash and, subject to certain adjustments, 7,903,715 shares of Triumph common stock. The cash portion of the merger consideration is fixed. The stock portion of the merger consideration will not be adjusted to reflect changes to Triumph's stock price prior to closing of the merger. The stock portion of the merger consideration will be decreased by approximately 3,360 shares for each day prior to July 1, 2010 that the merger is completed and increased by approximately 3,360 shares for each day after July 1, 2010 that the merger is completed. The stock portion of the merger consideration will also be reduced for expenses of Vought that Triumph pays in connection with completing the merger. Based on the closing price of Triumph common stock on the New York Stock Exchange (trading symbol "TGI") on March 22, 2010, the last trading day before public announcement of the merger, the stock portion of the merger consideration (without giving effect to the foregoing adjustments) represented approximately $484 million in aggregate value for holders of Vought common stock. Based on the closing price of Triumph common stock on the New York Stock Exchange on April     , 2010, the latest practicable date before the date of this document, the merger consideration represented approximately $            in value for each share of Vought common stock.

        At the special meeting of Triumph stockholders, Triumph stockholders will be asked to vote on the issuance of Triumph common stock to Vought stockholders in the merger. This proposal requires the affirmative vote of holders of a majority of the shares of Triumph common stock present or represented and entitled to vote on the proposal, with holders of a majority of the total number of shares of Triumph common stock entitled to vote actually voting on each proposal.

        The Triumph board of directors unanimously recommends that Triumph stockholders vote "FOR" the proposal to issue shares of Triumph common stock to Vought stockholders in the merger.

        The obligations of Triumph and Vought to complete the merger are subject to several conditions set forth in the merger agreement. More information about Triumph, Vought, the special meeting and the merger is contained in this proxy statement. We encourage you to read this entire proxy statement carefully.

Sincerely,

Richard C. Ill
 Chairman and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission determined that this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

        This proxy statement is dated                        , 2010 and is first being mailed to the stockholders of Triumph on or about                        , 2010.

Triumph Group, Inc.
1550 Liberty Ridge Drive
Suite 100
Wayne, Pennsylvania 19087
(610) 251-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on                        , 2010

To the holders of shares of common stock:

        We are pleased to invite you to attend the special meeting of stockholders of Triumph Group, Inc., a Delaware corporation, which will be held at            on                         , 2010 at            , Eastern time, for the following purposes:

  •
  to consider and vote on a proposal to approve the issuance of common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of March 23, 2010, by and among Vought Aircraft Industries, Inc., Triumph, Spitfire Merger Corporation, a direct, wholly owned subsidiary of Triumph, and TC Group, L.L.C., as the Holder Representative, a copy of which is attached as Annex A to the proxy statement accompanying this notice; and

  •
  to vote upon an adjournment of the Triumph special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve each of the foregoing proposals.

        Please refer to the attached proxy statement for further information with respect to the business to be transacted at the Triumph special meeting.

        The Triumph board of directors has fixed the close of business on                        , 2010 as the record date for determination of the Triumph stockholders entitled to receive notice of, and to vote at, the Triumph special meeting or any adjournments or postponements thereof. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. The issuance of Triumph common stock to Vought stockholders in the merger requires the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposal, with holders of a majority of the total number of shares of common stock entitled to vote actually voting on the proposal.

        Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed document provides a detailed description of the merger and the merger agreement. We urge you to read this document, including any documents incorporated in the document by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or this document, would like additional copies of this document or need help voting your shares of common stock, please contact Triumph's proxy solicitor:                        .

        The Triumph board of directors unanimously recommends that Triumph stockholders vote "FOR" the proposal to approve the issuance of common stock in the merger.

By Order of the Board of Directors,
John B. Wright, II Secretary

Wayne, Pennsylvania
April     , 2010

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Triumph from other documents that are not included in or delivered with this document. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this document by requesting them in writing or by telephone from Triumph at the following addresses and telephone numbers:

Triumph Group, Inc.
1550 Liberty Ridge Drive, Suite 100
Wayne, Pennsylvania 19087
Attn: Investor Relations
(610) 251-1000

or

        If you would like to request any documents, please do so by                        , 2010 in order to receive them before the special meeting.

        For more information, see "Where You Can Find More Information" beginning on page 110.

        You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated                        , 2010. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than the date of the document in which the information appears. Neither the mailing of this document to Triumph stockholders nor the issuance by Triumph of common stock in connection with the merger will create any implication to the contrary.

        This document does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make any such solicitation in such jurisdiction. Information contained in this document regarding Triumph has been provided by Triumph and information contained in this document regarding Vought has been provided by Vought.

i

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

        The following are some questions that you, as a stockholder of Triumph, may have regarding the merger and the proposal to issue shares of Triumph common stock in connection with the merger and the answers to those questions. We urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the proposal to issue shares of Triumph common stock in connection with the merger. Additional important information is also contained in the appendices to and the documents incorporated by reference in this document.

Q:    Why am I receiving this document and proxy or voting instruction card?

A:
Triumph and Vought have agreed to the combination of Vought with Triumph under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A. In order to complete the merger, Triumph stockholders must vote to approve the issuance of shares of common stock to Vought stockholders in the merger.

  We will hold a special stockholders' meeting to obtain this approval. This document, including its appendices, contains and incorporates by reference important information about Triumph, Vought, the merger and the special meeting of the stockholders of Triumph, and you should read all of the available information carefully. The enclosed proxy allows you to vote your shares without attending the Triumph stockholders' meeting.

  Your vote is important. We encourage you to vote as soon as possible.

Q:    When and where will the special stockholders' meeting be held?

A:
The special meeting of Triumph stockholders, which we refer to as the special meeting, will be held at                    on                    ,                     , 2010 at            , Eastern time.

Q:    How do I attend the special stockholders' meeting?

A:
All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of our common stock can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:    Who is entitled to vote at the stockholders' meetings?

A:
The record date for the special meeting is                        , 2010. Only holders of shares of common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were                        shares of our common stock outstanding and entitled to vote at the special meeting.

Q:    What constitutes a quorum for the stockholders' meeting?

A:
The presence, in person or by proxy, of holders of shares of our common stock entitled to cast a majority of the votes entitled to be cast at the special meeting is necessary to constitute a quorum.

  Abstentions and broker non-votes, if any, which are described below, will be treated as present for the purposes of determining the presence or absence of a quorum for the special meeting.

Q:    How do I vote if I am a stockholder of record?

A:
If you are a stockholder of record as of the record date for the special meeting, you may vote in person by attending the stockholders' meeting or, to ensure your shares are represented at the meeting, you may vote by:

  •
  accessing the Internet website specified on your proxy card;

  •
  calling the toll-free number specified on your proxy card; or

  •
  signing and returning the enclosed proxy card in the postage-paid envelope provided.

  Proxies regarding registered shares of common stock submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern time, on                        , 2010.

  If you hold shares of common stock in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at the stockholders' meeting.

Q:    If my shares are held in street name by my broker, will my broker vote my shares for me?

A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to us or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your bank or broker.

  Under the listing requirements of the New York Stock Exchange, which we refer to as the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be "non-routine," such as approval of the issuance of shares of our common stock pursuant to the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or nominee that are represented at the stockholders' meetings, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

  If you are a stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the proposal to approve the issuance of shares of common stock in the merger, which will have no effect on the vote on this proposal, assuming a quorum is present.

Q:    What will happen if I abstain from voting or do not vote?

A:
For purposes of the special meeting, an abstention, which occurs when a stockholder attends the meeting, either in person or by proxy, but abstains from voting, will have no effect on the vote on this proposal, assuming a quorum is present.

v

Q:    What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on the share issuance proposal, the common stock represented by your proxy will be voted in favor of the proposal.

Q:    Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your shares are voted at the special meeting. You can do this in one of three ways:

  •
  if you are a holder of record, you can revoke your proxy at any time before your shares are voted by sending written notice to the Secretary of Triumph at the address set forth in the section above entitled "References to Additional Information";

  •
  you can deliver a new, valid proxy or voting instruction card bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy or voting instruction card; or

  •
  if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously delivered, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

  If you are a holder of record, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern time, on                        , 2010. As noted above, if you are a holder of record you may also revoke your proxy by attending the special meeting and voting in person or revoking your proxy in person. If your shares are held in street name by your bank or broker, you should follow the instructions provided by your bank or broker to change your vote.

Q:    Will there be any changes to my shares of Triumph common stock as a result of the merger?

A:
No. All shares of Triumph common stock will remain outstanding after the merger, and no changes will be made to the shares of Triumph common stock currently outstanding as a result of the merger.

Q:    Should I send in my Triumph stock certificates with my proxy card?

A:
No. Please DO NOT send your Triumph stock certificates with your proxy card. No changes will be made to shares of Triumph common stock in the merger and you will not be asked to send your Triumph stock certificates to anyone in connection with the merger.

Q:    Who can help answer my questions?

A:
Triumph stockholders who have questions about the merger, the share issuance or the other matters to be voted on at the special meeting or who desire additional copies of this document or additional proxy cards should contact:

SUMMARY

        This summary highlights selected information contained elsewhere in this document and may not contain all the information that is important to you. We urge you to read carefully the remainder of this document, including the attached appendices, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. See also the section entitled "Where You Can Find More Information" beginning on page 110. We have included page references to direct you to a more complete description of the topics presented in this summary.

 The Companies

Triumph (See page 16)

Triumph Group, Inc.
1550 Liberty Ridge Drive, Suite 100
Wayne, Pennsylvania 19087
Telephone: (610) 251-1000

        Triumph Group, Inc., through its companies, designs, engineers, manufactures, repairs, overhauls and distributes aircraft components, such as hydraulic, mechanical and electromechanical control systems, aircraft and engine accessories, structural components and assemblies, non-structural composite components, auxiliary power units, or APUs, avionics and aircraft instruments. Triumph serves a broad spectrum of the aerospace industry, including original equipment manufacturers, or OEMs, of commercial, regional, business and military aircraft and components, as well as commercial airlines and air cargo carriers. Triumph is a Delaware corporation headquartered in Wayne, Pennsylvania.

Vought (See page 16)

Vought Aircraft Industries, Inc.
201 East John Carpenter Freeway, Tower 1, Suite 900
Irving, Texas 75062
Telephone: (972) 946-2011

        Vought Aircraft Industries, Inc. is a leading global manufacturer of aerostructure products for commercial, military and business jet aircraft. Vought develops and manufactures a wide range of complex aerostructures such as fuselages, wing and tail assemblies, engine nacelles, flight control surfaces and helicopter cabins. Vought's diverse and long-standing customer base consists of the leading aerospace OEMs, including Airbus, Boeing, Cessna, Gulfstream, Lockheed Martin, Northrop Grumman and Sikorsky, as well as the U.S. Air Force. Vought is a Delaware corporation headquartered in Dallas, Texas. Vought is principally owned by equity funds managed by TC Group, L.L.C., which we refer to as Carlyle.

The Merger

        A copy of the merger agreement is attached as Annex A to this document. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled "The Merger Agreement" beginning on page 33.

Form of Merger (see page 33)

        The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware, at the effective time of the merger, which we refer to as the effective time, Spitfire Merger Corporation, a Delaware corporation and wholly owned subsidiary of Triumph Group, Inc., will merge with and into Vought Aircraft Industries, Inc. (we refer to this merger as the merger). Vought will be the surviving corporation in the merger.

        On the day of the merger and as soon as practicable following the merger described above, Triumph will cause the surviving corporation to be merged with and into a direct wholly owned limited liability company subsidiary that is disregarded as an entity separate from Triumph for federal income tax purposes, with this subsidiary surviving this second merger as a direct wholly owned subsidiary of Triumph.

Consideration to be Delivered in the Merger (see page 33)

        If the merger is completed, holders of Vought common stock and equity awards will have the right to receive, in the aggregate, $525 million in cash and, subject to certain adjustments, 7,903,715 shares of Triumph common stock. The cash portion of the merger consideration is fixed. The stock portion of the merger consideration will not be adjusted to reflect changes to Triumph's stock price prior to closing of the merger. The stock portion of the merger consideration will be decreased by approximately 3,360 shares for each day prior to July 1, 2010 that the merger is completed and increased by approximately 3,360 shares for each day after July 1, 2010 that the merger is completed. The stock portion of the merger consideration will also be reduced for certain expenses of Vought that Triumph will pay in connection with completing the merger. Based on the closing price of Triumph common stock on the NYSE on March 22, 2010, the last trading day before public announcement of the merger, the stock portion of the merger consideration (without giving effect to the foregoing adjustments) represented approximately $484 million in aggregate value for holders of Vought common stock. Based on the closing price of Triumph common stock on the NYSE on April                 , 2010, the latest practicable date before the date of this document, the merger consideration represented approximately $    in value for each share of Vought common stock.

Recommendations of the Triumph Board of Directors (see page 19)

        After careful consideration, our board of directors unanimously approved the merger agreement. For the factors considered by our board of directors in reaching its decision to approve the merger agreement, see the section entitled "Proposal 1: The Issuance of Triumph Shares in Connection with the Merger—Reasons for the Merger; Recommendation of the Triumph Board of Directors to Approve the Issuance of Triumph Common Stock in the Merger" beginning on page 19. The Triumph board of directors unanimously recommends that Triumph stockholders vote "FOR" the proposal to approve the issuance of common stock to the stockholders of Vought in the merger.

 Opinion of Triumph's Financial Advisor (see page 21)

        Our board of directors received an oral opinion, subsequently confirmed in writing, from RBC Capital Markets, which we refer to as RBC, to the effect that, based upon and subject to the various considerations and assumptions described in the written opinion, the aggregate merger consideration, comprised of $525 million in cash and, subject to certain adjustments, up to approximately 7.9 million shares of Triumph common stock, to be paid by Triumph in the merger was fair from a financial point of view to Triumph.

        The full text of the RBC written opinion, dated March 22, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex C to this proxy statement. RBC's opinion does not constitute a recommendation as to how Triumph stockholders should vote with respect to the issuance of shares of common stock pursuant to the merger or any other matter. A summary of RBC's opinion is set forth below in the section entitled "Proposal 1: The Issuance of Triumph Shares in Connection with the Merger—Opinion of Triumph's Financial Advisor."

Interests of Directors and Officers in the Merger (see page 28)

        Triumph's executive officers and directors may have financial interests in the merger that are different from, or in addition to, those of Triumph's stockholders generally. The independent members of Triumph's board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the stockholders approve the issuance of Triumph common stock in the merger.

        In March of 2008, Triumph entered into change of control employment agreements with each of its executive officers. In connection with the merger, substantially all of the executive officers have entered into waiver letters with Triumph providing that the merger will not constitute a "change of control" for purposes of their change of control employment agreements and have thereby waived the enhanced protections provided under their change of control employment agreements with respect to the merger.

        In connection with the merger, the Triumph board of directors and compensation committee, as applicable, determined that the merger will not constitute a change of control for purposes of Triumph's directors' stock incentive plan and 2004 stock incentive plan and the awards granted thereunder. Consequently, the awards granted under these plans will not be impacted by the proposed transaction.

        Please see "Proposal 1: The Issuance of Triumph Shares in Connection with the Merger—Interests of Directors and Officers in the Merger" beginning on page 28 for additional information about those financial interests.

Board of Directors Following the Merger (see page 29)

        In connection with the merger, we entered into a stockholders agreement with certain affiliates of Carlyle, which we refer to collectively as the Carlyle Entities, that are holders of Vought common stock. As required by the terms of the stockholders agreement, upon completion of the merger, we will expand the size of our board of directors to nine from six and will appoint three directors designated by the Carlyle Entities to fill the vacancies. The initial directors designated by the Carlyle Entities will be Adam Palmer, Elmer Doty and a third individual to be designated by the Carlyle Entities and approved by Triumph. The number of directors that the Carlyle Entities will have the right to designate will decrease as the Carlyle Entities dispose of the shares of common stock that they will receive upon the completion of the merger. When the Carlyle Entities collectively first own less than 66.67% of the shares of common stock that they will receive in the merger, their right to designate directors will be reduced from three directors to two directors. When the Carlyle Entities collectively first own less than 33.33% of the shares of common stock that they will receive in the merger, their right to designate directors will be reduced from two directors to one director. Thereafter, the Carlyle Entities will have the right to designate one director until they collectively own less than 5% of the outstanding shares of our common stock, at which time they will no longer have the right to designate any directors. Under the stockholders agreement, the Carlyle Entities are also required to use their reasonable best efforts to cause one of their designated directors that is then serving on our board of directors to immediately resign after their collective ownership levels cross the thresholds discussed above.

Treatment of Vought Stock Options and Other Equity Awards (see page 30)

        Stock Options; Stock Appreciation Rights.    At the effective time of the merger, each outstanding option to purchase shares of Vought common stock and each stock appreciation right in respect of Vought common stock granted under the 2001 Vought Stock Option Plan and the 2006 Vought Incentive Award Plan, whether or not exercisable, will vest in full and be cancelled, and holders of such options and stock appreciation rights will be entitled to receive an amount in cash equal to the excess, if any, of the merger consideration per share (calculated as a dollar figure in accordance with the merger agreement) over the per share exercise price for each share subject to the option or stock appreciation right, less required withholding taxes.

        Restricted Stock Units.    At the effective time of the merger, each Vought restricted stock unit granted under the 2006 Vought Incentive Award Plan, and the right to receive shares of Vought common stock or an amount in cash measured by the value of a number of shares of Vought common stock, will become fully vested and be converted into the right to receive an amount in cash equal to the merger consideration per share (calculated as a dollar figure in accordance with the merger agreement), less required withholding taxes.

Regulatory Approvals Required for the Merger (see page 30)

        Under the HSR Act, Triumph and Carlyle Partners III, L.P. must file notifications with the Federal Trade Commission and the Antitrust Division and the parties must observe a mandatory pre-merger waiting period before consummating the merger. The parties filed the required HSR notification and report form on April 2, 2010. Triumph and Carlyle also intend to file notifications with the merger control authorities of Austria, Germany and Brazil. We cannot assure you that the Antitrust Division or other government agencies, including state attorneys general, or another private party, will not initiate action to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. Such restrictions and conditions could include the divestiture or spin-off of assets or businesses.

Expected Timing of the Merger

        We are currently anticipating closing the merger in July of 2010, subject to receipt of required stockholder approvals and regulatory clearance.

Conditions to Completion of the Merger (see page 44)

        Conditions to Each Party's Obligations.    The respective obligations of each of Triumph and Vought to effect the merger are subject to the satisfaction at or prior to the effective time of the following conditions:

  •
  approval of the issuance of shares of Triumph common stock in the merger by a majority of the outstanding shares of Triumph common stock;

  •
  authorization of the listing of the shares of Triumph common stock to be issued in the merger on the NYSE, subject to official notice of issuance;

  •
  termination or expiration of any waiting period (and any extensions thereof) applicable to the merger under the HSR Act and receipt of any additional required foreign antitrust approvals; and

  •
  no statute, rule, regulation, executive or other order will have been enacted, issued, promulgated or enforced by any governmental entity, and no preliminary or permanent injunction, temporary restraining order or prohibition issued by a court or other governmental entity preventing or rendering illegal the consummation of the merger will be in effect.

        Conditions to Obligations of Triumph.    The obligation of Triumph and Spitfire Merger Corporation to effect the merger is also subject to the satisfaction, or waiver by Triumph, at or prior to the effective time, of the following conditions:

  •
  the representations and warranties of Vought contained in the merger agreement will be true and correct, subject to the standards set forth in the merger agreement and described below;

  •
  Vought and the Holder Representative (as defined below) will have performed in all material respects all covenants required to be performed by them under the merger agreement at or prior to the effective time, except for obligations relating to certain employee matters, which must be completed prior to the effective time;

  •
  receipt by Triumph of certificates signed on behalf of Vought and one of its affiliates as to the satisfaction of the conditions with respect to Vought described in the preceding two bullets;

  •
  execution and delivery of the escrow agreement by the Holder Representative;

  •
  since March 23, 2010, no event or events having occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Vought;

  •
  the consent to the transfer of certain contracts will have been obtained and shall remain in full force and effect; and

  •
  receipt by Triumph of the payoff letter from the agent under Vought's credit agreement.

        Conditions to Obligations of Vought.    The obligation of Vought to effect the merger is also subject to the satisfaction, or waiver by Vought, at or prior to the effective time, of the following conditions:

  •
  the representations and warranties of Triumph contained in the merger agreement will be true and correct, subject to the standards set forth in the merger agreement and described below;

  •
  Triumph will have performed in all material respects all covenants required to be performed by it under the merger agreement at or prior to the effective time;

  •
  receipt by Vought of a certificate signed on behalf of Triumph as to the satisfaction of the conditions described in the preceding two bullets;

  •
  since March 23, 2010, no event or events having occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Triumph;

  •
  performance by Triumph of all obligations required to be performed by it pursuant to the governance provisions of the stockholders agreement such that effective as of the closing, (1) the number of directors on Triumph's board of directors is increased by three and (2) the three persons specified in the stockholders agreement (or if any such person is unable or unwilling to serve as a director, a mutually acceptable replacement) are appointed to Triumph's board of directors; and

  •
  receipt by Latham & Watkins LLP of a representation letter from Triumph, Spitfire Merger Corporation and the limited liability company that survives the second merger with respect to certain tax matters.

Financing of the Merger (see page 31)

        In anticipation of the merger, we have obtained a commitment letter, which we refer to as the Commitment Letter, from RBC and the Royal Bank of Canada, dated March 23, 2010, which provides us with up to $1.085 billion in debt financing necessary to consummate the merger and the other transactions contemplated by the merger agreement.

 Survival; Indemnification (see page 46)

        The merger agreement provides for indemnification obligations that continue until the first anniversary of the closing of the merger. We are entitled to maximum indemnification of the $35 million of the cash merger consideration that will be deposited in the indemnification escrow account, and our maximum indemnification obligation to the holders of Vought common stock, stock options, stock appreciation rights and restricted stock units, who we refer to as the Vought indemnified parties, is also $35 million. Among other things, we are entitled to indemnification for the failure of the representations and warranties of both Vought and the Holder Representative to be true and correct and for breaches of covenants or agreements by Vought under the merger agreement. The Vought indemnified parties are entitled, among other things, to indemnification for the failure of the representations and warranties of Triumph to be true and correct and for breaches of covenants or agreements by Triumph under the merger agreement.

No Solicitations of Alternative Transactions by Triumph or Vought (see page 40)

        Subject to exceptions, the merger agreement precludes each of Triumph and Vought from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for an alternative transaction, including the acquisition of a significant interest in Triumph's or Vought's respective equity or assets.

Termination of the Merger Agreement (see page 46)

        Triumph and Vought can jointly agree to terminate the merger agreement at any time.

        In addition, the merger agreement may be terminated by either party before completing the merger, even after approval by Triumph's stockholders of the issuance of common stock in the merger, if:

  •
  any restraint preventing or rendering illegal consummation of the merger has become final and non-appealable;

  •
  the merger has not been consummated on or before September 23, 2010 under certain conditions;

  •
  the other party's representations and warranties fail to be true to an extent that would result in the failure of the conditions to the closing of the merger or the other party materially breaches the merger agreement in a manner that would result in the failure of the conditions to closing of the merger, subject to the rights of the breaching party to cure the breach; or

  •
  Triumph stockholder approval of the issuance of Triumph common stock to Vought stockholders is not obtained at the Triumph special meeting, or at any adjournment or postponement, at which the vote to obtain such approval is taken.

        The merger agreement can also be terminated by Vought if Triumph changes its recommendation to Triumph stockholders to approve the issuance of Triumph common stock to Vought stockholders.

Termination Fees and Expenses (see page 47)

        Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, this is subject to the specific exceptions discussed in this document where (1) Triumph may be required to pay a termination fee of $9.5 million if stockholders fail to approve the issuance of Triumph common stock in the merger or $25 million if Triumph's board of directors changes its recommendation that stockholders approve the issuance of Triumph common stock in the merger or (2) Triumph or Vought may be required to pay a termination fee of $75 million to the other party if it breaches certain covenants under the merger agreement. See the section entitled "The Merger Agreement—Termination Fees and Expenses" beginning on page 47 for a discussion of the circumstances under which the termination fee will be required to be paid.

Accounting Treatment (see page 54)

        Triumph prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. The merger will be accounted for using the purchase method of accounting.

Stockholders Agreement (see page 49)

        Under the stockholders agreement, upon completion of the merger, we will expand the size of our board of directors to nine from six and will appoint three directors designated by the Carlyle Entities to fill the vacancies. The initial directors designated by the Carlyle Entities will be Adam Palmer, Elmer Doty and a third individual to be designated by the Carlyle Entities and approved by Triumph. Carlyle, the Carlyle Entities and investment funds managed by each of them are prohibited from acquiring additional shares of our common stock and taking certain other actions to seek to gain control of Triumph without our prior written consent.

        For two years following the closing of the merger, Carlyle and its controlled affiliates are also subject to limitations on their ability to compete with us with respect to the business activities conducted by Vought. Subject to certain exceptions, Carlyle and its controlled affiliates are prohibited from soliciting for hire, and hiring, certain persons who are employees of Vought from the closing of the merger until December 31, 2011.

        In addition, the stockholders agreement grants registration rights to the Carlyle Entities who receive shares of our common stock in the merger and places restrictions on the ability of such persons to transfer the shares of our common stock that they will receive in the merger for one year following the closing of the merger (among other transfer restrictions).

The Special Meeting

        The Triumph special meeting will be held at                at                , Eastern time, on                ,                , 2010. At the Triumph special meeting, Triumph stockholders will be asked to:

  •
  approve the issuance of common stock to the stockholders of Vought in the merger; and

  •
  vote upon an adjournment of the Triumph special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve each of the foregoing proposals.

        You may vote at the Triumph special meeting if you owned shares of our common stock at the close of business on                , 2010. On that date there were                shares of common stock outstanding and entitled to vote at the Triumph special meeting, approximately        % of which were owned and entitled to be voted by Triumph directors and executive officers and their affiliates. We currently expect that Triumph's directors and executive officers will vote their shares in favor of the issuance of common stock to the stockholders of Vought in the merger, although none of them has entered into any agreement obligating them to do so.

        You can cast one vote for each share of common stock you own. The proposal to be considered at the Triumph special meeting requires the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposal. In addition, under NYSE rules, the total votes cast on the proposal must represent a majority of the shares of our common stock entitled to vote on the proposal.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

Selected Consolidated Historical Financial Data of Triumph

        The selected historical financial data of Triumph for each of the fiscal years ended March 31, 2009, 2008 and 2007 and as of March 31, 2009 and 2008 are derived from Triumph's audited consolidated financial statements and related notes contained in the Current Report on Form 8-K filed on November 4, 2009 by Triumph for the retrospective application of the convertible debt accounting standard, which is incorporated by reference in this document. The selected financial data for the fiscal years ended March 31, 2006 and 2005 and as of March 31, 2007, 2006 and 2005 have been derived from Triumph's audited consolidated financial statements for such years, which have not been incorporated by reference in this document. The selected financial data as of and for the nine months ended December 31, 2009 and December 31, 2008 are derived from Triumph's unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009, which is incorporated by reference in this document. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Triumph or the combined company, and you should read the following information together with Triumph's audited consolidated financial statements and notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Triumph's Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and Triumph's unaudited condensed consolidated financial statements, the notes related thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Triumph's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009, which are incorporated by reference in this document. For more information, see section entitled "Where You Can Find More Information" beginning on page 110.

	As of and for the Nine Months Ended December 31,		As of and for the Fiscal Years Ended March 31,
(in millions, except per share data)	2009(1)	2008(1)	2009(1)(2)	2008(1)(3)(4)	2007(1)(4)(5)	2006(4)	2005(4)(6)
Operating Data:
Net sales	$942.8	$929.2	$1,240.4	$1,151.1	$937.3	$749.3	$676.6
Cost of sales	676.8	656.3	877.8	822.3	671.8	549.3	504.8

	266.0	272.9	362.6	328.8	265.5	200.0	171.8
Selling, general and administrative expense	117.2	120.1	162.1	159.3	135.9	108.1	105.4
Depreciation and amortization	40.9	36.3	48.6	43.2	35.7	30.8	29.5

Operating income	107.9	116.5	151.9	126.3	93.9	61.1	36.9
Interest expense and other	18.6	14.3	17.0	19.9	14.8	10.3	11.3
(Gain) loss on early extinguishment of debt	(0.1)	(0.6)	(0.9)	—	5.1	—	—

Income from continuing operations, before income taxes	89.4	102.8	135.8	106.4	74.0	50.8	25.6
Income tax expense	29.1	32. 6	43. 1	34.7	25.0	11.6	6.4

Income from continuing operations	60.3	70.2	92.7	71.7	49.0	39.2	19.2
Loss from discontinued operations	(17.2)	(3.1)	(4.7)	(8.5)	(3.9)	(4.7)	(7.8)

Net income	$43.1	$67.1	$88.0	$63.2	$45.1	$34.5	$11.4

	As of and for the Nine Months Ended December 31,		As of and for the Fiscal Years Ended March 31,
(in millions, except per share data)	2009(1)	2008(1)	2009(1)(2)	2008(1)(3)(4)	2007(1)(4)(5)	2006(4)	2005(4)(6)
Earnings per share:
Income from continuing operations:
Basic	$3.66	$4.28	$5.66	$4.34	$3.02	$2.47	$1.21
Diluted	$3.62	$4.23	$5.59	$4.08	$2.99	$2.45	$1.20
Cash dividends declared per share	$0.12	$0.12	$0.16	$0.16	$0.12	—	—
Shares used in computing earnings per share:
Basic	16.5	16.4	16.4	16.5	16.2	15.9	15.9
Diluted	16.6	16.6	16.6	17.5	16.4	16.1	16.0
Balance Sheet Data:
Working capital	$469.9	$384.9	$372.2	$416.8	$324.9	$256.5	$222.3
Total assets	1,645.6	1,403.3	1,591.2	1,412.8	1,218.5	977.3	937.7
Long-term debt, including current portion	509.0	358.7	459.4	396.0	286.5	161.4	157.8
Total stockholders' equity	$839.0	$768.9	$788.6	$706.4	$645.2	$563.7	$526.7

(1)
For the nine months ended December 31, 2009 and 2008 and the fiscal years ended March 31, 2009, 2008 and 2007 include stock-based compensation pre-tax charges of $2.5 million, $2.4 million, $3.2 million, $2.8 million and $2.5 million, respectively, related to the adoption of SFAS No. 123R as of April 1, 2006.

(2)
Includes the acquisitions of Merritt Tool Company, Inc., Saygrove Defence and Aerospace Group Limited, and The Mexmil Company, LLC and the acquisition of the aviation segment of Kongsberg Automotive Holdings ASA from the date of each respective acquisition (March 2009).

(3)
Includes the acquisition of the assets and business of B. & R. Machine & Tool Corp. from the date of acquisition (February 2008).

(4)
During 2008, the Company sold the assets of Triumph Precision, Inc. and also decided to sell Triumph Precision Castings Co. These businesses have been classified as discontinued operations in the nine months ended December 31, 2009 and 2008 and the fiscal years ended March 31, 2009 and 2008 and, accordingly, the results for fiscal years prior to 2008 have also been reclassified to conform to the 2008 presentation.

(5)
Includes the acquisitions of the assets and businesses of Excel Manufacturing, Inc. (April 2006), Air Excellence International, Inc. (April 2006), and Grand Prairie Accessory Services, LLC (January 2007) and the acquisition through merger of Allied Aerospace Industries, Inc. (November 2006), from the date of each respective acquisition.

(6)
Results include $3.1 million of restructuring costs associated with ceasing the operations of the Company's Phoenix Manufacturing Division of the Company's Triumph Engineered Solutions subsidiary and the divestitures of the Company's IGT repair division and the Wisconsin Manufacturing division of the Company's Triumph Engineered Solutions subsidiary.

Selected Consolidated Historical Financial Data of Vought

        The selected historical financial data of Vought for each of the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 are derived from Vought's audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference in this document. The selected financial data for the years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 have been derived from Vought's audited consolidated financial statements for such years, which have not been incorporated by reference in this document. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Vought or the combined company, and you should read the following information together with Vought's audited consolidated financial statements and notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Vought's Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this document. For more information, see section entitled "Where You Can Find More Information" beginning on page 110.

	As of and for the Years Ended December 31,
(in millions, except per share data)	2009	2008	2007	2006	2005(1)
Operating Data:
Net sales	$1,877.8	$1,775.0	$1,613.1	$1,550.9	$1,297.2
Cost of sales	1,594.8	1,492.9	1,284.8	1,290.8	1,242.6

	283.0	282.1	328.3	260.1	54.6
Selling, general and administrative expense	122.6	135.3	133.3	142.6	165.5
Impairment charge	—	—	—	9.0	5.9

Operating income	160.4	146.8	195.0	108.5	(116.8)
Interest expense, net	56.3	62.8	59.0	63.1	51.3
Other (income) loss	(1.3)	(48.7)	0.1	0.5	0.3
Equity in loss of joint venture	—	0.6	4.0	6.7	3.4

Income from continuing operations, before income taxes	105.4	132.1	131.9	38.2	(171.8)
Income tax expense (benefit)	(9.3)	0.2	0.1	(1.9)	—

Income from continuing operations	114.7	131.9	131.8	40.1	(171.8)
Income (loss) from discontinued operations	213.6	(38.2)	(85.5)	(76.8)	(57.9)

Net income (loss)(2)	$328.3	$93.7	$46.3	$(36.7)	$(229.7)

Balance Sheet Data:
Working capital	$116.5	$406.8	$88.0	$(9.7)	$(24.1)
Total assets	1,509.9	1,727.6	1,620.9	1,658.7	1,561.8
Long-term debt, including current portion(3)	589.8	869.9	683.0	688.3	693.0
Total stockholders' equity (deficit)	(503.5)	(934.1)	(665.8)	(693.3)	$(773.0)

(1)
Certain amounts recorded in 2005 associated with information technology have been reclassified from general and administrative expenses to cost of sales to conform to the current year presentation.

(2)
Net income (loss) is calculated before other comprehensive income (loss) relating to the following: (1) pension and OPEB related adjustments of $100.0 million and $(365.1) million in 2009 and 2008, respectively, (2) minimum pension liability adjustments and adoption of provisions of the Compensation—Retirement Benefits topic of the ASC adjustments of $(22.4) million in 2007 and (3) minimum pension liability adjustments of $112.9 million and $16.8 million in 2006 and 2005, respectively.

(3)
Total debt as of December 31, 2006 and 2005 includes $1.3 million and $2.0 million, respectively, of capitalized leases. As of December 31, 2009, 2008 and 2007, capital leases represented less than $0.1 million of Vought's total debt balance. Total debt as of December 31, 2009 and 2008 includes $2.4 million and $8.2 million, respectively, of unamortized discount related to Vought's long-term debt.

Selected Unaudited Pro Forma Combined Financial Data of Triumph and Vought

        The selected unaudited pro forma combined financial data present Triumph's consolidated balance sheet and consolidated statements of operations, after giving effect to the merger with Vought, as if it had occurred at the beginning of each period presented. These unaudited pro forma combined financial data assume that the merger is accounted for using the acquisition method of accounting with Triumph treated as the acquiring entity and represents a current estimate of the combined financial information based on historical financial information of Triumph and Vought. In addition, the unaudited combined pro forma financial data include adjustments, which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial data have been presented for informational purposes only. The unaudited pro forma combined financial data are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The information presented below should be read in conjunction with the historical consolidated financial statements of Triumph and Vought, including related notes, filed by each of them with the Securities and Exchange Commission ("SEC'), and with the unaudited pro forma condensed combined financial statements of Triumph and Vought, including the related notes, appearing elsewhere in this document. For more information, see section entitled "Where You Can Find More Information" beginning on page 110.

(in millions, except per share data)	For the Fiscal Year Ended March 31, 2009	As of and for the Nine Months Ended December 31, 2009
Operating Data:
Net sales	$2,949.8	$2,404.3
Cost of sales	2,214.1	1,837.9

	735.7	566.4
Selling, general and administrative expense	303.2	214.4
Depreciation and amortization	156.3	127.6

Operating income	276.2	224.4
Interest expense and other	77.4	66.2
Other gain	(47.1)	—
Gain on early extinguishment of debt	(0.9)	—

Income from continuing operations, before income taxes	246.8	158.2
Income tax expense	86.4	55.4

Income from continuing operations	$160.4	$102.8

Earnings per share:
Income from continuing operations:
Basic	$6.71	$4.29
Diluted	$6.65	$4.25
Shares used in computing earnings per share:
Basic	23.9	24.0
Diluted	24.1	24.2
Balance Sheet Data:
Working capital	N/A	$660.4
Total assets	N/A	4,510.6
Long-term debt, including current portion	N/A	1,486.4
Total stockholders' equity	N/A	1,337.0

Comparative Historical and Pro Forma Per Share Data

        The following tables set forth certain historical and pro forma per share financial information for Triumph common stock and Vought common stock. The pro forma per share information gives effect to the merger as if the merger had occurred on December 31, 2009, in the case of book value per share data, and April 1, 2008, in the case of net income per share data.

        The pro forma per share balance sheet information combines Triumph's December 31, 2009 unaudited consolidated balance sheet with Vought's December 31, 2009 audited balance sheet. The pro forma per share income statement information for the fiscal year ended March 31, 2009 combines Triumph's audited consolidated statement of income for the fiscal year ended March 31, 2009 with Vought's unaudited consolidated statement of income for the four fiscal quarters ended March 31, 2009, which includes the last three reported quarters of Vought's fiscal year ended December 31, 2008 and the first reported quarter of Vought's fiscal year ended December 31, 2009. The pro forma per share income statement information for the nine months ended December 31, 2009 combined

Triumph's unaudited consolidated statement of income for the nine months ended December 31, 2009 with Vought's unaudited consolidated statement of income for the three fiscal quarters ended December 31, 2009, which includes the last three reported quarters of Vought's fiscal year ended December 31, 2009.

        The following information should be read in conjunction with the audited consolidated financial statements of Triumph and Vought, which are incorporated by reference in this document, and the financial information contained in the section entitled "Triumph and Vought Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 54. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the future operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

	Nine Months Ended December 31, 2009	Year Ended March 31, 2009
TRIUMPH HISTORICAL DATA
Historical diluted per common share
Income from continuing operations per share	$3.62	$5.59
Dividends declared and paid per common share	$0.12	$0.16
Book value per share	$50.33	$47.53

	Nine Months Ended December 31, 2009	Year Ended March 31, 2009
TRIUMPH PRO FORMA COMBINED DATA
Unaudited diluted pro forma per common share
Income from continuing operations per share	$4.25	$6.65
Dividends declared and paid per common share	$0.12	$0.16
Book value per share(1)	$55.27	N/A

(1)
Amount is calculated by dividing Triumph's stockholders' equity by common shares outstanding. Pro forma book value per share as of March 31, 2009 is not meaningful as purchase accounting adjustments were calculated as of December 31, 2009.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This document (including information included or incorporated by reference herein) includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Triumph's expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the merger transaction and related transactions; approval of the share issuance by stockholders; the satisfaction of the closing conditions to the merger transaction and related transactions; and the timing of the completion of the merger transaction and related transactions.

        These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of Triumph's control and are difficult to predict. Factors that may cause such differences include, but are not limited to:

  •
  the possibility that the expected synergies will not be realized, or will not be realized within the expected time period;

  •
  our ability to successfully integrate the Vought business;

  •
  general economic conditions or cyclical factors affecting the aerospace industry or our business segments;

  •
  technological developments;

  •
  dependence of certain of our businesses on certain key customers;

  •
  costs and expenses and any liabilities associated with pending or threatened litigation;

  •
  the effects of customers cancelling or modifying orders;

  •
  actions taken or conditions imposed by the United States and foreign governments;

  •
  the effect on our revenues of political and legal processes and potential defense budget reductions by government customers;

  •
  our ability to attract and retain qualified professionals;

  •
  long-term trends in passenger and cargo traffic in the airline industry;

  •
  the impact of volatile fuel prices on the airline industry;

  •
  the impact of labor relations; and

  •
  fluctuations in foreign currency exchange rates.

        Other factors include the possibility that the merger does not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions.

        Triumph cautions that the foregoing list of factors is not exclusive. Triumph is also subject to risks and uncertainties and other factors discussed in documents incorporated by reference in this proxy statement, including Triumph's most recently filed Forms 10-K and 10-Q and any amendments thereto. All subsequent written and oral forward-looking statements concerning Triumph, Vought, the Triumph stockholder meeting, the merger, the related transactions or other matters attributable to Triumph or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Triumph does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this document.

THE SPECIAL MEETING

Date, Time and Place

        The special meeting of Triumph stockholders will be held at                        on                         , 2010 at                , Eastern time.

Purpose of the Special Meeting

        At the special meeting, stockholders will be asked to:

  •
  consider and vote on a proposal to approve the issuance of common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of March 23, 2010, by and among Vought Aircraft Industries, Inc., Triumph, Spitfire Merger Corporation, a direct, wholly owned subsidiary of Triumph, and TC Group, L.L.C., as the Holder Representative, a copy of which is attached as Annex A; and

  •
  vote upon an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve each of the foregoing proposals.

Record Date; Stock Entitled to Vote

        Only stockholders of record at the close of business on                        , 2010, the record date for the Triumph special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. On the record date, there were                        shares of our common stock outstanding and entitled to vote at the special meeting. Stockholders will have one vote for each share of common stock they owned on the record date, in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the special meeting. On the record date, our directors and executive officers and their affiliates owned and were entitled to vote                         shares of common stock, or      % of the shares of our common stock outstanding on that date. We currently expect that our directors and executive officers will vote their shares in favor of the issuance of common stock in connection with the merger, although none of them has entered into any agreement obligating them to do so.

Quorum

        The holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote must be present or represented by proxy to constitute a quorum for the transaction of business at the special meeting. All shares of our common stock represented at the special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the special meeting.

Required Vote

  •
  The issuance of common stock to Vought stockholders, approval of which is necessary to complete the merger, requires approval by an affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposal.

  •
  Approval of a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires approval by the vote of holders of a majority of the common stock present or represented and entitled to vote on the proposal.

Abstentions

        Because the required vote is based on the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposals, the failure to vote, a broker non-vote or an abstention will not be treated as a vote cast and, therefore, will have no effect on these proposals, assuming a quorum is present.

Voting of Proxies by Holders of Record

        If you are a holder of record, a proxy card is enclosed for your use. We request that you vote through the Internet or by telephone following the instructions included on your proxy card or sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of common stock represented by it will be voted at the special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

        If a proxy is returned without an indication as to how the shares of common stock represented are to be voted with regard to a particular proposal, the common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

        Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m., Eastern time, on                        , 2010.

 Shares Held in Street Name

        If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to us or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your bank or broker. Further, brokers who hold shares of common stock on behalf of their customers may not give a proxy to us to vote those shares without specific instructions from their customers.

        If you are a stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the proposal to approve the issuance of shares of common stock in the merger, which will have no effect on the vote on this proposal, assuming a quorum is present.

Revocability of Proxies

        You have the power to revoke your proxy at any time before your proxy is voted at the special meeting. You can revoke your proxy in one of three ways:

  •
  if you are a holder of record, you can send a signed written notice of revocation to the Secretary of Triumph at 1550 Liberty Ridge Drive, Suite 100, Wayne, Pennsylvania 19087;

  •
  you can deliver a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy or voting instruction card; or

  •
  if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

        If you are a holder of record, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern time, on                         , 2010. As noted above, if you are a holder of record you may also revoke your proxy by attending the meeting and voting in person or revoking your proxy in person. If your shares are held in street name by your bank or broker, you should follow the instructions provided by your bank or broker to change your vote.

Solicitation of Proxies

        In accordance with the merger agreement, the cost of proxy solicitation for the special meeting will be borne by Triumph. In addition to the use of the mail, proxies may be solicited by members of the board of directors, officers and other employees of Triumph, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Triumph will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Triumph has retained                        to assist in its solicitation of proxies and has agreed to pay them up to $            , plus reasonable expenses, for these services.

INFORMATION ABOUT THE COMPANIES

Triumph Group, Inc.

        Triumph Group, Inc., through its companies, designs, engineers, manufactures, repairs, overhauls and distributes aircraft components, such as hydraulic, mechanical and electromechanical control systems, aircraft and engine accessories, structural components and assemblies, non-structural composite components, auxiliary power units, or APUs, avionics and aircraft instruments. Triumph serves a broad spectrum of the aerospace industry, including OEMs, of commercial, regional, business and military aircraft and components, as well as commercial airlines and air cargo carriers. Triumph is a Delaware corporation headquartered in Wayne, Pennsylvania.

        Additional information about Triumph and its subsidiaries is included in documents incorporated by reference in this document. See "Where You Can Find More Information."

Vought Aircraft Industries, Inc.

        Vought Aircraft Industries, Inc. is a leading global manufacturer of aerostructure products for commercial, military and business jet aircraft. Vought develops and manufactures a wide range of complex aerostructures such as fuselages, wing and tail assemblies, engine nacelles, flight control surfaces and helicopter cabins. Vought's diverse and long-standing customer base consists of the leading aerospace OEMs, including Airbus, Boeing, Cessna, Gulfstream, Lockheed Martin, Northrop Grumman and Sikorsky, as well as the U.S. Air Force. Vought believes that its new product and program development expertise, engineering and composite capabilities, the importance of the products it supplies and the advanced manufacturing capabilities it offers make it a critical partner to its customers. Vought collaborates with its customers and uses the latest technologies to address their needs for complex, highly engineered aerostructure components and subsystems. Vought's products are used on many of the largest and longest running programs in the aerospace industry, including the Airbus 330/340, Boeing 747, 767, 777 and C-17 Globemaster III, Lockheed Martin C-130, Gulfstream G350, G450, G500 and G550, as well as significant derivative aircraft programs such as the Boeing 747-8. Vought is also a key supplier to its customers on programs that Vought believes have high growth potential, such as the Northrop Grumman Global Hawk unmanned aerial vehicle, Boeing 787 and Boeing V-22 Osprey. Vought is a Delaware corporation headquartered in Dallas, Texas.

PROPOSAL 1: THE ISSUANCE OF TRIUMPH SHARES IN CONNECTION WITH THE MERGER

        The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this document as Annex A and is incorporated by reference herein. Triumph stockholders are urged to read this entire document, including the merger agreement, for a more complete understanding of the merger.

Effect of the Merger; Consideration to be Received in the Merger

        The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware, at the effective time of the merger, Spitfire Merger Corporation, a Delaware corporation and wholly owned subsidiary of Triumph Group, Inc., will merge with and into Vought Aircraft Industries, Inc. Vought will be the surviving corporation in the merger.

        At the effective time of the merger, each share of Vought common stock that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive a pro rata interest in the cash portion and stock portion of the merger consideration allocable to holders of Vought common stock, except that holders of Vought common stock who are non-accredited investors will receive exclusively cash consideration assuming a value of the stock consideration based on the 30-day volume weighted average price of Triumph common stock as of March 18, 2010 (which was $52.76). The merger consideration allocable to holders of Vought common stock consists of (1) an amount in cash equal to $525 million minus the amount of cash paid to holders of equity awards in the merger and (2) subject to adjustments, 7,903,715 shares of Triumph common stock. We anticipate that, after giving effect to the adjustments to the number of shares in the stock portion of the merger consideration, that Triumph will issue approximately 7.5 million shares. The cash portion of the merger consideration is fixed. The stock portion of the merger consideration will not be adjusted to reflect changes to Triumph's stock price prior to closing of the merger. The stock portion of the merger consideration will be decreased by approximately 3,360 shares for each day prior to July 1, 2010 that the merger is completed and increased by approximately 3,360 shares for each day after July 1, 2010 that the merger is completed. The stock portion of the merger consideration will also be reduced for certain expenses of Vought that Triumph will pay in connection with completing the merger.

        On the day of the merger and as soon as practicable following the merger described above, we will cause the surviving corporation to be merged with and into a direct wholly owned limited liability company subsidiary that is disregarded as an entity separate from Triumph for federal income tax purposes, with this subsidiary surviving this second merger as a direct wholly owned subsidiary of Triumph.

        Upon completion of the merger and the issuance of the shares described above, after giving effect to the anticipated adjustments to the number of shares in the stock portion of the merger consideration and based on the amount of shares of Triumph common stock then outstanding, Triumph stockholders prior to the merger will own approximately 69% of the combined company's outstanding shares of common stock and the former Vought stockholders will own approximately 31% of the combined company's outstanding shares of common stock.

Background of the Merger

        The board of directors of Triumph from time to time reviews with senior management Triumph's strategic direction and the opportunities available to enhance its performance and prospects in the context of developments in the aerospace industry. These reviews include periodic internal discussions of projected financial performance and hypothetical acquisitions, dispositions and business combinations with third parties that would add stockholder value and further Triumph's strategic objectives, as well as the potential benefits and risks of those potential transactions.

        In the second half of 2009, Triumph was contacted by Adam J. Palmer, a member of the board of directors of Vought, regarding a potential transaction in which Triumph would acquire Vought. Mr. Palmer explained that Vought had been receiving inquiries from other parties regarding Vought. He further mentioned that a transaction with Triumph could be attractive to Vought stockholders, as it would allow them to retain an interest in the combined business through ownership in a public company. In response, Richard C. Ill, Chairman and Chief Executive Officer of Triumph, and David Kornblatt, Chief Financial Officer of Triumph, held a preliminary meeting with Mr. Palmer regarding such a potential transaction at Triumph's executive offices in Wayne, Pennsylvania. At this meeting, Messrs. Ill, Kornblatt and Palmer discussed a potential sale of Vought to Triumph. Following this meeting, Triumph discussed the possibility of such a transaction with RBC, its investment banker.

        On December 7 and 8, 2009, Triumph's board of directors met at a regularly scheduled meeting. During this meeting, Triumph's board of directors reviewed with senior management a potential business combination involving Vought. Following these discussions, Triumph's board of directors instructed management to continue to explore the potential acquisition of Vought. During the month of December, Triumph entered into a confidentiality agreement and conducted its initial due diligence review of Vought.

        On January 4 and 5, 2010, members of Triumph's senior management, including Messrs. Ill, Kornblatt and Jeffry D. Frisby, Triumph's President and Chief Operating Officer, traveled to Vought's executive offices in Dallas, Texas, and met with various members of Vought's senior management to conduct further diligence, including, among others, Elmer L. Doty, President and Chief Executive Officer of Vought, Keith Howe, Chief Financial Officer of Vought, and Ronald Muckley, Vice President of Engineering and Material at Vought.

        During the month of January, members of Triumph's senior management continued to evaluate the potential combination with Vought and discussed with members of Vought senior management the general parameters of a mutually agreeable potential transaction. Mr. Ill kept the members of the Triumph board of directors updated on the status and progress of discussions with Vought and Carlyle.

        On January 25, 2010, Mr. Ill delivered a non-binding written proposal to Mr. Palmer that reflected Triumph's interest in exploring the possibility of the acquisition of Vought for an aggregate purchase price of approximately $1 billion (plus assumption of the indebtedness of Vought), with a significant component delivered in the form of Triumph common stock, in connection with which Carlyle would receive the right to designate three persons for election to Triumph's board of directors. At the same time, Vought agreed to grant Triumph exclusive due diligence access and to negotiate exclusively with Triumph with respect to a potential business combination for a period of up to forty-five days.

        Throughout the months of February and March, representatives of Triumph's management team, Vought's management team, Carlyle and their respective advisors exchanged documents, engaged in telephone conferences and met on various occasions to conduct management presentations and perform accounting, financial and legal due diligence reviews of the companies, including operational matters and potential synergies from a business combination. As the diligence investigations continued, Messrs. Kornblatt and Palmer spoke regularly to confirm the continued interest of each party in a negotiated transaction.

        On February 12, 2010, Triumph's board of directors met and senior management provided Triumph's board of directors with, among other things, an update as to the progress of discussions with Vought and Carlyle and the status of the due diligence investigation. Triumph's board of directors concluded that Triumph's senior management should continue to pursue a potential acquisition of Vought.

        On February 20, 2010, Wachtell, Lipton, Rosen & Katz, Triumph's counsel, distributed a proposed draft of a stockholders agreement to Vought's and Carlyle's outside legal counsel. Subsequently, on February 24, 2010, Wachtell, Lipton distributed a proposed draft of the definitive merger agreement to Vought's and Carlyle's outside legal counsel. Over the following weeks, Triumph, Vought and Carlyle, together with their respective outside legal counsel, drafted and negotiated the terms of the definitive merger agreement and stockholders agreement.

        On March 9, 2010, Triumph's board of directors met to receive an update on the status of discussions with Vought and Carlyle. Following this review, based on the results of Triumph's due diligence investigation, it was concluded that Triumph would contact Mr. Palmer and communicate Triumph's continued interest in pursuing a business combination with Vought but, in view of its due diligence review, at a price below what had initially been contemplated.

        On March 10, 2010, Messrs. Ill, Kornblatt and Palmer spoke telephonically regarding the definitive transaction documents, a timeline for potentially agreeing to a business combination of Triumph and Vought, and Triumph's willingness to continue to pursue a potential business combination at a reduced price. Following this conversation, the parties agreed that the aggregate purchase price for the transaction would be reduced to $942 million (plus assumption of the indebtedness of Vought).

        On March 22, 2010, Triumph's board of directors met and received an update on the discussions with Vought and Carlyle. Representatives of Wachtell, Lipton advised the Triumph board of directors with respect to the legal standards applicable to its decisions and actions with respect to its evaluation of the merger proposal and reviewed and advised with respect to the terms of the merger agreement and stockholders agreement, including the governance terms of the stockholders agreement. Also at this meeting, RBC reviewed with the Triumph board of directors its financial analysis of the aggregate merger consideration and delivered to the Triumph board of directors an oral opinion, which was confirmed by delivery of a written opinion dated March 22, 2010, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth in its opinion, the aggregate merger consideration, comprised of $525 million in cash and, subject to certain adjustments, up to approximately 7.9 million shares of Triumph common stock, to be paid by Triumph was fair, from a financial point of view, to Triumph. Following discussion, the Triumph board unanimously (1) determined that the proposed merger agreement and the transactions contemplated thereby, including the merger and the issuance of Triumph shares in connection with the merger, were advisable to and in the best interests of Triumph and its stockholders, (2) adopted resolutions approving the proposed merger agreement and the transactions contemplated thereby and (3) recommended, subject to the terms and conditions in the proposed merger agreement, that Triumph's stockholders approve the issuance of shares in connection with the merger. The board of directors of Triumph authorized the appropriate officers of Triumph to finalize, execute and deliver the merger agreement and related documentation.

        The merger agreement was finalized and executed in the early morning of March 23, 2010, and the transaction was announced before the opening of trading on the NYSE that morning in a press release issued by Triumph.

Reasons for the Merger; Recommendation of the Triumph Board of Directors to Approve the Issuance of Triumph Common Stock in the Merger

        In reaching its decision to approve the merger agreement and recommend the approval of the issuance of common stock in connection with the merger, the Triumph board of directors consulted with Triumph's management, as well as with Triumph's legal and financial advisors, and considered a number of factors, including the following factors:

  •
  its understanding of Vought's business, operations, financial condition, earnings and prospects, taking into account the results of Triumph's due diligence review of Vought;

  •
  management's view of the complementary nature and fit of the businesses of Triumph and Vought, including the complementary platforms and capabilities of each company and the similar mix of commercial and military business;

  •
  the effect the merger would have on diversifying Triumph's business across broader customer bases and platforms;

  •
  the unique opportunity presented to acquire Vought's capability to manufacture a wide range of complex aerostructures and Vought's management expertise;

  •
  the increased scale that would result from combining Triumph's and Vought's respective businesses and the enhancements to Triumph's competitive position by becoming a tier one capable supplier;

  •
  the addition of Vought's stable of substantial technical capabilities to complement those of Triumph, including adding key aerostructures technologies for current and future platforms;

  •
  its assessment of the valuation of Vought and the merits of the transaction from a financial point of view to Triumph stockholders;

  •
  the expected increase in earnings per share in the 2011 fiscal year without giving effect to assumptions regarding the future synergies expected to be realized as a result of the merger;

  •
  management's estimate at the time our board of directors approved the merger agreement, that the transaction would, based on a high-level approach, generate at least $8–10 million in annual run-rate synergies within 18 months;

  •
  the opinion of RBC to the Triumph board of directors, dated March 22, 2010, as to the fairness, from a financial point of view, to Triumph, and as of such date and subject to the assumptions, qualifications and limitations set forth in its opinion, of the aggregate merger consideration, comprised of $525 million in cash and, subject to certain adjustments, up to approximately 7.9 million shares of Triumph common stock, to be paid by Triumph (the full text of RBC's written opinion is set forth in Annex C to this proxy statement), as well as the analyses performed by RBC in connection with its opinion and reviewed with the Triumph board of directors, as more fully described in "—Opinion of Triumph's Financial Advisor," beginning on page 21;

  •
  the review by our board of directors with our management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, which our board concluded were on the whole reasonable and advantageous to our stockholders;

  •
  the likelihood of completing the merger on the anticipated schedule;

  •
  its understanding of the merger agreement and the termination provisions permitting the payment of a termination fee in the event that Triumph is unable to obtain the necessary debt financing to complete the transaction;

  •
  the post-merger balance sheet, including the amount of leverage at Triumph following the merger, in relation to the projected cash flows anticipated to be generated by the combined business;

  •
  the need to obtain stockholder approval of the issuance of common stock and regulatory approvals to complete the merger, and the likelihood that such approvals will be obtained in a timely fashion;

  •
  the challenges of integrating our businesses, operations and workforce with those of Vought, and the risks associated with achieving anticipated cost savings and other synergies;

  •
  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

  •
  the substantial costs to be incurred in connection with the merger, including the costs of integrating our businesses with those of Vought and the transaction expenses arising from the merger; and

  •
  the fact that some of Triumph's directors and executive officers have other interests in the merger that are in addition to their interests as Triumph stockholders (see "—Interests of Directors and Executive Officers in the Merger").

        In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that Triumph stockholders vote FOR the issuance of common stock in connection with the merger. In addition, individual members of our board of directors may have given differing weights to different factors. Our board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, our management and outside legal and financial advisors regarding certain of the matters described above.

        The Triumph board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of common stock, are advisable and in the best interests of Triumph and its stockholders and unanimously approved the merger agreement. The Triumph board of directors unanimously recommends that stockholders vote FOR the issuance of common stock to the stockholders of Vought in the merger.

 Opinion of Triumph's Financial Advisor

        Our board of directors received an oral opinion, subsequently confirmed in writing, from RBC to the effect that, based upon and subject to the various considerations and assumptions described in the written opinion, the aggregate merger consideration, comprised of $525 million in cash and, subject to certain adjustments, up to approximately 7.9 million shares of Triumph common stock, to be paid by Triumph was fair, from a financial point of view, to Triumph.

        The full text of the RBC written opinion, dated March 22, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinions and the review undertaken in connection with rendering the opinions, is attached as Annex C to this proxy statement. The summary of RBC's opinion that is set forth below is qualified in its entirety by reference to the full text of the opinion. Triumph stockholders are urged to read the opinion in its entirety.

        RBC's opinion did not address the merits of Triumph's underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which Triumph might engage. RBC's opinion was addressed to, and provided for the information and assistance of, the Triumph board of directors in connection with the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger or any other matter in connection with the merger. All advice and opinions (written and oral) rendered by RBC were intended for the use and benefit of Triumph's board of directors.

        The type and amount of consideration payable in the merger were determined through negotiation between Triumph, Vought and Carlyle, and the decision to enter into the transaction was solely that of the Triumph board of directors. RBC's opinion to the Triumph board of directors and related financial analysis were only two of many factors taken into consideration by the Triumph board of directors in evaluating the merger and should not be viewed as determinative of the views of the Triumph board of directors or management with respect to the merger or the aggregate merger consideration.

        RBC's opinion addressed solely the fairness of the aggregate merger consideration, from a financial point of view, to Triumph. RBC's opinion did not in any way address other terms or conditions of the merger or the merger agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the merger agreement, nor did it address, and RBC expressed no opinion with respect to, the solvency of Triumph or Vought or the impact thereon of the merger. RBC did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which it understood that Triumph had obtained such advice as it deemed necessary from qualified professionals. Further, in rendering its opinion RBC expressed no opinion about the fairness of the amount or nature of the compensation (if any) to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the compensation to be paid to the stockholders of Vought or any other party.

        In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all the information that was publicly available to RBC and all of the financial, legal, tax, operating and other information provided to or discussed with RBC by Triumph or Vought (including, without limitation, the financial statements and related notes thereto of each of Triumph and Vought, respectively) and did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that the financial projections and forecasts of Triumph prepared by its management and of Vought prepared by its management provided to RBC by Triumph and Vought, as the case may be, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Triumph or Vought (as the case may be), respectively, as standalone entities. RBC expressed no opinion as to such financial projections and forecasts or the assumptions upon which they were based.

        In rendering its opinion, RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Triumph or Vought, and RBC was not furnished with any such valuations or appraisals. RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Triumph or Vought. RBC did not investigate, and made no assumption regarding, any litigation or other claims affecting Triumph or Vought.

        In rendering its opinion, RBC has also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Vought or Triumph or the contemplated benefits of the merger. RBC has further assumed that all representations and warranties set forth in the merger agreement are and will be true and correct as of the date or the dates made or deemed made and that all parties to the merger agreement will comply with all covenants of such party thereunder.

        RBC further assumed that both the merger and the merger of the surviving corporation with and into a direct wholly owned limited liability company subsidiary that is disregarded as an entity separate from Triumph for federal income tax purposes (as more fully described above), taken together, and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for

United States federal income tax purposes and will have the tax consequences described in discussions with, and materials furnished to RBC by or on behalf of, Triumph.

        RBC's opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. RBC does not express any opinion as to the prices at which shares of Triumph common stock have traded or will trade at any time, including following the announcement or consummation of the merger.

        For the purpose of rendering its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

  •
  reviewing financial terms of the merger agreement and the stockholders agreement;

  •
  reviewing and analyzing certain publicly available financial and other data with respect to Triumph and Vought and other relevant historical operating data relating to Triumph and Vought made available to RBC from published sources in the case of Triumph or from internal records of Triumph and Vought, respectively;

  •
  reviewing financial projections and forecasts of Triumph and Vought and the combined post-merger company, in each case prepared by Triumph's management;

  •
  reviewing financial projections and forecasts of Vought prepared by Vought's management;

  •
  conducting discussions with members of the senior managements of Triumph and Vought with respect to the business prospects and financial outlook of Triumph and Vought as standalone entities as well as the strategic rationale and potential benefits of the merger;

  •
  reviewing the reported prices and trading activity for Triumph common stock; and

  •
  performing other studies and analyses as RBC deemed appropriate.

        In arriving at its opinion, RBC performed the following analyses in addition to the review, inquiries and analyses referred to in the preceding paragraph:

  •
  RBC performed a financial analysis of each of Triumph and Vought as a standalone entity using (i) comparable companies analyses, discounted cash flow analysis and a precedent transactions analysis in the case of Vought and (ii) a comparison of the current and historical prices and trading multiples of Triumph's common stock with those of the publicly traded securities of certain other companies it deemed relevant; and

  •
  RBC performed a pro forma combination analysis, determining the potential financial impact of the merger on the projected earnings per share of Triumph, as a standalone entity.

        In connection with the rendering of its opinion to Triumph's board of directors, RBC prepared and delivered to the Triumph board of directors written materials containing the analyses listed above and certain other information. The following is a summary of the material financial analyses used by RBC in connection with providing its opinion to the Triumph board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by RBC, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying RBC's opinion.

Vought Analyses

        For purposes of the "Comparable Companies Analysis," "Precedent Transactions Analysis" and "Discounted Cash Flow" summarized below, the "implied aggregate merger consideration value" refers to the implied value of the aggregate consideration payable by Triumph in the merger which representatives of Triumph directed RBC to assume would be approximately $999 million, after giving effect to adjustments specified in the merger agreement, consisting of the following:

  •
  the aggregate cash consideration payable by Triumph in the merger of $525 million; and

  •
  the implied aggregate value of the approximately 7.526 million shares of Triumph common stock issuable in the merger of $454.4 million based on the $60.37 closing price per share of Triumph common stock as of March 19, 2010, which was the second to last trading day prior to the public announcement of the merger, and reflecting a downward adjustment in the number of shares issuable in the merger estimated by Triumph's management in respect of certain of the after-tax Vought transaction expenses to be paid by Triumph.

        Comparable Companies Analysis.    RBC reviewed financial and stock market information for the following six selected publicly held companies in the aerospace and defense industries:

  •
  Curtiss-Wright Corporation

  •
  Esterline Technologies Corporation

  •
  Goodrich Corporation

  •
  Moog Inc.

  •
  Spirit AeroSystems Holdings, Inc.

  •
  Triumph Group, Inc.

        RBC reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing stock prices on March 19, 2010, plus debt, preferred stock and after-tax unfunded pension and OPEB liabilities, less cash and cash equivalents, as multiples of earnings before interest, taxes, depreciation, amortization and net-pension and OPEB expense, referred to as EBITDAP, estimated for calendar year 2009 and calendar year 2010, which are respectively referred to as EV/2009 EBITDAP and EV/2010 EBITDAP.

        This analysis indicated the following:

Benchmark	High	Low	Median
EV/2009 EBITDAP	9.4x	6.9x	7.8x
EV/2010 EBITDAP	8.3x	6.5x	7.5x

        RBC then applied a range of multiples of 6.9x to 9.4x calendar year 2009 estimated EBITDAP, or CY09E EBITDAP, and 6.5x to 8.3x calendar year 2010 estimated EBITDAP, or CY10E EBITDAP, derived from the selected companies for which information was publicly available to corresponding data of Vought. Financial data for the selected companies were based on public filings and publicly available research analysts' consensus estimates. Financial data for Vought were based on internal data provided by Vought's management. This analysis indicated the following implied equity value reference ranges for Vought, as compared to the implied aggregate merger consideration value of approximately $999 million:

	Implied Equity Value Reference Ranges	Implied Equity Value Reference Median Value
CY09E EBITDAP	$968 million–$1,702 million	$1,239 million
CY10E EBITDAP	$772 million–$1,309 million	$1,060 million

        Precedent Transactions Analysis.    RBC reviewed, to the extent publicly available, transaction values in the following nine selected transactions involving companies in the aerospace and defense industries:

Date Announced	Acquiror	Target
09/15/08	GKN Plc	Airbus SAS—Wing Component
04/30/08	Investor Group	Mitsubishi Aircraft Corporation
12/21/06	Onex Corp./Goldman Sachs Group Inc.	Raytheon Aircraft Company
10/19/04	Smiths Group PLC	Integrated Aerospace Inc.
05/02/01	General Dynamics Corporation	Galaxy Aerospace Company, LP
06/12/00	The Carlyle Group	Northrop Grumman Corporation—Commercial Aircraft
04/30/99	General Dynamics Corporation	Gulfstream Aerospace Corporation
09/23/97	The BFGoodrich Company	Rohr, Inc.
12/15/96	The Boeing Company	McDonnell Douglas Corporation

        RBC reviewed, among other things, transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt, preferred stock and after-tax unfunded pension and OPEB liabilities, less cash and cash equivalents, as multiples of EBITDAP, to the extent such financial data were publicly available at the time of announcement of the relevant transaction.

        This analysis indicated the following:

High	Low	Median
11.9x	8.0x	9.3x

        RBC then applied a range of multiples of 8.0x to 11.9x for the latest 12-month, or LTM, EBITDAP derived from the selected transactions to Vought's CY09E EBITDAP. This analysis indicated the following implied equity reference range for Vought, as compared to the implied aggregate merger consideration value of approximately $999 million:

	Implied Equity Value Reference Ranges	Implied Equity Value Reference Median Value
CY09E EBITDAP	$1,271 million–$2,432 million	$1,672 million

        Discounted Cash Flow Analysis.    RBC performed a discounted cash flow analysis to estimate the present value of the future cash flows of Vought through the fiscal year ending March 31, 2014 using financial projections and forecasts of Vought prepared by Triumph's management, discount rates ranging from 10.0% to 12.0% and terminal EBITDAP multiples of 6.0x to 8.0x. To determine the implied total equity value for Vought, RBC subtracted total net debt and after-tax pension and OPEB liabilities from the implied enterprise value for Vought. This analysis indicated the following implied equity reference range for Vought, as compared to the implied aggregate merger consideration value of approximately $999 million:

Implied Equity Value Reference Ranges	Implied Equity Value Reference Median Value
$1,042 million–$1,730 million	$1,375 million

Triumph Analysis

        Historical Enterprise Value and EBITDA Trading Multiples Analysis.    Using information available through FactSet Research Systems,  Inc., RBC reviewed, for the three year period ending March 19, 2010, Triumph's enterprise value expressed as a multiple of Triumph's EBITDA for the next 12-month period, or NTM, and compared such multiples to multiples calculated in the same manner for the following companies, which we refer to as the Selected Companies:

  •
  Curtiss-Wright Corporation

  •
  Ducommun Incorporated

  •
  Esterline Technologies Corporation

  •
  Goodrich Corporation

  •
  Moog Inc.

  •
  Spirit AeroSystems Holdings, Inc.

  •
  Woodward Governor Company

        This analysis indicated the following:

3-Year Enterprise Value as a Multiple of NTM EBITDA

	Triumph	Selected Companies
Current Multiple	6.3x	7.7x
1-Year Average Multiple	5.6x	6.4x
3-Year Average Multiple	6.5x	7.3x

        Historical Stock Price and Earnings Trading Multiples Analysis.    Using information available through FactSet Research Systems, Inc., RBC reviewed, for the three year period ending March 19, 2010, the closing prices for Triumph's common stock expressed as a multiple of Triumph's earnings for the next 12-month period, and compared such multiples to multiples calculated in the same manner for the Selected Companies.

        This analysis indicated the following:

3-Year Stock Price as a Multiple of NTM Earnings

	Triumph	Selected Companies
Current Multiple	12.2x	14.3x
1-Year Average Multiple	9.1x	11.6x
3-Year Average Multiple	11.2x	13.1x

Pro Forma Combination Analysis

        RBC reviewed the potential pro forma effect of the merger on Triumph's fiscal year 2011 through 2014 estimated earnings per share, referred to as EPS, before giving effect to potential synergies, if any, resulting from the merger. Estimated financial data of Triumph were based on internal estimates of Triumph's management, and estimated financial data of Vought were based on internal estimates of Vought's management. Based on an illustrative merger closing date of March 31, 2010 and other assumptions relating to the merger and the financing for the merger, this analysis indicated that the merger could be accretive to Triumph's estimated EPS throughout the forecast period. RBC's pro forma combination analysis does not represent a prediction on RBC's part of the actual financial effect of the merger on the stock price, financial performance or any other metrics of Triumph following the merger and was based on the assumptions used by RBC.

Overview of Analyses; Other Considerations

        In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the aggregate merger consideration was fair, from a financial point of view, to Triumph. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Triumph and Vought respectively, and the merger, and the data selected for use in its analyses, as further discussed below.

        No single company or transaction used in the above analyses as a comparison is identical to Triumph or Vought, or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the aggregate merger consideration, from a financial point of view, to Triumph and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be acquired, which are inherently subject to uncertainty.

        The opinion of RBC as to the fairness, from a financial point of view, to Triumph of the aggregate merger consideration was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

        The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were employed by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions RBC reached were based on all the analyses and factors presented, taken as a whole, and also on application of RBC's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore gives no opinion as to the value or merit standing alone of any one or more parts of its analyses and believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

        In connection with its analyses, RBC made, and was provided by Triumph' management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Triumph. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Triumph or its advisors, none of Triumph, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

        Triumph selected RBC to serve as its financial advisor with respect to the merger and render its opinion based on RBC's experience in mergers and acquisitions and in securities valuation generally.

        RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of Triumph and receive customary compensation, and may also actively trade the securities of Triumph for its own account and the accounts of its customers and, accordingly, RBC and its affiliates may hold a long or short position in such securities.

        Under its engagement agreement with Triumph, RBC is entitled to receive a fee for its services in the aggregate amount of $7 million, portions of which became payable upon delivery of the written opinion described above and upon the mailing of this proxy statement, neither of which are contingent upon the successful completion of the merger, and a significant portion of which will become payable the merger is completed, against which the earlier fees RBC received will be credited. In addition, for its services as financial advisor to Triumph in connection with the merger, if the merger is successfully completed RBC will receive an additional larger fee, against which the earlier fees it received and described in the immediately preceding sentence will be credited. Triumph has also agreed to indemnify RBC for certain liabilities that may arise out of its engagement and to reimburse RBC for its reasonable out-of-pocket expenses incurred in connection with its services. In addition, RBC anticipates that it or its affiliates will provide and/or arrange financing for Triumph in connection with the merger for customary compensation. The terms of the engagement letter were negotiated at arm's-length between Triumph and RBC and the Triumph board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

        In the ordinary course of business, RBC or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of Triumph and/or certain affiliates of Vought and receive customary compensation, and may also actively trade securities of Triumph and/or Vought and certain of its affiliates each for its own account and the accounts of each of its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. RBC has provided investment banking and financial advisory services to Triumph in the past, for which it received customary fees, including serving as co-manager on an offering of debt securities of Triumph in November 2009.

Interests of Directors and Officers in the Merger

        In considering the recommendation of the Triumph board of directors that you vote to approve the merger agreement, you should be aware that some of Triumph's executive officers and directors may have financial interests in the merger that are different from, or in addition to, those of Triumph's stockholders generally. The independent members of Triumph's board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders that the merger agreement be approved.

Change of Control Employment Agreements

        In March of 2008, Triumph entered into change of control employment agreements with each of its executive officers, including each of Messrs. Ill, Kornblatt, Frisby, Wright and Kindig. All of the executive officers, other than Mr. Kindig, have entered into waiver letters with Triumph providing that the merger will not constitute a "change of control" for purposes of their change of control employment agreements and have thereby waived the enhanced protections provided under their change of control employment agreements with respect to the merger. As a result, the merger will not constitute a change of control for purposes of the change of control employment agreement for each of Triumph's executive officers other than Mr. Kindig. Additionally, consistent with the determination of the Triumph compensation committee described below under "—Triumph Equity Incentive Plans," Mr. Kornblatt's waiver agreement acknowledges that the merger will not constitute a "change of control" for purposes of his 2007 restricted stock award.

        Pursuant to Mr. Kindig's change of control employment agreement, in the event that Mr. Kindig's employment is terminated by Triumph other than for cause, death or disability, or Mr. Kindig terminates his employment for good reason (each as defined in the change of control employment agreement), at any time during the two-year period commencing upon a change of control or within the 18-month period prior to a change of control but in anticipation thereof, Mr. Kindig is entitled to receive (1) certain accrued amounts, (2) a pro rata target bonus for the year of termination based on the higher of (x) his highest annual bonus in any of the three fiscal years prior to the change of control and (y) his annual bonus for the last fiscal year (the "Highest Annual Bonus"), (3) a lump sum cash payment equal to two times the sum of his annual base salary and the Highest Annual Bonus, (4) an amount equal to two years of employer contributions to the Company's defined contribution plans, and (5) continued health and welfare benefits coverage for up to two years.

        Mr. Kindig's change of control employment agreement provides that if any payment or benefit to him is subject to the excise tax under Section 4999 of the Internal Revenue Code, which we refer to as the Code, then an additional payment will be made to him such that he will be placed in the same after-tax position as if no such excise tax had been imposed. However, to the extent the payments or benefits to Mr. Kindig do not exceed 110% of the specified statutory threshold amount giving rise to excise tax, Mr. Kindig will not be entitled to any additional payment and amounts payable to him will be reduced below such statutory threshold. The proposed merger is not a change of control of Triumph for purposes of the excise tax under Section 4999 of the Code.

        Assuming that the merger is completed on                        and Mr. Kindig experiences a severance-qualifying termination immediately thereafter, the amount of cash severance that would be payable to him, including his pro rata bonus, is approximately $            .

Triumph Equity Incentive Plans

        In connection with the merger, the Triumph board of directors and compensation committee, as applicable, determined that the merger will not constitute a change of control for purposes of Triumph's directors' stock incentive plan and 2004 stock incentive plan and the awards granted thereunder. Consequently, the awards granted under these plans will not be impacted by the proposed transaction.

Board of Directors and Management Following the Merger

        As required by the stockholders agreement, upon consummation of the merger, Triumph will expand the size of its board of directors to nine from six and will appoint three directors designated by Carlyle to fill the vacancies. Pursuant to the stockholders agreement, the initial directors designated by Carlyle will be Adam Palmer, Elmer Doty and a third individual to be designated by the Carlyle Entities and approved by Triumph.

 Regulatory Approvals Required for the Merger

        Under the HSR Act, Triumph and Carlyle Partners III, L.P. must file notifications with the Federal Trade Commission and the Antitrust Division and the parties must observe a mandatory pre-merger waiting period before consummating the merger. The parties filed the required HSR notification and report form on April 2, 2010. Triumph and Carlyle also intend to file notifications with the merger control authorities of Austria, Germany and Brazil.

        We cannot assure you that the Antitrust Division or other government agencies, including state attorneys general, or another private party, will not initiate action to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. Such restrictions and conditions could include the divestiture or spin-off of assets or businesses.

Exchange of Certificates in the Merger

        At or prior to the effective time of the merger, an exchange agent will be appointed to handle the exchange of Vought stock certificates for shares of Triumph common stock in book-entry form. On or prior to May 7, 2010, the exchange agent will send a letter of transmittal and instructions to each former Vought stockholder explaining the procedure for surrendering Vought stock certificates in exchange for the merger consideration to which such stockholder is entitled. After the effective time of the merger, each certificate that previously represented shares of Vought common stock will represent only the right to receive the cash and/or shares of Triumph common stock into which the shares of Vought common stock have been converted. In addition, after the effective time of the merger, Vought will not register any transfers of the shares of Vought common stock.

        Triumph stockholders will not need to take any action with regard to their shares of Triumph common stock.

Treatment of Vought Stock Options and Other Equity Awards

        Stock Options; Stock Appreciation Rights.    At the effective time of the merger, each outstanding option to purchase shares of Vought common stock and each stock appreciation right in respect of Vought common stock granted under the 2001 Vought Stock Option Plan and the 2006 Vought Incentive Award Plan, whether or not exercisable, will vest in full and be cancelled, and holders of such options and stock appreciation rights will be entitled to receive an amount in cash equal to the excess, if any, of the merger consideration per share (calculated as a dollar figure in accordance with the merger agreement) over the per share exercise price for each share subject to the option or stock appreciation right, less required withholding taxes.

        Restricted Stock Units.    At the effective time of the merger, each Vought restricted stock unit granted under the 2006 Vought Incentive Award Plan and the right to receive shares of Vought common stock or an amount in cash measured by the value of a number of shares of Vought common stock will become fully vested and be converted into the right to receive an amount in cash equal to the merger consideration per share (calculated as a dollar figure in accordance with the merger agreement), less required withholding taxes.

Listing of Triumph Common Stock

        It is a condition to the completion of the merger that the Triumph common stock issuable in the merger be approved for listing on the NYSE, subject to official notice of issuance.

 Financing

        In anticipation of the merger, we have obtained a Commitment Letter from RBC and the Royal Bank of Canada, dated March 23, 2010, which provides us with $1.085 billion in debt financing necessary to consummate the merger and the other transactions contemplated by the merger agreement.

        The total amount of funds necessary to complete the merger and the related transactions contemplated by the merger agreement is anticipated to be $1.2 billion, consisting of:

  •
  merger consideration of $525 million payable to holders of Vought common stock and equity awards and the amount of cash, expected to be $27 million, necessary to pay certain of Vought's expenses (which will be deducted from the stock portion of the merger consideration as described in "The Merger Agreement—Terms of the Merger");

  •
  approximately $590 million to refinance existing indebtedness of Vought; and

  •
  approximately $39 million to pay related fees and expenses in connection with the transactions contemplated by the merger agreement.

        These payments are expected to be funded by a combination of cash on hand of Triumph and Vought and debt financing. Triumph has obtained debt financing commitments described below in connection with the transactions contemplated by the merger agreement. Triumph's proposed debt financing may change after the date of this proxy statement, and the merger agreement permits changes to Triumph's financing under certain circumstances.

        Triumph intends to cause Vought to call its 8% Senior Notes due 2011 for redemption at their par value (plus accrued and unpaid interest) substantially simultaneously with the consummation of the merger. Triumph anticipates that the redemption will take place 30 days after the notes are called for redemption. Triumph also anticipates that the funds required for the redemption will be deposited into escrow with the trustee for the notes substantially simultaneously with the completion of the merger and thereby will immediately discharge Vought's obligations with respect to the notes and the indenture pursuant to which they were issued.

Debt Financing

        In connection with the entry into the merger agreement, Triumph received a debt commitment letter, dated March 23, 2010, from RBC and the Royal Bank of Canada to provide in the aggregate up to $1.085 billion in debt financing to Triumph, consisting of (1) a $435 million senior secured term loan, (2) a $250 million senior secured revolving credit facility and (3) $400 million in unsecured bridge loans, which bridge loans would only be extended in the event Triumph is unable to raise such amount by issuing debt securities. In the event that Triumph's existing $485 million revolving credit facility is amended to permit the consummation of the acquisition and the related transactions, the bank financing described in (1) above will consist only of a $300 million senior secured term loan and the revolving credit facility described in (2) above will be eliminated.

Conditions to the Senior Secured Credit Facilities

        The senior secured credit facilities contemplated by the debt financing are subject to certain closing conditions, including without limitation:

  •
  no other debt securities or bank financing having been offered, placed or arranged by or on behalf of Triumph, Vought or any of their respective subsidiaries (other than the debt financing and certain modifications to the existing facilities of Triumph and its subsidiaries) until completion of syndication of the merger financing;

  •
  there not occurring a Material Adverse Effect (as defined in the merger agreement) on Triumph or Vought;

  •
  RBC not becoming aware of material and adverse information affecting Triumph, Vought, or the merger and related transactions that existed (and was in Triumph's possession) on the date the commitment papers were signed and that is inconsistent with information provided by Triumph to RBC prior to the date the commitment papers were signed;

  •
  RBC having been afforded a minimum period of time to syndicate the bank financing, commencing upon provision by Triumph to RBC of adequate information for a customary information memorandum and provision of such information memorandum to the prospective lenders;

  •
  negotiation and execution of definitive documentation for the bank facilities;

  •
  consummation of the acquisition pursuant to the merger agreement without giving effect to any amendment, modification, waiver or material consent that is materially adverse to the lenders' or arrangers' interest and that is not approved by RBC;

  •
  delivery to RBC of customary audited and unaudited historical and pro forma consolidated financial statements of Triumph and Vought;

  •
  delivery by our Chief Financial Officer of a customary certificate relating to the solvency of Triumph and its subsidiaries on a consolidated basis as of the date the merger is completed;

  •
  the ratio of pro forma total indebtedness of Triumph and its subsidiaries on the date the merger is completed (after giving effect to the merger) to pro forma Adjusted EBITDA for the latest trailing twelve-month period for which financial statements are available shall not be greater than 3.45:1.00; and

  •
  certain existing indebtedness of Vought must be repaid.

        In addition, there are certain other customary conditions, such as delivery of legal opinions, corporate documents, completing arrangements for providing security for the financing, receipt of necessary governmental and third party approvals, and payment of fees to the banks.

        The debt commitments expire on the outside date (as defined below under "The Merger Agreement—Completion of the Merger; Marketing Period") under the merger agreement.

Bridge Financing

        The commitment from RBC also covers a $400 million bridge facility, which Triumph intends to draw on only if Triumph is unable to raise such amount by issuing debt securities. The bridge commitment is subject to the same conditions as the senior secured facilities, and the additional conditions that Triumph shall have delivered a preliminary offering memorandum or a preliminary prospectus, as applicable, in respect of the notes by a certain date and that Triumph shall have cooperated reasonably and in good faith with the marketing efforts for the notes.

No Appraisal Rights

        Under Delaware law, holders of Triumph common stock do not have rights to an appraisal of the fair value of their shares in connection with the mergers.

THE MERGER AGREEMENT

        This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page 110.

 Terms of the Merger

        The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware, at the effective time of the merger, Spitfire Merger Corporation, a Delaware corporation and wholly owned subsidiary of Triumph Group, Inc., will merge with and into Vought Aircraft Industries, Inc. Vought will be the surviving corporation in the merger. At the effective time of the merger, holders of Vought common stock will have the right to receive, in the aggregate, $525 million in cash and, subject to certain adjustments, 7,903,715 shares of Triumph common stock. The cash portion of the merger consideration is fixed. The stock portion of the merger consideration will not be adjusted to reflect changes to Triumph's stock price prior to closing of the merger. The stock portion of the merger consideration will be decreased by approximately 3,360 shares for each day prior to July 1, 2010 that the merger is completed and increased by approximately 3,360 shares for each day after July 1, 2010 that the merger is completed. The stock portion of the merger consideration will also be reduced for certain expenses of Vought that Triumph will pay in connection with completing the merger. Under the allocation formula set forth in the merger agreement, each share of Vought common stock that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the "Per Share Cash Consideration" plus a number of shares of Triumph' common stock equal to the Per Share Stock Consideration, which we refer to collectively as the Per Share Merger Consideration. However, non-accredited investors will receive, for each share of Vought common stock they own immediately prior to the effective time, an amount in cash equal to the value of the Per Share Merger Consideration. As a result, other holders of Vought common stock will receive a larger proportion of their Per Share Merger Consideration in the form of shares of Triumph common stock.

        Triumph will not issue fractional shares of Triumph common stock in the merger. Instead, a Vought stockholder of record who otherwise would have received a fraction of a share of Triumph common stock will receive an amount in cash (rounded to the nearest cent). This cash amount will be determined by multiplying the fraction of a share of Triumph common stock to which the holder of record would otherwise receive by the average, rounded to the nearest one one-hundredth, of the closing sale prices of Triumph common stock on the NYSE, as reported by The Wall Street Journal for the five trading days immediately prior to the effective time of the merger.

Treatment of Vought Stock Options and other Equity Awards

        Stock Options; Stock Appreciation Rights.    At the effective time of the merger, each outstanding option to purchase shares of Vought common stock and each stock appreciation right in respect of Vought common stock granted under the 2001 Vought Stock Option Plan and the 2006 Vought Incentive Award Plan, whether or not exercisable, will vest in full and be cancelled, and holders of such options and stock appreciation rights will be entitled to receive an amount in cash equal to the excess, if any, of the merger consideration per share (calculated as a dollar figure in accordance with the merger agreement) over the per share exercise price for each share subject to the option or stock appreciation right, less required withholding taxes.

        Restricted Stock Units.    At the effective time of the merger, each Vought restricted stock unit granted under the 2006 Vought Incentive Award Plan, and the right to receive shares of Vought common stock or an amount in cash measured by the value of a number of shares of Vought common stock, will become fully vested and be converted into the right to receive an amount in cash equal to the merger consideration per share (calculated as a dollar figure in accordance with the merger agreement), less required withholding taxes.

Completion of the Merger; Marketing Period

        Unless otherwise agreed by the parties to the merger agreement, the parties are required to complete the merger on the date that is the later of (1) the third business day following the expiration of the marketing period (as defined below) and (2) July 1, 2010. If the marketing period expires prior to July 1, 2010 and, as of the expiration of the marketing period, the conditions of Triumph's obligations to consummate the merger relating to (a) the accuracy and correctness of Vought's representations and warranties and (b) Vought's and Carlyle's performance of the covenants set forth in the merger agreement have been satisfied, then the conditions relating to (x) the accuracy and correctness of Vought's representations and warranties and (y) no event having occurred that has had or would reasonably be expected to have a material adverse affect on Vought will be deemed to be satisfied on the date the merger is completed. The other conditions to Triumph's obligations to consummate the merger must be true as of the date the merger is completed.

        For purposes of the merger agreement, "marketing period" means a period of eight consecutive business days following the satisfaction or waiver of the conditions to the merger set forth in the merger agreement and which are described in the section entitled "—Conditions to Completion of the Merger," other than conditions that by their nature cannot be satisfied or waived at the closing. The marketing period may not include any days from and including (1) May 28, 2010 to June 1, 2010, (2) July 2, 2010 to July 6, 2010 and (3) August 15, 2007 to September 8, 2010.

The Post-Closing Merger

        As soon as practicable following the merger, Triumph will cause Vought to be merged with and into a direct wholly owned limited liability company subsidiary, with this subsidiary surviving this second merger as a direct wholly owned subsidiary of Triumph.

        The post-closing merger is intended to cause the mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code. Immediately prior to the post-closing merger, Triumph will be the sole stockholder of Vought, and none of the former Vought stockholders will have any direct economic interest in, or approval or other rights with respect to, the post-closing merger.

Representations and Warranties

        The merger agreement contains customary representations and warranties of each of Vought, on the one hand, and Triumph and Spitfire Merger Corporation, on the other hand, made solely for the benefit of the other. Many of the representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings that Triumph publicly files with the SEC. This description of the representations and warranties is included to provide stockholders with information regarding the terms of the merger agreement.

        Each of Vought and Triumph has made representations and warranties regarding, among other things:

  •
  organization, standing, corporate power and charter documents;

  •
  capital structure and ownership of subsidiaries;

  •
  corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the parties' boards of directors and voting requirements to consummate merger and the other transactions contemplated by the merger agreement;

  •
  required governmental consents and approvals;

  •
  SEC filings since January 1, 2007, accuracy of such filings, compliance of such filings with applicable federal securities law requirements and compliance with the Sarbanes-Oxley Act of 2002;

  •
  accuracy of selected financial statements, absence of certain undisclosed liabilities, and maintenance of internal controls;

  •
  absence of certain changes, except as contemplated by the merger agreement, including that there has been no material adverse effect on any party;

  •
  the absence of certain litigation;

  •
  tax matters;

  •
  labor matters;

  •
  compliance with applicable laws and validity of permits;

  •
  matters with respect to material contracts;

  •
  matters with respect to government contracts;

  •
  identification of significant customers and suppliers;

  •
  product warranty matters;

  •
  product liability matters;

  •
  owned and leased real properties;

  •
  intellectual property matters;

  •
  environmental matters;

  •
  insurance matters;

  •
  the absence of undisclosed brokers' fees and expenses; and

  •
  the accuracy of information supplied for inclusion in this document and other similar documents.

        In addition, Vought has made other representations and warranties about itself to Triumph as to employment matters, including benefit plans and the inapplicability of state takeover statutes and charter provisions to the merger.

        For Triumph, the merger agreement also contains certain representations and warranties with respect to (1) the financing of the transactions contemplated by the merger agreement and (2) Spitfire Merger Corporation, including corporate organization and authorization, no prior business activities, capitalization and approval of the merger agreement.

        Many of the representations and warranties in the merger agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a "material adverse effect" means any change, effect, event, occurrence, circumstance, state of fact or development that has a material adverse effect on the financial condition, business, or results of operations of Vought or Triumph, as the case may be, and its respective Subsidiaries, taken as a whole. However, in no event may any of the following be taken into account when determining whether there has been or would reasonably be expected to be a "material adverse effect":

  •
  any change after March 23, 2010 in law, rules, regulations or accounting standards;

  •
  any change arising after December 31, 2009 in general U.S. or global economic conditions, including interest rates or currency exchange rates;

  •
  general political conditions or changes therein, acts of war, sabotage or terrorism or natural disasters occurring after December 31, 2009 and not specifically related to either Vought or Triumph, as the case may be, and its respective subsidiaries;

  •
  any change affecting the aerospace and defense industries generally;

  •
  announcement of the transactions contemplated by the merger agreement or the performance of the obligations under merger agreement;

  •
  any action or omission required under the terms of the merger agreement or effected or taken with the express written consent of Triumph (in the case of Vought) or Vought (in the case of Triumph); or

  •
  any action taken by Triumph or any of its affiliates (in the case of Vought) or Vought or any of its affiliates (in the case of Triumph),

except, in the case of the first four bullets above, to the extent that the effect of such changes are disproportionately adverse to such party and its subsidiaries (taken as whole), compared with other companies operating in the same industry.

Conduct of Business Prior to Closing

        Each of Triumph and Vought has undertaken customary covenants in the merger agreement restricting the conduct of its respective businesses, and the businesses of its respective subsidiaries, between March 23, 2010 and the effective time of the merger. In general, each of Triumph and Vought has agreed to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and employees, maintain and keep material property and assets consistent with past practice, and maintain in effect all material permits consistent with past practice and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay its ability to obtain any necessary regulatory approvals, perform its covenants or complete the merger.

        Vought further agrees that, with certain exceptions and except with Triumph's prior written consent (which consent may not be unreasonably withheld, denied, conditioned or delayed), Vought will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

  •
  sell, lease, license, transfer, convey, assign, mortgage or otherwise dispose of any material assets or properties, other than (1) obsolete or non-used assets or rights or properties or assets with a fair market value not in excess of $1,000,000 in the aggregate or (2) sales of inventory, products, services or scrap in the ordinary course of business consistent with past practice;

  •
  other than pursuant to borrowings under facilities in existence as of March 23, 2010, incur, assume or guarantee any indebtedness, other than the replacement or renewal of letters of credit in existence as of such date with new letters of credit in the same or a lesser amount or entry into new letters of credit or increasing existing letters of credit in an aggregate amount not exceeding $5,000,000; cancel or waive any claims under any material indebtedness or amend or modify adversely to Vought in any material respect the terms relating to any indebtedness; assume, guarantee, endorse or otherwise become responsible for the obligations of any person of than Vought or its subsidiaries other than in the ordinary course of business consistent with past practice; or make any material loans or advances other than in the ordinary course of business consistent with past practice, except among Vought and its subsidiaries;

  •
  adjust, split, combine or reclassify any of its capital stock;

  •
  (1) make any loans, payments or other distributions to the stockholders of Vought or any of their affiliates or officers, directors, employees (other than payments to any such affiliates pursuant to contracts in effect on March 23, 2010), or (2) enter into any contract with any stockholder or an affiliate of any stockholder, in each case, other than in their capacities as current or former officers, directors or employees of Vought in the ordinary course of business consistent with past practice;

  •
  make, declare or pay any dividend or any other distribution on any shares of its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

  •
  issue or grant shares, stock options or other equity-based awards outside the parameters set forth in the merger agreement;

  •
  except as required under applicable law or the terms of any Vought benefit plan, collective bargaining agreement or other contract, subject to certain exceptions, (1) increase the compensation or benefits, including severance benefits, of any current or former directors, officers or employees; (2) pay or commit to pay any severance, bonus, retirement or retention amounts to any current or former director, officer or employee other than payments that are not $10,000 more than the amount required under Vought's current severance plan; (3) become a party to, establish, amend, commence participation in or commit itself to the adoption of any employee benefit or compensation plan or agreement; (4) accelerate the vesting or payment of any compensation and/or benefits; (5) amend, extend, renew or enter into any collective bargaining agreement or make any determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement or Vought benefit plan; (6) hire or enter into an employment agreement with any employee who has total annual cash compensation of $200,000 or more; or (7) change any actuarial or other assumptions used to calculate funding obligations with respect to any Vought benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

  •
  other than acquisitions of assets in the ordinary course of business consistent with past practice, acquire any businesses, assets, properties or interests in any other person for consideration in excess of $2,000,000 in the aggregate, or merge with any person;

  •
  make any capital expenditure requiring payments in excess of $2,000,000 for any item or series of related items, except for capital expenditures previously approved by Vought or its subsidiaries;

  •
  make any material investment either by purchase of stock or securities or contributions to capital in excess of $1,000,000;

  •
  enter into any new line of business, or other than as required by applicable law, change any material policy established by the executive officers of Vought that generally applies to the operations of Vought;

  •
  amend its charter or bylaws or comparable organizational documents, or otherwise take any action to exempt any person from any provision of its charter or bylaws, except as required by changes in applicable law after March 23, 2010;

  •
  (1) terminate or amend or otherwise modify in any material respect, except in the ordinary course of business consistent with past practice, or knowingly violate in any material respect the terms of any material contract (except for ordinary course changes to large contracts), or (2) enter into any new agreements or contracts or other binding obligations containing an express restriction on the ability of Vought or its subsidiaries to conduct its business as it is presently being conducted in any material respect;

  •
  enter into (1) a contract with a supplier of Vought or its subsidiaries that is reasonably expected to provide for payments in excess of $20,000,000 in any twelve-month period, (2) a contract with a customer of Vought or its subsidiaries with a term exceeding three years or that is reasonably expected to provide for payments in excess of $25,000,000 in any twelve-month period, or (3) a material contract that would be required to be filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K;

  •
  commence, settle or compromise any litigation, action or proceeding, other than (1) settlements involving only monetary remedies with a value not in excess of $1,000,000 with respect to any individual litigation or $20,000,000 in the aggregate and (2) the commencement of any litigation, action or proceeding in the ordinary course of business consistent with past practice;

  •
  reduce the amount of insurance coverage or fail to renew any material existing insurance policies, other than in the ordinary course of business consistent with past practice;

  •
  amend in a manner that adversely impacts the ability of Vought to conduct its business, terminate or allow to lapse any material permit;

  •
  (1) cancel or permit to lapse any trademarks, trade names, service marks, service names, logos, assumed names, copyrights or patents or applications or registrations thereof that are included in Vought's intellectual property other than in the ordinary course of business consistent with past practice, or (2) disclose to any third party, other than representatives of Triumph or under a confidentiality agreement, any trade secret included in Vought's intellectual property in a way that results in loss of trade secret protection, in each case in a manner that is materially adverse to Vought;

  •
  implement or adopt any change in its accounting principles, practices or methods, except as required by applicable law, generally accepted accounting principles or regulatory guidelines;

  •
  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  intentionally take any action that is intended to result in any of the conditions to the merger failing to be satisfied;

  •
  make, change or revoke any material tax election, take any position on any tax return filed after March 23, 2010 that is materially inconsistent with the past positions taken, unless such position is required pursuant to a change in applicable law, change any material method of tax accounting or any annual tax accounting period, enter into any closing agreement, settle or compromise any material tax liability, file any amended tax return or surrender any right or claim to a material refund of taxes; or

  •
  agree to take or make any commitment to take any of the actions prohibited by the preceding bullets.

Triumph agrees to use its reasonable best efforts to indicate whether or not it will consent to any action prohibited by the preceding bullets within two business days of its receipt of a written request from Vought with respect to such action.

        Triumph further agrees that, with certain exceptions and except with Vought's prior written consent (which consent may not be unreasonably withheld, denied, conditioned or delayed), Triumph will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

  •
  incur, assume or guarantee any Indebtedness in excess of $50,000,000, other than pursuant to borrowings under facilities in existence as of March 23, 2010, the debt financing for the merger or refinancing of existing indebtedness for the same amount outstanding;

  •
  adjust, split, modify, combine or reclassify any of its capital stock;

  •
  make, declare or pay any extraordinary or special dividend or distribution on any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

  •
  make any loans or advances in excess of $1,000,000 other than in the ordinary course of business;

  •
  grant any equity-based award with respect to shares of Triumph common stock other than annual, new hire and promotion equity grants under any Triumph stock plan in the ordinary course of business and the establishment of 2011 target equity awards in the ordinary course of business consistent with past practice;

  •
  issue any additional shares of capital stock, except pursuant to the exercise of stock options or the settlement of performance shares outstanding as of March 23, 2010 or issued in compliance with the terms of the merger agreement or in the ordinary course of business in connection with any Triumph stock plan;

  •
  merge or consolidate with any person or acquire or sell or dispose of any businesses, assets, properties or interests in any other person;

  •
  amend, repeal or otherwise modify its charter or bylaws in a manner that would materially and adversely affect Vought or the transactions contemplated by the merger agreement;

  •
  settle or agree to settle any of the claims, actions or proceedings arising out of the legal proceedings with the Eaton Corporation, if such settlement or agreement would (1) have or reasonably be expected to have a material adverse effect on Triumph or (2) result in any acknowledgement of criminal activity or wrongdoing on the part of Triumph or any of its subsidiaries or their respective current or former employees;

  •
  intentionally take any action or fail to take any action that is intended to result in any of the conditions to the merger failing to be satisfied; or

  •
  agree to take or adopt any resolutions by its board of directors in support of any of the actions prohibited by the preceding bullets.

        Vought agrees to use its reasonable best efforts to indicate whether or not it will consent to any action prohibited by the preceding bullets within two business days of its receipt of a written request from Triumph with respect to such action.

No Solicitation of Alternative Transactions

        No Solicitation by Vought.    Vought has agreed that unless and until the merger agreement is terminated in accordance with its terms, it, its affiliates and their officers, stockholders, directors, employees, affiliates, agents and representatives (including any financial advisor, consultant, attorney, or other retained representative) (whom we refer to collectively as Representatives) will not, directly or indirectly:

  •
  participate in any negotiations or discussions with any third party;

  •
  furnish any confidential information or data to any third party or access to the books, records, assets, business or personnel of Vought; or

  •
  solicit, encourage, or respond to any proposals or inquiries from, or enter into any agreements with any third party (or authorize or consent to any of the actions set forth in the preceding three bullets)

with respect to (1) any sale or other disposition of all or substantially all assets of Vought and any of its subsidiaries taken as a whole, (2) any merger, consolidation, share exchange, business combination or similar transaction involving Vought or any of its subsidiaries, or (3) any direct or indirect acquisition of beneficial ownership of 5% or more of the equity securities of Vought or any of its subsidiaries, other than, in each case, with Triumph or its affiliates.

        Vought will, and cause its affiliates to, immediately terminate and cause to be terminated any and all existing discussions or negotiations with any person (other than Triumph and its affiliates) conducted prior to March 23, 2010 with respect to any of the actions described in the preceding sentence. Vought also will, and will cause its affiliates to, enforce their respective rights under, and will not release any third party from, the confidentiality and standstill provisions of any agreement to which Vought or its affiliates is a party with respect to a potential sale of capital stock of, or merger, consolidation, combination, sale of assets, reorganization or similar transaction involving Vought or its subsidiaries. Vought will, and will cause its affiliates to, immediately take all steps necessary to terminate any approval that may have been given prior to March 23, 2010 under any confidentiality and standstill provisions authorizing any such third party to make any proposal regarding the actions described in the preceding sentence.

        No Solicitation by Triumph.    Triumph has agreed that unless and until the merger agreement is terminated in accordance with its terms, Triumph will not, and will cause its affiliates not to, directly or indirectly or through their Representatives:

  •
  participate in any negotiations or discussions with any third party;

  •
  furnish any confidential information or data to any third party or access to any third party to the books, records, assets, business or personnel of Triumph; or

  •
  solicit, encourage, or respond to any proposals or inquiries (we refer to such proposals and inquiries as alternative transaction proposals) from, or enter into any agreements with any third party relating to (1) any sale or other disposition of all or substantially all assets of Triumph and any of its subsidiaries taken as a whole, (2) any merger, consolidation, share exchange, business combination or similar transaction involving Triumph or any of its subsidiaries, or (3) any direct or indirect acquisition of beneficial ownership of 30% or more of the equity securities of Triumph or any of its subsidiaries, other than, in each case, with Vought or its affiliates (each of which we refer to as an alternative transaction). Triumph has also agreed that it will not enter into any agreements with any third party with respect to any alternative transaction other than with Vought or its affiliates.

        Triumph will, and cause its affiliates to, immediately terminate and cause to be terminated any and all existing discussions or negotiations with any person (other than Vought and its affiliates) conducted prior to March 23, 2010 with respect to any of the actions described in the preceding sentence. Triumph also will, and will cause its affiliates to, enforce their respective rights under, and will not release any third party from, the confidentiality and standstill provisions of any agreement to which Triumph or its affiliates is a party with respect to any alternative transaction. Triumph will, and will cause its affiliates to, immediately take all steps necessary to terminate any approval that may have been given prior to March 23, 2010 under any confidentiality and standstill provisions authorizing any such third party to make any alternative transaction proposal.

        Nevertheless, the board of directors of Triumph will be permitted, prior to the receipt of the relevant stockholder approval required to consummate the merger, to furnish information with respect to Triumph and its subsidiaries to a person making a bona fide written alternative transaction proposal and participate in discussions and negotiations with respect to such bona fide written alternative transaction proposal received by Triumph if the board of directors of Triumph determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties.

Stockholder Approval

        Triumph has agreed to hold a meeting of its stockholders as soon as is reasonably practicable, and within 35 days following the date on which this proxy statement is cleared by the SEC, for the purpose of obtaining stockholder approval of the issuance of shares of Triumph common stock to Vought stockholders in the merger. Triumph has the right to delay the meeting as necessary (1) if Triumph has not received proxies representing a sufficient number of shares of Triumph common stock to obtain stockholder approval on the date of the meeting, (2) if Triumph reasonably determines that it is legally required to provide new or additional information to its stockholders and to provide its stockholders with additional time to review such information prior to the meeting or (3) by up to ten business days if Triumph has provided Vought with written notice that it has decided to change its recommendation that stockholders approve the issuance of Triumph common stock ten or fewer business days prior to the meeting. The board of directors of Triumph will use its reasonable best efforts to obtain such approval and adoption. Triumph is required to submit the share issuance to a stockholder vote even if its board of directors no longer recommends approval and adoption of the merger agreement.

        In connection with the meeting of Triumph stockholders, Triumph has agreed to (1) take all actions necessary to hold the stockholder meeting as soon as practicable, (2) use its reasonable best efforts to prepare and file with the SEC a proxy statement that is mutually acceptable to both Vought and Triumph with respect to the approval of the issuance of shares of Triumph common stock to Vought stockholders in the merger on or before the tenth business day following March 23, 2010, (3) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the proxy statement, (4) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by applicable law as promptly as reasonably practicable, (5) use its reasonable best efforts to have cleared by the SEC, and then mail to its stockholders, as promptly as reasonably practicable, the proxy statement and all other customary proxy or other materials for Triumph stockholder meetings, (6) to the extent required by applicable law, as promptly as reasonably practicable prepare, file and distribute to the Triumph stockholders any supplement or amendment to the proxy statement if any event shall occur which requires such action at any time prior to the special meeting and (7) otherwise use its reasonable best efforts to comply with all requirements of law applicable to the special meeting and the merger. Vought has agreed to cooperate with Triumph in connection with the preparation and filing of the proxy statement, including furnishing upon request any and all information regarding Vought or its affiliates as may be required to be included in the proxy statement under the Exchange Act. Triumph has agreed to provide Vought a reasonable opportunity to review and comment on the proxy statement, any amendments or supplements, or any SEC comments, prior to filing each such document with the SEC.

        The Triumph board of directors has agreed that, subject to the except described in the next sentence, it will not change, qualify or withdraw its recommendation in favor of the proposal to approve the issuance of shares of Triumph common stock to Vought stockholders in the merger. However, the Triumph board of directors may change its recommendation if it determines in good faith (after consultation with legal counsel) that the failure to effect such change of recommendation would be inconsistent with the discharge of its fiduciary duties to Triumph stockholders under applicable law and provides Vought with five days prior written notice of its determination to change its recommendation. Triumph has agreed that even if the board of directors changes its recommendation, Triumph will still submit the proposal to approve the issuance of shares of Triumph common stock to Vought stockholders in the merger to its stockholders.

Employee Benefits Matters

        For one year following the completion of the merger, Triumph will generally (but with certain exceptions) maintain for employees employed in the United States who are not covered by a collective bargaining agreement, who we refer to as "continuing employees," comparable base salary or wages, variable/incentive/bonus opportunity and other benefit plans and arrangements. Following the completion of the merger, Triumph will recognize covered employees' service with Vought and its successors and predecessors to the same extent recognized by Vought immediately prior to the completion of the merger for purposes of determining eligibility to participate, level of benefits, vesting and benefit accrual under any Triumph benefit plans. However, service will not be recognized to the extent such recognition would result in the duplication of benefits for the same period of service, for purposes of any frozen plan or grandfathered benefits, or for benefit accrual purposes under any defined benefit pension plan. Triumph has agreed to use commercially reasonable efforts to waive any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would not otherwise be applicable and would prevent immediate or full participation under its welfare plans. Triumph has also agreed to give full credit under its medical benefit plans for all co-payments and deductibles satisfied prior to (but in the same plan year as) the completion of the merger and for any lifetime maximums as if there had been a single continuous employer.

        No provision of the merger agreement will prohibit Triumph from terminating the employment of any employee or limit Triumph's right to amend or terminate any benefit plan or agreement following the merger.

        Vought is also permitted under the merger agreement to pay discretionary bonuses in an aggregate amount of approximately $5 million to certain of its employees in connection with the completion of the merger, which payments would reduce the stock consideration otherwise payable to Vought stockholders in connection with the Merger.

        Vought also agreed to submit to a vote of its stockholders for their approval of all payments or benefits that in the absence of such approval could reasonably be expected to constitute "parachute payments" under applicable law to any individuals that are "disqualified individuals" (each as defined in Section 280G(c) of the Code). In addition, Vought has, to the extent necessary, obtained waivers from each such disqualified individual of all payments or benefits payable that would, in the absence of such approval, constitute "parachute payments."

 Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements relating to, among other things:

  •
  each party's use of its reasonable best efforts to take all actions and to do all things necessary or desirable to consummate the merger, including with respect to making any filing with or obtaining the approval of a governmental entity or other agency or organization;

  •
  each party affording the other party reasonable access its properties, books and records;

  •
  indemnification and insurance of present and former officers and directors of Vought, including purchasing a "tail" policy with a claims period of six years following the completion of the merger;

  •
  coordination of press releases and other public statements about the merger and the merger agreement;

  •
  termination by Vought and its subsidiaries of certain contracts between Vought and its subsidiaries, on the one hand, and Vought's stockholders or their affiliates, on the other hand; and

  •
  provision by Vought to Triumph of Vought's monthly financial results.

Financing; Vought's Cooperation in Arranging the Financing; Termination of Indebtedness

        Financing.    Triumph has agreed to use its reasonable best efforts to obtain up to $1.085 billion in debt financing proceeds pursuant to the commitment letter executed between Triumph and RBC, which we refer to as the financing. In the event that Triumph becomes aware that any portion of the financing is unavailable in the manner or from the sources contemplated in the Commitment Letter, Triumph has agreed to use its reasonable best efforts to obtain alternative financing for the unavailable amount from alternative sources. Triumph will not agree to or permit any amendment, modification or waiver of the Commitment Letter, or any other agreement, arrangement and understanding relating to the financing that is materially adverse to Triumph or Vought without Vought's prior written consent, which shall not be unreasonably withheld. Vought has agreed to use its reasonable best efforts to cooperate with Triumph in connection with the arrangement and syndication of the financing, as Triumph reasonably requests.

        Financing Cooperation.    Vought has agreed to, and will cause each of its subsidiaries to, use its reasonable best efforts to provide reasonable cooperation in connection with the arrangement and syndication of the financing, including (among other things):

  •
  participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies;

  •
  assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents;

  •
  providing reasonable and timely assistance with the preparation of business projections, pro forma financial information and similar information and materials;

  •
  furnishing certain financial statements and financial information;

  •
  using commercially reasonable efforts to obtain customary comfort letters, legal opinions, appraisals, surveys, title insurance and other documentation and items relating to real estate collateral;

  •
  executing any pledge and security documents or other definitive financing documents and otherwise reasonably facilitating the pledging of collateral; and

  •
  not commencing any offering, placement or arrangement of any debt securities or bank financing.

        Vought has also agreed to provide Triumph all reasonably available information relating to Vought reasonably requested by Parent and reasonably necessary for the preparation of the materials necessary to syndicate the financing and sell notes. The parties have further agreed that none of Vought or any of its subsidiaries, or any of their respective officers, advisors or representatives, will be required to incur any liability with respect to the financing prior to consummation of the Merger.

        Termination of Vought Indebtedness.    Vought has agreed to use its commercially reasonable efforts to negotiate a payoff letter from the agent under its credit agreement, in customary form reasonably acceptable to Triumph, with respect to the indebtedness of Vought under such credit agreement. Vought will use its reasonable best efforts to take all actions reasonably requested by Triumph to facilitate the termination of all commitments, repayment of all obligations and release of all liens outstanding under the credit agreement. Vought is not required to terminate the credit agreement unless the closing occurs and Triumph provides Vought the funds necessary to pay in full the amount due under the payoff letter.

        Vought has also agreed to take the actions reasonably requested by Triumph to facilitate the satisfaction and discharge of Vought's 8% Senior Notes due 2011, which we refer to as the 2011 Notes, including calling the 2011 Notes for redemption on the date the merger is completed, provided Triumph shall have deposited with the trustee for the 2011 Notes sufficient funds to effect such redemption and satisfaction and discharge.

        In addition, each of Triumph and Vought agree to use its reasonable best efforts to replace all Vought cash collateralized letters of credit with uncollateralized letters of credit issued and outstanding under Triumph's credit facility or any credit facility entered into in connection with the debt financing related to the merger.

Conditions to Completion of the Merger

        Conditions to Each Party's Obligations.    The respective obligations of each of Triumph and Vought to effect the merger are subject to the satisfaction at or prior to the effective time of the following conditions:

  •
  approval of the issuance of shares of Triumph common stock in the merger by a majority of the outstanding shares of Triumph common stock;

  •
  authorization of the listing of the shares of Triumph common stock to be issued in the merger on the NYSE, subject to official notice of issuance;

  •
  termination or expiration of any waiting period (and any extensions thereof) applicable to the merger under the HSR Act and receipt of any additional required foreign antitrust approvals; and

  •
  no statute, rule, regulation, executive or other order will have been enacted, issued or promulgated by any governmental entity, and no preliminary or permanent injunction, temporary restraining order or prohibition issued by a court or other governmental entity preventing or rendering illegal the consummation of the merger will be in effect.

        Conditions to Obligations of Triumph.    The obligation of Triumph and Spitfire Merger Corporation to effect the merger is also subject to the satisfaction, or waiver by Triumph, at or prior to the effective time, of the following conditions:

  •
  the representations and warranties of Vought contained in the merger agreement will be true and correct as of March 23, 2010 and as of the date the merger is completed as though such representations and warranties had been made on and as of the date the merger is completed (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except where the failure or failures to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Vought and the representations and warranties of Vought relating to organization; capitalization; authority, enforceability and no violation of organizational documents; absence of material adverse effect; customers and suppliers; state takeover laws; and fees and the representations and warranties of the Holder Representative will be true and correct in all material respects as of such times;

  •
  Vought and the Holder Representative will have performed in all material respects all covenants required to be performed by them under the merger agreement at or prior to the effective time (except for certain obligations that must be completed prior to the effective time);

  •
  receipt by Triumph of certificates signed on behalf of Vought and one of its affiliates as to the satisfaction of the conditions with respect to Vought described in the preceding two bullets;

  •
  execution and delivery of the escrow agreement by the Holder Representative;

  •
  since March 23, 2010, no event or events having occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Vought;

  •
  receipt of the consent to the transfer of certain contracts will have been obtained and shall remain in full force and effect; and

  •
  receipt by Triumph of the payoff letter from the agent under Vought's credit agreement.

        Conditions to Obligations of Vought.    The obligation of Vought to effect the merger is also subject to the satisfaction, or waiver by Vought, at or prior to the effective time, of the following conditions:

  •
  the representations and warranties of Triumph contained in the merger agreement will be true and correct as of March 23, 2010 and as of the date the merger is completed as though such representations and warranties had been made on and as of the date the merger is completed (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except where the failure or failures to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Triumph and the representations and warranties of Triumph relating to organization; capitalization; authority, enforceability and no violation of organizational documents; and fees will be true and correct in all material respects as of such times;

  •
  Triumph will have performed in all material respects all covenants required to be performed by it under the merger agreement at or prior to the effective time;

  •
  receipt by Vought of a certificate signed on behalf of Triumph as to the satisfaction of the conditions described in the preceding two bullets;

  •
  since March 23, 2010, no event or events having occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Triumph;

  •
  performance by Triumph of all obligations required to be performed by it pursuant to the governance provisions of the stockholders agreement such that effective as of the closing, (1) the number of directors on Triumph's board of directors is increased by three and (2) the three persons specified in the stockholders agreement are appointed to Triumph's board of directors; and

  •
  receipt by Latham & Watkins LLP of a representation letter from Triumph, Spitfire Merger Corporation and the limited liability company that survives the second merger with respect to certain tax matters.

Survival; Indemnification

        Survival.    The representations, warranties, covenants and agreements of both Triumph and Vought will survive until the first anniversary of the closing (or, if a claim is asserted prior to such time, until its resolution), except that any covenants to be performed after the closing shall survive until such covenant is fully performed, and no claim for indemnification may be asserted after the first anniversary of the closing.

        Indemnification.    Triumph is entitled to indemnification solely from the indemnification escrow account described below for any and all damage, loss and expense suffered or incurred by Triumph arising out of or relating to (1) the failure of any of the representations or warranties made by Vought or the Holder Representative (disregarding for this purpose any qualifiers regarding material adverse effect in such representations and warranties), to be true and correct as of March 23, 2010 and as of the closing or the failure of Vought's closing certificate to be true and correct; (2) any breach of a covenant or agreement to be performed by Vought under the merger agreement; and (3) certain pre-closing taxes.

        Triumph has agreed to indemnify each holder of Vought common stock, options, stock appreciation rights and restricted stock units immediately prior to the effective time, who we refer to as the Vought indemnified parties, for any and all damage, loss and expense suffered or incurred by them arising out of or relating to (1) the failure of any of the representations or warranties made by Triumph (disregarding for this purpose any qualifiers regarding material adverse effect in such representations and warranties), to be true and correct as of March 23, 2010 and as of the closing or the failure of Triumph's closing certificate to be true and correct; (2) any breach of a covenant or agreement to be performed by Triumph under the merger agreement; and (3) the failure of the post-closing merger to be completed on the date the merger is completed.

        Both the Vought indemnified parties and Triumph are entitled to no more than $35 million in indemnification, and any damages payable to Triumph are to be paid solely from the indemnification escrow account. At closing, $35 million of the cash portion of the merger consideration will be deposited into an escrow account that will fund any obligations of Vought stockholders to indemnify Triumph under the merger agreement. Neither party is entitled to indemnification for claims that do not exceed $20,000 individually, and neither party is entitled to indemnification unless the aggregate amount of damages for which such party is entitled to indemnification exceeds $1,000,000. In the event that this threshold is exceeded, the indemnified party is entitled to recover the full amount of its damages, including the $1,000,000.

Termination of Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the matters presented in connection with the merger by the stockholders of Vought or Triumph:

  •
  by mutual written consent of Vought and Triumph;

  •
  by written notice of either Vought or Triumph, if any restraint preventing or rendering illegal consummation of the merger has become final and non-appealable, unless the failure of the party seeking to terminate the merger agreement to fulfill its obligations under the merger agreement was the cause of, or resulted in, such restraint;

  •
  by written notice of either Vought or Triumph, if the merger has not been consummated on or before September 23, 2010, which date we refer to as the outside date, unless the failure of the closing to occur by the outside date has been caused by, or resulted from, the failure of the party seeking to terminate the merger agreement to perform or observe its covenants under the merger agreement;

  •
  by written notice of either Vought or Triumph, if the other party has committed a breach that would result in the failure of the closing conditions described above in the section entitled "—Conditions to Completion of the Merger," that, if curable, is not cured by the earlier of (1) the outside date or (2) 30 days following written notice to the party committing the breach, or by its nature or timing cannot be cured within these time periods;

  •
  by written notice of Vought, if Triumph changes its recommendation to Triumph stockholders to approve the issuance of Triumph common stock to Vought stockholders; or

  •
  by written notice of either Vought or Triumph, if Triumph stockholder approval of the issuance of Triumph common stock to Vought stockholders is not obtained at the Triumph special meeting, or at any adjournment or postponement, at which the vote to obtain such approval is taken.

Termination Fees and Expenses

        If the merger agreement is terminated:

  •
  by Vought because Triumph changes its recommendation to Triumph stockholders to approve the issuance of Triumph common stock to Vought stockholders, then Triumph will pay to Vought $25,000,000; or

  •
  by Vought or Triumph because Triumph stockholder approval of the issuance of Triumph common stock to Vought stockholders is not obtained, then Triumph will pay to Vought $9,500,000.

        In addition, Triumph is required to pay to Vought a $75,000,000 termination fee if the merger agreement is terminated either (1) by Vought due to an uncured breach by Triumph of one of its covenants under the merger agreement that would result in the failure of the closing conditions described above in the section entitled "—Conditions to Completion of the Merger," or (2) by either party after the outside date at a time when Vought could also have terminated the merger agreement due to an uncured breach by Triumph, in each case other than (x) an unintentional breach by Triumph of its covenants to determine the tax deductibility of Vought's expenses in accordance with the merger agreement, to provide Vought with access to its books and records, to obtain stockholder approval of the issuance of shares of Triumph common stock in the merger and to consult with Vought prior to making public statements relating to the merger or (y) an uncured breach by Triumph of one of its covenants or agreements other than any of its representations or warranties, any of the covenants relating to the conduct of its business between March 23, 2010 and the consummation of the merger, and its covenant not to solicit alternative transactions. However, this termination fee will only be payable if, at the time of termination, both (i) the conditions to Triumph's obligation to consummate the merger have been satisfied or waived (other than (A) those conditions that by their nature are to be satisfied or waived at closing and (B) such conditions that have not been satisfied as a result of the material breach of either Triumph or Spitfire Merger Corporation of its obligations under the merger agreement) and (ii) no event has occurred that has had or would reasonably be expected to have a material adverse effect on Triumph.

        In addition, Vought is required to pay to Triumph a $75,000,000 termination fee if the merger agreement is terminated either (1) by Triumph due to an uncured breach by Vought of one of its covenants under the merger agreement that would result in the failure of the closing conditions described above in the section entitled "—Conditions to Completion of the Merger," or (2) by either party after the outside date at a time when Triumph could also have terminated the merger agreement due to an uncured breach by Vought, in each case other than (x) an unintentional breach by Vought of its covenants to determine the tax deductibility of Vought's expenses in accordance with the merger agreement, to provide Triumph with access to its books and records, to repay outstanding obligations under its credit agreement, to obtain stockholder approval of certain payments or benefits received by certain individuals that may constitute "parachute payments" under Section 280G of the Code and to consult with Triumph prior to making public statements relating to the merger or (y) an uncured breach by Vought of one of its covenants or agreements other than any of its representations or warranties, any of the covenants relating to the conduct of its business between March 23, 2010 and the consummation of the merger, and its covenant not to solicit alternative transactions. However, this termination fee will only be payable if, at the time of termination, both (i) the conditions to Vought's obligation to consummate the merger have been satisfied or waived (other than (A) those conditions that by their nature are to be satisfied or waived at closing and (B) such conditions that have not been satisfied as a result of the material breach of Vought of its obligations under the merger agreement) and (ii) no event has occurred that has had or would reasonably be expected to have a material adverse effect on Vought.

Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect, and there will be no liability on the part of Triumph or Vought, except that designated provisions of the merger agreement will survive the termination, including those relating to the payment of fees and expenses (including the termination fee), Triumph's obligation to indemnify Vought for damages, liabilities and expenses relating to the financing and to reimburse Vought for its out-of-pocket expenses relating to the financing, effects of termination, treatment of confidential information, governing law, jurisdiction and waiver of jury trial.

Amendment, Extension and Waiver

        Amendment.    The merger agreement may be amended, in writing, by the parties at any time before or after approval of the merger by the stockholders of Vought. However, after any approval of the merger agreement by the stockholders of Triumph, there may not be, without further approval of Triumph stockholders, any amendment of the merger agreement that requires further approval under applicable law.

        Extension; Waiver.    At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective board of directors may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or (3) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Holder Representative

        In the merger agreement, the holders of Vought common stock, options, stock appreciation rights and restricted stock units appointed TC Group, L.L.C., who we refer to as the Holder Representative, as the representative to act on their behalf for certain limited purposes. The Holder Representative has been granted a power of attorney to act on their behalf in connection with the transactions contemplated by the merger agreement, including executing documents, making all elections and decisions to be made by them in connection with the merger, both prior to and following the closing, retaining a portion of the merger consideration necessary to pay fees and expenses, giving and receiving notices on their behalf and otherwise exercising all rights on their behalf. The Holder Representative may resign at any time and may also be removed and replaced by a majority of the holders of shares of Vought common stock immediately prior to the effective time.

Specific Performance

        The parties to the merger agreement are not entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement, other than the provisions relating to the parties agreement to have the tax deductibility of Vought's expenses determined by the auditors specified in the merger agreement, Triumph's obligations to obtain stockholder approval for the issuance of Triumph common stock in the merger and each of Triumph's and Vought's agreement not to solicit alternative transactions.

Governing Law

        The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

THE STOCKHOLDERS AGREEMENT

        This section of the proxy statement describes the material provisions of the stockholders agreement entered into by and among Triumph, Carlyle and the stockholders of Vought who are affiliates of Carlyle, which we refer to collectively as the Carlyle Entities. The following summary is qualified in its entirety by reference to the complete text of the stockholders agreement, which is attached as Annex B to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the stockholders agreement carefully.

Board of Directors of Triumph

        Composition of Board at Closing.    At the closing, Triumph will increase the size of its board of directors by three and will appoint three directors, each of whom we refer to as a Carlyle Director. The initial Carlyle Directors will be Adam Palmer, Elmer Doty and an individual designated by Carlyle on behalf of the Carlyle Entities and approved by Triumph prior to the consummation of the merger.

        Composition of Board Following Closing.    Following the closing and until the Carlyle Entities beneficially own less than 5% of the then issued and outstanding shares of Triumph common stock, which we refer to as a Carlyle Rights Termination Event, at each annual or special meeting of stockholders of Triumph at which directors are to be elected to the board of directors of Triumph, Triumph will nominate and use its reasonable best efforts to cause the election of a slate of directors that includes nominees designated by the Carlyle Entities, each of whom we refer to as a Carlyle designee. The number of Carlyle designees that will be included in the slate of directors nominated by Triumph is determined by the percentage of the shares of Triumph common stock received by the Carlyle Entities in the merger that the Carlyle Entities continue to own at the time of the annual or special meeting of stockholders of Triumph at which directors are to be elected. If the Carlyle Entities own 66.67% or more of the shares of Triumph common stock that they received in the merger, then the slate of directors will include three Carlyle designees. If the Carlyle Entities own 33.33% or more (but less than 66.67%) of the shares of Triumph common stock that they received in the merger, then the slate of directors will include two Carlyle designees. If the Carlyle Entities own less than 33.33% of the shares of Triumph common stock that they received in the merger, but 5% or more of Triumph's then-outstanding common stock, then the slate of directors will include one Carlyle designee.

        If a Carlyle designee fails to be elected to Triumph's board of directors following any stockholder meeting at which the Carlyle designee stood for election, Triumph will appoint the same person to its board of directors either by expanding the size of the board of directors or causing a non-Carlyle Director to resign and Triumph's board of directors will not hold any meeting or take any material action until this appointment has occurred. The Carlyle Entities will use reasonable efforts to identify, within 90 days, a replacement Carlyle designee who is reasonably acceptable to the board of directors or Nominating and Corporate Governance Committee and after this replacement Carlyle designee has been identified, the Carlyle Entities will use their reasonable best efforts to cause the person appointed pursuant to the preceding sentence to resign and Triumph will appoint the replace Carlyle designee to its board of directors.

        The Carlyle Entities will not be entitled to designate any Carlyle designee for election to Triumph's board of directors (or any committee thereof), in the event that (1) the election of such Carlyle designee would cause Triumph not to be in compliance with applicable law, (2) such Carlyle designee has been the subject of a conviction or proceeding enumerated in Item 2(d) or (e) of Schedule 13D, (3) such Carlyle designee is or has been a party to a proceeding, or is subject to an order, judgment or decree, of the type enumerated in Item 401(f) of Regulation S-K in the preceding five years or is subject to any order, decree or judgment of any court or agency prohibiting service as a director of any public company or (4) such Carlyle designee is not reasonably acceptable to the board of directors or Nominating and Corporate Governance Committee (except that the initial Carlyle Directors are deemed to be acceptable for the duration of the stockholders agreement).

        Until the later to occur of (1) the expiration of the Standstill Period (as defined below) or (2) the third anniversary of the closing of the merger, each Carlyle Entity has agreed to cause each Triumph share that it acquired in the merger and continues to beneficially own to be present, either in person or by proxy, at all meetings of stockholders of Triumph at which directors are to be elected and to support and cause each such share to be voted in favor of the persons nominated by the board of directors or Nominating and Corporate Governance Committee.

        The right of the Carlyle Entities to designate directors to Triumph's board of directors terminates as the number of shares held by the Carlyle Entities that they received in the merger decreases. When the Carlyle Entities first hold less than 66.67% of the shares that they received in the merger, they will use their reasonable best efforts to cause one Carlyle Director to immediately resign. When the Carlyle Entities first hold less than 33.33% of the shares that they received in the merger, they will use their reasonable best efforts to cause a second Carlyle Director to immediately resign. And when the Carlyle Entities beneficially own less than 5% of the then issued and outstanding shares of Triumph common stock, the Carlyle Entities will use their reasonable best efforts to cause any and all remaining Carlyle Directors to resign from the board of directors.

        Negative Covenants.    Until the occurrence of a Carlyle Rights Termination Event, without the prior consent of the Carlyle Entities, Triumph has agreed not amend its charter or bylaws in a manner that is adverse to, or limits, any of the Carlyle Entities' governance rights under the stockholders agreement or impose transfer restrictions on shares of Triumph common stock received in the merger, other than amendments solely to include the size of Triumph's board of directors.

 Transfer Restrictions

        The Carlyle Entities are prohibited from transferring or hedging any shares of Triumph common stock received in the merger prior to the first anniversary of the closing of the merger (other than to controlled affiliates). Additionally after the first anniversary of the closing of the merger, the Carlyle Entities are prohibited from knowingly transferring any shares of Triumph common stock received in the merger (1) in one or more transactions in which any person or group purchases 2.5% or more of Triumph's then-outstanding shares of common stock or (2) to any person or group if such transfer would result in such person or group beneficially owning 5% or more of Triumph's then-outstanding shares of common stock. The Carlyle Entities are also prohibited from transferring any shares of Triumph common stock received in the merger on any given day in an amount greater than 20% of the average daily trading volume of Triumph's common stock for the 20-day period immediately preceding the date of such transfer. The restrictions in the preceding two sentences do not apply to bona fide block trades (as long as the transferring Carlyle Entity does not have knowledge that the counterparty was acquiring the shares with the intention of influencing control of Triumph or that such trade would result in any person or group owning more than 15% of Triumph's common stock) or to transfers effected through a public offering pursuant to an exercise of rights under the stockholders agreement. Each of the transfer restrictions described above can be waived by the prior approval a majority of Triumph's directors who are not Carlyle Directors.

Standstill Provisions

        Subject to certain exceptions for hedge funds managed by Carlyle or the Carlyle Entities, during the Standstill Period, without Triumph's prior written consent, the Carlyle Entities and Carlyle will not, and will not permit any investment fund managed by the Carlyle Entities or Carlyle to, directly or indirectly:

  •
  acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition or ownership of, Triumph common stock, or Triumph securities that are convertible into Triumph common stock, that represents more than 1% of the outstanding shares of Triumph common stock (other than pursuant to the terms of the merger agreement, as a result of a corporate action effecting Triumph's common stock, such as a stock split or stock dividend, or an acquisition of shares from a Carlyle Entity);

  •
  deposit any shares of Triumph common stock in a voting trust or similar arrangement or subject any shares of Triumph common stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any shares of Triumph common stock (other than to Triumph or a person specified by Triumph in a proxy card provided to stockholders on or behalf of Triumph or to any other Carlyle Entity);

  •
  enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving Triumph or any of its subsidiaries;

  •
  make, or in any way participate or engage in, any solicitation of proxies to vote, or advise or knowingly influence any person with respect to the voting of, any voting securities of Triumph or its subsidiaries;

  •
  call, or seek to call, a meeting of the stockholders of Triumph or initiate any stockholder proposal for action by stockholders of Triumph;

  •
  form, join or in any way participate in a group (within the meaning of Section 13(d)(3) of the Exchange Act), other than with an affiliate of Carlyle that is also bound by the restrictions of the standstill provisions, with respect to any voting securities of Triumph;

  •
  otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Triumph;

  •
  publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing actions; or

  •
  advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing actions.

        Each of the Carlyle Entities and Carlyle have also agreed that, during the Standstill Period, without the written consent of Triumph, they will not and will not permit any investment fund to (1) request that Triumph amend or waive any provision of the standstill restrictions or (2) take any action that such person reasonably believes will require Triumph to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in the bullets above.

        For the purposes of the stockholders agreement, "Standstill Period" means the period from the date the merger is completed of the merger until the later of (1) the date on which there are no Carlyle Directors on Triumph's board of directors and (2) the first date on which the Carlyle Entities and their affiliates no longer beneficially own shares of Triumph common stock representing 10% or more of the outstanding shares of Triumph common stock. However, if the Standstill Period expires prior to a Carlyle Rights Termination Event and, prior to a Carlyle Rights Termination Event, a Carlyle Director is subsequently elected or appointed to Triumph's board of directors, then the Standstill Period will resume, and the restrictions described above in this section will apply from and after the date that such Carlyle Director is elected or appointed to Triumph's board of directors until the next date on which there are no Carlyle Directors on Triumph's board of directors. In addition, the Standstill Period will be suspended during any period in which Triumph is in material breach of its governance obligations. However, in the event that the Standstill Period is suspended in accordance with the preceding sentence, the Standstill Period will resume from and after the date that the material breach is cured if the Triumph's board of directors did not hold any meeting or take any material action while the Standstill Period was suspended, other than actions necessary to cure the material breach.

Non-Competition; Non-Solicit

        Non-Competition.    The stockholders agreement provides that, for the two years following the closing of the merger, which we refer to as the Non-Compete Period, Carlyle and its investment funds are limited in their ability to acquire beneficial ownership of 15% or more of the outstanding voting securities of any entity that is primarily engaged in a Competing Business (as defined below).

        For purposes of the stockholders agreement, "Competing Business" means the business of designing, manufacturing and assembling large, complex aerostructures for commercial or military aircraft, which, for avoidance of doubt, does not include engaging in such activities as part of a business of designing, assembling, manufacturing or selling complete or finished aircraft.

        The stockholders agreement provides that during the Non-Compete Period, Carlyle may not, and will cause its controlled affiliates not to, compete with Vought or any subsidiary of Vought with respect to the scope of work currently performed by Vought or any of its subsidiaries on any aircraft program, if the scope of work is under contract to, or being performed under a purchase order in effect by, Vought or any of its subsidiaries on March 23, 2010, unless, with respect to controlled affiliates, doing so would be inconsistent with the fiduciary duties of Carlyle, any investment fund, or any person serving as a representative or designee of Carlyle or any investment fund of the board of directors or similar governing body of a controlled affiliate.

        Non-Solicit.    From the closing of the merger until December 31, 2011, which we refer to as the Non-Solicit Period, Carlyle will not, and it will cause its controlled affiliates not to, directly or indirectly solicit for employment specified members of Vought's senior management. General, non-targeted media advertising or the use of an independent search firm that contacts Vought employees without direction or advice by Carlyle or its controlled affiliates will not be deemed to be a direct or indirect solicitation. In no event, however, may Carlyle and its controlled affiliates hire specified members of Vought's senior management team during the Non-Solicit Period unless such person's employment has been terminated by Triumph following the completion of the merger.

Registration Rights

        Demand Registrations.    Under the stockholders agreement, at any time after March 23, 2011, a Carlyle Entity may request, in writing, that Triumph effect a registration under the Securities Act of registrable securities held by the Carlyle Entity. Triumph is not required to comply with more than one such demand request during any six-month period and shall only be obligated to comply with five demand requests in total.

        Piggyback Registrations.    Subject to certain exceptions, whenever Triumph proposes to register any shares of its common stock under the Securities Act for sale to the public solely for cash, and the registration form to be filed may be used for the registration or qualification for distribution of registrable securities, the stockholders agreement requires that Triumph give prompt written notice to all holders of registrable securities of its intention to effect such a registration and include in such registration all registrable securities which are permitted to be transferred pursuant to the terms of the stockholders agreement.

        Shelf Registration Statement.    Not later than the first anniversary of the date the merger is completed, Triumph has agreed to file a shelf registration statement under the Securities Act relating to the offer and sale of all of the registrable securities. If the shelf registration is not automatically effective, Triumph has agreed to use its reasonable best efforts to have the shelf registration statement declared effective as soon as possible after filing.

        Distribution Black-Out Period.    Subject to certain exceptions and limitations, Triumph will not be required to effect any demand registration if Triumph has notified the Carlyle Entity that, in Triumph's good faith judgment, it would be materially detrimental to Triumph for the registration to be effected at such time, in which event Triumph will be entitled to defer the filing for a period of not more than 45 days. The right to delay a request for a demand registration will not be exercised by Triumph for more than three periods in any twelve-month period and 90 days in the aggregate in any twelve-month period.

        Expenses.    Subject to certain exceptions, Triumph will pay all registration expenses in connection with each registration of securities pursuant to the stockholders agreement. All selling expenses incurred in connection with any registrations pursuant to the stockholders agreement will be paid by the holders of the shares of Triumph common stock so registered pro rata on the basis of the aggregate offering or sale price of the shares of Triumph common stock so registered.

        Holdback Agreements.    Each holder of registrable securities agrees that, if requested by the underwriters, it will not (whether or not such holder is participating in the offering) transfer any shares of Triumph common stock, any other equity securities of Triumph or any securities convertible into or exchangeable or exercisable for any equity securities of Triumph without the prior written consent of Triumph or the underwriters during the period specified by the underwriters, which will not exceed 10 days prior to or 90 days following any registered offering of securities by Triumph, provided that Triumph and all of its executive officers have also agreed to not issue or transfer any shares of Triumph common stock during such period.

ACCOUNTING TREATMENT

        Triumph prepares its financial statements in accordance with U.S. GAAP. The merger will be accounted for by applying the acquisition method, which requires the determination of the acquiror, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Accounting Standards Codification Topic 805-10, "Business Combinations—Overall" ("ASC 805-10") provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

        Based on Triumph being the entity issuing its equity interests in the merger, the current Triumph directors representing six out of nine directors of the combined company and the other terms of the merger, including the receipt by Vought stockholders of a premium, Triumph will be considered to be the acquiror of Vought for accounting purposes. This means that Triumph will allocate the purchase price to the fair value of Vought's assets and liabilities at the acquisition date, with any excess purchase price being recognized as goodwill.

TRIUMPH AND VOUGHT UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The unaudited pro forma condensed combined balance sheet assumes that the merger took place on December 31, 2009 and combines Triumph's December 31, 2009 consolidated balance sheet with Vought's December 31, 2009 consolidated balance sheet.

        The unaudited pro forma condensed combined statement of income for the fiscal year ended March 31, 2009 assumes that the merger took place on April 1, 2008. Triumph's audited consolidated statement of income for the fiscal year ended March 31, 2009 has been combined with Vought's unaudited consolidated statement of income for the four fiscal quarters ended March 31, 2009. This unaudited methodology includes the last three reported quarters of Vought's fiscal year ended December 31, 2008 and the first fiscal quarter of Vought's fiscal year ended December 31, 2009.

        The unaudited pro forma condensed combined statement of income for the nine months ended December 31, 2009 assumes that the merger took place on April 1, 2009. Triumph's unaudited consolidated statement of income for the nine months ended December 31, 2009 has been combined with Vought's unaudited consolidated statement of income for the three fiscal quarters ended December 31, 2009.

        The historical consolidated financial information of Triumph and Vought has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Triumph and Vought for the applicable periods, which are incorporated by reference in this document:

  •
  Separate historical financial statements of Triumph as of and for the fiscal year ended March 31, 2009 and the related notes included in the Current Report on Form 8-K filed on November 4, 2009 by Triumph for the retrospective application of the convertible debt accounting standard;

  •
  Separate historical financial statements of Vought as of and for the year ended December 31, 2009 and the related notes included in Vought's Annual Report on Form 10-K for the year ended December 31, 2009; and

  •
  Separate historical financial statements of Triumph as of and for the three and nine months ended December 31, 2009 and the related notes included in Triumph's Quarterly Report on Form 10-Q for the period ended December 31, 2009.

        The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. All material accounts and transactions between Triumph and Vought have been eliminated from the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not include pro forma adjustments for Triumph's fiscal 2009 acquisitions or Triumph's February 2010 acquisition of Fabritech, Inc.

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which are subject to change and interpretation. Triumph has been treated as the acquirer in the merger for accounting purposes. The acquisition is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates (for example estimates as to value of acquired property, plant and equipment as well as intangible assets) and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to combine the operations of Triumph and Vought or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Triumph Group, Inc. and Vought Aircraft Industries, Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
Fiscal Year Ended March 31, 2009

(in millions, except per share data)	Triumph	Vought	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,240.4	$1,748.8	$—		$(39.4	)(A)	$2,949.8
Operating costs and expenses:
Cost of sales	877.8	1,494.5	(78.7	)(1)	(79.5	)(B)	2,214.1
Selling, general and administrative	162.1	130.3	12.8	(1)	(2.0	)(C)	303.2
Depreciation and amortization	48.6	—	65.9	(1)	41.8	(D)	156.3

	1,088.5	1,624.8	—		(39.7)		2,673.6

Operating income	151.9	124.0	—		0.3		276.2
Interest expense and other	17.0	60.5	—		(0.1	)(E)	77.4
Other (gain) loss	—	(47.1)	—		—		(47.1)
Gain on extinguishment of debt	(0.9)	—	—		—		(0.9)

Income from continuing operations, before income taxes	135.8	110.6	—		0.4		246.8
Income tax expense	43.1	0.2	—		43.1	(F)	86.4

Income from continuing operations	$92.7	$110.4	$—		$(42.7)		$160.4

Earnings per share—basic:
Income from continuing operations	$5.66						$6.71
Weighted-average common share outstanding—basic	16.4						23.9

Earnings per share—diluted:
Income from continuing operations	$5.59						$6.65
Weighted-average common share outstanding—diluted	16.6						24.1

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements.

The pro forma reclassifications and adjustments are explained in Note 6 and Note 7, respectively.

Triumph Group, Inc. and Vought Aircraft Industries, Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
Nine Months Ended December 31, 2009

(in millions, except per share data)	Triumph	Vought	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Net sales	$942.8	$1,487.5	$—		$(26.0	)(A)	$2,404.3
Operating costs and expenses:
Cost of sales	676.8	1,270.0	(56.8	)(1)	(52.1	)(B)	1,837.9
Selling, general and administrative	117.2	94.1	4.6	(1)	(1.5	)(C)	214.4
Depreciation and amortization	40.9	—	52.2	(1)	34.5	(D)	127.6

	834.9	1,364.1	—		(19.1)		2,179.9

Operating income	107.9	123.4	—		(6.9)		224.4
Interest expense and other	18.6	40.2	—		7.4	(E)	66.2

Income from continuing operations, before income taxes	89.3	83.2	—		(14.3)		158.2
Income tax expense	29.0	(9.3)	—		35.7	(F)	55.4

Income from continuing operations	$60.3	$92.5	$—		$(50.0)		$102.8

Earnings per share—basic:
Income from continuing operations	$3.66						$4.29
Weighted-average common share outstanding—basic	16.5						24.0

Earnings per share—diluted:
Income from continuing operations	$3.62						$4.25
Weighted-average common share outstanding—diluted	16.6						24.2

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements.

The pro forma reclassifications and adjustments are explained in Note 6 and Note 7, respectively.

Triumph Group, Inc. and Vought Aircraft Industries, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheets
December 31, 2009

(in millions)	Triumph	Vought	Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$152.3	$116.0	$(216.0	)(A)	$52.3
Accounts receivable, net	166.0	127.9	(4.5	)(B)	289.4
Inventories	378.7	511.3	(25.8	)(C)	864.2
Other current assets	35.3	52.3	(0.1	)(D)	87.5
Assets held for sale	5.3	—	—		5.3

Total current assets	737.6	807.5	(246.4)		1,298.7
Property and equipment, net	322.1	275.9	100.0	(E)	698.0
Goodwill	487.2	404.8	473.5	(F)	1,365.5
Intangible assets, net	79.9	20.4	1,013.6	(G)	1,113.9
Other, net	18.8	1.3	14.4	(D)	34.5

Total assets	$1,645.6	$1,509.9	$1,355.1		$4,510.6

Current liabilities:
Accounts payable	$78.4	$140.9	$(4.5	)(B)	$214.8
Accrued expenses and other current liabilities	94.3	230.3	4.0	(H)	328.6
Liabilities related to assets held for sale	0.7	—	—		0.7
Current portion of long-term debt	94.2	319.8	(319.8	)(I)	94.2

Total current liabilities	267.6	691.0	(320.3)		638.3
Long-term debt, less current portion	414.8	270.0	707.4	(I)	1,392.2
Accrued pension & post-retirement benefits, noncurrent	2.4	977.1		(I)	979.5
Deferred income taxes	107.0	—	(49.1	)(J)	57.9
Other non-current liabilities	14.8	75.3	15.6	(H)	105.7
Total stockholders' equity	839.0	(503.5)	1,001.5	(K)	1,337.0

Total liabilities and stockholders' equity	$1,645.6	$1,509.9	$1,355.1		$4,510.6

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements.

The pro forma reclassifications and adjustments are explained in Note 6 and Note 8, respectively.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(dollars in millions, except per share data)

1. DESCRIPTION OF TRANSACTION

        On March 23, 2010, Triumph Group, Inc. ("Triumph") and Vought Aircraft Industries, Inc. ("Vought") entered into a merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Vought will become a wholly-owned subsidiary of Triumph. Upon completion of the merger, holders of Vought common stock and equity awards will have the right to receive, in the aggregate, $525.0 million in cash and subject to certain adjustments, 7,903,715 shares of Triumph common stock. The cash portion of the merger consideration is fixed. The stock portion of the merger will not be adjusted to reflect changes to Triumph's stock price prior to closing of the merger. The stock portion of the merger will be decreased by approximately 3,360 shares for each day prior to July 1, 2010 that the merger is completed and increased by 3,360 shares for each day after July 1, 2010 that the merger is completed. The stock portion of the merger consideration will also be reduced for expenses of Vought that Triumph pays in connection with completing the merger.

        At the effective time of the merger, each outstanding option to purchase shares of Vought common stock and each stock appreciation right in respect of Vought common stock granted under the 2001 Vought Stock Option Plan and the 2006 Vought Incentive Award Plan, whether or not exercisable, will vest in full and be cancelled, and holders of such options and stock appreciation rights will be entitled to receive an amount in cash equal to the excess, if any, of the merger consideration per share (calculated as a dollar figure in accordance with the merger agreement) over the per share exercise price for each share subject to the option or stock appreciation right, less required withholding taxes.

        At the effective time of the merger, each Vought restricted stock unit granted under the 2006 Vought Incentive Award Plan, and the right to receive shares of Vought common stock or an amount in cash measured by the value of a number of shares of Vought common stock, will become fully vested and be converted into the right to receive an amount in cash equal to the merger consideration per share (calculated as a dollar figure in accordance with the merger agreement), less required withholding taxes.

2. BASIS OF PRESENTATION AND ORGANIZATION

        The accompanying unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Triumph and Vought. For ease of reference, all pro forma statements use Triumph's period end dates and Vought's reported information has been recast accordingly to correspond to Triumph's period end dates by adding Vought's comparable quarterly periods as necessary.

        The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which Triumph adopted on April 1, 2009 and used the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which Triumph has adopted as required.

        ASC Topic 805, requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Financial statements of Triumph issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of Triumph issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of Vought. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

2. BASIS OF PRESENTATION AND ORGANIZATION (Continued)

closing date of the merger at the then-current market price, which will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

        ASC Topic 820, defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for valuation of the asset or liability. In addition, market participants are assumed to be unrelated (to Triumph) buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Triumph may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Triumph's intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        Under ASC Topic 805, acquisition-related transaction costs (i.e. advisory, legal, other professional fees, etc.) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Triumph are estimated to be approximately $39.4 million. The unaudited pro forma condensed combined balance sheet also reflects anticipated acquisition-related transaction costs to be incurred by Vought, which are estimated to be approximately $26.8 million, as an assumed liability to be paid in connection with the closing of the merger. The unaudited pro forma condensed combined financial statements do not reflect restructuring charges expected to be incurred in connection with the merger.

3. ACCOUNTING POLICIES

        Upon completion of the merger, Triumph will perform a detailed review of all of Vought's accounting policies. As a result of that review, Triumph may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Triumph is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any other differences in accounting polices. We have identified certain differences in accounting policies between Triumph and Vought, including financial statement classification and inventory capitalization policies. We have made pro forma adjustments, as presented herein, for these policies.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

4. ESTIMATE OF CONSIDERATION EXPECTED TO BE TRANSFERRED

        The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Vought:

(in millions, except per share amounts)	Shares	Estimated Fair Value	Form of Consideration
Number of Triumph shares to be issued to Vought stockholders	7.5
Multiplied by Triumph's share price as of April 1, 2010	$69.37	$522.1	Triumph common stock

Cash consideration to be transferred to Vought stockholders		525.0	Cash

Estimate of consideration to be transferred		$1,047.1

The estimated consideration expected to be transferred in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC Topic 805, the fair value of equity securities issued as part of the consideration transferred will be measured on closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $69.37 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. Triumph believes that an increase or decrease by as much as 20% in the Triumph common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon recent history of Triumph common stock price. A change of this magnitude would increase or decrease the consideration expected to be transferred by about $102.4 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

5. ESTIMATES OF THE ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

        The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Triumph in the merger, reconciled to the estimate of consideration expected to be transferred:

(in millions)
Book value of net assets acquired December 31, 2009	$(503.5)
Less: Vought historical goodwill	(404.8)
Less: Vought historical intangible assets	(20.4)
Plus: Vought expected accrued transaction costs at closing	(26.8)

Adjusted book value of net assets acquired	(955.5)
Adjustments to:
Other current assets	(5.1)
Inventory	(25.8)
Property & equipment, net	100.0
Deferred taxes	53.2
Intangible assets, net	1,034.0
Accrued expenses and other current liabilities	(29.6)
Debt	(2.4)
Goodwill	878.3

Total adjustments	2,002.6

Estimate of consideration expected to be transferred	$1,047.1

        The purchase price allocation for purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Triumph believes this was an appropriate approach based on review of similar type acquisitions, which appeared to indicate that the most significant and material portion of the purchase price would be allocated to intangible assets.

        The following is a discussion of the adjustments made to Vought's assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

        Property & equipment:    As of the effective time of the merger, property & equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Triumph does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets. In addition, more information is needed regarding the nature and types of machinery and equipment, which is the majority of Vought's property & equipment balance, in order to assess these assets against current technology products, costs and values. All of these elements can cause differences between fair value and net book value. For purposes of these unaudited pro forma condensed combined financial statements, Triumph considered other comparable acquisition transactions and estimated that the fair value adjustment to increase property and equipment would approximate $100 million. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

5. ESTIMATES OF THE ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED (Continued)

the closing date. The estimated remaining weighted average useful life of the underlying assets is estimated to be 10 years. A 20% change in the valuation of property and equipment would cause an increase or decrease to annual depreciation expense of approximately $5.5 million ($1.4 million per quarter), assuming a weighted average useful life of 10 years.

        Intangibles assets:    As of the effective time of the merger, intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with Vought and our external third party valuation advisors, Triumph has identified the following significant intangible assets: customer relationships/contracts, and the Vought tradename.

        The fair value of these types of intangible assets is normally determined primarily through the use of the "income approach," which requires an estimate or forecast of all the expected future cash flows either through the use of either the multi-period excess earnings method or relief-from-royalty method.

        At this time, Triumph does not have sufficient information as to the amount, timing and risk of the estimated cash flows needed to value the customer relationship/contracts and the Vought tradename. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including net sales, costs of sales, selling, general and administrative expenses and working capital/contributory asset charges) and the discount rate selected to measure the risk inherent in the future cash flows. However, for purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as Vought's historical and projected revenues, customer attrition rates, cost structure, and certain other high-level assumptions, the preliminary fair value of the customer relationship/contracts and the Vought tradename were estimated by our external third party valuation advisors and reviewed by Triumph management and were as follows: Customer relationship/contracts—$572.0 million with a weighted average useful life of 13.4 years; and the Vought tradename—$462.0 million with an indefinite life.

        These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Triumph and our third party valuation advisors have full access to the specifics of the Vought intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. A 20% change in the valuation of definite lived intangible assets would cause a corresponding increase or decrease to annual amortization expense of approximately $11.2 million ($2.8 million per quarter), assuming a weighted-average useful life of 10 years. The estimated intangible asset values and their useful lives could be impacted by a variety of

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

5. ESTIMATES OF THE ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED (Continued)

factors that may become known to Triumph only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger.

        Goodwill:    Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

6. RECLASSIFICATIONS

        Certain reclassification adjustments have been made to the historical financial statements of Vought to conform to Triumph's presentation as follows:

(1)
Certain selling, general and administrative costs that Triumph classifies as selling, general and administrative expenses; and depreciation and amortization expenses that Triumph classifies separately are included in Cost of Sales on Vought's statements of income. This adjustment reclassifies Vought's historical Cost of Sales and Selling, General & Administrative to the respective captions disclosed on Triumph's historical statements of income.

7. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(A)
Reflects adjustments for the following (in millions):

	Year Ended March 31, 2009	Nine Months Ended December 31, 2009
Reduction in revenue for sales from Triumph to Vought which eliminate in combination	$(39.4)	$(26.0)
(B)
Reflects adjustments for the following (in millions):

	Year Ended March 31, 2009	Nine Months Ended December 31, 2009
Reduction in cost of sales for sales from Triumph to Vought which eliminate in combination	$(39.4)	$(26.0)
Adjustment to eliminate profit on net sales by Triumph that are in Inventory of Vought	3.0	(0.6)
Reverse Vought's amortization of prior service costs and amortization of actuarial (gains) losses on pension and other post-retirement benefits	(27.0)	(23.9)
Impact of the elimination of general and administrative costs from inventory per Triumph's policy(1)	(4.0)	6.5
Amortization of loss contract fair value margin adjustment	(12.1)	(8.1)

	$(79.5)	$(52.1)

(1)
See footnote 8, Note (C) below.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

7. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Continued)

(C)
Reflects adjustments for the following (in millions):

	Year Ended March 31, 2009	Nine Months Ended December 31, 2009
Elimination of management fees to The Carlyle Group	$2.0	$1.5

(D)
Reflects adjustments for the following (in millions):

	Year Ended March 31, 2009	Nine Months Ended December 31, 2009
New intangible asset amortization	$42.8	$32.1
Depreciation on property and equipment fair value adjustment	10.0	7.5
Eliminate Vought's historical intangible asset amortization expense	(11.0)	(5.1)

	$41.8	$34.5

(E)
Reflects adjustments for the following (in millions):

	Year Ended March 31, 2009	Nine Months Ended December 31, 2009
Interest expense on new debt issuances used to partially finance the merger	$63.5	$47.6
Amortization of deferred financing fees related to new debt issuances	2.8	2.1
Vought's historical interest expense on debt to be repaid (1)	(66.4)	(42.0)
Foregone interest income from lower cash balances used to partially finance the merger	—	(0.3)

	$(0.1)	$7.4

(1)
This included amortization of debt origination costs and debt discount for each period.

This pro forma adjustment excludes incremental interest expense for Triumph's Senior Notes due 2017, issued in November 2009, the remaining proceeds of which will be used to partially finance the merger. If this debt had been in place as of April 1, 2008, we would have incurred additional interest expense, including amortization of discount and finance fees of approximately $14.6 million and $9.2 million, respectively for the fiscal year ended March 31, 2009 and the nine months ended December 31, 2009.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

7. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Continued)

(F)
This represents the tax effect of adjustments to income from continuing operations, before income taxes primarily related to expense associated with incremental debt to partially finance the merger and increased amortization resulting from estimated fair value adjustments for acquired intangibles. In addition, Vought's historical income tax provision included the reversal of a valuation allowance against deferred income taxes, which Triumph would have reversed through purchase accounting, thus resulting in a significant increase in the pro forma income tax provision applicable to Vought's operations. Triumph has assumed a 35.0% blended tax rate representing the estimated combined effective global tax rates. This estimated blended tax rate recognizes that Vought is predominately a U.S. based entity and that the debt incurred by Triumph to effect the merger will be an obligation of a U.S. entity. However, the effective tax rate of the combined entity could be significantly different (either higher or lower) depending on post-acquisition activities.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted-average shares of Vought are assumed to be replaced by the shares expected to be issued by Triumph to effect the merger.

The unaudited pro forma condensed combined financial statements do not reflect revenue synergies or the expected cost savings. Although Triumph management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements also do not reflect estimated restructuring charges associated with the expected cost savings, which will be expensed as incurred.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

8. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(A)
The sources and uses of funds relating to the proposed merger transaction are as follows:

(in millions)
Sources:
Expected new Term Loan	$435.0
Expected new Senior Unsecured Notes	400.0
Expected new Senior Secured revolving credit facility	142.4

Total sources	977.4
Uses:
Repayment of Vought's debt(1)	(599.8)
Payment of unamortized original issue discount	(2.4)
Cash consideration to stockholders of Vought common stock	(525.0)
Estimated remaining Triumph acquisition related transaction costs(2)	(39.4)
Estimated remaining Vought acquisition related transaction costs(2)	(26.8)

Total uses	(1,193.4)

Net effect on cash	$(216.0)

(1)
See Note (I) below for a description of the transaction financing.

(2)
The unaudited condensed combined pro forma balance sheet assumes that the estimated transactions costs of $39.4 million and $26.8 million will be paid in conjunction with the closing of the merger.
(B)
Reflects the elimination of amounts receivable by Triumph and payable from Vought as of December 31, 2009.

(C)
Elimination of general and administrative costs capitalized into inventory by Vought as of December 31, 2009 to conform to Triumph's presentation.

(D)
Reflects adjustment for the following:

(in millions)
Deferral of costs associated with financing transaction	$15.3
Net change in current portion of deferred tax assets(1)	4.1
Write-off of Vought's unamortized debt origination costs	(5.1)

Total	$14.3

Impact to Other current assets	$(0.1)
Impact to Other, net	14.4

$14.3

(1)
See Note (J) below for description of deferred tax adjustment.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

8. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS (Continued)

(E)
Adjustment reflects the estimated fair value adjustment to PP&E with an estimated useful life of 10 years.

(F)
Reflects adjustments for the following:

(in millions)
Estimated transaction goodwill	$878.3
Eliminate Vought's historical goodwill	(404.8)

Total	$473.5

(G)
As of the effective time of the merger, intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets. The pro forma adjustments to intangible assets, net reflect the following:

(in millions)
To record the estimated fair value of the following intangible assets:
Customer relationships-estimated 13.4 year weighted-average useful life	$572.0
Tradename-non-amortizable as indefinite-lived	462.0
Eliminate Vought's historical intangible assets	(20.4)

Total	$1,013.6

(H)
Reflects adjustments for the following:

(in millions)
Estimated fair value adjustment to assumed loss contracts	$29.6
Repayment of Vought's accrued interest(1)	(10.0)

Total	$19.6

Net change to Accrued expenses and other current liabilities	$4.0
Net change to Other noncurrent liabilities	15.6

$19.6

(1)
See Note (I) below for description of financing transaction.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

8. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS (Continued)

(I)
Reflects adjustment for the following:

(in millions)
New borrowings:
Expected new Term Loan	$435.0
Expected new Senior Unsecured Notes	400.0
Expected new Senior Secured revolving credit facility	142.4

Total(1)	977.4
Repayments:
Vought's 8% Senior Notes due 2011	(270.0)
Vought's Senior credit facilities	(319.8)
Vought's accrued interest	(10.0)

Total repayments:(1)	(599.8)

Net change in debt	$377.6

Total change from unaudited historical balance sheet:
Accrued interest(2)	$(10.0)
Current portion of long-term debt	(319.8)
Long-term debt, less current portion	707.4

Total	$377.6

(1)
The cash portion of the acquisition, as well as the repayment of Vought's assumed debt is expected to be funded through a combination of cash on hand, additional borrowing under our existing receivable securitization facility and our existing revolving credit facility and the proceeds from expected new Term Loan and Senior Unsecured Notes. See note (E) in Note 7—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income for the estimated interest expense on the expected new borrowings based on an assumed blended average interest rate of 6.5%. A 1/8% change in the interest rate would cause a corresponding increase or decrease to annual interest expense of approximately $1.3 million ($0.3 million per quarter).

(2)
See Note (H) above.

  In connection with the entry into the merger agreement, Triumph received a debt commitment letter, dated March 23, 2010, from the RBC and the Royal Bank of Canada to provide in the aggregate up to $1.085 billion in debt financing to Triumph, consisting of (1) a $435.0 million senior secured term loan, (2) a $250.0 million senior secured revolving credit facility and (3) $400.0 million in unsecured bridge loans, which bridge loans would only be issued in the event Triumph is unable to place a like amount of notes. In the event that Triumph's existing $485.0 million revolving credit facility is amended to permit the consummation of the acquisition and the related transactions, the bank financing described in (1) above will consist only of a $300.0 million senior secured term loan and the revolving credit facility described in (2) above will be eliminated.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(dollars in millions, except per share data)

8. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS (Continued)

(J)
Reflects adjustment for the following:

(in millions)
Establish deferred tax liability for the increase in the basis of identified acquired intangible assets	$(382.6)
Establish deferred tax liability for the increase in the basis of PP&E(1)	(37.0)
Establish deferred tax asset for the increase in loss contract reserve(2)	10.9
Write-off state benefits without carryover basis	(1.4)
Increase deferred tax assets for estimated Federal research credit carryover	6.7
Elimination of Vought's valuation allowance on net deferred tax assets	456.6

Total	$53.2

Total change from unaudited historical balance sheet:
Net change in current portion of deferred taxes(3)	$4.1
Net change in long-term deferred taxes	49.1

Total	$53.2

(1)
See Note (E) above.

(2)
See Note (H) above.

(3)
See Note (D) above.

  The Patient Protection and Affordable Care Act (HR 3590), signed into law on March 23, 2010, included a provision changing the tax treatment of the Medicare Part D subsidy. As a result of this legislation, the amount of deferred tax asset recognized by Triumph at the date of the acquisition of Vought will likely be less than the amounts reflected in the accompanying unaudited pro forma financial information.

(K)
Reflects adjustment for the following:

(in millions)
Eliminate Vought's historical stockholders' equity (deficit)	$503.5
To record the stock portion of the merger consideration	522.1
To record estimated non-recurring costs for remaining Triumph acquisition related transaction costs	(24.1)

Total	$1,001.5

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        As of March 31, 2010, the following directors, executive officers, all directors and executive officers as a group, and the following 5% beneficial owners, were known to us to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding common stock shown below.

        A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of this proxy statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by that person (but not those held by any other person) and that are exercisable within 60 days from the date of this proxy statement have been exercised.

        Unless otherwise indicated, the address of each person identified is c/o 1550 Liberty Ridge, Suite 100, Wayne, Pennsylvania 19087.

        Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

        The percent of total shares outstanding is based upon 16,673,254 outstanding shares of common stock.

	Shares Beneficially Owned
Name	Number	Percent of Total Shares Outstanding
Richard C. Ill(1)	312,712	1.9%
Jeffry D. Frisby(2)	28,911	*
M. David Kornblatt(3)	20,696	*
John B. Wright, II(4)	21,772	*
Kevin E. Kindig(5)(6)	32,238	*
Paul Bourgon	700	*
Richard C. Gozon(7)	78,595	*
Claude F. Kronk(8)(9)	74,467	*
Joseph M. Silvestri	13,900	*
George Simpson(10)	15,000	*
BlackRock Inc.(11) 40 East 52nd Street New York, NY 10022	1,532,917	9.2%
Allianz Global Investors Management Partners LLC(12) 680 Newport Center Drive Suite 250 Newport Beach, CA 92660	932,500	5.6%
Dimensional Fund Advisors LP(13) Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	925,094	5.55%

	Shares Beneficially Owned
Name	Number	Percent of Total Shares Outstanding
The Vanguard Group, Inc.(14) 100 Vanguard Blvd. Malvern, PA 19355	863,626	5.18%
All executive officers and directors as a group (10 persons)	598,991	3.47%

*
Less than one percent.

(1)
Mr. Ill currently holds stock options to purchase 91,160 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 19,745 shares of restricted common stock, none of which have vested as of March 31, 2010.

(2)
Mr. Frisby currently holds stock options to purchase 17,698 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 9,256 shares of restricted common stock, none of which have vested as of March 31, 2010.

(3)
Mr. Kornblatt currently holds 17,696 shares of restricted common stock, none of which have vested as of March 31, 2010.

(4)
Mr. Wright currently holds stock options to purchase 14,000 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 6,496 shares of restricted common stock, none of which have vested as of March 31, 2010.

(5)
Mr. Kindig currently holds stock options to purchase 10,360 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 5,240 shares of restricted common stock, none of which have vested as of March 31, 2010.

(6)
Mr. Kindig disclaims beneficial ownership of 210 shares of common stock beneficially owned by his children.

(7)
Mr. Gozon currently holds stock options to purchase 5,500 shares of common stock, which options may be exercised in the next 60 days.

(8)
Mr. Kronk currently holds stock options to purchase 5,500 shares of common stock, which options may be exercised in the next 60 days.

(9)
Mr. Kronk disclaims beneficial ownership of 66,969 shares of common stock beneficially owned by his child.

(10)
Mr. Simpson currently holds stock options to purchase 5,000 shares of common stock, which options may be exercised in the next 60 days.

(11)
Information is based on a Schedule 13G filed by BlackRock, Inc. on January 29, 2010. The Schedule 13G reports that on December 31, 2009, BlackRock, Inc. had sole voting power and sole dispositive power over 1,532,917 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(12)
Information is based on a Schedule 13G filed by Allianz Global Investors Management Partners LLC, Nicholas-Applegate Capital Management LLC, Oppenheimer Capital LLC, and NFJ Investment Group LLC on February 12, 2010. The Schedule 13G reports that on December 31, 2009, (a) Nicholas-Applegate Capital Management LLC had sole voting power and sole dispositive power over 16,800 shares and (b) NFJ Investment Group LLC had sole voting power and sole dispositive power over 915,700 shares. Each of Nicholas-Applegate Capital Management LLC, Oppenheimer Capital LLC, and NFJ Investment Group LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and is a wholly owned subsidiary of

  Allianz Global Investors Management Partners LLC. All 932,500 shares are held by investment advisory clients or discretionary accounts to which Nicholas-Applegate Capital Management LLC, Oppenheimer Capital LLC, or NFJ Investment Group LLC serves as investment adviser. Each of Allianz Global Investors Management Partners LLC, Nicholas-Applegate Capital Management LLC, Oppenheimer Capital LLC, and NFJ Investment Group LLC disclaims beneficial ownership of such shares. The address of Allianz Global Investors Management Partners LLC is 680 Newport Center Drive, Suite 250, Newport Beach, CA 92660.

(13)
Information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2010. The Schedule 13G reports that on December 31, 2009, Dimensional Fund Advisors LP had sole voting power and sole dispositive power over 914,362 and 925,094 shares, respectively. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. All 925,094 shares are owned by four investment companies registered under the Investment Company Act of 1940 to which Dimensional Fund Advisors LP furnishes investment advice and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(14)
Information is based on a Schedule 13G filed by The Vanguard Group, Inc. on February 8, 2010. The Schedule 13G reports that on December 31, 2009, The Vanguard Group, Inc. had sole voting power, sole dispositive power and shared dispositive power over 26,330, 837,296 and 26,330 shares, respectively. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 26,330 shares as a result of its serving as investment manager of collective trust accounts, and directs the voting of these 26,330 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

INFORMATION ABOUT VOUGHT

Vought's Business

Overview

        Vought is a leading global manufacturer of aerostructure products for commercial, military and business jet aircraft. Vought develops and manufactures a wide range of complex aerostructures such as fuselages, wing and tail assemblies, engine nacelles, flight control surfaces as well as helicopter cabins. Vought's diverse and long-standing customer base consists of the leading aerospace original equipment manufacturers, or OEMs, including Airbus, Boeing, Cessna, Gulfstream, Lockheed Martin, Northrop Grumman and Sikorsky, as well as the U.S. Air Force. Vought believes that its new product and program development expertise, engineering and composite capabilities, the importance of the products it supplies and the advanced manufacturing capabilities it offers make Vought a critical partner to its customers. Vought collaborates with Vought's customers and uses the latest technologies to address their needs for complex, highly engineered aerostructures. Vought's products are used on many of the largest and longest running programs in the aerospace industry, including the Airbus 330/340, Boeing 737, 767, 777 and C-17 Globemaster III, Lockheed Martin C-130, Sikorsky H-60, Gulfstream G350, G450, G500 and G550, as well as significant derivative aircraft programs such as the 747-8. Vought is also a key supplier to its customers on programs that Vought believes have high growth potential, such as the Northrop Grumman Global Hawk unmanned aerial vehicle, Boeing 787 and Boeing V-22 Osprey. Vought generated revenue of approximately $1.9 billion for the year ended December 31, 2009. See Vought's consolidated statement of operations attached to this proxy statement.

Markets

        Vought operates within the aerospace industry as a manufacturer of aerostructures for commercial, military and business jet aircraft. Market and economic trends that impact the rates of growth of these markets affect the sales of its products. Demand for the aerostructures Vought produces is largely driven by aircraft build rates, which are, in turn, driven by demand for new aircraft. The competitive outlook and major growth drivers for each of Vought's markets is discussed below.

        Commercial Aircraft Market.    The commercial aircraft market can be categorized by aircraft size and seating as follows:

  •
  Large wide-body aircraft with twin aisles (more than 200 seats).  This category includes the Boeing 747-8, 767, 777 and 787 and the Airbus A330/340 and A380, as well as the A350XWB, planned for entry into service in 2013.

  •
  Smaller narrow-body aircraft with single aisles (excluding regional aircraft) (100 to 200 seats).  This category includes the Boeing 737, the Bombadier C series and the Airbus A320 family (A318/319/320/321).

  •
  Regional jets (approximately 40 to 110 seats).  This category includes the Bombardier CRJ Series and the Embraer ERJ 135, 140 and 145 aircraft. Embraer also produces larger (70-108 seats) regional aircraft such as the ERJ 170/175 and ERJ 190/195.

        Demand for new commercial aircraft is driven by many factors, including general economic conditions, passenger and cargo air traffic, airline profitability, the introduction of new aircraft models, and the availability and profile of used aircraft. The primary manufacturers of large commercial aircraft are Airbus and Boeing, both of which have projected significant growth in the number of commercial and freighter aircraft in service over the next 20 years.

        While Boeing and Airbus generally agree on the magnitude of the growth in the commercial market, the manufacturers differ in their projections of numbers of aircraft and in their views of the size and type of aircraft that will be delivered over that timeframe. The long-term growth projections for the commercial aircraft market used in their latest market forecasts are:

	Annual Passenger Revenue Growth	Annual Cargo Revenue Growth
Airbus	4.7%	5.2%
Boeing	4.9%	5.4%

        However, forecasters have been unable to predict the peaks and troughs of the aviation cycle, including the significant downturn in production volumes post-2001, the dramatic increase in orders for commercial aircraft from 2005-2008 or the current downturn in production volumes. Vought believes that the current reductions in delivery rates will continue through at least the end of 2010. However, as economic conditions improve, Vought anticipates that delivery rates will increase in line with the long-term forecast for commercial aircraft.

        Military Aircraft Market.    The military aircraft market can be categorized as follows:

  •
  Transport Aircraft or Cargo Aircraft—This aircraft category is characterized by the capability to transport troops, equipment and humanitarian aid including aircraft with the capability to operate from short and roughly prepared airfields or to perform airdrops of troops and equipment when landing is not an option. There are generally three classes of cargo aircraft: large cargo aircraft, such as the C-17 Globemaster III, C-5 Galaxy and AN124; medium cargo aircraft, such as the C-130J Hercules and the Airbus A400M, which is under development; and small cargo aircraft, such as the C-27J Spartan and EADS CASA C-295.

  •
  Unmanned Air Vehicles ("UAVs")—Currently this class of aircraft is generally used for observation and command and control. Increasingly important in the U.S. military strategy, the use of this class of aircraft is broadening into weapons delivery and air combat. Examples include Global Hawk, the Predator and the Hunter.

  •
  Rotorcraft—The missions of the rotorcraft fleet are broad and varied and are critical to the war efforts in Iraq and Afghanistan. The critical missions that rotorcraft serve include intra-theatre cargo delivery, troop transport and rapid insertion, observation and patrol, ground attack and search and rescue and Special Operations. All models are seeing heavy use in Iraq and Afghanistan and, as a result, the delivery rates are increasing on most models due to the wear and damage the aircraft are experiencing. Examples include the H-60, sometimes referred to as Black Hawk, V-22 Osprey, CH-47 Chinook and the AH-64 Apache.

  •
  Fighter and Attack Aircraft—Fighter aircraft are used in air-to-air combat and provide air superiority over the battle space. This role enables other friendly aircraft to perform their missions. Attack aircraft are used to support ground troops in close air support roles and penetrating attacks. This category includes the F-22 Raptor, F-15E Eagle, A-10 Thunderbolt II, the F/A-18 Super Hornet and the F-35 Lightning II.

  •
  Aerial Tanker Aircraft—Tankers used to deliver fuel to other aircraft while airborne are essential to the effective use of combat and support aircraft. The Air Force issued a RFP to replace the KC-135 with the KC-X tanker. Boeing has indicated that it plans to base its entrant on a modified version of the 767 commercial airframe and Vought provides aerostructures for that aircraft.

        Demand for new military aircraft in the U.S. is driven by the national defense budget, procurement funding decisions, geopolitical conditions worldwide and current operational use of the existing fleet. Vought expects that demand for its military products should remain strong for the next several years due to the continuing and anticipated pace of military operations and the U.S. military's need to more rapidly repair or replace its existing fleet of equipment.

        Business Jet Aircraft Market.    The business jet market includes personal and business jet aircraft with a worldwide fleet today exceeding 14,000 aircraft. There are currently more than 40 different models of business jets in production or development, ranging from Very Light Jets (VLJ) seating four passengers to transcontinental business jets that carry up to 19 passengers. The business jet market is generally classified into three major segments: Light (which include VLJ, Entry and Light jets with sale prices ranging from approximately $1 million to $10 million per aircraft), Medium (which include Light-Mid, Medium and Super-Mid jets with sale prices ranging from approximately $10 million to $20 million per aircraft), and Heavy (which include Heavy, Long Range and Ultra Long Range jets with sale prices ranging from approximately $20 million to $45 million per aircraft). The primary business jet aircraft manufacturers are Bombardier, Cessna, Dassault Aviation, Embraer, Gulfstream and Hawker Beechcraft.

        The U.S. Air Force also operates a fleet of business jet aircraft for use by the executive and legislative branches of government as well as the U.S. joint command leadership. In addition, many foreign governments provide business jet aircraft to high-ranking officials.

        The business aviation market has been highly cyclical with general economic activity and corporate profitability driving the demand for new business jet aircraft. As a result of the economic downturn experienced during 2008 and 2009, the business aviation segment has suffered significantly. However, as the economy begins to rebound, it is anticipated that the business jet aircraft market will experience growth. Additionally, growth in the business jet segment is expected to occur in emerging markets such as Eastern Europe, Asia and the Middle East. As a major supplier to the top-selling Gulfstream G350, G450, G500 and G550 aircraft and the Citation X program, Vought believes it is well positioned in key segments of the business jet market.

Products and Programs

        Vought designs, manufactures and supplies both metal and composite aerospace structural assemblies including the following:

  •
  fuselage sections (including upper and lower ramp assemblies, skin panels, aft sections, and pressure bulkheads);

  •
  wings and wing assemblies (including skin panels, spars, and leading edges);

  •
  empennages (tail assemblies, including horizontal and vertical stabilizers, horizontal and vertical leading edge assemblies, elevators and rudders);

  •
  nacelles and nacelle components (the structures around engines, including fan cowls, inlet cowls, pylons and exhaust nozzles);

  •
  rotorcraft cabins and substructures;

  •
  detail parts (metallic and composite); and

  •
  control surfaces (including flaps, ailerons, rudders, spoilers and elevators).

        Vought has a diverse base of contracts in each of the significant aerospace markets described above. The following chart summarizes Vought's revenue for the years ended December 31, 2009, 2008 and 2007. See Vought's consolidated financial statements attached to this proxy statement for a more detailed description of Vought's historical results of operations.

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue
	($ in millions)
Revenue:
Commercial	946.7	50%	848.1	48%	782.1	48%
Military	664.3	35%	607.4	34%	530.0	33%
Business jets	266.8	15%	319.5	18%	301.0	19%

Total revenue	$1,877.8	100%	$1,775.0	100%	$1,613.1	100%

        The tables in the following three categories summarize the major programs that Vought currently has under long-term contract by customer and product, indicating in each case whether Vought is a sole-source provider and the year of commencement of the program. For the purposes of the tables, Vought is considered a sole-source provider if it is currently the only provider of the structures it supplies for that program. The year of commencement of a program is the year a contract was signed with the OEM.

        Commercial Aircraft Products.    Vought produces a wide range of commercial aircraft products and participate in a number of major commercial programs for a variety of customers.

        Vought is one of the largest independent manufacturers of aerostructures for Boeing Commercial Airplanes ("Boeing Commercial"). Vought is also one of the largest U.S. manufacturers of aerostructures for Airbus and have more than 20 years of commercial aircraft experience with the various Airbus entities. Vought's major commercial programs are summarized as follows:

Commercial Aircraft Customer/Platform	Product	Sole-Source	Year Program Commenced
Airbus
A330/340	Upper skin panel assemblies, center spar and midrear spar, mid and outboard leading edge assemblies	✓	1988
A340-500/600	Upper skin panel, stringers, center spar and midrear spar, mid and outboard leading edge assemblies	✓	1998
Boeing
737	Inboard flaps		2009
747	Fuselage panels and empennage (vertical stabilizer, horizontal stabilizer and aft body section)	✓	1966
767	Wing center section, horizontal stabilizer and aft fuselage section	✓	1980
777	1993—Inboard flaps, spoilers and spare requirements 2009—outboard flaps and ailerons	✓	1993, 2009
787	Detail parts and frame assembly	✓	2005

        Military Aircraft Products.    Vought produces a broad array of products for military organizations both in the United States and around the world. In the United States, Vought provides aerostructures for a variety of military platforms, including transport, rotorcraft and unmanned aircraft utilized by all four branches of the U.S. military. Vought's major military programs are summarized as follows:

Military Aircraft Customer/Platform	Product	Sole-Source	Year Program Commenced
Bell/Boeing
V-22 Osprey	Fuselage skin panels, empennage (sole-source) and ramp door assemblies		1993
Boeing
C-17 Globemaster III	Empennage and nacelle components	✓	1983
Lockheed Martin
C-130J Hercules	Empennage	✓	1953
Northrop Grumman
Global Hawk	Integrated composite wing	✓	1999
Sikorsky
H-60	Cabin structure		2004
U.S. Air Force
C-5 Galaxy	Flaps, slats, elevators, wing tips and panels		2002

        Business Jet Aircraft Products.    Vought's customers in this market include primary business jet aircraft manufacturers such as Cessna, Gulfstream, and Hawker Beechcraft. Vought believes it is the largest aerostructures supplier to Gulfstream for their G350, G450, G500, and G550 models. Vought's major business jet programs are summarized as follows:

Business Jet Aircraft Customer/Platform	Product	Sole-Source	Year Program Commenced
Cessna
Citation X	Upper and lower wing skin assemblies	✓	1992
Gulfstream
G350 and G450	Nacelle components and wing boxes	✓	1983
G500 and G550	Integrated wings	✓	1993
Hawker Beechcraft
Hawker 800	Nacelle components	✓	1981

Competitive Strengths

        Leading, Diversified Position in the Aerostructures Market.    Vought is a leading global manufacturer of aerostructures with a diverse mix of programs serving the commercial, military and business jet markets. Of its $1,877.8 million in total revenue for 2009, $946.7 million, $664.3 million and $266.8 million were derived from sales to the commercial, military and business jet markets, respectively. Vought manufactures aerostructures for Boeing and Airbus, the world's leading commercial aircraft OEMs. It also provides aerostructures for a variety of military aircraft platforms utilized by all branches of the U.S. military, including transport, tanker, surveillance, rotor aircraft and UAVs. Vought's business jet customers include some of the largest business jet aircraft manufacturers worldwide such as Cessna and Gulfstream.

        Sole-Source Provider on High Volume, Long-Lived Commercial Platforms.    Vought is a market leader on many long-lived commercial programs and is well positioned to capitalize on future growth in these established programs and other new program launches. Vought has a long history of new program development and has played a key role in the development of many of today's most important commercial platforms including the 747, 767, 777, 787 and A330/340 since their inceptions. The success of these and other legacy programs provides a strong foundation for Vought's business and positions it well for future growth on new programs and new derivatives. For example, Vought has extended its participation in the 747 program with the new 747-8 derivative.

        Strong Incumbent Position on Key Long-Lived Military Programs.    Vought has a long history serving a diverse range of military aircraft programs, with particular strength in fixed-wing transport and rotor aircraft. It is the sole-source provider for several of the structures that it provides under its military programs. Vought has been a key supplier to the C-130 program since its inception in 1953 and the C-17 Globemaster III since its inception in 1983. It is also a key provider on newer military programs that Vought believes have high growth potential such as the V-22 Osprey and Global Hawk. Vought's key customers in the military market are Boeing, Lockheed Martin, Northrop Grumman, Sikorsky and the U.S. Air Force.

        Attractive Business Model.    Vought's business model has several attractive features, including:

  •
  Strong, Stable Cash Flow From Legacy Programs.  Revenue from legacy aircraft programs, such as the C-17, V-22, Global Hawk, 767, 777 and A330/340 which require only moderate capital expenditures to support current delivery rates, provides Vought with a source of strong, recurring cash flow.

  •
  Significant Revenue Visibility.  Most of Vought's 2009 revenues were generated under long-term contracts and from programs on which it is the sole-source provider. Vought's customers typically place orders well in advance of required deliveries, which gives Vought considerable visibility with respect to its future revenues. These advance orders also generally create a significant backlog for Vought, which was approximately $2.1 billion at December 31, 2009.

  •
  Opportunity to Participate on Next Generation Aircraft.  Vought's long history with its customers and its engineering, design and technology expertise positions Vought to be a key aerostructures provider on future derivatives of existing programs, such as Boeing's 747-8. Vought believes it is well positioned to compete for new business on next generation commercial wide body, narrow body, regional jet, business jet and military programs.

        Advanced Manufacturing and Technical Capabilities.    Vought is a leading global manufacturer of some of the largest and most technologically advanced parts and assemblies for a diverse range of aircraft. Its capabilities include precision assembly techniques, automated assembly processes and large-bed machining and the fabrication of large composite fiber reinforced parts. As a key program partner on the 787 program, Vought has enhanced its industry-leading capability in the design, manufacturing and integration of complex composite structures. Vought's systems integration capabilities and ability to support challenging new aircraft schedules with cost-effective design and manufacturing solutions makes Vought a preferred partner for its OEM customers. These advanced capabilities are integral to Vought's ability to continue to create innovative products and services for current and next generation aircraft programs.

        High Barriers to Entry with High Switching Costs for Customers.    It would be challenging for new competitors to enter the aerostructures market due to the significant time and capital expenditures necessary to develop the capabilities to design, manufacture, test and certify aerostructures. When competing for contract awards, new entrants would be required to make substantial up-front investment as well as develop and demonstrate sophisticated manufacturing expertise and experienced-based industry and aircraft program knowledge. Furthermore, aerostructure manufacturers must have extensive certifications and approvals from customers and government regulators, such as the Defense Contract Management Agency and the FAA. Additionally, due to the risk of serious production delays from switching suppliers and the high cost of additional testing and certification, Vought believes that, in many cases, OEMs are unlikely to change an aerostructure supplier after initial manufacturing contracts have been awarded.

        Well Positioned in the Military Aircraft Market.    Vought serves a broad spectrum of the military aircraft market, with particular strength in fixed-wing transport and rotor aircraft. Currently, it provides aerostructures for key military transport programs, including the C-17 Globemaster III, as well as the important rotorcraft military segment, with V-22 Osprey tilt rotor transport and the H-60 helicopter. Additionally, Vought provides the integrated wing on the highly successful Global Hawk UAV.

        Strong and Experienced Management Team.    Vought has an experienced and proven management team with an average of over 21 years of aerospace and defense industry experience. This management team has been responsible for the successful revenue growth and cost reduction initiatives that have driven Vought's increased productivity and profitability over the past several years.

Business Strategy

        Vought intends to capitalize on its position as a leading global aerostructures manufacturer and on the expected long-term growth in the commercial, military and business jet markets. Specifically, Vought intends to:

        Enhance Vought's Position as a Strategic and Valued Partner to Vought's Customers. Vought will focus on strengthening its customer relationships and expanding its market opportunities by partnering with its OEM customers on their current and future aircraft platforms. It strives to be its customers' most valued partner through excellence in its product and process technologies and by providing access to modern and efficient production facilities. Vought expects to continue to improve its manufacturing efficiencies, continually making operational and process upgrades to maintain the highest standards of quality and on-time delivery.

        Leverage Vought's Long History and Expertise Across Vought's Diverse Markets.    Vought continues to pursue opportunities to increase its sales to new and existing customers across the commercial, military and business jet markets by capitalizing on opportunities both on existing platforms as well as on future derivative and next generation programs. Vought believes that it is well positioned to win additional business given the breadth of its customer relationships, capabilities and experience, and its quality of service and support.

  •
  Legacy Programs:  Vought believes it is well positioned on its important legacy commercial and business jet programs. It has the ability to accommodate higher production rates from its customers on those legacy programs when the economy rebounds. Vought It also believes it has the capability to meet the future production needs of its military OEM customers and the U.S. Air Force.

  •
  Derivative Programs:  Vought intends to utilize its incumbent position on existing programs to provide aerostructures on derivative programs such as the Boeing 747-8.

  •
  Next Generation Programs:  Next generation aircraft programs will rely to a greater extent on streamlined assembly methods and advances in composite materials. Vought believes it is well positioned to participate in these programs, which will include next generation versions of the U.S. military tanker, narrow and wide body commercial aircraft and business jets. It believes it has developed certain distinguishing capabilities through its historical and current programs, including the 787, C-17, Global Hawk and V-22, which it intends to leverage in its pursuit of future business.

        Continue to Provide Advanced Products and Technologies.    Vought places a high priority on the ongoing technological development and application of its products and services. Its commitment to innovation is evidenced by the significant investment it has made in new program initiatives such as the investment in its composite fabrication and advanced manufacturing capabilities. Vought believes this important investment has made it an industry leader in technology and new product development, strengthened its customer relationships and positioned it to generate new business on existing and future programs.

        Continue Operational Improvements.    Vought will continue to implement the best operational practices that have already resulted in significant operational improvements with respect to safety, quality, schedule performance and productivity, which have contributed to increased profitability over the last two years. These best operational practices are institutionalized as part of what Vought refers to as the Vought Operating System, which is now implemented in all of its facilities to drive operational improvements.

        Globalize Vought's Production Process.    Vought intends to globalize its production process through initiatives such as global sourcing. Vought believes that its initiatives will allow it to reduce costs, expand its capabilities and provide strategic benefits to its customers.

        Selectively Pursue Acquisitions or Mergers.    Vought intends to selectively pursue acquisition or merger opportunities that fit its business strategy, in particular opportunities that will further enhance and diversify its program portfolio as well as provide further technological differentiation.

Customers

        Vought generates a large proportion of its revenues from three large customers. The following table reports the total revenue from these customers relative to Vought's total revenue.

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
Customers	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue
	($ in millions)
Airbus	$163.4	9%	$222.3	13%	$206.2	13%
Boeing	1,188.8	63%	976.4	55%	919.0	57%
Gulfstream	244.0	13%	275.7	15%	259.1	16%

Total revenue to large customers	1,596.2	85%	1,474.4	83%	1,384.3	86%

Total revenue	$1,877.8	100%	$1,775.0	100%	$1,613.1	100%

        Although the majority of Vought's revenues are generated by sales into the U.S. market, as shown on the following table, a significant portion of Vought's revenues are generated by sales to OEMs located outside of the United States.

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
Revenue Source	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue
	($ in millions)
United States	$1,713.9	91%	$1,552.7	87%	$1,406.9	87%
International(1)
England	149.4	8%	153.3	9%	143.0	9%
Other	14.5	1%	69.0	4%	63.2	4%

Total International	163.9	9%	222.3	13%	206.2	13%

Total revenue	$1,877.8	100%	$1,775.0	100%	$1,613.1	100%

(1)
Vought's primary international customer is Airbus.

Raw Materials, Purchased Parts and Suppliers

        Vought depends on the availability of raw materials, component parts and subassemblies from its suppliers and subcontractors. Its suppliers' ability to provide timely and quality raw materials, components, kits and subassemblies affects Vought's production schedules and contract profitability. Vought maintains an extensive qualification and performance surveillance system to control risk associated with this reliance on the supply chain. Additionally, while certain of its current suppliers of raw material and components are the only suppliers used by Vought at this time, it believes it can obtain such raw materials and components from other sources of supply, if necessary. However, certain of Vought's contracts require that its suppliers be approved by Vought's customers, which could result in significant delays or expenses in switching suppliers.

        Vought's strategic sourcing initiatives seek to find ways of mitigating the inflationary pressures of the marketplace. In recent years, these inflationary pressures have affected the market for raw materials. However, Vought believes that raw material prices will remain stable through the remainder of 2010 and after that, experience increases that are in line with inflation. Additionally, Vought generally does not employ forward contracts or other financial instruments to hedge commodity price risk.

        These macro-economic pressures may increase Vought's operating costs with consequential risk to its cash flow and profitability. Vought generally does not employ forward contracts or other financial instruments to hedge commodity price risk, although it continuously explores supply chain risk mitigation strategies.

        Vought also depends on third party suppliers for most of its information technology requirements necessary to run its business.

Research and Development and Specialized Engineering Services

        Vought's scientists, engineers and other personnel have capabilities and expertise in structural design, stress analysis, fatigue and damage tolerance, testing, systems engineering, factory support, product support, tool design, inspection and systems installation design. The costs incurred relating to independent research and development for the years ended December 31, 2009, 2008 and 2007, were $3.2 million, $5.5 million and $4.4 million, respectively, recorded in selling, general and administrative expenses in income statement. Vought works jointly with its customers and the supply base to ensure that its investments complement the needs of its industry, rather than duplicate what its stakeholders are developing.

Intellectual Property

        Vought has a number of patents related to its processes and products. While in the aggregate its patents are of material importance to its business, Vought believes that no single patent or group of patents is of material importance to its business as a whole. Vought also relies on trade secrets, confidentiality agreements, unpatented knowledge, creative product development and continuing technological advancement to maintain its competitive position.

        Additionally, Vought's business depends on using certain intellectual property and tooling that it has rights to use pursuant to license grants under its contracts with its OEM customers. These contracts contain restrictions on Vought's use of the intellectual property and tooling and may be terminated if it violates certain of these restrictions. Vought's loss of a contract with an OEM customer and the related license rights to use an OEM's intellectual property or tooling would materially adversely affect Vought's business.

Competition

        In the production and sale of aerospace structural assemblies, Vought competes with numerous U.S. and international companies on a worldwide basis. Primary competition comes from internal work completed by the operating units of OEMs including Airbus, Boeing, Gulfstream, Lockheed Martin, Northrop Grumman, Sikorsky and Raytheon. Vought also faces competition from independent aerostructures suppliers in the U.S. and overseas who, like Vought, provide services and products to the OEMs. Its principal competitors among independent aerostructures suppliers include: Alenia Aeronautica, Fuji Heavy Industries, GKN Westland Aerospace (U.K.), Goodrich Corp., Kawasaki Heavy Industries, Mitsubishi Heavy Industries, Spirit AeroSystems and Stork Aerospace.

        OEMs may choose not to outsource production of aerostructures due to, among other things, their own direct labor and overhead considerations, capacity utilization at their own facilities and desire to retain critical or core skills. Consequently, traditional factors affecting competition, such as price and quality of service, may not be significant determinants when OEMs decide whether to produce a part in-house or to outsource.

        However, when OEMs choose to outsource, they typically do so for one or more of the following reasons:

  •
  lower cost;

  •
  capacity limitations;

  •
  a business need or desire to utilize other's unique engineering and design capabilities;

  •
  a desire to share the required upfront investment;

  •
  risk sharing; and

  •
  strategic reasons in support of sales.

        Vought's ability to compete for large structural assembly contracts depends upon:

  •
  its underlying cost structure that enables a competitive price;

  •
  the readiness and availability of its facilities, equipment and personnel to undertake and nimbly implement the programs;

  •
  its engineering and design capabilities;

  •
  its ability to manufacture or rapidly procure both metal and composite structures;

  •
  its ability to support its customer's needs for strategic work placement; and

  •
  its ability to finance the upfront costs of new contracts

Government Regulation

        The commercial and business jet aerospace industry is highly regulated in the United States by the FAA and by similar organizations in other markets. As a producer of major aerostructures for commercial and business jet aircraft, Vought's production activities are performed under the auspices of the applicable FAA type certificate held by the prime manufacturer for which Vought produces product. In addition to qualifying its production and quality systems to its customer's requirements, Vought is also certified in Stuart, Florida by the FAA to repair and overhaul damaged parts for delivery and reinstallation on commercial and business jet aircraft.

        Vought's Quality Management System has been certified as compliant with AS9100 (which is the general system standard for aerospace manufacturers, based on and including the requirements of ISO 9001), and it holds an industry registration certificate to that standard through an accredited registrar. Vought's special production processes are certified in compliance to industry manufacturing, quality and processing requirements, as defined and controlled by the PRI/Nadcap accreditation program.

        The military aerospace industry is highly regulated by the U.S. Department of Defense. The Defense Contract Management Agency has certified Vought to provide products to the U.S. military. Vought is subject to review by the Defense Contract Management Agency whether it contracts directly with the U.S. Government or provides aerostructures to an OEM that contracts directly with the U.S. Government. The U.S. Government contracts held by Vought and its customers are subject to unique procurement and administrative rules based on laws and regulations. U.S. Government contracts are, by their terms, subject to termination by the U.S. Government either for its convenience or default by the contractor. In addition, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a yearly basis, even though contract performance may take many years. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future years.

        In addition, use of foreign suppliers and sale to foreign customers, such as Airbus, and foreign governments may subject Vought to the requirements of the U.S. Export Administration Regulations and the International Trafficking in Arms Regulations.

Employees

        As of December 31, 2009, Vought employed approximately 5,900 people. Of those employed at year-end, approximately 2,800, or 47%, are represented by four separate unions.

  •
  Local 848 of the United Automobile, Aerospace and Agricultural Implement Workers of America represents approximately 2,100 of the employees located in Dallas and Grand Prairie, Texas. This union contract, which covers the majority of Vought's production and maintenance employees at its Dallas and Grand Prairie, Texas facilities, is in effect through October 3, 2010.

  •
  Aero Lodge 735 of the International Association of Machinists and Aerospace Workers represents approximately 650 of the employees located in Nashville, Tennessee. This union contract is in effect through January 15, 2012.

  •
  Local 220 of the International Brotherhood of Electrical Workers represents 40 employees located in Dallas, Texas. This union contract is in effect through May 3, 2010.

  •
  Local 263 of the Security, Police and Fire Professionals of America (formerly United Plant Guard Workers of America) represents 20 employees located in Dallas, Texas. This union contract is in effect through February 19, 2012.

        Vought believes it has constructive working relationships with its unions and has generally been successful in negotiating collective bargaining agreements in the past. Before the 2008 strike at its Nashville facility by the employees represented by Local 735 of the IAM, Vought had not suffered an interruption of business as a result of a labor dispute since 1989. However, there can be no assurance that in the future Vought will reach an agreement on a timely basis or that it will not experience a work stoppage or labor disruption that could significantly adversely affect its operations.

        From time to time, unions have sought and may continue to seek to organize employees at some of its facilities. Vought cannot predict the impact of any additional unionization of its workforce.

Backlog

        A significant majority of Vought's revenues are generated through long-term sole-source supply agreements with its OEM customers. Orders under these supply agreements are typically made well in advance of deliveries, which gives Vought considerable visibility with respect to its future revenues. These advance orders also generally create a significant backlog for Vought, which was $2.1 billion at December 31, 2009. Its calculation of backlog includes only firm orders for commercial and business jet programs and funded orders for government programs, which causes its backlog to be substantially lower than the estimated aggregate dollar value of its contracts and may not be comparable to others in the industry. Vought's backlog may fluctuate at any given time depending on whether it has received significant new firm orders, funded orders or authorizations to proceed before the date of measurement. For example, its military funded orders or authorizations to proceed generally are awarded when the Department of Defense budget for the relevant year has been approved, resulting in a significant increase in backlog at that time.

        Certain factors should be considered when evaluating Vought's backlog. For its commercial and business jet aircraft programs, changes in the economic environment and the financial condition of airlines may cause Vought's customers to increase or decrease deliveries, adjusting firm orders that would affect its backlog. For its military aircraft programs, the Department of Defense and other government agencies have the right to terminate both Vought's contracts and/or its customers' contracts either for default or, if the government deems it to be in its best interest, for convenience.

Environmental Matters

        Vought's manufacturing operations are subject to various federal, state and local environmental laws and regulations, including those related to pollution, air emissions and the protection of human health and the environment. Vought routinely assesses compliance and continuously monitors its obligations with respect to these requirements. Based upon these assessments and other available information, Vought believes that its manufacturing facilities are in substantial compliance with all applicable existing federal, state and local environmental laws and regulations and it does not expect environmental costs to have a material adverse effect on Vought. The operation of manufacturing plants entails risk in these areas and there can be no assurance that Vought will not incur material costs or liabilities in the future that could adversely affect Vought. For example, such costs or liabilities could arise due to changes in the existing law or its interpretations, or newly discovered contamination.

        Under federal and state environmental laws, owners and operators of contaminated properties can be held responsible for up to 100% of the costs to remediate contamination, regardless of whether they caused such contamination. Vought's facilities have been previously owned and operated by other entities and remediation is currently taking place at several facilities in connection with contamination that occurred prior to Vought's ownership. In particular, Vought acquired several of its facilities from Northrop Grumman in July of 2000, including the Hawthorne, California facility, the Stuart, Florida facility, the Milledgeville, Georgia facility and two Texas facilities. Of those facilities, remediation projects are underway in Hawthorne, Stuart, Milledgeville and Dallas.

        The acquisition agreement between Northrop Grumman Corporation and Vought transferred certain pre-existing (as of July 24, 2000) environmental liabilities to Vought. Vought is liable for the first $7.5 million and 20% of the amount between $7.5 million and $30 million for environmental costs incurred relating to pre-existing matters as of July 24, 2000. Pre-existing environmental liabilities at the formerly Northrop Grumman Corporation sites exceeding Vought's $12 million liability limit remain the responsibility of Northrop Grumman Corporation under the terms of the acquisition agreement, to the extent they are identified within 10 years from the acquisition date. Thereafter, to the extent environmental remediation is required for hazardous materials including asbestos, urea formaldehyde foam insulation or lead-based paints, used as construction materials in, on, or otherwise affixed to structures or improvements on property acquired from Northrop Grumman Corporation, Vought would be responsible. Vought has no material outstanding or unasserted asbestos, urea formaldehyde foam insulation or lead-based paints liabilities including on property acquired from Northrop Grumman Corporation.

        As of December 31, 2009, Vought's balance sheet included an accrued liability of $2.4 million for accrued environmental liabilities.

Company Information

        Vought's heritage as an aircraft manufacturer extends to the company founded in 1917 by aviation pioneer Chance Milton Vought. From 1994 to 2000, Vought operated as Northrop Grumman's commercial aircraft division. Vought was formed in 2000 in connection with The Carlyle Group's acquisition of Northrop Grumman's aerostructures business. In July 2003, Vought purchased The Aerostructures Corporation, with manufacturing sites in Nashville, Tennessee; Brea, California; and Everett, Washington.

        Vought is a Delaware corporation with its principal executive offices located at 201 East John Carpenter Freeway, Tower 1, Suite 900, Irving, TX 75062, and it performs production work at sites throughout the United States, including California, Texas, Georgia, Tennessee, Florida and Washington. Vought's telephone number at its principal executive offices is (972) 946-2011.

        Vought's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made pursuant to the Securities Exchange Act of 1934, as amended, are available free of charge through Vought's Internet website as soon as reasonably practicable after Vought electronically files such material with, or furnishes it to, the Securities and Exchange Commission, or SEC. You can also obtain these reports directly from the SEC at their website, www.sec.gov, or you may visit the SEC in person at the SEC's Public Reference Room at Station Place, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

 Properties

        Vought's corporate offices and principal corporate support activities are located in Irving and Dallas, Texas. Vought owns and leases manufacturing facilities located throughout the United States. It currently has manufacturing facilities in Texas, California, Tennessee, Georgia, Washington and Florida. General information about Vought's principal manufacturing facilities is presented in the chart below.

Site	Square Footage	Ownership	Functions
Dallas, TX
Jefferson Street	28,878	Owned	High speed wind tunnel.
Jefferson Street	4,855,293	Leased	Design capabilities; test labs; fabrication of parts and structures; assembly and production of wings, horizontal and vertical tail sections, fuselage, empennage, and cabin structures.
Irving, TX	16,168	Leased	Vought Corporate Office
Grand Prairie, TX	804,456	Leased	Manufacturing of empennage assemblies, skin polishing, automated fastening.
Hawthorne, CA	1,348,659	Leased	Production of fuselage panels and main deck cargo doors; reconfigurable tooling, precision assembly and automated fastening.
Torrance, CA	84,654	Leased	Fuselage panel processing facility.
Nashville, TN	2,198,740	Owned	Design capabilities; wing, wing assembly and control surface manufacturing and assembly facilities.
Stuart, FL	519,690	Leased	Manufacturing of composite and metal aircraft assemblies and manufacturing of commercial aircraft doors.
Brea, CA	90,000	Leased	Manufacturing of wing skins, fuselage panels, bulkheads, floor beams, spars, stringers, landing gear and subassemblies.
Everett, WA	153,000	Leased	Manufacturing of wing skins, fuselage panels, bulkheads, floor beams, spars, stringers, landing gear and subassemblies.
Milledgeville, GA	566,168	Owned	Composite fabrication and component assembly.

Legal Proceedings

        In the normal course of business, Vought is party to various lawsuits, legal proceedings and claims arising out of its business. Vought cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, Vought believes that the outcome of these proceedings, even if determined adversely, would not have a material adverse effect on its business, financial condition or results of operations.

        Vought operates in a highly regulated industry that subjects it to various audits, reviews and investigations by several U.S. governmental entities. Currently, Vought is not aware of any significant on-going audits, reviews or investigations which it believes would materially impact its results of operations or financial condition.

Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

        Vought's common equity consists of common stock, par value $0.01 per share. There is currently no established public trading market for its common stock.

        As of March 25, 2010, there were 87 stockholders of record of Vought's common stock.

        Vought has not declared a dividend on shares of common stock since inception in its current corporate form in 2000. Any payment of cash dividends on Vought's common stock in the future will be at the discretion of its board of directors and will also depend upon such factors as compliance with debt covenants, earnings levels, capital requirements, its financial condition and other factors deemed relevant by its board of directors.

        During 2008 and 2009, Vought issued an aggregate of 13,622 and 18,810 shares of its common stock, respectively, or less than 1% of the aggregate amount of common stock outstanding, to members of its board of directors in reliance on Section 4(2) of the Securities Act.

        During 2008, Vought issued an aggregate of (i) 9,470 shares of its common stock in connection with the exercise of stock appreciation rights ("SARs") originally granted in accordance with Rule 701 of the Securities Act and (ii) 6,299 shares of its common stock in connection with the exercise of stock options originally granted in reliance on Section 4(2) of the Securities Act. The aggregate proceeds to Vought as a result of these transactions were less than $0.1 million.

        During 2009, Vought issued an aggregate of (i) 1,614 shares of its common stock in connection with the exercise of stock appreciation rights ("SARs") originally granted in accordance with Rule 701 of the Securities Act. The aggregate proceeds to Vought as a result of these transactions were less than $0.1 million.

Selected Financial Data

        The following selected consolidated financial data are derived from Vought's consolidated financial statements. The information set forth below should be read in conjunction with "Information about Vought—Management's Discussion and Analysis of Financial Condition and Results of Operations"

and Vought's Consolidated Financial Statements and their related notes included elsewhere in this proxy statement. The historical results presented are not necessarily indicative of future results.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(in millions)
Statement of Operations:
Revenue	$1,877.8	$1,775.0	$1,613.1	$1,550.9	$1,297.2
Cost of sales(1)	1,594.8	1,492.9	1,284.8	1,290.8	1,242.6
Selling, general & administrative expenses(1)	122.6	135.3	133.3	142.6	165.5
Impairment charge	—	—	—	9.0	5.9
Operating income (loss)	160.4	146.8	195.0	108.5	(116.8)
Interest expense, net	56.3	62.8	59.0	63.1	51.3
Other (income) loss	(1.3)	(48.7)	0.1	0.5	0.3
Equity in loss of joint venture	—	0.6	4.0	6.7	3.4
Income (loss) before income taxes	105.4	132.1	131.9	38.2	(171.8)
Income tax expense (benefit)	(9.3)	0.2	0.1	(1.9)	—
Income (loss) from continuing operations	114.7	131.9	131.8	40.1	(171.8)
Income (loss) from discontinued operations, net of tax	213.6	(38.2)	(85.5)	(76.8)	(57.9)
Net income (loss)(2)	$328.3	$93.7	$46.3	$(36.7)	$(229.7)
Other Financial Data:
Cash flow provided by (used in) operating activities	$111.8	$(154.5)	$34.2	$172.8	$(65.0)
Cash flow provided by (used in) investing activities	247.2	(14.2)	(49.6)	(102.7)	(152.1)
Cash flow provided by (used in) financing activities	(329.7)	179.8	(2.4)	13.2	98.3
Capital expenditures	42.0	69.3	57.4	115.4	147.1
Consolidated Balance Sheet Data:
Cash and cash equivalents	$116.0	$86.7	$75.6	$93.4	$10.1
Trade and other receivables	127.9	138.5	81.4	82.1	90.8
Inventories	511.3	311.8	362.8	337.8	340.1
Property, plant and equipment, net	275.9	279.2	295.2	342.2	368.0
Total assets	1,509.9	1,727.6	1,620.9	1,658.7	1,561.8
Total debt(3)	589.8	869.9	683.0	688.3	693.0
Stockholders' equity (deficit)	$(503.5)	$(934.1)	$(665.8)	$(693.3)	$(773.0)

(1)
Certain amounts recorded in 2005 associated with information technology have been reclassified from general and administrative expenses to cost of sales to conform to the current year presentation.

(2)
Net income (loss) is calculated before other comprehensive income (loss) relating to the following: 1) pension and OPEB related adjustments of $100.0 million and $(365.1) million in 2009 and 2008, respectively, 2) minimum pension liability adjustments and adoption of provisions of the Compensation—Retirement Benefits topic of the ASC adjustments of $(22.4) million in 2007 and 3) minimum pension liability adjustments of $112.9 million and $16.8 million in 2006 and 2005, respectively.

(3)
Total debt as of December 31, 2006 and 2005 includes $1.3 million and $2.0 million, respectively, of capitalized leases. As of December 31, 2009, 2008 and 2007, capital leases represented less than

  $0.1 million of Vought's total debt balance. Total debt as of December 31, 2009 and 2008 includes $2.4 million and $8.2 million, respectively, of unamortized discount related to its long-term debt.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

        Vought is a leading global manufacturer and developer of aerostructures serving commercial, military and business jet aircraft. Its products are used on many of the largest and longest running programs in the aerospace industry. Vought is also a key supplier on newer platforms that Vought believes have high growth potential. Vought generates approximately 50% of its revenues from the commercial aircraft market but are also diversified across the military and business jet markets, which provide the balance of its revenues.

        Vought's customer base consists of leading aerospace original equipment manufacturers or OEMs, including Airbus, Boeing, Cessna, Gulfstream, Hawker Beechcraft, Lockheed Martin, Northrop Grumman and Sikorsky, as well as the U.S. Air Force. Vought generates over 80% of its revenues from its three largest customers, Airbus, Boeing and Gulfstream.

        Although the majority of its revenues are generated by sales in the U.S. market, Vought generates approximately 10% of its revenue from sales outside of the United States.

        Most of Vought's revenues are generated under long-term contracts. Its customers typically place orders well in advance of required deliveries, which gives Vought considerable visibility with respect to its future revenues. These advance orders also generally create a significant backlog for Vought, which was approximately $2.1 billion at December 31, 2009. Vought's calculation of backlog includes only firm orders for commercial and business jet programs and funded orders for government programs, which causes its backlog to be substantially lower than the estimated aggregate dollar value of its contracts and may not be comparable to others in the industry.

        For Vought's commercial and business jet programs, changes in the economic environment and the financial condition of airlines may cause its customers to increase or decrease deliveries, adjusting firm orders that would affect Vought's backlog. Also, volatility in the financial markets may impact the overall demand for Vought's commercial and business aircraft products. To the extent financial market conditions worsen, Vought could experience decline in the future on demand for its commercial and business aircraft products. For its military aircraft programs, the Department of Defense and other government agencies have the right to terminate both Vought's contracts and/or Vought's customers' contracts either for default or, if the government deems it to be in its best interest, for convenience.

        The market for Vought's commercial, military and business jet programs has historically been cyclical. While the commercial, military and business jet markets experienced a period of increased production in recent years, the unprecedented global market and economic conditions along with tighter credit conditions resulted in reduced aircraft demand in 2009. These factors have led to a decrease in spending by businesses and consumers alike, and could continue to have an adverse affect on the demand for Vought's aerostructures by both Vought's commercial customers and the U.S. government for the next few years. Additionally, future volatility in the U.S. and international markets and economies and delayed recovery of business and consumer spending could adversely affect Vought's liquidity and financial condition, including its ability to refinance maturing liabilities and access the capital markets to meet liquidity needs and the liquidity and financial condition of its customers.

        Commercial Aircraft.    Sales to the commercial aircraft market are affected by the financial health of the commercial airline industry, passenger and cargo air traffic, the introduction of new aircraft models, and the availability and profile of used aircraft. Production rates have slowed on many of

Vought's commercial aircraft in 2009. Vought expects those lower rates to continue through 2010 with a slow recovery thereafter.

        Military Aircraft.    U.S. national defense spending and procurement funding decisions, global geopolitical conditions, and current operational use of the existing military aircraft fleet drive sales in the military aircraft market. Vought believes that the demand for its rotorcraft programs, which are some of the key equipment being used in military operations, will experience some pressure during the next several years. Historically, the majority of Vought's military revenues and a significant portion of its total revenue have been generated from its C-17 program. Vought currently has a contract from Boeing that would support C-17 production through April 2011. However, Vought's business could be adversely impacted if the Government does not fund additional C-17 aircraft and Boeing decides not to fund beyond their current commitment.

        Business Jet Aircraft.    Sales to the business jet aircraft market are driven by long-term economic expansion, the increasing inconvenience of commercial airline travel, growing international acceptance and demand for business jet travel, fractional ownership of business jets and the introduction of new business jet models. Reflecting the pressures in the financial and business markets in 2009, Vought experienced reduced production rates on several of its programs and were notified of the suspension of the Cessna Citation Columbus—Model 850 program. Vought expects those reduced delivery rates to continue through the end of 2010 with slow recovery thereafter. In spite of these pressures, as a major supplier to the top-selling G350, G450, G500 and G550 and Citation X programs, Vought still believes it is well positioned to operate in key segments of the business jet market as macro-economic conditions continue to improve.

        On July 30, 2009, Vought sold the assets and operations of its 787 business conducted at North Charleston, South Carolina to a wholly owned subsidiary of The Boeing Company. Concurrent with the closing of the transaction, Vought entered into an agreement terminating and resolving rights and obligations under the existing 787 supply agreement. Going forward, under a newly negotiated contract, Vought will manufacture certain components for the 787 program as well as provide engineering services to Boeing pursuant to an engineering services agreement. Vought also will provide certain transition services to Boeing pursuant to a transition services agreement and perform new work scope on the Boeing 737 and 777 aircraft pursuant to a long-term supply agreement.

        Under the terms of the senior credit facility, Vought is required to prepay or refinance any amounts outstanding of its $270.0 million Senior Notes by the last business day of 2010 or it must repay the aggregate amount of loans outstanding at that time under the senior credit facility unless a lender waives such prepayment (so long as a majority of its lenders (voting on a class basis) agree to such waiver). Because of the requirement to refinance the Senior Notes, the amounts outstanding under Vought's senior credit facility have been classified as a current liability as of December 31, 2009.

        On March 23, 2010, Vought entered into a merger agreement with Triumph Group, Inc. pursuant to which Vought will be acquired by Triumph. It is anticipated that in connection with that transaction all of Vought's currently outstanding material indebtedness will be repaid in full. The consummation of the acquisition is subject to, among other things, approval of Triumph's stockholders and other customary closing conditions, which may not be satisfied. In the event that the anticipated acquisition is not completed and such indebtedness remains outstanding, Vought plans to refinance its senior credit facility or the Senior Notes prior to the last business day of 2010. There are no assurances that Vought will be able to refinance on commercially reasonable terms or at all. This creates an uncertainty about Vought's ability to continue as a going concern. Notwithstanding this, the consolidated financial statements and related notes have been prepared assuming that Vought will continue as a going concern.

        Vought is progressing in its plans to refinance its senior credit facility or the Senior Notes and although no assurance can be given, Vought believes that it is well positioned to accomplish this prior to the last business day of 2010.

Basis of Presentation

        The following provides a brief description of some of the items that appear in Vought's financial statements and general factors that impact these items.

        Revenue and Profit Recognition.    Vought records revenue and profit for its long-term contracts using a percentage of completion method with, depending on the contract, either cost-to-cost or units-of-delivery as its basis to measure progress toward completing the contract.

  •
  Under the cost-to-cost method, progress toward completion is measured as the ratio of total costs incurred to Vought's estimate of total costs at completion. Vought recognizes costs as incurred. Profit is determined based on Vought's estimated profit margin on the contract multiplied by its progress toward completion. Revenue represents the sum of Vought's costs and profit on the contract for the period.

  •
  Under the units-of-delivery method, revenue on a contract is recorded as the units are delivered and accepted during the period at an amount equal to the contractual selling price of those units. The costs recorded on a contract under the units-of-delivery method are equal to the total costs at completion divided by the total units to be delivered. As Vought's contracts can span multiple years, it often segments the contracts into production lots for the purposes of accumulating and allocating cost. Profit is recognized as the difference between revenue for the units delivered and the estimated costs for the units delivered.

        Amounts representing contract change orders or claims are only included in revenue when such change orders or claims have been settled with Vought's customer and to the extent that units have been delivered. Additionally, some of Vought's contracts may contain terms or provisions, such as price re-determination, requests for equitable adjustments or price escalation, which are included in its estimate of contract value when the amounts can be reliably estimated and their realization is reasonably assured.

        The impact of revisions in estimates is recognized on the cumulative catch-up basis in the period in which such revisions are made. Changes in Vought's estimates of contract value or profit can impact revenue and/or cost of sales. For example, in the case of a customer settlement of a pending change order or claim, Vought may recognize additional revenue and/or margin depending on the production lot's stage of completion. Provisions for anticipated losses on contracts are recorded in the period in which they become evident ("forward losses").

        For a further discussion of Vought's revenue recognition policy, see "—Critical Accounting Policies and Estimates—Revenue and Profit Recognition."

        Cost of sales.    Cost of sales includes direct production costs such as labor (including fringe benefits), material costs, manufacturing and engineering overhead and production tooling costs. Examples of costs included in overhead are costs related to quality assurance, information technology, indirect labor and fringe benefits, depreciation and amortization and other support costs such as supplies and utilities.

        Selling, general and administrative expenses.    Selling, general and administrative expenses include expenses for executive management, program management, business management, human resources, accounting, treasury, and legal. The major cost elements of selling, general and administrative expenses include salary and wages, fringe benefits, stock compensation expense, travel and supplies. In addition, these expenses include period expenses for non-recurring program development, such as research and development and other non-recurring activities, as well as costs that are not reimbursed under U.S. Government contract terms.

        Interest expense, net.    Interest expense, net reflects interest income and expense, and includes the amortization of capitalized debt origination costs and the amortization of the original issue discount on an additional $200.0 million of term loans Vought borrowed pursuant to its existing senior credit facilities ("Incremental Facility").

        Other income (loss).    Other income (loss) represents miscellaneous items unrelated to Vought's core operations.

        Equity in loss of joint venture.    Equity in loss of joint venture reflected Vought's share of the loss from Global Aeronautica, a joint venture in which Vought formerly participated. As a result of the sale of its equity interest in Global Aeronautica in 2008, Vought's results of operations are no longer impacted by this joint venture.

        Income tax benefit (expense).    Income tax benefit (expense) represents federal income tax provided on Vought's net book income from continuing operations. For a further discussion of Vought's income tax provision, please see Note 15—Income Taxes.

        Income (loss) from discontinued operations, net of tax.    Income (loss) from discontinued operations, net of tax represents the revenue and expenses associated with Vought's 787 business conducted at North Charleston, South Carolina that was sold to Boeing Commercial Airplanes Charleston South Carolina, Inc., a wholly owned subsidiary of The Boeing Company on July 30, 2009 ("Sale of the Charleston 787 business"). Vought's gain on the sale of this business is also reflected as income (loss) from discontinued operations, net of tax. See Note 3—Discontinued Operations in the notes to the consolidated financial statements attached to this proxy statement.

Results of Operations

	December 31, 2009	December 31, 2008	December 31, 2007
	(in millions)
Revenue:
Commercial	$946.7	$848.1	$782.1
Military	664.3	607.4	530.0
Business jets	266.8	319.5	301.0

Total revenue	$1,877.8	$1,775.0	$1,613.1
Costs and expenses:
Cost of sales	1,594.8	1,492.9	1,284.8
Selling, general and administrative	122.6	135.3	133.3

Total costs and expenses	$1,717.4	$1,628.2	$1,418.1
Operating income (loss)	160.4	146.8	195.0
Interest expense, net	(56.3)	(62.8)	(59.0)
Other income (loss)	1.3	48.7	(0.1)
Equity in loss of joint venture	—	(0.6)	(4.0)
Income tax benefit (expense)	9.3	(0.2)	(0.1)

Income from continuing operations	$114.7	$131.9	$131.8
Income (loss) from discontinued operations, net of tax	$213.6	$(38.2)	$(85.5)

Net Income	$328.3	$93.7	$46.3

Total funded backlog	$2,067.3	$2,451.0	$2,288.1

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        Revenue.    Revenue for the year ended December 31, 2009 was $1,877.8 million, an increase of $102.8 million, or 6%, compared with 2008. When comparing the current and the prior year:

  •
  Commercial revenue increased $98.6 million, or 12%. Revenue for Vought's Boeing programs increased $157.5 million primarily for the 747 program and the initial sales for the engineering and transition services agreements for the 787 program. Partially offsetting these increases was a $58.9 million decrease in revenue for Vought's Airbus programs primarily due to the completion of an Airbus program in the second quarter of 2009.

  •
  Military revenue increased $56.9 million, or 9%, primarily due to increased deliveries on the V-22 and, C-130 programs as well as increased spare part deliveries for the C-17 program.

  •
  Business Jet revenue decreased $52.7 million, or 16%, primarily due to reduced delivery rates directed by Vought's customers.

        Operating income (loss).    Operating income (loss) for the year ended December 31, 2009 was $160.4 million, an increase of $13.6 million, or 9% compared to $146.8 million in 2008. There were several unusual items in 2008 contributing to the 2009 increase in operating income as compared to 2008. Vought's operating income for 2009 excluded two specific items that affected 2008. Those items were the $38.3 million of costs associated with the strike at Vought's Nashville facility and the $17.3 million of higher future projected pension expenses applied to programs. These factors contributed to a reduction in operating income in 2008 as compared to 2009 and were partially offset by the release of $22.6 million of purchase accounting reserves in 2008 reflecting the completion of the 747-400 model deliveries and non-recurring costs of $9.6 million in 2009 reflecting the impact of the pension and other post-retirement benefits curtailment resulting from the 2009 collective bargaining agreement with the International Association of Machinists at Vought's Nashville, Tennessee facility.

        Interest expense, net.    Interest expense, net for the year ended December 31, 2009 was $56.3 million, a decrease of $6.5 million compared with 2008. Interest expense decreased primarily due to the adjustment during 2009 to capitalize approximately $5.6 million of interest costs to appropriately reflect the book value of Property, Plant and Equipment included in Vought's assets-under-construction balance in fiscal periods prior to 2009. The remainder of the decrease resulted from a reduction in the weighted average outstanding balance during 2009 partially offset by the acceleration of $7.1 million of debt origination costs from the pay down of $355.0 million of term loans outstanding.

        Other income (loss).    Other income for the year ended December 31, 2008 primarily reflected the $47.1 million gain from the sale of Vought's equity interest in its Global Aeronautica joint venture. Vought did not have a similar transaction during 2009.

        Income tax benefit (expense).    Income tax benefit for the year ended December 31, 2009 primarily reflects a reversal of $9.1 million of income tax expense due to a change in tax legislation. During the fourth quarter, the President signed into law the Workers, Homeownership and Business Assistance Act of 2009. The Law provides for a suspension of certain limitations on Alternative Minimum Tax net operating losses. Prior to the Law being enacted, Vought had estimated a $9.1 million federal AMT liability incurred in connection with the sale of the Charleston 787 business, and had allocated that expense to discontinued operations. The Law has enabled the Company to fully utilize net operating losses and therefore Vought will not owe AMT for the year. The Income Taxes topic of the ASC requires that tax law changes be allocated to continuing operations; therefore Vought recorded a $9.1 million benefit to offset the related expense in discontinued operations. Vought was also able to carryback its 2008 AMT net operating loss to recover $0.4 million of previously paid AMT taxes and recorded a tax benefit in the tax provision.

        Income (loss) from discontinued operations, net of tax.    Income from discontinued operations, net of tax for the year ended December 31, 2009 was $213.6 million primarily due to the sale of the Charleston 787 business recorded during the period. This transaction included $275.0 million of income recognized for the resolution of 787 contractual matters as well as a $38.3 million loss on the sale of the Charleston 787 business.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

        Revenue.    Revenue for the year ended December 31, 2008 was $1,775.0 million, an increase of $161.9 million, or 10%, compared with the same period in the prior year. When comparing the current and the prior year:

  •
  Commercial revenue increased $66.0 million, or 8%. Revenue for Vought's Boeing programs increased $49.9 million primarily due to increased non-recurring sales for the 747-8 program and initial deliveries on the 787 program. In addition, revenue for Vought's Airbus programs increased $16.1 million primarily due to higher deliveries.

  •
  Military revenue increased $77.4 million, or 15%, primarily due to higher delivery rates on the H-60 and the V-22 programs.

  •
  Business Jet revenue increased $18.5 million, or 6%, primarily due to increased deliveries to Gulfstream and the initial non-recurring revenue on the Cessna Columbus—Model 850 program.

        Operating income (loss).    Operating income (loss) for the year ended December 31, 2008 was $146.8 million, a decrease of $48.2 million or 25% compared to 2007. During 2008, overall program margins were lower than the prior year primarily due to a $38.3 million impact from costs associated with the strike at Vought's Nashville facility and a $17.3 million impact related to higher future projected pension expenses applied to programs. The remaining difference in program margins was primarily due to the absence of favorable contract changes recorded in 2007, partially offset by the release of $22.6 million of purchase accounting reserves reflecting the completion of the 747-400 model deliveries.

        Interest expense, net.    Interest expense, net for the year ended December 31, 2008 was $62.8 million, an increase of $3.8 million compared with the same period in the prior year. Interest expense increased primarily due to higher borrowings and related costs under the Incremental Facility partially offset by a reduction in the effective interest rate on Vought's other variable rate indebtedness.

        Other income (loss).    Other income (loss) for the year ended December 31, 2008 primarily reflects Vought's $47.1 million gain from the sale of its entire equity interest in Global Aeronautica.

        Income (loss) from discontinued operations, net of tax.    Loss from discontinued operations, net of tax for the year ended December 31, 2008 was $38.2 million, a decrease of $47.3 million compared with 2007. The decrease was due to a reduction in non-recurring 787 program expenses as the start-up phase of that program ended.

Liquidity and Capital Resources

        Liquidity is an important factor in determining Vought's financial stability. Vought is committed to maintaining adequate liquidity. The primary sources of Vought's liquidity include cash flow from operations, borrowing capacity through its credit facility and the long-term capital markets and negotiated advances and progress payments from its customers. Vought's liquidity requirements and working capital needs depend on a number of factors, including the level of delivery rates under its contracts, the level of developmental expenditures related to new programs, growth and contractions in the business cycles, contributions to its pension plans as well as interest and debt payments. Vought's liquidity requirements fluctuate from period to period as a result of changes in the rate and amount of its investments in its programs, changes in delivery rates under existing contracts and production associated with new contracts.

        For certain aircraft programs, milestone or advance payments from customers finance working capital, which helps to improve Vought's liquidity. In addition, Vought may, in the ordinary course of business, settle outstanding claims or other contractual matters with customers or suppliers or Vought may receive payments for change orders not previously negotiated. Settlement of such matters can have a significant impact on its results of operations and cash flows.

        Vought believes that cash flow from operations, cash and cash equivalents on hand and funds that will be raised as part of a refinancing or restructuring of its senior credit facility and Senior Notes will provide adequate funding for its ongoing working capital expenditures, pension contributions and capital investments required to meet its current contractual and legal commitments for at least the next twelve months. However, there is no assurance that Vought can refinance the Senior Notes or the senior credit facility prior to the last business day of 2010.

        Vought's pension plan funding obligations also impact its liquidity and capital resources. Elsewhere in this proxy statement, Vought provides estimates of its pension plan contributions for 2010 through 2014. See "—Contractual Obligations." Vought's future pension contributions are primarily driven by the funded level of its plans as of December 31 of each fiscal year. Two of the factors used in determining Vought's liability under its plan are the discount rate and the market value of the plan assets.

        Macro-economic conditions, the corporate bond rates and the fluctuations in the fair value of Vought's plan assets as a result of the volatility in global financial markets will continue to impact its required contributions in future periods.

        Vought's ability to refinance its indebtedness or obtain additional sources of financing will be affected by economic conditions and financial, business and other factors, some of which are beyond its control.

        As of December 31, 2009, Vought's total outstanding long-term debt was approximately $589.8 million. This amount includes $270.0 million of 8% Senior Notes due 2011 ("Senior Notes") and $322.2 million of term loans outstanding under its senior credit facilities. Additionally, Vought had $41.3 million in outstanding letters of credit.

        On July 30, 2009 Vought entered into an Amendment to its Credit Agreement ("Amendment") which modified the Credit Agreement to allow the sale of the Charleston 787 business (discussed in Note 3—Discontinued Operations) and provided for use of cash proceeds from the transaction to (i) pay down $355.0 million of term loans outstanding and (ii) repay outstanding amounts on its revolver of $135.0 million and to permanently reduce revolving commitments under the Credit Agreement to $100.0 million. The Amendment converted the synthetic letter of credit facility under the Credit Agreement into additional term loan of $50.0 million, a portion of which is used as cash collateral for letters of credit previously issued under the synthetic letter of credit facility. This term loan is repayable on December 22, 2010. As of December 31, 2009, the cash restricted as collateral for outstanding letters of credit was $43.8 million. The Amendment increased the interest rate on all loans to London Interbank Offering Rate (LIBOR) plus a margin of 4.00%, with a minimum LIBOR floor of 3.50%.

        Vought's outstanding term loans, including amounts under the Incremental Facility, are repayable in equal quarterly installments of approximately $1.5 million with the balance due on December 22, 2011. Vought's revolving commitments are scheduled to expire on December 22, 2010. The Amendment incorporated an extension provision that allows Vought to extend its revolving commitments with lenders who agree to such extension to a date to be agreed. Vought is also obligated to pay an annual commitment fee on the unused portion of its revolver of 0.5% or less, based on Vought's leverage ratio.

        Under the terms of the senior credit facility, Vought is required to prepay or refinance any amounts outstanding of its $270.0 million Senior Notes by the last business day of 2010 or it must repay the aggregate amount of loans outstanding at that time under the senior credit facility unless a lender waives such prepayment (so long as a majority of its lenders (voting on a class basis) agree to such waiver). Because of the requirement to refinance the Senior Notes, the amounts outstanding under Vought's senior credit facility have been classified as a current liability as of December 31, 2009. On March 23, 2010, Vought entered into a merger agreement with Triumph Group, Inc. pursuant to which Vought will be acquired by Triumph. It is anticipated that in connection with that transaction all of Vought's currently outstanding material indebtedness will be repaid in full. The consummation of the acquisition is subject to, among other things, approval of Triumph's stockholders and other customary closing conditions, which may not be satisfied. In the event that the anticipated acquisition is not completed and such indebtedness remains outstanding, Vought plans to refinance its senior credit facility or the Senior Notes prior to the last business day of 2010. There are no assurances that Vought will be able to refinance on commercially reasonable terms or at all. This creates an uncertainty about Vought's ability to continue as a going concern. Notwithstanding this, the consolidated financial statements and related notes have been prepared assuming that Vought will continue as a going concern.

        Vought is progressing in its plans to refinance its senior credit facility or the Senior Notes and although no assurance can be given, Vought believes that it is well positioned to accomplish this prior to the last business day of 2010.

        Credit Agreements and Debt Covenants.    The indenture governing Vought's Senior Notes and its credit agreement contain customary affirmative and negative covenants for facilities of this type, including limitations on its indebtedness, liens, investments, distributions, mergers and acquisitions, dispositions of assets, subordinated debt and transactions with affiliates. The credit agreement also requires that Vought maintains certain financial covenants including a leverage ratio, the requirement to maintain minimum interest coverage ratios, as defined in the agreement, and a limitation on its capital spending levels. The indenture governing Vought's Senior Notes also contains various restrictive covenants, including the incurrence of additional indebtedness unless the debt is otherwise permitted under the indenture. As of December 31, 2009, Vought was in compliance with the covenants in the indenture and its credit agreement.

        Vought's senior credit facilities (including its Incremental Facility) are material to its financial condition and results of operations because those facilities are its primary source of liquidity for working capital. The indenture governing Vought's outstanding Senior Notes is material to its financial condition because it governs a significant portion of its long-term capitalization while restricting its ability to conduct its business.

        Vought's senior credit facilities use Adjusted EBITDA to determine Vought's compliance with two financial maintenance covenants. See "Non-GAAP Financial Measures" below for a discussion of Adjusted EBITDA and reconciliation of that non-GAAP financial measure to net cash provided by (used in) operating activities. Vought is required not to permit its consolidated total leverage ratio, or the ratio of funded indebtedness (net of cash) at the end of each quarter to Adjusted EBITDA for the twelve months ending on the last day of that quarter, to exceed 4.00:1.00 for fiscal periods ending during 2009, 3.75:1.00 for fiscal periods during 2010 and 3.50:1.00 for fiscal periods thereafter. Vought also is required not to permit its consolidated net interest coverage ratio, or the ratio of Adjusted EBITDA for the twelve months ending on the last day of a quarter to Vought's consolidated net interest expense for the twelve months ending on the same day, to be less than 3.50:1.00 for fiscal periods ending during 2009 and for fiscal periods thereafter. Each of these covenants is tested quarterly, and Vought's failure to comply could result in a default and, potentially, an event of default under its senior credit facilities. If not cured or waived, an event of default could result in acceleration of this indebtedness. Vought's credit facilities also use Adjusted EBITDA to determine the interest rates on Vought's borrowings, which are based on the consolidated total leverage ratio described above.

Changes in Vought's leverage ratio may result in increases or decreases in the interest rate margin applicable to loans under Vought's senior credit facilities. Accordingly, a change in Vought's Adjusted EBITDA could increase or decrease Vought's cost of funds. The actual results of the total leverage ratio and net interest coverage ratio for the years ended December 31, 2009 were 1.69:1.00 and 5.28:1.00, respectively.

        The indenture governing Vought's outstanding Senior Notes contains a covenant that restricts Vought's ability to incur additional indebtedness unless, among other things, Vought can comply with a fixed charge coverage ratio. Vought may incur additional indebtedness only if, after giving pro forma effect to that incurrence, Vought's ratio of Adjusted EBITDA to total consolidated debt less cash on hand for the four fiscal quarters ending as of the most recent date for which internal financial statements are available meet certain levels or Vought has availability to incur such indebtedness under certain baskets in the indenture. Accordingly, Adjusted EBITDA is a key factor in determining how much additional indebtedness Vought may be able to incur from time to time to operate its business.

        Non-GAAP Financial Measures.    Periodically Vought discloses to investors Adjusted EBITDA, which is a non-GAAP financial measure that Vought's management uses to assess Vought's compliance with the covenants in its senior credit agreement, its ongoing ability to meet its obligations and manage its levels of indebtedness. Adjusted EBITDA is calculated in accordance with Vought's senior credit agreement and includes adjustments that are material to Vought's operations but that Vought's management does not consider reflective of Vought's ongoing core operations. Pursuant to Vought's senior credit agreement, Adjusted EBITDA is calculated by making adjustments to Vought's net income (loss) to eliminate the effect of Vought's (1) income tax expense, (2) net interest expense, (3) any amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (4) depreciation and amortization expense, (5) any extraordinary, unusual or non-recurring expenses or gains/losses (including gains/losses on sales of assets outside of the ordinary course of business, non-recurring expenses associated with the 787 program and certain expenses associated with Vought's facilities consolidation efforts) net of any extraordinary, unusual or non-recurring income or gains, (6) any other non-cash charges, expenses or losses, restructuring and integration costs, (7) stock-option based compensation expenses and (8) all fees and expenses paid pursuant to Vought's Management Agreement with The Carlyle Group. See Note 20 to Vought's consolidated financial statements attached to this proxy statement.

        Adjusted EBITDA for the years ended December 31, 2009, 2008 and 2007 was $254.7 million, $263.9 million and $277.4 million, respectively. The following table is a reconciliation of the non-GAAP measure from Vought's cash flows from operations:

	For the Years Ended
	December 31, 2009	December 31, 2008	December 31, 2007
	(in millions)
Net cash provided by (used in) operating activities	$111.8	$(154.5)	$34.2
Interest expense, net	56.3	62.8	59.0
Income tax expense (benefit)	(9.3)	0.2	0.1
Stock compensation expense	(2.5)	(1.1)	(5.2)
Equity in losses of joint venture	—	(0.6)	(4.0)
Gain (loss) from asset sales and other losses	(41.2)	49.8	(1.8)
Non-cash interest expense	(13.1)	(5.8)	(3.1)
787 tooling amortization	1.1	0.8	—
Changes in operating assets and liabilities	328.3	266.1	86.9

EBITDA	$431.4	$217.7	$166.1

Investment in Boeing 787 and sale of the Charleston 787 business(1)	(213.6)	33.3	95.9
Unusual charges & other non-recurring program costs(2)	19.3	56.7	6.1
(Gain) loss on disposal of property, plant and equipment and other assets(3)	2.9	(48.2)	1.9
Pension & OPEB curtailment and non-cash expense(4)	10.3	—	—
Other(5)	4.4	4.4	7.4

Adjusted EBITDA	$254.7	$263.9	$277.4

(1)
Investment in Boeing 787 and sale of the Charleston 787 business—The Boeing 787 program, described elsewhere in Vought's periodic reports, required substantial start-up costs in prior periods as Vought built a new facility in South Carolina and invested in new manufacturing technologies dedicated to the program. These start-up investment costs were expensed in Vought's financial statements over several periods due to their magnitude and timing. As a result of the sale of the Charleston 787 business to Boeing, Vought settled outstanding contractual matters with Boeing and recognized a loss on the sale of the related assets and liabilities of the business. Vought's credit agreement excludes all gains or losses recognized on the sale of assets and it excludes Vought's significant start-up investment in the Boeing 787 program because it represented an unusual significant investment in a major new program that was not indicative of ongoing core operations. Accordingly, the impact of the settlement of contractual matters, loss on the sale of the assets and liabilities and the investment that was expensed during the period was excluded from the calculation of Adjusted EBITDA. Also included in this adjustment is Vought's loss in its joint venture with Global Aeronautica. Vought's net loss was $0.6 million and $4.0 million for the fiscal years 2008 and 2007, respectively. On June 10, 2008, Vought sold its entire equity interest in Global Aeronautica to Boeing and as a result, in subsequent periods, Vought's adjusted EBITDA calculation is not be impacted by this joint venture. For more information, please refer to Note 8—Investment in Joint Venture in Vought's consolidated financial statements.

(2)
Unusual charges and other non-recurring program costs—Vought's senior credit agreement excludes Vought's expenses for unusual events in its operations and non-recurring costs that are not indicative of ongoing core operating performance, and accordingly the charges that have been expensed during the period are added back to Adjusted EBITDA. For the year ended December 31, 2008, Vought recognized an additional $38.3 million in non-recurring program costs related to the strike at its Nashville facility and $1.8 million in non-recurring program costs related to the Boeing strike. However, during the year ended December 31, 2009, Vought reversed $(0.5) million in non-recurring program costs related to the strike at its Nashville facility because the actual strike-related costs incurred on those programs were lower than the original estimates. Vought incurred $10.0 million, $8.4 million and $6.1 million of non-recurring costs related to a facilities rationalization initiative for the years ended December 31, 2009, 2008 and 2007, respectively, which have been added back to Adjusted EBITDA. Also, during the year ended December 31, 2009, Vought recognized $1.8 million of non-recurring costs related to the suspension of the Cessna Citation Columbus—Model 850 business jet program and $8.0 million of non-recurring costs related to Information Systems implementation initiatives. Vought did not incur similar costs in 2008 and 2007. During the year ended December 31, 2008, Vought recorded $8.2 million of non-recurring specific warranty costs. Vought did not incur similar costs in 2009 and 2007.

(3)
(Gain) loss on disposal of property, plant and equipment ("PP&E") and other assets—On occasion, where the asset is no longer needed for Vought's business and ceases to offer sufficient value or utility to justify its retention of the asset, Vought chooses to sell the asset at a gain or loss. Typically, these assets are PP&E. However, in 2008, Vought sold its entire equity interest in Global Aeronautica to Boeing and as a result, recorded a $47.1 million gain on the sale. Gains and losses resulting from the disposal of assets impact Vought's results of operations for the period in which the asset was sold. Vought's credit agreement provides that those gains and losses are reflected as an adjustment in calculating Adjusted EBITDA.

(4)
Pension and other post-retirement benefits curtailment and non-cash expense related to the Compensation—Retirement Benefits topic of the ASC—The credit agreement allows Vought to remove non-cash benefit expenses, so to the extent that the recorded expense exceeds the cash contributions to the plan it is reflected as an adjustment in calculating Adjusted EBITDA. During the year ended December 31, 2009, Vought recognized $9.6 million curtailment resulting from the new IAM collective bargaining agreement. For more information, please refer to Note 14—Pension and Other Post-Retirement Benefits in Vought's consolidated financial statements.

(5)
Other—Includes non-cash stock expense, related party management fees and costs associated with the preparation of documents in connection with a planned initial public equity offering. Vought's credit agreement provides that these expenses are reflected as an adjustment in calculating Adjusted EBITDA.

        Vought believes that each of the adjustments made in order to calculate Adjusted EBITDA is meaningful to investors because it gives them the ability to assess Vought's compliance with the covenants in its senior credit agreement, Vought's ongoing ability to meet its obligations and manage its levels of indebtedness.

        The use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of Vought's results of operations as reported in accordance with GAAP. Some of these limitations are:

  •
  it does not reflect Vought's cash expenditures, or future requirements, for all contractual commitments;

  •
  it does not reflect Vought's significant interest expense, or the cash requirements necessary to service Vought's indebtedness;

  •
  it does not reflect cash requirements for the payment of income taxes when due;

  •
  it does not reflect working capital requirements;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  it does not reflect the impact of earnings or charges resulting from matters Vought considers not to be indicative of its ongoing operations, but may nonetheless have a material impact on its results of operations.

        Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to Vought to invest in the growth of its business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures, to measure Vought's liquidity. Vought's calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

	Year Ended December 31,
Cash Flow Summary	2009	2008	2007
	(in millions)
Net income (loss)	$328.3	$93.7	$46.3
Non-cash items	111.8	17.9	74.8
Changes in working capital	(328.3)	(266.1)	(86.9)

Net cash provided by (used in) operating activities	111.8	(154.5)	34.2
Net cash provided by (used in) investing activities	247.2	(14.2)	(49.6)
Net cash provided by (used in) financing activities	(329.7)	179.8	(2.4)

Net increase (decrease) in cash and cash equivalents	29.3	11.1	(17.8)
Cash and cash equivalents at beginning of year	86.7	75.6	93.4

Cash and cash equivalents at end of year	$116.0	$86.7	$75.6

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        Net cash provided by operating activities for the year ended December 31, 2009 was $111.8 million, an increase of $266.3 million compared to net cash used in operating activities of $154.5 million for the prior year. This change primarily resulted from the settlement of contractual matters related to the 787 program partially offset by increased cash requirements for the 747-8 program.

        Net cash provided by investing activities for the year ended December 31, 2009 was $247.2 million, an increase of $261.4 million compared to net cash used in investing activities of $14.2 million for the same period in 2008. The change was primarily due to the $289.2 million, net of fees, of proceeds received for the sale of the Charleston 787 business and a $27.3 million decrease in capital expenditures in 2009 offset by the $55.1 million of proceeds from the sale of assets in 2008 including the sale to Boeing of Vought's equity interest in Global Aeronautica.

        Net cash used in financing activities for the year ended December 31, 2009 was $329.7 million, a change of $509.5 million compared with cash provided of $179.8 million for 2008. This change primarily resulted from the $184.6 million in net proceeds from the Incremental Facility in 2008, the use of $355.0 million of proceeds from the sale of the Charleston 787 business to pay down outstanding term loans in 2009 and the restriction of $43.8 million as collateral for outstanding letters of credit in 2009, partially offset by the conversion of the $75.0 million of the synthetic letter of credit facility to a term loan in 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

        Net cash used in operating activities for year ended December 31, 2008 was $154.5 million, a change of $188.7 million compared to cash provided by operating activities of $34.2 million for the prior year. The change primarily resulted from the following items: increased cash funding requirements of $59.7 million for Vought's defined benefit pension plans; lower cash from the timing of milestone and advance payments from customers of approximately $67.0 million; as well as $62.0 million of higher working capital requirements in 2008 related to the ramp-up of the 787 program.

        Net cash used in investing activities for the year ended December 31, 2008 was $14.2 million, a decrease of $35.4 million compared to net cash used in investing activities of $49.6 million for the prior year. This improvement is due to a $30.8 million increase in proceeds provided by the sale of assets and a $16.5 million decrease in contributions to Global Aeronautica partially offset by an $11.9 million increase in capital expenditures.

        Net cash provided by financing activities for the year ended December 31, 2008 was $179.8 million, a change of $182.2 million compared to net cash used in financing activities of $2.4 million for the prior year. The change primarily resulted from the $184.6 million in net proceeds provided by borrowings under the Incremental Facility.

Contractual Obligations

        The following table summarizes the scheduled maturities of financial obligations and expiration dates of commitments as of December 31, 2009:

	2010	2011	2012	2013	2014	Thereafter	Total
	($ in millions)
Senior credit facilities
Term loans	$236.6	$—	$—	$—	$—	$—	$236.6
Incremental facility	85.6	—	—	—	—	—	85.6

Total senior credit facilities(1)	$322.2	$—	$—	$—	$—	$—	$322.2
Operating leases	21.7	13.7	9.3	4.9	4.0	3.5	57.1
Senior notes	—	270.0	—	—	—	—	270.0
Purchase Obligations(2)	459.3	143.7	18.0	12.0	—	—	633.0

Total	$803.2	$427.4	$27.3	$16.9	$4.0	$3.5	$1,282.3

(1)
In addition to the obligations in the table, at December 31, 2008, Vought had contractual interest payment obligations as follows: (a) variable interest rate payments on $322.2 million outstanding under Vought's senior credit facilities based upon LIBOR plus a margin of 4.00%, which correlated to an interest rate of 7.50% at December 31, 2009 and (b) $21.6 million per year on the Senior Notes.

(2)
Includes contractual obligations for which Vought is committed to purchase goods and services as of December 31, 2009. The most significant of these obligations relate to raw material and parts supply contracts for Vought's manufacturing programs and these amounts are primarily comprised of open purchase order commitments to vendors and subcontractors. Many of these agreements provide Vought the ability to alter or cancel orders and require its suppliers to mitigate the impact from any changes. Even where purchase orders specify determinable prices, quantities and delivery timeframes, generally the purchase obligations remain subject to frequent modification and therefore are highly variable. As a result, Vought regularly experiences significant fluctuations in the aggregate amount of purchase obligations, and the amount reflected in the table above may not be indicative of its purchase obligations over time. The ultimate liability for these obligations may be reduced based upon modification or termination provisions included in some of Vought's purchase contracts, the costs incurred to date by vendors under these contracts or by recourse under normal termination clauses in firm contracts with Vought's customers.

        In addition to the financial obligations detailed in the table above, Vought also had obligations related to its benefit plans at December 31, 2009 as detailed in the following table. Vought's other post-retirement benefits are not required to be funded in advance, so benefit payments are paid as they are incurred. Vought's expected net contributions and payments are included in the table below:

	Pension Benefits	Other Post-retirement Benefits
	(in millions)
Benefit obligation at December 31, 2009	$1,958.3	$402.3
Plan assets at December 31, 2009	1,342.6	—
Projected contributions
2010	102.7	38.4
2011	176.8	38.9
2012	142.1	38.5
2013	123.0	37.9
2014	108.3	37.5

Total 2010–2014	$652.9	$191.2

        Current plan documents reserve Vought's right to amend or terminate the plans at any time, subject to applicable collective bargaining requirements for represented employees.

Off Balance Sheet Arrangements

        None.

Inflation

        A majority of Vought's sales are conducted pursuant to long-term contracts that set fixed unit prices and some of which provide for price adjustment through escalation clauses. The effect of inflation on Vought's sales and earnings is minimal because the selling prices of those contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. Vought's estimated costs take into account a projected rate of inflation for the duration of the relevant contract.

        Vought's supply base contracts are conducted on a fixed price basis in U.S. dollars. In some cases Vought's supplier arrangements contain escalation adjustment provisions based on accepted industry indices, with appropriate forecasting incorporated in program financial estimates. Raw materials price escalation has been mitigated through existing long-term agreements, which remain in place for several more years. Vought's expectations are that in the long-term, the demand for these materials will continue to put additional pressures on pricing. Strategic cost reduction plans will continue to focus on mitigating the affects of this demand curve on Vought's operations.

Critical Accounting Policies

        Vought's discussion and analysis of its financial position and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported for assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Although Vought evaluates its estimates, which are based on the most current and best available information and on various other assumptions that are believed to be reasonable under the circumstances, on an ongoing basis, actual results may differ from these estimates under different assumptions or conditions. Vought believes the following items are the critical accounting policies and most significant estimates and assumptions used in the preparation of its financial statements. These accounting policies conform to the accounting policies contained in the consolidated financial statements included in this annual report.

        Accounting Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and, in particular, estimates of contract costs and revenues used in the earnings recognition process. Vought has recorded all estimated contract losses that are reasonably estimable and probable. To enhance reliability in its estimates, Vought employs a rigorous estimating process that is reviewed and updated at least on a quarterly basis. However, actual results could differ from those estimates.

        Revenue and Profit Recognition.    The majority of Vought's sales are made pursuant to written contractual arrangements or "contracts" to design, develop and manufacture aerostructures to the specifications of the customer under firm fixed price contracts. These contracts are within the scope of the Revenue—Construction-Type and Production-Type Contracts topic of the ASC and revenue and costs on contracts are recognized using percentage-of-completion methods of accounting. Accounting for the revenue and profit on a contract requires estimates of (1) the contract value or total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract's scope of work and (3) the measurement of progress towards completion. Depending on the contract, Vought measures progress toward completion using either the cost-to-cost method or the units-of-delivery method.

  •
  Under the cost-to-cost method, progress toward completion is measured as the ratio of total costs incurred to Vought's estimate of total costs at completion. Vought recognizes costs as incurred. Profit is determined based on its estimated profit margin on the contract multiplied by its progress toward completion. Revenue represents the sum of Vought's costs and profit on the contract for the period.

  •
  Under the units-of-delivery method, revenue on a contract is recorded as the units are delivered and accepted during the period at an amount equal to the contractual selling price of those units. The costs recorded on a contract under the units-of-delivery method are equal to the total costs at completion divided by the total units to be delivered. As its contracts can span multiple years, Vought often segments the contracts into production lots for the purposes of accumulating and allocating cost. Profit is recognized as the difference between revenue for the units delivered and the estimated costs for the units delivered.

        Adjustments to original estimates for a contract's revenues, estimated costs at completion and estimated total profit are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. These estimates are also sensitive to the assumed rate of production. Generally, the longer it takes to complete the contract quantity, the more relative overhead that contract will absorb. The impact of revisions in cost estimates is recognized on a cumulative catch-up basis in the period in which the revisions are made. Provisions for anticipated losses on contracts are recorded in the period in which they become evident ("forward losses") and are first offset against costs that are included in inventory, with any remaining amount reflected in accrued contract liabilities in accordance with the Construction and Production-Type Contracts topic. Revisions in contract estimates, if significant, can materially affect Vought's results of operations and cash flows, as well as Vought's valuation of inventory. Furthermore, certain contracts are combined or segmented for revenue recognition in accordance with the Construction and Production-Type Contracts topic.

        Advance payments and progress payments received on contracts-in-process are first offset against related contract costs that are included in inventory, with any remaining amount reflected in current liabilities.

        Accrued contract liabilities consisted of the following:

	December 31, 2009	December 31, 2008
	(in millions)
Advances and progress billings	$59.4	$126.8
Forward loss	1.7	6.4
Other	13.1	7.9

Total accrued contract liabilities	$74.2	$141.1

        Amounts representing contract change orders or claims are only included in revenue when such change orders or claims have been settled with Vought's customer and to the extent that units have been delivered. Additionally, some contracts may contain provisions for revenue sharing, price re-determination, requests for equitable adjustments, change orders or cost and/or performance incentives. Such amounts or incentives are included in contract value when the amounts can be reliably estimated and their realization is reasonably assured.

        Although fixed-price contracts, which extend several years into the future, generally permit Vought to keep unexpected profits if costs are less than projected, Vought also bears the risk that increased or unexpected costs may reduce its profit or cause the Company to sustain losses on the contract. In a fixed-price contract, Vought must fully absorb cost overruns, not withstanding the difficulty of estimating all of the costs it will incur in performing these contracts and in projecting the ultimate level of revenue that may otherwise be achieved. Vought's failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately or control costs during performance of a fixed price contract may reduce the profitability of a fixed price contract or cause a loss. Vought believes it has recorded adequate provisions in the financial statements for losses on fixed-price contracts, but it cannot be certain that the contract loss provisions will be adequate to cover all actual future losses.

        As mentioned above, the vast majority of Vought's revenue is related to the sale of manufactured end item products and spare parts. Any revenue related to the provision of services is accounted for separately and is not material to Vought's results of operations.

        Inventories.    Inventoried costs primarily relate to work in process and represent accumulated contract costs less the portion of such costs allocated to delivered items. Accumulated contract costs include direct production costs, manufacturing and engineering overhead, production tooling costs, and certain general and administration expenses.

        In accordance with industry practice, inventoried costs are classified as a current asset and include amounts related to contracts having production cycles longer than one year; therefore, a portion thereof will not be realized within one year. See Note 5 to Vought's consolidated financial statements attached to this proxy statement.

        Goodwill.    Goodwill is tested for impairment, at least annually, in accordance with the provisions of the Intangibles—Goodwill and Other topic of the ASC. Under this topic, the first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit with its carrying value. Vought has concluded that the Company is a single reporting unit. Accordingly, all assets and liabilities are used to determine Vought's carrying value. Based on review of its annual impairment tests, Vought did not recognize impairment charges in 2009, 2008 or 2007.

        Additionally, in connection with the sale of the Charleston 787 business on July 30, 2009 (discussed in Note 3—Discontinued Operations), $122.9 million of Vought's goodwill balance was allocated to that business based on the relative fair value of its assets compared to the total value of the consolidated company. Subsequently, Vought performed an interim impairment test of its remaining Goodwill balance and determined the balance was not impaired.

        For this testing Vought uses an independent valuation firm to assist in the estimation of enterprise fair value using standard valuation techniques such as discounted cash flow, market multiples and comparable transactions. The discounted cash flow fair value estimates are based on management's projected future cash flows and the estimated weighted average cost of capital. The estimated weighted average cost of capital is based on a risk-free interest rate and other factors such as equity risk premiums and the ratio of total debt and equity capital.

        Vought must make assumptions regarding estimated future cash flows and other factors used by the independent valuation firm to determine the fair value. If these estimates or the related assumptions change, Vought may be required to record non-cash impairment charges for goodwill in the future.

        Post-retirement Plans.    The liabilities and net periodic cost of Vought's pension and other post-retirement plans are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate, the expected long-term rate of asset return, the assumed average rate of compensation increase and rate of growth for medical costs. The actuarial assumptions used to calculate these costs are reviewed annually or when a remeasurement is necessary. Assumptions are based upon management's best estimates, after consulting with outside investment advisors and actuaries, as of the measurement date.

        The assumed discount rate utilized is based on a point in time estimate as of Vought's December 31 annual measurement date or as of remeasurement dates as needed. This rate is determined based upon on a review of yield rates associated with long-term, high quality corporate bonds as of the measurement date and use of models that discount projected benefit payments using the spot rates developed from the yields on selected long-term, high quality corporate bonds.

        The assumed expected long-term rate of return on assets is the weighted average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the Projected Benefit Obligation ("PBO"). The expected average long-term rate of return on assets is based principally on the counsel of Vought's outside investment advisors and has been projected at 8.5% in 2009, 2008 and, 2007. This rate is based on actual historical returns and anticipated long-term performance of individual asset classes with consideration given to the related investment strategy. This rate is utilized principally in calculating the expected return on plan assets component of the annual pension expense. To the extent the actual rate of return on assets realized over the course of a year differs from the assumed rate, that year's annual pension expense is not affected. The gain or loss reduces or increases future pension expense over the average remaining service period of active plan participants expected to receive benefits.

        The assumed average rate of compensation increase represents the average annual compensation increase expected over the remaining employment periods for the participating employees. This rate is estimated to be 4% and is utilized principally in calculating the PBO and annual pension expense.

        In addition to its defined benefit pension plans, Vought provides certain healthcare and life insurance benefits for some retired employees. Such benefits are unfunded as of December 31, 2009. Employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age and years of service requirements. Election to participate for eligible employees must be made at the date of retirement. Qualifying dependents at the date of retirement are also eligible for medical coverage. Current plan documents reserve Vought's right to amend or terminate the plans at any time, subject to applicable collective bargaining requirements for represented employees. From time to time, Vought has made changes to the benefits provided to various groups of plan participants. Premiums charged to most retirees for medical coverage prior to age 65 are based on years of service and are adjusted annually for changes in the cost of the plans as determined by an independent actuary. In addition to this medical inflation cost-sharing feature, the plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, schedules of reasonable fees, preferred provider networks, coordination of benefits with other plans, and a Medicare carve-out. A one-percentage point shift in the medical trend rate would have the effect shown in Note 14 to the Consolidated Financial Statements attached to this proxy statement.

        In accordance with the Compensation—Retirement Benefits topic of the ASC Vought recognized the funded status of its benefit obligation in its statement of financial position as of December 31, 2008. This funded status was remeasured for some plans as of January 31, 2009 and September 27, 2009 due to plan amendments and for all plans as of December 31, 2009, Vought's annual remeasurement date. The funded status is measured as the difference between the fair value of the plan's assets and the PBO or accumulated postretirement benefit obligation of the plan. In order to recognize the funded status, Vought determined the fair value of the plan assets. The majority of Vought's plan assets are publicly traded investments which were valued based on the market price as of the date of remeasurement. Investments that are not publicly traded were valued based on the estimated fair value of those investments as of December 31, 2009 based on Vought's evaluation of data from fund managers and comparable market data.

Quantitative and Qualitative Disclosures about Market Risk

        As a result of its operating and financing activities, Vought is exposed to various market risks that may affect its consolidated results of operations and financial position. These market risks include fluctuations in interest rates, which impacts the amount of interest Vought must pay on its variable-rate debt and its calculation of its liability for its defined benefit plans. Other than the interest rate swaps described below, financial instruments that potentially subject Vought to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

        Trade accounts receivable include amounts billed and currently due from customers, amounts currently due but, not yet billed, certain estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. Vought continuously monitors collections and payments from customers. Based upon historical experience and any specific customer collection issues that have been identified, Vought records a provision for estimated credit losses, as deemed appropriate.

        While such credit losses have historically been within its expectations, Vought cannot guarantee that it will continue to experience the same credit loss rates in the future.

        Vought maintains cash and cash equivalents with various financial institutions and perform periodic evaluations of the relative credit standing of those financial institutions. Vought has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash and cash equivalents.

        Some raw materials and operating supplies are subject to price and supply fluctuations caused by market dynamics. Vought's strategic sourcing initiatives seek to find ways of mitigating the inflationary pressures of the marketplace. In recent years, these inflationary pressures have affected the market for raw materials. However, Vought believes that raw material prices will remain stable through the remainder of 2010 and after that, experience increases that are in line with inflation. Additionally, Vought generally does not employ forward contracts or other financial instruments to hedge commodity price risk.

        Vought's suppliers' failure to provide acceptable raw materials, components, kits and subassemblies would adversely affect Vought's production schedules and contract profitability. Vought maintains an extensive qualification and performance surveillance system to control risk associated with such supply base reliance. Vought utilizes a range of long-term agreements and strategic aggregated sourcing to optimize procurement expense and supply risk related to its raw materials.

Interest Rate Risks

        From time to time, Vought may enter into interest rate swap agreements or other financial instruments in the normal course of business for purposes other than trading. These financial instruments are used to mitigate interest rate or other risks, although to some extent they expose Vought to market risks and credit risks. Vought controls the credit risks associated with these instruments through the evaluation of the creditworthiness of the counter parties. In the event that a counter party fails to meet the terms of a contract or agreement then Vought's exposure is limited to the current value, at that time, of the interest rate differential, not the full notional or contract amount. Vought has no such agreements currently outstanding.

        In the past, Vought has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. Under these agreements, Vought exchanged floating rate interest payments for fixed rate payments periodically over the term of the swap agreements. Vought currently has no such agreements outstanding; however, in the future it may choose to manage market risk with respect to interest rates by entering into new hedge agreements.

        Management performs a sensitivity analysis to determine how market interest rate changes will affect the fair value of any market risk sensitive hedge positions and all other debt that Vought will bear. Such an analysis is inherently limited in that it represents a singular, hypothetical set of assumptions. Actual market movements may vary significantly from Vought's assumptions. Fair value sensitivity is not necessarily indicative of the ultimate cash flow or earnings effect Vought would recognize from the assumed market interest rate movements. Vought is exposed to cash flow risk due to changes in interest rates with respect to the entire $322.2 million of variable rate debt outstanding under its senior credit facilities. A one-percentage point increase in interest rates on Vought's variable-rate indebtedness would decrease its annual income (loss) before income taxes by approximately $3.2 million. While there was no debt outstanding under Vought's Revolver at December 31, 2009, any future borrowings would be subject to the same type of variable rate risks. All of Vought's remaining debt is at fixed rates; therefore, changes in market interest rates under these instruments would not significantly impact its cash flows or results of operations.

Foreign Currency Risks

        Vought is subject to limited risks associated with foreign currency exchange rates due to its contracted business with foreign customers and suppliers. As purchase prices and payment terms under the relevant contracts are denominated in U.S. dollars, Vought's exposure to losses directly associated with changes in foreign currency exchange rates is not material. However, if the value of the U.S. dollar declines in relation to foreign currencies, Vought's foreign suppliers would experience exchange-rate related losses and seek to renegotiate the terms of their respective contracts, which could have a significant impact to Vought's margins and results of operations.

Utility Price Risks

        Vought has exposure to utility price risks as a result of volatility in the cost and supply of energy including electricity and natural gas. To minimize this risk, Vought has entered into fixed price contracts at certain of its manufacturing locations for a portion of their energy usage for periods of up to three years. Although these contracts would reduce the risk to Vought during the contract period, future volatility in the supply and pricing of energy and natural gas could have an impact on its consolidated results of operations. A 1% increase (decrease) in Vought's monthly average utility costs during 2009 would have increased (decreased) its cost of sales by approximately $0.3 million for the year ended December 31, 2009.

Accounting Changes and Pronouncements

        In December 2007, the FASB issued an accounting standard that provides revised guidance on how acquirors recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. This standard also expands required disclosures surrounding the nature and financial effects of business combinations. Vought adopted the guidance of this accounting standard, currently included in the Business Combinations Topic of the Accounting Standards Codification (ASC) on January 1, 2009. Vought considered the provisions of this accounting standard with respect to the sale of the Charleston 787 business (as discussed in Note 3—Discontinued Operations).

        FASB issued an accounting standard that requires enhanced disclosures about the plan assets of a company's defined benefit pension and other postretirement plans. The enhanced disclosures are intended to provide users of financial statements with a greater understanding of: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. Vought adopted the provisions of this accounting standard on January 1, 2009 and provided the required enhanced disclosures for its pension plan assets in Note 14—Pension and Other Post Retirement Benefits.

        In May 2009, the FASB issued an accounting standard that requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For nonrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. Vought adopted this accounting standard for its fiscal period ending June 28, 2009 and it has not had a material effect on its consolidated financial statements.

        In June 2009, the FASB issued an accounting standard that establishes the FASB Accounting Standards Codification (the Codification) as the source of authoritative U.S. generally accepted accounting principles (US GAAP). Vought adopted this accounting standard for Vought's fiscal period ending September 27, 2009.

        Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (ASUs), which will serve to update the Codification, provide background information about the accounting guidance and provide the basis for conclusions on the changes to the Codification. GAAP is not intended to be changed as a result of the Codification, but it will change the way the accounting guidance is organized and presented. As a result, these changes have a significant impact on how Vought references GAAP in its financial statements and in its accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009.

        In this annual report, the Company has begun the process of implementing the statement by removing references to FASB statement numbers in the footnotes that follow and explaining the adherence to authoritative accounting guidance in plain English, where appropriate.

STOCKHOLDER PROPOSALS—2010 ANNUAL MEETING

        The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2010 annual meeting pursuant to Rule 14a-8 of the SEC was February 23, 2010. Unless a stockholder who wishes to bring a matter before the stockholders at our 2010 annual meeting of stockholders that is not included in our proxy statement for that meeting notifies us on or before May 10, 2010, we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this proxy statement.

OTHER MATTERS

        No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Triumph, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference in this document.

        In addition, the SEC allows Triumph to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this document, except for any information that is superseded by information included directly in this document. This document incorporates by reference the documents listed below that Triumph has previously filed or will file with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2009, September 30, 2009 and December 31, 2009.

  •
  Proxy Statement dated June 23, 2009.

  •
  Current Reports on Form 8-K, dated April 3, 2009, May 6, 2010, July 28, 2009, August 11, 2009, August 19, 2009, September 23, 2009, October 29, 2009, November 4, 2009, November 19, 2009, February 8, 2010, March 23, 2010 (other than the portions of those documents not deemed to be filed).

  •
  The description of Triumph common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

        In addition, Triumph incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Triumph special meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the SEC's website at the address described above or from Triumph, without cost, by requesting them in writing or by telephone at the following address:

  Triumph Group, Inc.
  1550 Liberty Ridge Drive, Suite 100
  Wayne, Pennsylvania 19087
  Attention: Corporate Secretary
  Telephone: (610) 251-1000

        This document is a proxy statement of Triumph for the special meeting. We have not authorized anyone to give any information or make any representation about the merger or our company that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it.

        This document contains a description of the representations and warranties that each of Triumph and Vought made to the other in the merger agreement. Representations and warranties made by Triumph, Vought and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Vought, Triumph or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
VOUGHT AIRCRAFT INDUSTRIES, INC.

 Report of Independent Registered Public Accounting Firm

The Board of Directors
Vought Aircraft Industries, Inc.

        We have audited the accompanying consolidated balance sheets of Vought Aircraft Industries, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for its opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 12 to the financial statements, the requirement, under the terms of the Company's senior credit facility, that the Company either prepay or refinance its senior notes prior to the last business day of 2010 or repay the aggregate amount of loans outstanding under the senior credit facility at that time raises substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 12. The December 31, 2009 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 25, 2010 expressed an unqualified opinion thereon.

                      /s/ Ernst & Young LLP

Dallas, Texas
March 25, 2010

Vought Aircraft Industries, Inc.

Consolidated Balance Sheets

(dollars in millions, except par value per share)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$116.0	$86.7
Restricted cash	43.8	—
Trade and other receivables	127.9	138.5
Inventories	511.3	311.8
Assets related to discontinued operations	—	460.7
Other current assets	8.5	9.2

Total current assets	807.5	1,006.9
Property, plant and equipment, net	275.9	279.2
Goodwill	404.8	404.8
Identifiable intangible assets, net	20.4	27.2
Other non-current assets	1.3	9.5

Total assets	$1,509.9	$1,727.6

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable, trade	$140.9	$148.5
Accrued and other liabilities	68.3	57.5
Accrued payroll and employee benefits	46.9	48.1
Accrued post-retirement benefits—current	37.4	42.0
Accrued pension—current	3.5	0.3
Current portion of long-term bank debt	319.8	5.9
Liabilities related to discontinued operations	—	156.7
Accrued contract liabilities	74.2	141.1

Total current liabilities	691.0	600.1
Long-term liabilities:
Accrued post-retirement benefits	364.9	405.3
Accrued pension	612.2	710.7
Long-term bank debt, net of current portion	—	594.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	75.3	81.6

Total liabilities	2,013.4	2,661.7
Stockholders' equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,818,806 and 24,798,382 issued and outstanding at December 31, 2009 and 2008, respectively	0.3	0.3
Additional paid-in capital	422.8	420.5
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(173.0)	(501.3)
Accumulated other comprehensive loss	(752.0)	(852.0)

Total stockholders' equity (deficit)	$(503.5)	$(934.1)

Total liabilities and stockholders' equity (deficit)	$1,509.9	$1,727.6

See accompanying notes

Vought Aircraft Industries, Inc.

Consolidated Statements of Operations

($ in millions)

	Years Ended December 31,
	2009	2008	2007
Revenue	$1,877.8	$1,775.0	$1,613.1
Costs and expenses
Cost of sales	1,594.8	1,492.9	1,284.8
Selling, general and administrative expenses	122.6	135.3	133.3

Total costs and expenses	1,717.4	1,628.2	1,418.1

Operating income (loss)	160.4	146.8	195.0
Other income (expense)
Interest income	0.7	4.4	3.6
Other income (loss)	1.3	48.7	(0.1)
Equity in loss of joint venture	—	(0.6)	(4.0)
Interest expense	(57.0)	(67.2)	(62.6)

Income (loss) before income taxes	105.4	132.1	131.9
Income tax expense (benefit)	(9.3)	0.2	0.1

Income from continuing operations	114.7	131.9	131.8
Income (loss) from discontinued operations, net of tax	213.6	(38.2)	(85.5)

Net income	$328.3	$93.7	$46.3

See accompanying notes

Vought Aircraft Industries, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

($ in millions)

	Common Stock	Additional Paid-In Capital	Rabbi Trust & CMG Escrow	Stockholders' Loans	Accumulated Income (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity (Deficit)
Balance at December 31, 2006	$0.3	$414.8	$(1.6)	$(1.0)	$(641.3)	$(464.5)	$(693.3)
Net income	$—	$—	$—	$—	$46.3	$—	$46.3
Minimum pension liability adjustment	—	—	—	—	—	83.0	83.0

Comprehensive income (loss)	—	—	—	—	46.3	83.0	129.3

Adjustment to accumulated other comprehensive income upon adoption of ASC 715 (Pension)	—	—	—	—	—	(90.8)	(90.8)
Adjustment to accumulated other comprehensive income upon adoption of ASC 715 (OPEB)	—	—	—	—	—	(14.6)	(14.6)
Compensation expense from stock awards	—	2.8	—	—	—	—	2.8
Repayment of stockholder loans		(0.2)		1.0			0.8

Balance at December 31, 2007	$0.3	$417.4	$(1.6)	$—	$(595.0)	$(486.9)	$(665.8)

Net income	$—	$—	$—	$—	$93.7	$—	$93.7
Amortization of prior service cost	—	—	—	—	—	(8.5)	(8.5)
Amortization of actuarial (gain) loss	—	—	—	—	—	35.7	35.7
Increase in unamortized prior service cost	—	—	—	—	—	42.5	42.5
Increase in unrecognized actuarial loss	—	—	—	—	—	(434.8)	(434.8)

Comprehensive income (loss)	—	—	—	—	93.7	(365.1)	(271.4)

Sale of common stock	—	0.1	—	—	—	—	0.1
Compensation expense from stock awards	—	3.0	—	—	—	—	3.0

Balance at December 31, 2008	$0.3	$420.5	$(1.6)	$—	$(501.3)	$(852.0)	$(934.1)

Net income	$—	$—	$—	$—	$328.3	$—	$328.3
Amortization of prior service cost	—	—	—	—	—	(12.0)	(12.0)
Amortization of actuarial (gain) loss	—	—	—	—	—	44.8	44.8
Increase in unamortized prior service cost	—	—	—	—	—	21.9	21.9
Increase in unrecognized actuarial loss	—	—	—	—	—	45.3	45.3

Comprehensive income (loss)	—	—	—	—	328.3	100.0	428.3

Compensation expense from stock awards	—	2.3	—	—	—	—	2.3

Balance at December 31, 2009	$0.3	$422.8	$(1.6)	$—	$(173.0)	$(752.0)	$(503.5)

See accompanying notes

Vought Aircraft Industries, Inc.

Consolidated Statements of Cash Flows

($ in millions)

	December 31,
	2009	2008	2007
Operating activities
Net income (loss)	$328.3	$93.7	$46.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	68.1	66.0	63.7
Stock compensation (income) expense	2.5	1.1	5.2
Equity in losses of joint venture	—	0.6	4.0
(Gain) loss from asset sales	41.2	(49.8)	1.9
Changes in current assets and liabilities:
Trade and other receivables	1.0	(57.2)	0.7
Inventories	(200.4)	(81.6)	(25.0)
Other current assets	(3.2)	(2.8)	(2.2)
Accounts payable, trade	(13.9)	(1.7)	60.3
Accrued payroll and employee benefits	(0.6)	0.5	0.8
Accrued and other liabilities	8.8	(14.1)	(26.9)
Accrued contract liabilities	(79.5)	(29.0)	(103.3)
Other assets and liabilities—long-term	(40.5)	(80.2)	8.7

Net cash provided by (used in) operating activities	111.8	(154.5)	34.2
Investing activities
Capital expenditures	(42.0)	(69.3)	(57.4)
Proceeds from sale of assets	—	55.1	24.3
Proceeds from sale of business	289.2	—	—
Investment in joint venture	—	—	(16.5)

Net cash used in investing activities	247.2	(14.2)	(49.6)
Financing activities
Proceeds from short-term bank debt	135.0	153.0	20.0
Payments on short-term bank debt	(135.0)	(153.0)	(20.0)
Proceeds from long-term bank debt	75.0	184.6	—
Payments on long-term bank debt	(360.9)	(4.9)	(4.0)
Payments on capital leases	—	—	(1.3)
Proceeds from governmental grants	—	—	2.1
Changes in restricted cash	(43.8)	—	—
Proceeds from sale of common stock	—	0.1	—
Proceeds from repayment of stockholder loans	—	—	0.8

Net cash provided by (used in) financing activities	(329.7)	179.8	(2.4)
Net increase (decrease) in cash and cash equivalents	29.3	11.1	(17.8)
Cash and cash equivalents at beginning of period	86.7	75.6	93.4

Cash and cash equivalents at end of period	$116.0	$86.7	$75.6

See accompanying notes

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements

1. BASIS OF PRESENTATION

  Organization

        Vought is one of the world's largest independent suppliers of commercial and military aerostructures. The majority of Vought's products are sold to Boeing, Airbus and Gulfstream, and for military contracts, ultimately to the U.S. Government. The Corporate office is in Irving, Texas and production work is performed at sites in Hawthorne and Brea, California; Everett, Washington; Dallas and Grand Prairie, Texas; Milledgeville, Georgia; Nashville, Tennessee; and Stuart, Florida.

        Vought was formed when The Carlyle Group purchased Vought from Northrop Grumman in July 2000. Subsequently, Vought acquired The Aerostructures Corporation in July 2003. In addition, Vought formerly participated in a joint venture called Global Aeronautica, LLC with Alenia North America ("Alenia"), a subsidiary of Finmeccanica SpA. On June 10, 2008, Vought sold its 50% interest in Global Aeronautica to Boeing and as a result, recorded a $47.1 million gain on the sale.

        As a result of the sale of the assets and operations of Vought's 787 business conducted at North Charleston, South Carolina on July 30, 2009 ("sale of the Charleston 787 business"), the balances and activities of the Charleston 787 business have been segregated and reported as discontinued operations for all periods presented except with respect to the Consolidated Statements of Cash Flows. For further details, see Note 3—Discontinued Operations.

        Certain prior period amounts presented herein have been reclassified to conform to the current year presentation.

  Going Concern

        Going concern is defined as an entity's inability to meet obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt or equity, or operational improvements.

        Under the terms of the senior credit facility, Vought is required to prepay or refinance any amounts outstanding of its $270.0 million Senior Notes by the last business day of 2010 or Vought must repay the aggregate amount of loans outstanding at that time under the senior credit facility unless a lender waives such prepayment (so long as a majority of Vought's lenders (voting on a class basis) agree to such waiver). Because of the requirement to refinance the Senior Notes, the amounts outstanding under Vought's senior credit facility have been classified as a current liability as of December 31, 2009.

        On March 23, 2010, Vought entered into a merger agreement with Triumph Group, Inc. pursuant to which Vought will be acquired by Triumph. It is anticipated that in connection with that transaction all of Vought's currently outstanding material indebtedness will be repaid in full. The consummation of the acquisition is subject to, among other things, approval of Triumph's stockholders and other customary closing conditions, which may not be satisfied. In the event that the anticipated acquisition is not completed and such indebtedness remains outstanding, Vought plans to refinance its senior credit facility or the Senior Notes prior to the last business day of 2010. There are no assurances that Vought will be able to refinance on commercially reasonable terms or at all. This creates an uncertainty about Vought's ability to continue as a going concern. Notwithstanding this, the consolidated financial statements and related notes have been prepared assuming that Vought will continue as a going concern.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Accounting Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and, in particular, estimates of contract costs and revenues used in the earnings recognition process. Vought has recorded all estimated contract losses. To enhance reliability in its estimates, Vought employs an estimating process that is reviewed and updated on a quarterly basis. However, actual results could differ from those estimates.

  Revenue and Profit Recognition

        The majority of Vought's sales are made pursuant to written contractual arrangements or "contracts" to design, develop and manufacture aerostructures to the specifications of the customer under firm fixed price contracts. These contracts are within the scope of the Revenue—Construction-Type and Production-Type Contracts topic of the ASC and revenue and costs on contracts are recognized using percentage-of-completion methods of accounting. Accounting for the revenue and profit on a contract requires estimates of (1) the contract value or total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract's scope of work and (3) the measurement of progress towards completion. Depending on the contract, Vought measures progress toward completion using either the cost-to-cost method or the units-of-delivery method.

  •
  Under the cost-to-cost method, progress toward completion is measured as the ratio of total costs incurred to Vought's estimate of total costs at completion. Vought recognizes costs as incurred. Profit is determined based on Vought's estimated profit margin on the contract multiplied by Vought's progress toward completion. Revenue represents the sum of Vought's costs and profit on the contract for the period.

  •
  Under the units-of-delivery method, revenue on a contract is recorded as the units are delivered and accepted during the period at an amount equal to the contractual selling price of those units. The costs recorded on a contract under the units-of-delivery method are equal to the total costs at completion divided by the total units to be delivered. As its contracts can span multiple years, Vought often segments the contracts into production lots for the purposes of accumulating and allocating cost. Profit is recognized as the difference between revenue for the units delivered and the estimated costs for the units delivered.

        Adjustments to original estimates for a contract's revenues, estimated costs at completion and estimated total profit are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. These estimates are also sensitive to the assumed rate of production. Generally, the longer it takes to complete the contract quantity, the more relative overhead that contract will absorb. The impact of revisions in cost estimates is recognized on a cumulative catch-up basis in the period in which the revisions are made. Provisions for anticipated losses on contracts are recorded in the period in which they become evident ("forward losses") and are first offset against costs that are included in inventory, with any remaining amount reflected in accrued contract liabilities in accordance with the Construction and Production-Type Contracts topic. Revisions in contract estimates, if significant, can materially affect Vought's results of operations and cash flows,

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

as well as its valuation of inventory. Furthermore, certain contracts are combined or segmented for revenue recognition in accordance with the Construction and Production-Type Contracts topic.

        Amounts representing contract change orders or claims are only included in revenue when such change orders or claims have been settled with Vought's customer and to the extent that units have been delivered. Additionally, some contracts may contain provisions for revenue sharing, price re-determination, requests for equitable adjustments, change orders or cost and/or performance incentives. Such amounts or incentives are included in contract value when the amounts can be reliably estimated and their realization is reasonably assured.

        Although fixed-price contracts, which extend several years into the future, generally permit Vought to keep unexpected profits if costs are less than projected, Vought also bears the risk that increased or unexpected costs may reduce its profit or cause the Company to sustain losses on the contract. In a fixed-price contract, Vought must fully absorb cost overruns, not withstanding the difficulty of estimating all of the costs its will incur in performing these contracts and in projecting the ultimate level of revenue that may otherwise be achieved. Vought's failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately or control costs during performance of a fixed price contract may reduce the profitability of a fixed price contract or cause a loss. Vought believes it has recorded adequate provisions in the financial statements for losses on fixed-price contracts, but Vought cannot be certain that the contract loss provisions will be adequate to cover all actual future losses.

        As mentioned above, the vast majority of Vought's revenue is related to the sale of manufactured end item products and spare parts. Any revenue related to the provision of services is accounted for separately and is not material to Vought's results of operations.

  Cash and Cash Equivalents

        Vought considers cash on hand, deposits with banks, and other short-term marketable securities with original maturities of three months or less as cash and cash equivalents.

  Restricted Cash

        Some of Vought's Letter of Credit agreements contain requirements for cash collateral and as of December 31, 2009, the cash restricted as collateral for outstanding letters of credit was $43.8 million.

  Trade and Other Receivables

        Trade and other receivables includes amounts billed and currently due from customers, amounts currently due but unbilled, certain estimated contract changes and amounts retained by the customer pending contract completion. Unbilled amounts are usually billed and collected within one year. Vought continuously monitors collections and payments from its customers. Based upon historical experience and any specific customer collection issues that have been identified, Vought records a provision for estimated credit losses, as deemed appropriate.

  Inventories

        Inventoried costs primarily relate to work in process under fixed-price contracts. They represent accumulated contract costs less the portion of such costs allocated to delivered items. Accumulated

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

contract costs include direct production costs, manufacturing and engineering overhead, production tooling costs, and certain general and administrative expenses. For presentation purposes, all selling, general and administrative costs are shown in a separate line item in the accompanying statements of operations.

  Property, Plant and Equipment

        Additions to property, plant and equipment are recorded at cost. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Repairs and maintenance, which are not considered betterments and do not extend the useful life of property and equipment, are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income.

  Principles of Consolidation

        The consolidated financial statements include Vought Aircraft Industries, Inc. and its wholly owned subsidiaries, as well as Vought's proportionate share of its investment in Global Aeronautica LLC ("Global"). On June 10, 2008, Vought sold its entire equity interest in Global Aeronautica to Boeing and as a result, its consolidated financial statements were no longer impacted by Global Aeronautica. Additionally, all significant inter-company accounts and transactions have been eliminated.

  Joint Venture

        Vought previously accounted for its investment in Global under the equity method of accounting. On June 10, 2008, Vought sold its entire equity interest in Global Aeronautica to Boeing and as a result, recorded a $47.1 million gain on the sale. As of December 31, 2008 and 2009, Vought did not have an investment balance.

  Impairment of Long Lived Assets, Identifiable Intangible Assets and Goodwill

        Vought records impairment losses on long-lived assets, including identifiable intangible assets, when events and circumstances indicate that the assets are impaired and the undiscounted projected cash flows associated with those assets are less than the carrying amounts of those assets. In those situations where the undiscounted projected cash flows are less than the carrying amounts of those assets, impairment loss on a long-lived asset is measured based on the excess of the carrying amount of the asset over the asset's fair value, generally determined based upon discounted projected cash flows. For assets held for sale, impairment losses are recognized based upon the excess of carrying value over the estimated fair value of the assets, less estimated selling costs.

        Goodwill is tested for impairment, at least annually, in accordance with the provisions of the Intangibles—Goodwill and Other topic of the ASC. Under this topic, the first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit with its carrying value. Vought has concluded that the Company is a single reporting unit. Accordingly, all assets and liabilities are used to determine Vought's carrying value.

        For this testing Vought uses an independent valuation firm to assist in the estimation of enterprise fair value using standard valuation techniques such as discounted cash flow, market multiples and

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

comparable transactions. The discounted cash flow fair value estimates are based on management's projected future cash flows and the estimated weighted average cost of capital. The estimated weighted average cost of capital is based on the risk-free interest rate and other factors such as equity risk premiums and the ratio of total debt and equity capital.

        Vought must make assumptions regarding estimated future cash flows and other factors used by the independent valuation firm to determine the fair value. If these estimates or the related assumptions change, Vought may be required to record non-cash impairment charges for goodwill in the future.

  Advance Payments and Progress Payments

        Advance payments and progress payments received on contracts-in-process are first offset against related contract costs that are included in inventory, with any remaining amount reflected in current liabilities under the Accrued contract liabilities caption. As of December 31, 2009 and 2008, the balance in accrued contract liabilities consisted of the following:

	December 31, 2009	December 31, 2008
	(in millions)
Advances and progress billings	$59.4	$126.8
Forward loss	1.7	6.4
Other	13.1	7.9

Total accrued contract liabilities	$74.2	$141.1

  Stock-Based Compensation

        Vought accounts for stock-based compensation in accordance with the Compensation—Stock Compensation topic of the ASC. Under the modified prospective-transition method, Vought records compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the original grant date fair value. Vought records compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of the Compensation—Stock Compensation topic of the ASC.

        Options granted prior to 2006 continue to be amortized using a graded method.

        Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the input of highly subjective assumptions, including the expected life of the stock-based payment awards and stock price volatility. Vought uses the Black-Scholes option-pricing model to value compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management's best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and Vought uses different assumptions, Vought's stock-based compensation expense could be materially different in the future. See Note 17 to the Consolidated Financial Statements for a further discussion on stock-based compensation.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Debt Origination Costs and Discount on Long-Term Debt

        Debt origination costs are amortized using the effective interest rate method. Debt origination costs consisted of the following as of December 31:

	2009	2008
	($ in millions)
Debt origination cost	$27.9	$27.9
Accumulated Amortization	(22.8)	(15.5)

Debt origination cost, net	$5.1	$12.4

Other current assets	4.2	4.5
Other non-current assets	0.9	7.9

        During the fiscal year ended December 31, 2009, Vought accelerated the expense of $3.4 million of debt origination costs as a result of the pay down of $355.0 million of term loans outstanding.

        During the fiscal year ended December 31, 2008, Vought borrowed an additional $200.0 million of term loans pursuant to its existing senior credit facilities. Vought paid $5.4 million of debt origination costs in association with that borrowing and incurred a $10.0 million original issue discount. The discount is classified as a contra-liability under the Long-term bank debt net of current portion caption on Vought's consolidated balance sheet and is amortized using the effective interest rate method. As of December 31, 2009 and 2008, the balance of the discount was $2.4 million and $8.2 million, respectively. During the fiscal year ended December 31, 2009, Vought accelerated the expense of $3.7 million of original issue discount as a result of the pay down of $355.0 million of term loans outstanding.

  Warranty Reserves

        A reserve has been established to provide for the estimated future cost of warranties on Vought's delivered products. Management periodically reviews the reserves and adjustments are made accordingly. A provision for warranty on products delivered is made on the basis of Vought's historical experience and identified warranty issues. Warranties cover such factors as non-conformance to specifications and defects in material and workmanship. The majority of Vought's agreements include a three-year warranty, although certain programs have warranties up to 20 years.

        During the fiscal year ended December 31, 2008, Vought increased its provisions for warranty by $9.5 million. $8.2 million of that increase was attributable to a specific warranty issue identified during

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2008. The following is a rollforward of amounts accrued for warranty reserves and amounts are included in accrued and other liabilities and other non-current liabilities:

	2009	2008
	($ in millions)
Beginning Balance	$16.1	$7.2
Warranty costs incurred	(1.5)	(0.6)
Provisions for warranties	(1.2)	9.5

Ending Balance	$13.4	$16.1

Consolidated Balance Sheet classification
Accrued and other liabilities	4.5	0.5
Other non-current liabilities	8.9	15.6

  Income Taxes

        Income taxes are accounted for using the liability method in accordance with the Income Taxes topic of the ASC. Deferred income taxes are determined based upon the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Due to the uncertain nature of the ultimate realization of the deferred tax assets, Vought has established a valuation allowance against these future benefits and will recognize benefits only as reassessment demonstrates they are more likely than not to be realized.

        The Income Taxes topic of the ASC requires use of a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. Vought adjusts the recorded amount of its deferred tax assets and liabilities for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on its tax return. To the extent that Vought's assessment of such tax position changes, the change in estimate is recorded in the period in which the determination is made.

  Recent Accounting Pronouncements

        In December 2007, the FASB issued an accounting standard that provides revised guidance on how acquirors recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. This standard also expands required disclosures surrounding the nature and financial effects of business combinations. Vought adopted the guidance of this accounting standard, currently included in the Business Combinations Topic of the Accounting Standards Codification (ASC) on January 1, 2009. Vought considered the provisions of this accounting standard with respect to the sale of the Charleston 787 business (as discussed in Note 3—Discontinued Operations).

        FASB issued an accounting standard that requires enhanced disclosures about the plan assets of a company's defined benefit pension and other postretirement plans. The enhanced disclosures are intended to provide users of financial statements with a greater understanding of: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. Vought adopted the provisions of this accounting standard on January 1, 2009 and provided the required enhanced disclosures for Vought's pension plan assets in Note 14—Pension and Other Post Retirement Benefits.

        In May 2009, the FASB issued an accounting standard that requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For nonrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. Vought adopted this accounting standard for its fiscal period ending June 28, 2009 and it has not had a material effect on Vought's consolidated financial statements.

        In June 2009, the FASB issued an accounting standard that establishes the FASB Accounting Standards Codification (the Codification) as the source of authoritative U.S. generally accepted accounting principles (US GAAP). Vought adopted this accounting standard for its fiscal period ending September 27, 2009.

        Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (ASUs), which will serve to update the Codification, provide background information about the accounting guidance and provide the basis for conclusions on the changes to the Codification. GAAP is not intended to be changed as a result of the Codification, but it will change the way the accounting guidance is organized and presented. As a result, these changes have a significant impact on how Vought references GAAP in its financial statements and in its accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009.

        In this annual report, the Company has begun the process of implementing the statement by removing references to FASB statement numbers in the footnotes that follow and explaining the adherence to authoritative accounting guidance in plain English, where appropriate.

3. DISCONTINUED OPERATIONS

        On July 30, 2009, Vought sold the assets and operations of its 787 business conducted at North Charleston, South Carolina to a wholly owned subsidiary of The Boeing Company. Concurrent with the closing of the transaction, Vought entered into an agreement terminating and resolving rights and obligations under the existing 787 supply agreement. Going forward, under a newly negotiated contract, Vought will manufacture certain components for the 787 program as well as provide engineering services to Boeing pursuant to an engineering services agreement. Vought also will provide certain transition services to Boeing pursuant to a transition services agreement. The transition services provided to Boeing are temporary and non-production related and thus not deemed direct cash flows of the Charleston 787 business. The transition services are included as a component of continuing operations and are expected to be completed in the next 9-15 months.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

3. DISCONTINUED OPERATIONS (Continued)

        Vought received total cash proceeds of approximately $590 million as consideration for the transaction, of which approximately $9.3 million was used to pay costs associated with the transaction. The cash proceeds were allocated based on the estimated relative fair value of each component of the transaction. As a result of that allocation, Vought has recorded a $38.3 million loss on the sale of the Charleston 787 business and revenue of $291.4 million related to the settlement of contractual matters incurred in the ordinary course of business as income from discontinued operations in the year ended December 31, 2009. The following table represents the assets of the Charleston 787 business as of July 30, 2009 and December 31, 2008. The balances as of December 31, 2008 have been reclassified to the assets related to discontinued operations and liabilities related to discontinued operations captions in Vought's December 31, 2008 Consolidated Balance Sheet.

	July 30, 2009	December 31, 2008
	($ in millions)
Trade and other receivables	$9.7	$0.1
Inventories	133.5	132.6
Property, plant and equipment, net	197.5	205.1
Goodwill (allocated)	122.9	122.9

	$463.6	$460.7

Accounts payable	22.2	28.5
Accrued and other liabilities	5.8	6.2
Accrued payroll and employee benefits	1.2	0.6
Accrued contract liabilities	47.7	60.3
Other non-current liabilities	59.2	61.1

	$136.1	$156.7

        Vought also reclassified the results of operations related to its Charleston 787 Business to the income (loss) from discontinued operations, net of tax caption in its Consolidated Statements of Operations for all periods presented. The following table summarizes the components of income (loss) from discontinued operations, net of tax:

	Years Ended December 31,
	2009	2008	2007
	($ in millions)
Revenue	$316.2	$21.6	$12.4
Operating income	269.0	(38.2)	(85.5)
Loss on sale of 787 business	(38.3)	—	—
Income tax expense	(17.1)	—	—

Income (loss) from discontinued operations, net of tax	$213.6	$(38.2)	$(85.5)

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

4. TRADE AND OTHER RECEIVABLES

        Trade and other receivables consisted of the following at December 31:

	2009	2008
	(in millions)
Due from customers, long-term contracts:
Billed	$78.8	$83.3
Unbilled	38.1	53.4

Total due, long-term contracts	116.9	136.7

Trade and other accounts receivable:
Billed	—	1.5
Other Receivables	11.0	0.3

Total trade and other receivables	$127.9	$138.5

        Vought has determined that an allowance for doubtful accounts was unwarranted as of December 31, 2009 and 2008 due to its historical collection experience. The amounts of trade and other receivables write-offs have been minimal in the past. This is primarily due to the nature of Vought's sales to a limited number of customers and to the credit strength of its customer base (Boeing, Airbus, Gulfstream, Lockheed Martin, Sikorsky, USAF etc.).

5. INVENTORIES

        As discussed in Note 2 "Inventories," Vought includes in inventory, all direct production costs, manufacturing and engineering overhead, production tooling costs, and certain general and administrative expenses. At December 31, 2009 and 2008, general and administrative expenses included in inventories were approximately $25.8 million and $17.8 million, respectively.

        Inventories consisted of the following at December 31:

	2009	2008
	(in millions)
Production costs of contracts in process	$659.1	$553.2
Finished goods	3.1	2.9
Less: unliquidated progress payments	(150.9)	(244.3)

Total inventories	$511.3	$311.8

        The increase in Vought's inventory balance from December 31, 2008 to December 31, 2009 primarily relates to Vought's investment to support the ramp-up of 747-8 production.

        During the fiscal year ended December 31, 2008, Vought released purchase accounting reserves of $22.6 million for the Boeing 747 program to reflect the scheduled completion of the deliveries for the 747-400 model. They were released from inventory and accrued contract liabilities to income through the Cost of Sales caption in Vought's Consolidated Statement of Operations, increasing Vought's reported income for the period. Additionally, Vought accelerated the useful life of an intangible asset associated with the 747 program for the same reason. Refer to Note 7—Goodwill and Intangible Assets for disclosure of the impact of the change in useful life.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

5. INVENTORIES (Continued)

        During the fiscal year ended December 31, 2008, Vought corrected for approximately $5.0 million of costs which had been inappropriately included in its December 31, 2007 inventory balance related to commercial programs. This resulted in an additional $5.0 million recorded to cost of sales during the fiscal year ended December 31, 2008.

        According to the provisions of U.S. Government contracts, the customer has title to, or a security interest in, substantially all inventories related to such contracts. The total net inventory on government contracts was $65.2 million and $62.4 million at December 31, 2009 and 2008, respectively.

6. PROPERTY, PLANT AND EQUIPMENT

        Major categories of property, plant and equipment, including their depreciable lives, consisted of the following at December 31:

	2009	2008	Lives
	($ in millions)
Land and land improvements	$10.0	$10.0	0 to 12 years
Buildings	60.8	73.7	12 to 39 years
Machinery and other equipment	521.8	488.7	4 to 18 years
Capitalized software	48.0	48.2	3 years
Leasehold improvements	50.5	38.7	7 years or life of
			lease
Assets under construction	40.0	57.2	N/A
Less: accumulated depreciation and amortization	(455.2)	(437.3)

Net property, plant and equipment	$275.9	$279.2

        During the fiscal year ended December 31, 2009, Vought capitalized approximately $5.6 million of interest costs related to its assets-under-construction balance that were expensed in fiscal periods prior to 2009 in error. Vought also recorded a corresponding $1.9 million adjustment to increase depreciation expense, which was recorded to cost of sales during the fiscal year ended December 31, 2009. The total impact on net income from these adjustments was approximately $3.7 million. The capitalization also increased Vought's fixed assets, net balance by $3.7 million. Additionally, during the year ended December 31, 2009, Vought has capitalized interest costs of $1.5 million related to its current assets-under-construction balance.

        During the fiscal year ended December 31, 2008, Vought determined that certain contractual obligations related to the portion of the Hawthorne facility, which it has vacated, were completed and Vought recognized $44.0 million of the deferred income balance. Vought also wrote off the related fixed assets for this facility of $42.4 million resulting in a $1.6 million gain that is recorded in its Consolidated Statement of Operations.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

7. GOODWILL AND INTANGIBLE ASSETS

        Goodwill is tested for impairment, at least annually, in accordance with the provisions of the Intangibles—Goodwill and Other topic of the ASC. Under this topic, the first step of the goodwill impairment test used to identify potential impairment compares the fair value of a reporting unit with its carrying value. Vought has concluded that the Company is a single reporting unit. Accordingly, all assets and liabilities are used to determine Vought's carrying value.

        For this testing Vought uses an independent valuation firm to assist in the estimation of enterprise fair value using standard valuation techniques such as discounted cash flow, market multiples and comparable transactions. The discounted cash flow fair value estimates are based on management's projected future cash flows and the estimated weighted average cost of capital. The estimated weighted average cost of capital is based on a risk-free interest rate and other factors such as equity risk premiums and Vought's ratio of total debt and equity capital.

        Vought must make assumptions regarding estimated future cash flows and other factors used by the independent valuation firm to determine the fair value. If these estimates or the related assumptions change, Vought may be required to record non-cash impairment charges for goodwill in the future.

        A low and high valuation range was calculated using each of the three aforementioned methodologies. In addition, the overall average value was calculated for the low and high ranges from all three valuation methods. This mean of the average low and high ranges of the fair value was used as the enterprise fair value for Vought's testing and was compared to the carrying value of the Company represented by the net book value pursuant to the requirements of the Goodwill and Other topic of the ASC. The three methodologies were all evenly weighted in this calculation since the Company relied on them all equally. The enterprise fair value was greater than the carrying value of the Company and no impairment of goodwill or intangible assets was recognized in 2009, 2008 or 2007. Vought notes that the results of any of the three of the valuation methodologies considered separately would have resulted in the same conclusion, that no impairment was necessary.

        Additionally, in connection with the sale of the Charleston 787 business on July 30, 2009 (discussed in Note 3—Discontinued Operations), a portion of Vought's goodwill balance was allocated to that business based on the relative fair value of its assets compared to the total value of the consolidated company. Subsequently, Vought performed an interim impairment test of Vought's remaining Goodwill balance and determined the balance was not impaired. The following table represents a summary of the change in the Goodwill balance as a result of the aforementioned allocation:

(in millions)
Goodwill prior to allocation	$527.7
Allocation to 787 business	122.9

Goodwill after allocation	$404.8

        Identifiable intangible assets primarily consist of profitable programs and contracts acquired and are amortized over periods ranging from 7 to 15 years, computed primarily on a straight-line method. The value assigned to programs and contracts was based on a fair value method using projected discounted future cash flows. On a regular basis, Vought reviews the programs for which intangible assets exist to determine if any events or circumstances have occurred that might indicate impairment

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

7. GOODWILL AND INTANGIBLE ASSETS (Continued)

has occurred. This review consists of analyzing the profitability and expected future performance of these programs and looking for significant changes that might be indicative of impairment.

        If this process were to indicate potential impairment, then undiscounted projected cash flows would be compared to the carrying value of the asset(s) in question to determine if impairment had in fact occurred. If this proved to be the case, the assets would be written down to equal the value of the discounted future cash flows.

        The following table provides a rollforward of Vought's goodwill and intangible assets from December 31, 2008 to December 31, 2009:

	2008	Additions	2009
	(in millions)
Contracts and programs	$137.3	$—	$137.3
Accumulated amortization	(110.1)	(6.8)	(116.9)

Total identifiable intangible assets	$27.2	$(6.8)	$20.4

Goodwill	$404.8	$—	$404.8

        During the fiscal year ended December 31, 2008, Vought made a change to the estimated useful life of an intangible asset associated with its 747 program to reflect a change in the estimated period during which the remaining deliveries of the 747-400 model would be made. This change in estimate resulted in an additional $1.2 million recorded to selling, general and administrative expenses. Including this change, scheduled remaining amortization of identifiable intangible assets is as follows:

($ in millions)
2010	$4.8
2011	2.1
2012	2.1
2013	2.1
2014	2.1
Thereafter	7.2

$20.4

8. INVESTMENT IN JOINT VENTURE

        In April 2005, Vought Aircraft Industries entered into a joint venture agreement with Alenia North America ("Alenia"), a subsidiary of Finmeccanica SpA to form a Limited Liability Company called Global Aeronautica, LLC. Vought and Alenia had a 50% stake in the joint venture. Global Aeronautica, LLC integrates major components of the fuselage and performs related testing activities for the Boeing 787 Program.

        On June 10, 2008, Vought sold its entire equity interest in Global Aeronautica to Boeing for $55 million in cash and as a result, recorded a $47.1 million gain on the sale during the fiscal year ended December 31, 2008. This gain is reflected in other income (loss) in Vought's Consolidated Statement of Operations. Vought's results of operations after 2008 are not impacted by this joint venture.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

8. INVESTMENT IN JOINT VENTURE (Continued)

        The following table includes the activity in Vought's investment in joint venture account balance for the periods ended December 31:

	2008	2007
	($ in millions)
Beginning balance	$8.4	$(4.1)
Equity contributions	—	16.5
Distributions	—	—
Earnings (losses)	(0.6)	(4.0)
Disposal upon sale	(7.8)	—

Ending balance	$—	$8.4

        The following table includes summary financial information for the investment in joint venture as of the period ended December 31:

	2008	2007
	($ in millions)
Current assets	$—	$68.8
Current liabilities	—	(15.6)

Working capital	$—	$53.2

Noncurrent assets	$—	$106.0
Noncurrent liabilities	—	142.3
Revenues(1)	$5.1	$10.6
Gross profit(1)	1.3	6.5
Income (loss) from continuing operations(1)	$(1.1)	$(7.9)

(1)
The 2008 amounts reflected represent Vought's portion of the revenue, gross profit and net loss from Global Aeronautica prior to the sale of Vought's equity interest on June 10, 2008.

        Vought had a $1.5 million and $1.3 million receivable balance from Global Aeronautica as of December 31, 2008 and 2007, respectively. As of December 31, 2009, Vought did not have a receivable balance from Global Aeronautica.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

9. ACCRUED AND OTHER LIABILITIES

        Accrued and other liabilities consisted of the following at December 31:

	2009	2008
	($ in millions)
Workers compensation	$8.6	$10.5
Group medical insurance	7.6	9.0
Property taxes	3.8	4.7
Accrued rent in-kind	7.3	6.8
Interest	10.0	10.0
Other	31.0	16.5

Total accrued and other liabilities	$68.3	$57.5

10. OPERATING AND CAPITAL LEASES

        Vought leases various plants and facilities, office space, and vehicles, under non-cancelable operating and capital leases with an initial term in excess of one year. The largest operating lease is for the Dallas, Texas facility. The Navy owns the 4.9 million square foot facility. In July 2000, Vought signed a five-year assignment and transfer of rights and duties lease which has since been extended twice with one year amendments with the Navy which allows Vought to retain the use of the facility with payment terms of $8.0 million per year in the form of rent-in-kind capital maintenance. On October 24, 2007, Vought signed a new three-year lease with the Navy which allows Vought to retain the use of the facility with payment terms of $8.0 million per year in the form of Long-Term Capital Maintenance Projects valued at $6.0 million per year and cash rent in the amount of $2.0 million annually.

        As of December 31, 2009, the future minimum payments required under all operating leases are summarized as follows:

Operating Leases
($ in millions)
2010	$21.7
2011	13.7
2012	9.3
2013	4.9
2014	4.0
Thereafter	3.5

Total	57.1
Less: sublease income	0.3

Total	$56.8

        Rental expense was approximately $28.3 million net of sublease income of $0.2 million in 2009, $26.8 million net of sublease income of $0.2 million in 2008 and $25.9 million, net of sublease income of $0.2 million in 2007.

        As of December 31, 2009, Vought does not have any significant capital lease obligations.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

10. OPERATING AND CAPITAL LEASES (Continued)

        During 2007, Vought entered into a sale and leaseback transaction for equipment at Vought's Nashville facility. The sales price for the transaction was $15.9 million. Vought has no future financial commitments or obligations other than the future lease payments under the lease agreement. The lease expires on May 31, 2012. As of December 31, 2009, the minimum payments for the next five years for this lease are as follows:

Sale and Leaseback Payments
($ in millions)
2010	$3.4
2011	3.4
2012	1.4

Total	$8.2

11. OTHER NON-CURRENT LIABILITIES

        Other non-current liabilities consisted of the following at December 31:

	2009	2008
	(in millions)
Deferred income from the sale of Hawthorne facility(a)	$12.6	$11.6
State of Texas grant monies(b)	34.1	35.0
Deferred worker's compensation	16.5	14.9
Accrued warranties	8.9	15.6
Other	3.2	4.5

Total other non-current liabilities	$75.3	$81.6

(a)
In July 2005, Vought sold its Hawthorne facility and concurrently signed an agreement to lease back a certain portion of the facility from July 2005 to December 2010, with two additional five-year renewal options. Due to certain contractual obligations, which required Vought's continuing involvement in the facility, this transaction was initially recorded as a financing transaction and not as a sale. The cash received in July 2005 of $52.6 million was recorded as a deferred liability on Vought's balance sheet in other non-current liabilities. During the fiscal year ended December 31, 2008, Vought increased the deferred liability balance for a $3.0 million refund from escrow. Additionally, Vought determined that certain contractual obligations related to the portion of the facility, which it has vacated, were completed and Vought recognized $44.0 million of the deferred income balance. Vought also wrote off the related fixed assets for this facility resulting in a $1.6 million gain that is recorded in its Consolidated Statement of Operations. The $12.6 million liability balance relating to the portion of the Hawthorne facility that Vought continues to lease will remain on its balance sheet until the related contractual obligations are fulfilled or the obligations expire.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

11. OTHER NON-CURRENT LIABILITIES (Continued)

(b)
Vought reclassified $0.9 million related to the Texas grant to the Accrued and Other Liabilities caption in its Consolidated Balance Sheet due to a repayment of grant funds in 2010 based on the agreement.

12. DEBT

        Borrowings under long-term arrangements consisted of the following at December 31:

	2009	2008
	(in millions)
Term loans	$236.6	$409.0
Incremental facility(a)	83.2	190.9
Senior notes	270.0	270.0

Total bank and bond debt	$589.8	$869.9

(a)
This balance is presented net of $2.4 million and $8.2 million of unamortized original issue discount as of December 31, 2009 and 2008, respectively.

        On July 2, 2003, Vought issued $270.0 million of 8% Senior Notes due 2011 ("Senior Notes") with interest payable on January 15 and July 15 of each year, beginning January 15, 2004. Vought may redeem the notes in full or in part by paying premiums specified in the indenture governing its outstanding Senior Notes. The notes are senior unsecured obligations guaranteed by all of Vought's existing and future domestic subsidiaries. The fair value of Vought's Senior Notes was approximately $269.7 million and $183.6 million as of December 31, 2009 and 2008, respectively, based on quoted market prices.

        Vought entered into a $650.0 million senior credit facility ("Credit Facility") pursuant to a credit agreement dated December 22, 2004 ("Credit Agreement"). Upon issuance, the Credit Facility was comprised of a $150.0 million six year revolving loan ("Revolver"), a $75.0 million synthetic letter of credit facility and a $425.0 million seven year term loan B. Initially, the seven year term loan B amortized at $1.0 million per quarter with a final payment at the maturity date of December 22, 2011. The Credit Facility is guaranteed by each of Vought's domestic subsidiaries and secured by a first priority security interest in most of Vought's assets. Vought is obligated to pay an annual commitment fee on the unused Revolver of 0.5% or less dependent upon the leverage ratio. The interest rate on the Term Loan at December 31, 2009 was 7.5%, while the interest rate paid on the Letter of Credit is fixed at 2.6%. As of December 31, 2009 and 2008, Vought believes the carrying value of the outstanding debt under the senior credit facility approximates the fair value of the outstanding debt.

        On May 6, 2008, Vought borrowed an additional $200.0 million of term loans pursuant to Vought's existing senior credit facilities (the "Incremental Facility"). Vought received net proceeds of approximately $184.6 million from the Incremental Facility net of a $10.0 million original issue discount and $5.4 million of debt origination costs, to be used for general corporate purposes. The interest rates per annum applicable to the Incremental Facility were, at Vought's option, the ABR or Eurodollar Base Rate plus, in each case, an applicable margin equal to 3.00% for ABR loans and 4.00% for Eurodollar Base Rate loans, subject to a Eurodollar Base Rate floor of 3.50%. During the fiscal year ended December 31, 2009, Vought paid down $355.0 million of outstanding term loans including a

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

12. DEBT (Continued)

portion of the Incremental Facility. Additionally, Vought expensed $2.0 million of debt issuance costs and $3.7 million of original issue discount related to the pay down of the Incremental Facility. Vought's effective interest rates on the Incremental Facility for the years ended December 31, 2009 and 2008 were 15.2% and 10.3%, respectively. However, excluding the impact of $5.7 million of debt issuance costs and original issue discount, the effective interest rates were 10.9% and 10.3% for the years ended December 31, 2009 and 2008, respectively.

        Except for amortization and interest rate, the terms of the Incremental Facility, upon issuance, including mandatory prepayments, representations and warranties, covenants and events of default, were the same as those applicable to the existing term loans under Vought's senior credit facilities and all references to Vought's senior credit facilities included the Incremental Facility. The term loans under the Incremental Facility were initially repayable in equal quarterly installments of $470,000, with the balance due on December 22, 2011.

        On January 31, 2009, under the terms of Vought's credit agreement, Vought exercised its option to convert $25.0 million of the synthetic letter of credit facility to a term loan. The $25.0 million term loan is subject to the same terms and conditions as the outstanding term loans made as of December 2004. As a result, Vought's limit under the synthetic letter of credit facility was reduced to $50.0 million.

        On July 30, 2009 Vought entered into an Amendment to its Credit Agreement ("Amendment") which modified the Credit Agreement to allow the sale of the Charleston 787 business (discussed in Note 3—Discontinued Operations) and provided for use of cash proceeds from the transaction to (i) pay down $355.0 million of term loans outstanding and (ii) repay outstanding amounts on Vought's revolver of $135.0 million and to permanently reduce revolving commitments under the Credit Agreement to $100.0 million. The Amendment converted the synthetic letter of credit facility under the Credit Agreement into additional term loan of $50.0 million, a portion of which is used as cash collateral for letters of credit previously issued under the synthetic letter of credit facility. This term loan is repayable on December 22, 2010. As of December 31, 2009, the cash restricted as collateral for outstanding letters of credit was $43.8 million. The Amendment increased the interest rate on all loans to London Interbank Offering Rate (LIBOR) plus a margin of 4.00%, with a minimum LIBOR floor of 3.50%.

        Under the terms of the senior credit facility, Vought is required to prepay or refinance any amounts outstanding of its $270.0 million Senior Notes by the last business day of 2010 or Vought must repay the aggregate amount of loans outstanding at that time under the senior credit facility unless a lender waives such prepayment (so long as a majority of its lenders (voting on a class basis) agree to such waiver). Because of the requirement to refinance the Senior Notes, the amounts outstanding under Vought's senior credit facility have been classified as a current liability as of December 31, 2009.

        On March 23, 2010, Vought entered into a merger agreement with Triumph Group, Inc. pursuant to which Vought will be acquired by Triumph. It is anticipated that in connection with that transaction all of Vought's currently outstanding material indebtedness will be repaid in full. The consummation of the acquisition is subject to, among other things, approval of Triumph's stockholders and other customary closing conditions, which may not be satisfied. In the event that the anticipated acquisition is not completed and such indebtedness remains outstanding, Vought plans to refinance its senior credit facility or the Senior Notes prior to the last business day of 2010. There are no assurances that Vought will be able to refinance on commercially reasonable terms or at all. This creates an uncertainty about Vought's ability to continue as a going concern. Notwithstanding this, the consolidated financial

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

12. DEBT (Continued)

statements and related notes have been prepared assuming that Vought will continue as a going concern.

        Vought collateralized all of its credit facility obligations by granting to the collateral agent, for the benefit of collateralized parties, a first priority lien on certain of its assets, including a pledge of all of the capital stock of each of its domestic subsidiaries and 65% of all of the capital stock of each of Vought's foreign subsidiaries, if created in future years. In August 2009, Barclay's Bank PLC replaced Lehman Commercial Paper, Inc. as the administrative and collateral agent under Vought's existing senior credit facilities.

        The Credit Facility requires Vought to maintain and report quarterly debt covenant ratios defined in the senior credit agreement, including financial covenants relating to interest coverage ratio, leverage ratio and maximum consolidated capital expenditures. As of December 31, 2009, Vought was in compliance with the covenants in the indenture governing Vought's notes and senior credit facilities.

        The components of Interest expense were as follows for the fiscal years ended December 31:

	2009	2008	2007
	(in millions)
Interest incurred	$51.0	$61.4	$59.5
Capitalized interest(a)	(7.1)	—	—
Debt origination costs and debt discount	13.1	5.8	3.1

Interest expense	$57.0	$67.2	$62.6

(a)
During the fiscal year ended December 31, 2009, Vought capitalized approximately $5.6 million of interest costs related to its assets-under-construction balance that were expensed in fiscal periods prior to 2009 in error. Vought also recorded a corresponding $1.9 million adjustment to increase depreciation expense, which was recorded to cost of sales during the fiscal year ended December 31, 2009. The total impact on net income from these adjustments was approximately $3.7 million. The capitalization also increased Vought's fixed assets, net balance by $3.7 million. Additionally, during the year ended December 31, 2009, Vought capitalized interest costs of $1.5 million related to its current assets-under-construction balance.

        Scheduled maturities of debt are as follows at December 31, 2009:

Year ended December 31:	(in millions)
2010	322.2
2011	270.0

Total	$592.2

        Vought believes that cash flow from operations, cash and cash equivalents on hand and funds that will be raised as part of a refinancing or restructuring of Vought's senior credit facility and Senior Notes will provide adequate funding for its ongoing working capital expenditures, pension contributions and capital investments required to meet Vought's current contractual and legal commitments for at

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

12. DEBT (Continued)

least the next twelve months. However, there is no assurance that Vought can refinance the Senior Notes or the senior credit facility prior to the last business day of 2010.

13. FAIR VALUE MEASUREMENTS

        The Fair Value Measurements and Disclosures topic of the ASC, defines fair value, provides guidance for measuring fair value and requires certain disclosures. In accordance with this guidance, Vought utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

  •
  Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2: Inputs, other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

  •
  Level 3: Unobservable inputs that reflect the reporting entity's own assumptions.

        As of December 31, 2009 and 2008, Vought had $115.0 million and $86.4 million, respectively, of short term investments, primarily money market funds, reflected in its cash and cash equivalents balance on its Consolidated Balance Sheet. The fair value determination of this asset involves Level 2 inputs.

        Vought's deferred compensation liability to former executives is based on the most recently obtained fair value of Vought's common stock. As of December 31, 2007, the fair value determination of the $3.8 million deferred compensation liability involved Level 3 inputs. During 2008, Vought recorded a $1.9 million reduction in the deferred compensation liability balance due to unrealized losses related to the fair value of Vought's common stock. As a result, the deferred compensation liability was $1.9 million as of December 31, 2008. During 2009, Vought recorded a $0.2 million increase in the deferred compensation liability balance due to unrealized gains related to the fair value of Vought's common stock. As a result, the deferred compensation liability was $2.1 million as of December 31, 2009.

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

        Vought sponsors several defined benefit pension plans covering some of Vought's employees. Certain employee groups are ineligible to participate in the plans or have ceased to accrue additional benefits under the plans based upon their company service or years of service accrued under the plans. Benefits under the defined benefit plans are based on years of service and, for most non-represented employees, on average compensation for certain years. It is Vought's policy to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. Government regulations, by making payments into a trust separate from Vought.

        Vought also sponsors defined contribution savings plans for several employee groups. Vought makes contributions for participants in these plans based on a matching of employee contributions up to 4% of eligible compensation, for the majority of its employees. Vought also makes additional

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

contributions of at least 3% of eligible compensation for certain employee groups who are not eligible to participate in or accrue additional service under the defined benefit pension plans.

        In addition to Vought's defined benefit pension plans and defined contribution savings plan, Vought provides certain healthcare and life insurance benefits for eligible retired employees. Such benefits are unfunded as of December 31, 2009. Employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age and years of service requirements. Election to participate for some employees must be made at the date of retirement. Qualifying dependents at the date of retirement are also eligible for medical coverage. Current plan documents reserve Vought's right to amend or terminate the plans at any time, subject to applicable collective bargaining requirements for represented employees. From time to time, Vought has made changes to the benefits provided to various groups of plan participants. Premiums charged to most retirees for medical coverage prior to age 65 are based on years of service and are adjusted annually for changes in the cost of the plans as determined by an independent actuary. In addition to this medical inflation cost-sharing feature, the plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, schedules of reasonable fees, preferred provider networks, coordination of benefits with other plans and a Medicare carve-out.

        In accordance with the Compensation—Retirement Benefits topic of the ASC Vought recognized the funded status of its benefit obligation in its statement of financial position as of December 31, 2008. This funded status was remeasured for some plans as of January 31, 2009 and September 27, 2009 due to plan amendments and for all plans as of December 31, 2009, Vought's annual remeasurement date. The funded status is measured as the difference between the fair value of the plan's assets and the PBO or accumulated postretirement benefit obligation of the plan. In order to recognize the funded status, Vought determined the fair value of the plan assets. The majority of Vought's plan assets are publicly traded investments which were valued based on the market price as of the date of remeasurement. Investments that are not publicly traded were valued based on the estimated fair value of those investments as of December 31, 2009 based on Vought's evaluation of data from fund managers and comparable market data.

        The unrecognized amounts recorded in accumulated other comprehensive loss will be subsequently recognized as net periodic benefit plan cost consistent with Vought's historical accounting policy for amortizing those amounts. Included in accumulated other comprehensive loss at December 31, 2009 are the following amounts that have not yet been recognized in net periodic benefit plan cost: unrecognized prior service costs of $(37.6) million and unrecognized actuarial losses of $789.6 million. Prior service costs and actuarial losses expected to be recognized in net periodic benefit plan cost during 2010 are $(15.7) million and $55.5 million, respectively.

  Benefit Plan Obligations and Assets

        The following table sets forth the benefit plan obligations, assets, funded status and amounts recorded in the consolidated balance sheet for Vought's defined benefit pension and retiree healthcare and life insurance plans. Pension plan assets consist primarily of equity securities, fixed income securities, private equity funds, infrastructure funds and real estate funds. Pension benefit data includes the qualified plans as well as an unfunded nonqualified plan that provides benefits to officers and employees either beyond those provided by, or payable under, Vought's main plans. All of the defined

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

benefit pension plans had obligations that exceeded the fair value of their assets. Vought uses December 31 as its measurement date.

	Pension Benefits		Other Post-retirement Benefits
	Years Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	($ in millions)
Change in projected benefit obligation:
Beginning balance	$1,848.5	$1,813.9	$447.3	$529.2
Service cost	18.1	18.1	3.3	4.7
Interest cost	115.1	111.8	24.1	27.8
Contributions by plan participants	—	—	5.0	5.8
Actuarial (gains) and losses	85.8	24.5	(7.1)	(32.1)
Benefits paid	(123.3)	(120.3)	(43.5)	(44.8)
Plan amendments	8.4	0.8	(30.4)	(43.3)
Curtailments /Settlements	5.2	(0.4)	3.4	—
Special termination benefits	0.5	0.1	0.2	—

Projected Benefit obligation at end of period	$1,958.3	$1,848.5	$402.3	$447.3

Accumulated Benefit Obligation at end of Year	$1,891.0	$1,792.2	$402.3	$447.3

Assumptions used to determine Benefit Obligation:
Discount rate	6.07%	6.27%	5.60%	6.26%
Rate of compensation increase	4.00%	4.00%	N/A	N/A
Change in fair value of plan assets:
Beginning balance	$1,137.5	$1,452.0	$—	$—
Actual return on assets	249.6	(318.7)	—	—
Contributions by plan participants	—	—	5.0	5.8
Contributions by employer	78.8	124.9	38.5	39.0
Benefits paid	(123.3)	(120.3)	(43.5)	(44.8)
Settlements	—	(0.4)	—	—
Other	—	—	—	—

Ending balance	$1,342.6	$1,137.5	$—	$—

Reconciliation of amounts recognized to the consolidated balance sheet:
Accrued benefit liability—current	(3.5)	(0.3)	(37.4)	(42.0)
Accrued benefit liability—long-term	(612.2)	(710.7)	(364.9)	(405.3)

Funded status (deficit)	$(615.7)	$(711.0)	$(402.3)	$(447.3)

Unrecognized actuarial loss	740.4	821.4	49.2	58.3
Unamortized prior service cost	68.6	74.4	(106.2)	(102.1)

Accumulated other comprehensive loss	$809.0	$895.8	$(57.0)	$(43.8)

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

  Net Periodic Benefit Plan Costs

        The components of net periodic benefit costs, including special charges for Vought's post-retirement benefit plans, are shown in the following table:

	Pension Benefits			Other Post-retirement Benefits
	December 31,			December 31,
	2009	2008	2007	2009	2008	2007
	(in millions)
Components of net periodic benefit cost (income):
Service cost	$18.1	$18.1	$19.7	$3.3	$4.7	$5.4
Interest cost	115.1	111.8	105.0	24.1	27.8	31.8
Expected return on plan assets	(125.6)	(124.0)	(117.5)	—	—	—
Amortization of net (gain) loss	42.8	32.4	35.6	2.0	3.3	4.8
Amortization of prior service cost	12.4	11.9	6.0	(26.1)	(20.4)	(10.8)
Prior service cost recognized—curtailment	1.9	—	2.1	(0.2)	—	—
Special termination benefits	0.5	0.1	—	0.2	—	—
Plan settlement or curtailment (gain)/loss	5.2	0.2	6.5	3.4	—	—

Net periodic benefit cost	$70.4	$50.5	$57.4	6.7	$15.4	$31.2

Defined contribution plans cost	$20.0	$19.2	$7.1	$—	$—	$—

Assumptions Used to Determine Net Periodic Benefit Costs:
Weighted Average Discount Rate for Year	6.34%	6.27%	6.07%	6.49%	6.14%	5.91%
Expected long-term rate of return on assets	8.50%	8.50%	8.50%	N/A	N/A	N/A
Rate of compensation increases	4.00%	4.00%	4.00%	N/A	N/A	N/A

        Vought periodically experiences events or makes changes to its benefit plans that result in special charges. Some require remeasurements. The following summarizes the key events whose effects on Vought's net periodic benefit cost and obligations are included in the tables above:

  •
  Pension settlement charges of $6.5 million were recognized in 2007 relating to lump sum payments made under provisions of Vought's non-qualified ("excess") pension plan.

  •
  On September 30, 2007 Vought's largest union-represented group of production and maintenance employees ratified the terms of a new three-year collective bargaining agreement. The new agreement provided for certain benefit changes, including a freeze in pension benefit accruals for employees who, as of December 31, 2007, had less than 16 years of bargaining unit seniority. Employees subject to the pension freeze, and any bargaining unit employees hired on or after October 1, 2007, receive a new defined contribution benefit. As a result of these changes, a curtailment charge of $2.1 million was recognized as part of 2007 net periodic pension benefit cost. The agreement also provides for certain modifications to the retiree medical benefits for bargaining unit retirees and eliminates retiree medical coverage for any bargaining unit employees hired after October 1, 2007.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

  •
  Also in September 2007, Vought advised affected employees that the previously announced pension freeze affecting employees covered under the Company's non-represented defined benefit pension plan would not apply to non-represented employees who, as of December 31, 2007, had at least 16 years vesting service under the terms of those plans.

  •
  The collective changes announced in September 2007 resulted in an estimated $39.0 million increase in the Projected Benefit Obligation and Accumulated Post-retirement Benefit Obligation of the affected plans and an estimated $6.0 million increase in annual pension expense.

  •
  During February and April of 2008, two of Vought's union represented groups ratified new collective bargaining agreements. Those agreements each provided for certain benefit changes, including a freeze in pension benefit accruals, effective December 31, 2008, for bargaining unit employees who, as of December 31, 2007, had less than 16 years of bargaining unit seniority. Employees subject to the pension freeze, and any bargaining unit employees hired on or after March 1, 2008 for the first group and April 1, 2008 for the second group, receive a defined contribution benefit. The agreements provided for a one-time retirement incentive program offered to eligible employees during 2008. The agreements also provided for certain modifications to the retiree medical benefits for bargaining unit retirees and eliminated retiree medical coverage for any bargaining unit employees hired on or after January 1, 2008.

  •
  Also, during 2008, Vought announced amendments to medical plans for two groups of non-represented retirees. Effective January 1, 2008, medical coverage for participants in those two groups was eliminated at age 65 and replaced with a fixed monthly stipend.

  •
  The aforementioned 2008 changes led to remeasurement of affected plans' assets and obligations as of March 31, 2008, which resulted in a $14.9 million increase in unfunded liability for pension plans and a $44.1 million decrease in liability for the OPEB plans remeasured.

  •
  In late 2008, Vought announced amendments to the medical plans for certain non-represented retirees at its Nashville facility, effective January 1, 2009, which made changes to the plan design and the contribution methodology that resulted in a reduction to Vought's accumulated post-retirement benefit obligation of $1.2 million.

  •
  During January of 2009, the IAM-represented employees at Vought's Nashville facility ratified a new collective bargaining agreement. That agreement provides for certain benefit changes, including a freeze in pension benefit accruals, effective June 30, 2009, for bargaining unit employees who, as of that date, had less than 16 years of bargaining unit seniority. Employees subject to the pension freeze, and any bargaining unit employees hired on or after September 29, 2008, receive a defined contribution benefit. The agreement provides for a one-time company paid retirement incentive program offered to eligible employees during 2009 and certain modifications to retiree medical benefits for bargaining unit retirees. These changes led to a remeasurement of the affected plans' assets and obligations as of January 31, 2009, which increased Vought's unfunded liability for the pension plan by $1.5 million, decreased Vought's liability for the OPEB plan by $32.7 million and led to the immediate recognition of $9.6 million of net non-recurring charges due to a curtailment.

  •
  In September 2009, Vought announced amendments to medical plans for groups of non-represented, current retirees. Effective January 1, 2010, medical coverage for participants in

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

    two groups is eliminated at age 65 and replaced with a fixed monthly stipend. Those changes resulted in a reduction to Vought's accumulated post-retirement benefit obligation for the OPEB plan of $8.9 million.

  •
  In December 2009, Vought announced the termination of its excess pension plan and a one time lump sum payment of accrued benefits to plan participants in December 2010. This change led to the immediate recognition of $0.7 million of non-recurring charges due to a curtailment.

  Estimated Future Benefit Payments

        The total estimated future benefit payments for the pension plans are expected to be paid from the plan assets and company funds. The other post-retirement plan benefit payments reflect Vought's portion of the funding. Estimated future benefit payments from plan assets and company funds for the next ten years are as follows:

	Pension Benefits	Other Post- retirement Benefits*
	($ in millions)
2010	$128.3	$38.4
2011	129.3	38.9
2012	131.2	38.5
2013	132.9	37.9
2014	134.3	37.5
2015 - 2019	698.2	173.6

*
Net of expected Medicare Part D subsidies of $2.4 - $2.5 million per year. $3.1 million was received in 2009.

  Pension Plan Assets

        Pension plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long-term. The investment goals are to exceed the assumed actuarial rate of return over the long-term within reasonable and prudent levels of risk and to preserve the real purchasing power of assets to meet future obligations.

        Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. In order to balance expected risk and return, allocation targets are established and monitored against acceptable ranges. All investment policies and procedures are designed to ensure that the plans' investments are in compliance with the Employee Retirement Income Security Act. Guidelines are established defining permitted investments within each asset class. Investment guidelines are specified for each investment manager to ensure that the investments made are within parameters for that asset class. Certain investments are not permitted at any time including investment in employer securities and uncovered short sales.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

        The actual allocations for the pension assets as of December 31, 2009 and 2008, and target allocations by asset category, are as follows:

	Percentage of Plan Assets at December 31,
			Target Allocation
Pension Assets	2009	2008
Public equity	56.6%	54.2%	53% - 61%
Alternate investment funds	6.8%	7.4%	2% - 12%
Fixed income	33.1%	32.2%	28% - 34%
Real estate funds	3.5%	6.2%	3% - 7%

Total	100.0%	100.0%

        The pension assets are measured at fair value as of December 31, 2009. Fair value is typically determined using quoted market prices or other relevant information from observable market transactions involving comparable assets. When market prices are not readily available, the fair value is estimated based on an evaluation of data provided by fund managers related to the underlying value of fund assets along with a review of other market based comparable data.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

        The following table presents Vought's categories of pension plan assets as of December 31, 2009 and the related levels of inputs in the fair value hierarchy, as defined in Note 13—Fair Value Measurements, used to determine the fair value:

	December 31, 2009
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Cash and cash equivalents	$0.3	$49.9	$—	$50.2
Equity securities International	53.3	222.4	—	275.7
US large cap	3.9	156.5	—	160.4
US small cap	—	88.4	—	88.4
Mutual fund	—	167.1	—	167.1
Fixed income
Corporate bonds	—	9.2	—	9.2
Corporate bonds (S&P rating of A or higher)	—	82.6	—	82.6
Corporate bonds (S&P rating of lower than A)	—	195.9	—	195.9
Government securities	—	161.5	—	161.5
Mortgage backed securities	—	2.2	—	2.2
Other fixed income	—	7.9	—	7.9
Other investments Futures	—	5.2	—	5.2
Private equity and infrastructure	—	—	94.1	94.1
Real estate	—	—	49.1	49.1
Swaps	—	97.1	—	97.1

Total investments in securities—assets	$57.5	$1,245.9	$143.2	$1,446.6

Liabilities
Cash and cash equivalents	(1.6)	(1.5)	—	(3.1)
Other investments Swaps	—	(56.8)	—	(56.8)

Total investments in securities—liabilities	$(1.6)	$(58.3)	$—	$(59.9)

Net investments in securities	$55.9	$1,187.6	$143.2	$1,386.7

Receivables				21.2
Payables				(65.3)

Total plan assets				$1,342.6

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

        Cash equivalents and other short-term investments, which are used to pay benefits, are primarily held in registered money market funds which are valued using a market approach based on the quoted market prices of identical instruments. Other cash equivalent and short-term investments are valued daily by the fund using a market approach with inputs that include quoted market prices for similar instruments.

        Equity securities are primarily valued using a market approach based on the quoted market prices of identical or comparable instruments.

        Fixed income securities are primarily valued using a market approach with inputs that include broker quotes, benchmark yields, base spreads and reported trades.

        Other investments include the net unrealized gain/loss for Vought's futures, the fair value of the swaps as well as private equity and real estate. Futures are financial contracts obligating Vought to purchase assets at a predetermined date and time. Swaps are an exchange of one security for another to change the maturity or the quality of the investments. Private equity and real estate values are estimated based on an evaluation of data provided by fund managers including valuations of the underlying investments derived using inputs such as cost, operating results, discounted future cash flows and market based comparable data.

        The following table represents a rollforward of the December 31, 2008 balances and December 31, 2009 balances of Vought's pension plan assets that are valued using Level 3 inputs:

	12/31/08 Balance	Net Purchases (Sales)	Net Realized Appreciation (Depreciation)	Net Unrealized Appreciation (Depreciation)	12/31/09 Balance
	($ in millions)
Private equity funds	$82.3	$8.0	$—	$3.8	$94.1
Real estate	69.8	(0.7)	0.3	(20.3)	49.1

Total	$152.1	$7.3	$0.3	$(16.5)	$143.2

  Assumptions and Sensitivities

        The discount rate is determined annually as of each measurement date, based on a review of yield rates associated with long-term, high quality corporate bonds. The calculation separately discounts benefit payments using the spot rates from a long-term, high quality corporate bond yield curve. In 2007, 2008 and 2009, there were interim remeasurements for certain plans. The full year weighted average discount rates for pension and post retirement benefit plans in 2009 are 6.34% and 6.49%, respectively.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

14. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS (Continued)

        The effect of a 25 basis point change in discount rates as of December 31, 2009 is shown below:

	Pension Benefit	Other Post-retirement Benefits
	($ in millions)
Increase of 25 basis points
Obligation—December 31, 2009	$(52.2)	$(7.4)
Net periodic expense—2010	$(4.6)	$(0.1)
Decrease of 25 basis points
Obligation—December 31, 2009	$53.7	$7.6
Net periodic expense—2010	$4.4	$0.1

        The long-term rate of return assumption represents the expected average rate of earnings on the funds invested to provide for the benefits included in the benefit obligations. The long-term rate of return assumption is determined based on a number of factors, including historical market index returns, the anticipated long-term asset allocation of the plans, historical plan return data, plan expenses and the potential to outperform market index returns. The expected long-term rate of return on assets was 8.5%.

        A significant factor used in estimating future per capita cost of covered healthcare benefits for Vought's retirees and Vought is the healthcare cost trend rate assumption. The rate used at December 31, 2009 was 8.0% and is assumed to decrease gradually to 4.5% by 2015 and remain at that level thereafter. The effect of a one-percentage point change in the healthcare cost trend rate in each year is shown below:

	Other Post-retirement Benefits
	One Percentage Point Increase	One Percentage Point Decrease
	($ in millions)
Net periodic expense (service and interest cost)	$0.8	$(0.7)
Obligation	$11.6	$(10.5)

  Pension Plan Funding

        Vought estimates that its total pension plan contributions in 2010 will be approximately $102.7 million. This amount reflects the effects of relevant pension legislation. No plan assets are expected to be returned to Vought in 2010.

15. INCOME TAXES

        In accordance with industry practice, Vought classified state and local income and franchise tax provisions as general and administrative expenses in 2008 and 2007. The total amount of taxes included in general and administrative expense was approximately $(196,000) and $947,000 for the years ended December 31, 2008 and 2007, respectively. State and local income tax included in these totals was approximately $(310,000) and $350,000, respectively. Beginning in 2009, state income taxes are being provided as part of Vought's tax provision. Non-income taxes of $331,000 were included in general and administrative expense for 2009.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

        During the fourth quarter, the President signed into law the Workers, Homeownership and Business Assistance Act of 2009. The Law provides for a suspension of certain limitations on Alternative Minimum Tax net operating losses. Prior to the Law being enacted, Vought had estimated a $9.1 million federal AMT liability incurred in connection with the sale of 787, and had allocated that expense to discontinued operations. The Law has enabled the Company to fully utilize net operating losses and therefore Vought will not owe AMT for the year. The Income Taxes topic of the ASC requires that tax law changes be allocated to continuing operations, therefore Vought recorded a $9.1 million benefit to offset the related expense in discontinued operations. State income tax of $8.0 million is also being allocated to discontinued operations as part of the tax provision for 2009. State income tax expense of $0.2 million is reflected in the 2009 tax provision for continuing operations.

        Vought was also able to carryback its 2008 AMT net operating loss to recover $0.4 million of previously paid AMT taxes. Vought has recorded this as a tax benefit in the tax provision.

        The provisions for federal and state income taxes beginning in 2009 differs from the U.S. statutory rate as follows:

	Years Ended December 31,
	2009	2008	2007
Tax at statutory rate	35.0%	35.0%	35.0%
Medicare Part D Subsidy	(0.4)%	(1.0)%	(3.5)%
Amount of Refund and Other	0.0%	0.6%	1.0%
State taxes	0.2%	0.0%	0.0%
Tax effect of law change	(8.6)%	0.0%	0.0%
Change in valuation allowance	(35.0)%	(34.6)%	(32.5)%

Total	(8.8)%	0.0%	0.0%

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

        The deferred income taxes consisted of the following at December 31:

	2009	2008
	($ in millions)
ASSETS:
Accrued contract liabilities	$5.5	$5.7
Accrued vacation	5.4	5.0
Pension liability	263.3	287.1
Other post retirement benefits	155.2	162.6
Federal and State net operating loss carryforwards and credits	65.5	205.0
Other non-deductible expenses	24.6	24.1
Goodwill and intangibles	20.1	9.0
Other	0.9	—

Deferred tax assets	$540.5	$698.5

LIABILITIES:
Inventory	(47.8)	(37.2)
Property, plant and equipment	(36.1)	(43.8)
Other	—	(2.2)

Deferred tax liabilities	$(83.9)	$(83.2)

Net deferred tax assets	456.6	615.3
Valuation allowance	(456.6)	(615.3)

Net deferred tax asset (liability)	$—	$—

        At December 31, 2009, Vought had the following net operating loss carryforwards for federal income tax purposes:

Year of Expiration	Balance at December 31, 2009
(in millions)
2025	$11.2
2026	33.3
2028	125.9

Total	$170.4

        Vought has a tax credit carryforward related to alternative minimum taxes of $0.1 million. This credit is available to offset future regular taxable income and carries forward indefinitely.

        Due to the uncertain nature of the ultimate realization of the deferred tax assets, Vought has established a valuation allowance against these future benefits and will recognize benefits only as reassessment demonstrates they are more likely than not to be realized. The valuation allowance has been recorded in income and equity (for items of comprehensive loss) as appropriate.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

15. INCOME TAXES (Continued)

  Tax Positions

        In accordance with the Income Taxes topic of the ASC Vought recorded an unrecognized tax benefit of $3.6 million which caused a reduction of the net operating losses deferred tax asset and a corresponding reduction in the valuation allowance. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2009	2008
	($ in millions)
Beginning balance	$8.2	$5.5
Additions based on tax positions related to the current year	0.1	3.4
Additions for tax positions of prior years	0.1	0.2
Reductions for tax positions of prior years	(6.6)	(0.9)

Ending balance	$1.8	$8.2

        Included in the balance at December 31, 2009 are $1.8 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The resolution of the unrecognized tax position would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Vought recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in indirect expenses. Vought has no material amounts of interest and penalties related to unrecognized tax benefits accrued.

        Vought files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. As of December 31, 2009, Vought was subject to examination by the Internal Revenue Service in the U.S. federal tax jurisdiction for the 2000-2009 tax years. Vought is also subject to examination in various state jurisdictions for the 2000-2009 tax years, none of which were individually material. State tax liabilities will be adjusted to account for changes in federal taxable income, as well as any adjustments in subsequent years, as those years are ultimately resolved with the IRS.

16. STOCKHOLDERS' EQUITY

        As of December 31, 2009, Vought maintained a stock option plan and an incentive award plan under which it has issued equity-based awards to its employees and its directors.

  2001 Stock Option Plans

        During 2001, Vought adopted the Amended and Restated 2001 Stock Option Plan of Vought Aircraft Industries, Inc., under which 1,500,000 shares of common stock were reserved for issuance for the purpose of providing incentives to employees and directors (the "2001 Stock Option Plan"). Options granted under the plan generally vest within 10 years, but were subject to accelerated vesting based on the ability to meet company performance targets. The incentive options granted to Vought's employees are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. At December 31, 2009, options granted and outstanding from the 2001 Stock Option

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

16. STOCKHOLDERS' EQUITY (Continued)

Plan to employees and directors amounted to 520,200 shares of which 456,360 are vested and exercisable.

        A summary of stock option activity from the 2001 and 2003 Stock Option Plans for the years ended December 31, 2009, 2008 and 2007 follows:

	Year Ended December 31,
	2009		2008		2007
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	547,100	$15.35	661,479	$14.57	850,587	$13.59
Granted	—	$—	—	$—	—	$—
Exercised	—	$—	—	$—	—	$—
Forfeited	(26,900)	$11.16	(114,379)	$10.92	(189,108)	$10.14

Outstanding at end of year	520,200	$15.56	547,100	$15.35	661,479	$14.57

Vested or expected to vest(1)	520,200

Exercisable at end of year	456,360	$14.91	479,410	$14.72	589,729	$13.98

Fair value of options granted		$—		$—		$—

Weighted average remaining contractual life		2.7

        No stock options were exercised during 2007, 2008 or 2009.

  Shares Held in Rabbi Trust

        A rabbi trust was established in 2000 for key executives. Vought's stock held in the trust is recorded at historical cost, and the corresponding deferred compensation liability is recorded at the current fair value of Vought's common stock. Common stock held in the rabbi trust is classified in equity as "shares held in rabbi trust." There were no changes to the share amounts in 2009, 2008 or 2007.

  2006 Incentive Plan

        During 2006, Vought adopted the Vought Aircraft Industries, Inc. 2006 Incentive Award Plan (the "2006 Incentive Plan"), under which 2,000,000 shares of common stock are reserved for issuance for the purposes of providing awards to employees and directors. Since inception, these awards have been issued in the form of stock appreciation rights ("SARs"), restricted stock units ("RSUs") and restricted shares.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

16. STOCKHOLDERS' EQUITY (Continued)

  SARs

        A summary of SARs activity for the years ended December 31, 2009, 2008 and 2007 is as follows:

	Year Ended December 31,
	2009		2008		2007
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	908,450	$10.00	972,750	$10.00	797,270	$10.00
Granted	125,000	$10.00	—	$—	259,380	$10.00
Exercised	(15,563)	$10.00	(21,775)	$10.00	—	$—
Forfeited	(41,047)	$10.00	(42,525)	$10.00	(83,900)	$10.00

Outstanding at end of year	976,840	$10.00	908,450	$10.00	972,750	$10.00

Vested or expected to vest(1)	863,685

Exercisable at end of year	801,479	$10.00	630,395	$10.00	435,461	$10.00

Fair value of SARs granted		$721,250		$—		$1,227,599
Weighted average remaining contractual life		7.3

(1)
Represents SARs reduced by expected forfeitures

        During the year ended December 31, 2009, the exercise of SARs resulted in the issuance of 1,614 shares of common stock. The total intrinsic value of the SARs exercised was less than $0.1 million.

  RSUs

        RSUs are awards of stock units that can be converted into common stock. In general, the awards are eligible to vest over a four-year period if certain performance goals are met. No RSUs will vest if the performance goals are not met. Certain awards, granted to the CEO and CFO, vest on the first occurrence of a change in control or a date specified by the agreement.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

16. STOCKHOLDERS' EQUITY (Continued)

        A summary of the total RSU activity for years ended December 31, 2009, 2008 and 2007 are as follows:

	Year Ended December 31,
	2009		2008		2007
	Shares	Grant Date Fair Value	Shares	Grant Date Fair Value	Shares	Grant Date Fair Value
Outstanding at beginning of year	622,925	$10.65	574,421	$9.12	395,140	$8.79
Granted	11,000	$9.41	81,340	$23.12	210,306	$9.68
Converted	—	$—	—	$—	—	$—
Forfeited	(16,820)	$15.35	(32,836)	$14.68	(31,025)	$8.79

Outstanding at end of year	617,105	$10.50	622,925	$10.65	574,421	$9.12

Vested or expected to vest(1)	555,870

Convertible at end of year	260,976	$11.73	180,758	$10.61	109,727	$8.96

Weighted average remaining contractual life		7.2

(1)
Represents RSUs reduced by expected forfeitures

  Restricted Shares

        During 2009, 2008 and 2007, Vought granted 18,810, 9,432 and 21,854 restricted shares, respectively, to outside directors as compensation for their services. These restricted shares vested during the applicable grant year. The restricted shares were valued at the most recently obtained fair value of Vought's common stock prior to the date of issuance.

  Employee Stock Purchase Plan

        Vought adopted an Employee Stock Purchase Plan in 2000, which provides certain employees and independent directors the opportunity to purchase shares of its stock at its estimated fair value. Certain employee stock purchases were eligible for financing by the Company through stockholder notes. Those notes provided for loan amounts, including interest at 6.09%, to become due after 7 years, or upon specified events occurring. All stockholder notes issued under the plan were extinguished prior to December 31, 2007. No shares were issued under the employee stock purchase plan during 2007 and 2009. However, during 2008, 4,190 shares were sold pursuant to the plan to two outside directors for cash at a price of $23.85 per share.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

17. STOCK COMPENSATION EXPENSE

        As described in Note 16—Stockholders' Equity, Vought maintains a stock option plan and an incentive award plan under which it has issued equity-based awards to its employees and its directors. In accordance with the Compensation—Stock Compensation topic of the ASC, Vought recognized total compensation expense for all awards as follows for the years ended December 31:

	Year Ended December 31,
	2009	2008	2007
	($ in millions)
Stock Options	$0.0	$0.0	$0.0
Rabbi Trust	0.2	(1.9)	2.5
Stock Appreciation Rights (SARs)	0.4	0.7	1.5
Restricted Stock Units (RSUs)	1.2	2.1	1.6
Restricted Shares	0.2	0.2	0.2

Stock Compensation Expense, gross	$2.0	$1.1	$5.8

Change in Forfeiture Estimate	0.3	—	(0.6)
Adjustment to Actual Forfeiture Rate(a)	0.2	—	—

Stock Compensation Expense, net	$2.5	$1.1	$5.2

(a)
In accordance with the Compensation—Stock Compensation topic of the ASC, Vought changed the estimated forfeiture rate for the grants that became fully vested during 2009 to the actual forfeiture rate. This resulted in $0.2 million of additional stock compensation expense.

        The terms and assumptions used in calculating stock compensation expense for each category of equity-based award are included below.

  Stock Options

        Stock options have been granted for a fixed number of shares to employees and directors with an exercise price equal to no less than the fair value of the shares at the date of grant. No stock options have been granted since 2005. Under the "modified prospective" method of the Compensation—Stock Compensation topic of the ASC, Vought was required to value its stock options under the fair value method and expense these amounts over the stock options' remaining vesting period. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. No additional stock options have been granted since Vought's application of the modified prospective method.

  Shares Held in Rabbi Trust

        During the 2009, 2008 and 2007, Vought recorded stock compensation expense, included in general and administrative expense, to reflect the impact of a change in the fair value of its common stock. This change is also reflected in Vought's accrued payroll and employee benefits line item on Vought's balance sheet.

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

17. STOCK COMPENSATION EXPENSE (Continued)

  Stock Appreciation Rights (SARs)

        SARs have been granted to employees and directors with an exercise price equal to no less than the fair value of the shares at the date of grant. The fair value of each SAR is estimated on the date of grant using the Black-Scholes valuation model and based on a number of assumptions including expected term, volatility and interest rates. Because Vought does not have publicly traded equity or reliable historical data to estimate the expected term of the SARs, Vought used a temporary "simplified method" to estimate its expected term. Based on the guidance of the Compensation—Stock Compensation topic of the ASC, expected volatility was derived from an index of historical volatilities from several companies that conduct business in the aerospace industry. The risk free interest rate is based on the U.S. treasury yield curve on the date of grant for the expected term of the option.

        The ranges of assumptions used in Vought's calculations of fair value during 2009 and 2007 were as follows:

	2009	2007
Expected dividend yield	0%	0%
Risk free interest rate	2.6%	4.7% - 5.0%
Expected life of options	5.63 years	6.12 years
Expected volatility	81.4%	53.5%

        No SARs were granted during 2008.

        The fair value of the SARs granted is amortized to expense using a graded method over the vesting period. Vought's estimated forfeiture rate was 11% as of January 1, 2007 but was adjusted to 26% during the third quarter of 2007. This rate was adjusted to 22% in the second quarter of 2009 and has remained unchanged since then. These changes in the estimated forfeiture rate resulted in a $0.6 million reduction of stock compensation expense in 2007 and a $0.3 million increase to stock compensation expense in 2009. As some grants became fully vested in 2009, Vought changed the estimated forfeiture rate to the actual forfeiture rates and recorded $0.1 million additional stock compensation expense. As of December 31, 2009, Vought has $0.6 million of unrecognized compensation cost related to the nonvested SARs to be amortized over the remaining vesting period.

  Restricted Stock Units ("RSUs")

        The value of each RSU awarded is based on the estimated fair value of Vought's common stock on the date of issuance in accordance with the Compensation—Stock Compensation topic of the ASC. Because Vought does not have publicly traded equity, it uses an independent third party valuation firm to compute the fair market value of its common stock. Vought's estimated forfeiture rate was 11% as of January 1, 2007 but was adjusted to 26% during the third quarter of 2007. This rate was adjusted to 22% in the second quarter of 2009 and has remained unchanged since then. These changes in the estimated forfeiture rate resulted in a $0.6 million reduction of stock compensation expense in 2007 and a $0.3 million increase to stock compensation expense in 2009. As some grants became fully vested in 2009, Vought changed the estimated forfeiture rate to the actual forfeiture rates and recorded $0.1 million additional stock compensation expense. No forfeiture rate was used in Vought's calculation of the grants to the CEO and CFO that vest upon the first occurrence of a change in control or a date specified in the agreement, due to its assumption that they will remain employed until the vesting of

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

17. STOCK COMPENSATION EXPENSE (Continued)

these awards. As of December 31, 2009, Vought had $0.8 million of unrecognized compensation cost related to all nonvested RSUs to be amortized over the remaining vesting period.

  Restricted Shares

        The restricted shares granted during 2009, 2008 and 2007 completely vested during the year. Those shares were valued at the fair value of Vought's common stock at the date of issuance.

18. ENVIRONMENTAL CONTINGENCIES

        Vought accrues environmental liabilities when it determines it is responsible for remediation costs and such amounts are reasonably estimable. When only a range of amounts is established and no amount within the range is more probable than another, the minimum amount in the range is recorded in other current and non-current liabilities.

        The acquisition agreement between Northrop Grumman Corporation and Vought transferred certain pre-existing (as of July 24, 2000) environmental liabilities to Vought. Vought is liable for the first $7.5 million and 20% of the amount between $7.5 million and $30 million for environmental costs incurred relating to pre-existing matters as of July 24, 2000. Pre-existing environmental liabilities at the formerly Northrop Grumman Corporation sites exceeding Vought's $12 million liability limit remain the responsibility of Northrop Grumman Corporation under the terms of the acquisition agreement, to the extent they are identified within 10 years from the acquisition date. Thereafter, to the extent environmental remediation is required for hazardous materials including asbestos, urea formaldehyde foam insulation or lead-based paints, used as construction materials in, on, or otherwise affixed to structures or improvements on property acquired from Northrop Grumman Corporation, Vought would be responsible. Vought has no material outstanding or unasserted asbestos, urea formaldehyde foam insulation or lead-based paints liabilities including on property acquired from Northrop Grumman Corporation.

        Vought has an accrual of $2.4 million and $3.2 million for environmental costs at December 31, 2009 and 2008, respectively.

        The following is a roll-forward of amounts accrued for environmental liabilities:

Environmental Liability
(in millions)
Balance at January 1, 2008	$3.8
Environmental costs incurred	(0.6)

Balance at December 31, 2008	3.2
Environmental costs incurred	(0.8)

Balance at December 31, 2009	$2.4

Consolidated Balance Sheet classification
Accrued and other liabilities	0.7
Other non-current liabilities	1.7

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

19. RISK CONCENTRATIONS

        Financial instruments that potentially subject Vought to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

        Vought maintains cash and cash equivalents with various financial institutions. Vought performs periodic evaluations of the relative credit standing of those financial institutions that are considered in Vought's banking relationships. Vought has not experienced any losses in such accounts and it believes it is not exposed to any significant credit risk on cash and cash equivalents.

        The following table lists the revenue and trade and other receivables balances at the year end December 31, from Vought's three largest customers:

	Revenue
	2009	2008	2007
	($ in millions)
Airbus	$163.4	$222.3	$206.2
Boeing	1,188.8	976.4	919.0
Gulfstream	244.0	275.7	259.1

	Trade and Other Receivables
	2009	2008	2007
	($ in millions)
Airbus	$3.0	$5.6	$5.3
Boeing	83.5	86.2	36.5
Gulfstream	15.2	22.8	18.3

        Vought's risk related to pension and OPEB projected obligations, $2,360.6 million as of December 31, 2009, is also significant. This amount is currently in excess of Vought's plan assets of $1,342.6 million and Vought's total assets of $1,510.9 million. Vought's benefit plan assets are invested in a diversified portfolio of investments in both the equity and debt categories, as well as limited investments in real estate and other alternative investments. The current market value of all of these investment categories may be adversely affected by external events and the movements and volatility in the financial markets including such events as the current credit and real estate market conditions. Declines in the market values of Vought's plan assets could expose Vought's total asset balance to significant risk which may cause an increase to future funding requirements.

        Some raw materials and operating supplies are subject to price and supply fluctuations caused by market dynamics. Vought's strategic sourcing initiatives seek to find ways of mitigating the inflationary pressures of the marketplace. In recent years, these inflationary pressures have affected the market for raw materials. However, Vought believes that raw material prices will remain stable through the remainder of 2010 and after that, experience increases that are in line with inflation. Additionally, Vought generally does not employ forward contracts or other financial instruments to hedge commodity price risk.

        Vought's suppliers' failure to provide acceptable raw materials, components, kits and subassemblies would adversely affect its production schedules and contract profitability. Vought maintains an extensive qualification and performance surveillance system to control risk associated with such supply base reliance. Vought is dependent on third parties for all information technology services. To a lesser

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

19. RISK CONCENTRATIONS (Continued)

extent, Vought also is exposed to fluctuations in the prices of certain utilities and services, such as electricity, natural gas, chemical processing and freight. Vought utilizes a range of long-term agreements and strategic aggregated sourcing to optimize procurement expense and supply risk in these categories.

        As of December 31, 2009, approximately 47% of Vought's employees are represented by various labor unions. The collective bargaining agreements for the following groups of represented employees expire during the fiscal year ending December 31, 2010:

  •
  Local 848 of the United Automobile, Aerospace and Agricultural Implement Workers of America represents approximately 2,100 of the employees located in Dallas and Grand Prairie, Texas. This union contract, which covers the majority of Vought's production and maintenance employees at its Dallas and Grand Prairie, Texas facilities, is in effect through October 3, 2010.

  •
  Local 220 of the International Brotherhood of Electrical Workers represents 40 employees located in Dallas, Texas. This union contract is in effect through May 3, 2010.

20. RELATED PARTY TRANSACTIONS

        A management agreement between Vought and its principal stockholder, The Carlyle Group, requires Vought to pay an annual fee of $2.0 million for various management services. Vought incurred fees and reimbursable expenses of $2.0 million in 2009 and 2008 and $2.1 million in 2007. The Carlyle Group also serves, in return for additional fees, as Vought's financial advisor for mergers, acquisitions, dispositions and other strategic and financial activities. In connection with the sale of the Charleston 787 business (discussed in Note 3—Discontinued Operations), Vought has paid approximately $3.0 million to The Carlyle Group during the year ended December 31, 2009.

        Since 2002, Vought has had an ongoing commercial relationship with Wesco Aircraft Hardware Corp. ("Wesco"), a distributor of aerospace hardware and provider of inventory management services. Wesco currently provides aerospace hardware to Vought pursuant to long-term contracts. On September 29, 2006, The Carlyle Group acquired a majority stake in Wesco, and as a result, Vought is both now under common control of The Carlyle Group through its affiliated funds. In addition, four of Vought's directors, Messrs. Squier, Clare, Palmer and Jumper, also serve on the board of directors of Wesco. The Carlyle Group may indirectly benefit from their economic interest in Wesco from its contractual relationships with Vought. The total amount paid to Wesco pursuant to Vought's contracts with Wesco for the years ended December 31, 2009, 2008 and 2007 was approximately $24.3 million, $26.8 million and $16.9 million, respectively. Vought's accounts payable balance due to Wesco as of December 31, 2009 and 2008 was $2.3 million and $0.1 million, respectively.

        In connection with the sale of the Charleston 787 business (discussed in Note 3—Discontinued Operations), two of Vought's agreements with Wesco were assigned to a subsidiary of Boeing. Approximately $3.2 million and $4.3 million was paid by Vought to Wesco under those agreements for the years ended December 31, 2009 and 2008, respectively.

        Vought also has an ongoing commercial relationship with Gardner Group Ltd ("Gardner Group"), a supplier of metallic aerostructure details, equipment and engine components to the global aviation industry. Gardner Group currently provides aerospace parts to Vought. The most recent agreement with the Gardner Group was entered into on November 5, 2007. On November 3, 2008, The Carlyle Group acquired a majority equity interest in the Gardner Group, and as a result, the Gardner Group

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

20. RELATED PARTY TRANSACTIONS (Continued)

and Vought were both under common control of The Carlyle Group through its affiliated funds during 2008 and 2009. The Carlyle Group may indirectly benefit from their economic interest in Gardner Group from its contractual relationships with Vought. The total amount paid to Gardner Group pursuant to Vought's contracts with Gardner Group for the years ended December 31, 2009 and 2008 was $1.4 million and $1.9 million, respectively. Vought's accounts payable balance due to Gardner Group as of December 31, 2009 and 2008 was $0.1 million.

        Upon the retirement in the first quarter of 2006 of Tom Risley ("Mr. Risley"), Vought's former Chief Executive Officer, Vought entered into a consulting agreement with Mr. Risley for a minimum fee of $36,000 plus expenses, with a total payout plus expenses not to exceed $200,000. The total fees and expenses incurred under that agreement were $43,800 through the expiration of the agreement on February 28, 2007.

21. OTHER COMMITMENTS AND OTHER CONTINGENCIES

        From time to time, Vought is involved in various legal proceedings arising out of the ordinary course of business. None of the matters in which it is currently involved, either individually, or in the aggregate, is expected to have a material adverse effect on its business or financial condition, results of operations or cash flows.

22. GUARANTOR SUBSIDIARIES

        The 8% Senior Notes due 2011 are fully and unconditionally and jointly and severally guaranteed, on a senior unsecured basis, by Vought's wholly owned "100% owned" subsidiaries. In accordance with

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

criteria established under Rule 3-10(f) of Regulation S-X under the Securities Act, summarized financial information of Vought and its subsidiary is presented below:

Vought Aircraft Industries, Inc.
Consolidating Balance Sheet
December 31, 2009
(dollars in millions, except par value per share)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$115.2	$0.8	$—	$116.0
Restricted cash	43.8	—	—	43.8
Trade and other receivables	120.9	7.0	—	127.9
Intercompany receivable	15.7	8.2	(23.9)	—
Inventories	497.9	13.4	—	511.3
Other current assets	7.9	0.6	—	8.5

Total current assets	801.4	30.0	(23.9)	807.5
Property, plant and equipment, net	267.5	8.4	—	275.9
Goodwill	341.1	63.7	—	404.8
Identifiable intangible assets, net	20.4	—	—	20.4
Other non-current assets	1.3	—	—	1.3
Investment in affiliated company	79.9	—	(79.9)	—

Total assets	$1,511.6	$102.1	$(103.8)	$1,509.9

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable, trade	$137.3	$3.6	$—	$140.9
Intercompany payable	8.2	15.7	(23.9)	—
Accrued and other liabilities	66.8	1.5	—	68.3
Accrued payroll and employee benefits	45.5	1.4	—	46.9
Accrued post-retirement benefits—current	37.4	—	—	37.4
Accrued pension—current	3.5	—	—	3.5
Current portion of long-term bank debt	319.8	—	—	319.8
Accrued contract liabilities	74.2	—	—	74.2

Total current liabilities	692.7	22.2	(23.9)	691.0
Long-term liabilities:
Accrued post-retirement benefits	364.9	—	—	364.9
Accrued pension	612.2	—	—	612.2
Long-term bond debt	270.0	—	—	270.0
Other non-current liabilities	75.3	—	—	75.3

Total liabilities	2,015.1	22.2	(23.9)	2,013.4
Stockholders' equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,818,806 issued and outstanding at December 31, 2009	0.3	—	—	0.3
Additional paid-in capital	422.8	80.3	(80.3)	422.8
Shares held in rabbi trust	(1.6)	—	—	(1.6)
Accumulated deficit	(173.0)	(0.4)	0.4	(173.0)
Accumulated other comprehensive loss	(752.0)	—	—	(752.0)

Total stockholders' equity (deficit)	$(503.5)	$79.9	$(79.9)	$(503.5)

Total liabilities and stockholders' equity (deficit)	$1,511.6	$102.1	$(103.8)	$1,509.9

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.
Consolidating Balance Sheet
December 31, 2008
($ in millions, except share amounts) (unaudited)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$86.6	$0.1	$—	$86.7
Trade and other receivables	131.1	7.4	—	138.5
Intercompany receivable	21.1	8.3	(29.4)	—
Inventories	297.7	14.1	—	311.8
Assets related to discontinued operations	460.7			460.7
Other current assets	8.7	0.5	—	9.2

Total current assets	1,005.9	30.4	(29.4)	1,006.9
Property, plant and equipment, net	271.2	8.0	—	279.2
Goodwill	341.1	63.7	—	404.8
Identifiable intangible assets, net	27.2	—	—	27.2
Other non-current assets	8.4	1.1	—	9.5
Investment in affiliated company	76.4	—	(76.4)	—

Total assets	$1,730.2	$103.2	$(105.8)	$1,727.6

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable, trade	$144.5	$4.0	$—	$148.5
Intercompany payable	8.3	21.1	(29.4)	—
Accrued and other liabilities	57.4	0.1	—	57.5
Accrued payroll and employee benefits	46.5	1.6	—	48.1
Accrued post-retirement benefits—current	42.0	—	—	42.0
Accrued pension—current	0.3	—	—	0.3
Current portion of long-term bank debt	5.9	—	—	5.9
Liabilities related to discontinued operations	156.7			156.7
Accrued contract liabilities	141.1	—	—	141.1

Total current liabilities	602.7	26.8	(29.4)	600.1
Long-term liabilities:
Accrued post-retirement benefits	405.3	—	—	405.3
Accrued pension	710.7	—	—	710.7
Long-term bank debt, net of current portion	594.0	—	—	594.0
Long-term bond debt	270.0	—	—	270.0
Other non-current liabilities	81.6	—	—	81.6

Total liabilities	2,664.3	26.8	(29.4)	2,661.7
Stockholders' equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,798,382 issued and outstanding at December 31, 2008	0.3	—	—	0.3
Additional paid-in capital	420.5	80.3	(80.3)	420.5
Shares held in rabbi trust	(1.6)	—	—	(1.6)
Accumulated deficit	(501.3)	(3.9)	3.9	(501.3)
Accumulated other comprehensive loss	(852.0)	—	—	(852.0)

Total stockholders' equity (deficit)	$(934.1)	$76.4	$(76.4)	$(934.1)

Total liabilities and stockholders' equity (deficit)	$1,730.2	$103.2	$(105.8)	$1,727.6

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.
Consolidating Statement of Operations
Year Ended December 31, 2009
(in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Totals
Revenue	$1,816.6	$74.7	$(13.5)	$1,877.8
Costs and expenses
Cost of sales	1,542.5	65.8	(13.5)	1,594.8
Selling, general and administrative expenses	117.2	5.4	—	122.6

Total costs and expenses	1,659.7	71.2	(13.5)	1,717.4

Operating income	156.9	3.5	—	160.4
Other income (expense)
Interest income	0.7	—	—	0.7
Other income	1.3	—	—	1.3
Equity in loss of joint venture	—	—	—	—
Interest expense	(57.0)	—	—	(57.0)
Equity in income (loss) of consolidated subsidiaries	3.5	—	(3.5)	—

Income (loss) before income taxes	105.4	3.5	(3.5)	105.4
Income tax expense	(9.3)	—	—	(9.3)

Income from continuing operations	114.7	3.5	(3.5)	114.7
Income (loss) from discontinued operations, net of tax	213.6	—	—	213.6

Net income (loss)	$328.3	$3.5	$(3.5)	$328.3

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.
Consolidating Statement of Operations
Year Ended December 31, 2008
(in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Totals
Revenue	$1,724.2	$72.0	$(21.2)	$1,775.0
Costs and expenses
Cost of sales	1,451.7	62.4	(21.2)	1,492.9
Selling, general and administrative expenses	129.6	5.7	—	135.3

Total costs and expenses	1,581.3	68.1	(21.2)	1,628.2

Operating income	142.9	3.9	—	146.8
Other income (expense)
Interest income	4.4	—	—	4.4
Other income	48.7	—	—	48.7
Equity in loss of joint venture	(0.6)	—	—	(0.6)
Interest expense	(67.2)	—	—	(67.2)
Equity in income (loss) of consolidated subsidiaries	3.9	—	(3.9)	—

Income (loss) before income taxes	132.1	3.9	(3.9)	132.1
Income tax expense	0.2	—	—	0.2

Income from continuing operations	$131.9	$3.9	$(3.9)	$131.9
Income (loss) from discontinued operations, net of tax	(38.2)	—	—	(38.2)

Net income (loss)	$93.7	$3.9	$(3.9)	$93.7

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.
Consolidating Statement of Operations
Year Ended December 31, 2007
(in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Totals
Revenue	$1,564.7	$61.6	$(13.2)	$1,613.1
Costs and expenses
Cost of sales	1,239.9	58.1	(13.2)	1,284.8
Selling, general and administrative expenses	128.3	5.0	—	133.3

Total costs and expenses	1,368.2	63.1	(13.2)	1,418.1

Operating income (loss)	196.5	(1.5)	—	195.0
Other income (expense)
Interest income	3.6	—	—	3.6
Other loss	—	(0.1)	—	(0.1)
Equity in loss of joint venture	(4.0)	—		(4.0)
Interest expense	(62.6)	—	—	(62.6)
Equity in income (loss) of consolidated subsidiaries	(1.6)	—	1.6	—

Income (loss) before income taxes	131.9	(1.6)	1.6	131.9
Income tax expense	0.1	—	—	0.1

Net income (loss)	$131.8	$(1.6)	$1.6	$131.8
Income (loss) from discontinued operations, net of tax	(85.5)	—	—	(85.5)

Net income (loss)	$46.3	$(1.6)	$1.6	$46.3

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.
Consolidating Cash Flow Statement
Year Ended December 31, 2009
($ in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Operating activities
Net income (loss)	$328.3	$3.5	$(3.5)	$328.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	66.4	1.7	—	68.1
Stock compensation expense	2.5	—	—	2.5
(Gain) loss from asset disposals	41.2	—	—	41.2
Income from investments in consolidated subsidiaries	(3.5)	—	3.5	—
Changes in current assets and liabilities:
Trade and other receivables	0.6	0.4	—	1.0
Intercompany accounts receivable	5.4	0.1	(5.5)	—
Inventories	(201.1)	0.7	—	(200.4)
Other current assets	(3.1)	(0.1)	—	(3.2)
Accounts payable, trade	(13.5)	(0.4)	—	(13.9)
Intercompany accounts payable	(0.1)	(5.4)	5.5	—
Accrued payroll and employee benefits	(0.4)	(0.2)	—	(0.6)
Accrued and other liabilities	7.4	1.4	—	8.8
Accrued contract liabilities	(79.5)	—	—	(79.5)
Other assets and liabilities—long-term	(41.6)	1.1	—	(40.5)

Net cash provided by (used in) operating activities	109.0	2.8	—	111.8
Investing activities
Capital expenditures	(39.9)	(2.1)	—	(42.0)
Proceeds from sale of business	289.2	—	—	289.2

Net cash provided by (used in) investing activities	249.3	(2.1)	—	247.2
Financing activities
Proceeds from short-term bank debt	135.0	—	—	135.0
Payments on short-term bank debt	(135.0)	—	—	(135.0)
Proceeds from Incremental Facility	75.0	—	—	75.0
Payments on long-term bank debt	(360.9)	—	—	(360.9)
Changes in restricted cash	(43.8)	—	—	(43.8)

Net cash provided by (used in) financing activities	(329.7)	—	—	(329.7)
Net increase (decrease) in cash and cash equivalents	28.6	0.7	—	29.3
Cash and cash equivalents at beginning of period	86.6	0.1	—	86.7

Cash and cash equivalents at end of period	$115.2	$0.8	$—	$116.0

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.
Consolidating Cash Flow Statement
Year Ended December 31, 2008
($ in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Operating activities
Net income (loss)	$93.7	$3.9	$(3.9)	$93.7
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	64.5	1.5	—	66.0
Stock compensation expense	1.1	—	—	1.1
Equity in losses of joint venture	0.6	—	—	0.6
Gain from asset disposals	(49.8)	—	—	(49.8)
Income from investments in consolidated subsidiaries	(3.9)	—	3.9	—
Changes in current assets and liabilities:
Trade and other receivables	(55.9)	(1.3)	—	(57.2)
Intercompany accounts receivable	3.0	(1.0)	(2.0)	—
Inventories	(83.3)	1.7	—	(81.6)
Other current assets	(2.8)	—	—	(2.8)
Accounts payable, trade	(1.3)	(0.4)	—	(1.7)
Intercompany accounts payable	1.0	(3.0)	2.0	—
Accrued payroll and employee benefits	(0.1)	0.6	—	0.5
Accrued and other liabilities	(14.0)	(0.1)	—	(14.1)
Accrued contract liabilities	(29.0)	—	—	(29.0)
Other assets and liabilities—long-term	(79.1)	(1.1)	—	(80.2)

Net cash provided by (used in) operating activities	(155.3)	0.8	—	(154.5)
Investing activities
Capital expenditures	(68.1)	(1.2)	—	(69.3)
Proceeds from sale of joint venture	55.1	—	—	55.1

Net cash provided by (used in) investing activities	(13.0)	(1.2)	—	(14.2)
Financing activities
Proceeds from short-term bank debt	153.0	—	—	153.0
Payments on short-term bank debt	(153.0)	—	—	(153.0)
Proceeds from Incremental Facility	184.6	—	—	184.6
Payments on long-term bank debt	(4.9)	—	—	(4.9)
Proceeds from sale of common stock	0.1	—	—	0.1

Net cash provided by (used in) financing activities	179.8	—	—	179.8
Net increase (decrease) in cash and cash equivalents	11.5	(0.4)	—	11.1
Cash and cash equivalents at beginning of period	75.1	0.5	—	75.6

Cash and cash equivalents at end of period	$86.6	$0.1	$—	$86.7

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

22. GUARANTOR SUBSIDIARIES (Continued)

Vought Aircraft Industries, Inc.
Consolidating Cash Flow Statement
Year Ended December 31, 2007
($ in millions)

	Vought	Guarantor Subsidiaries	Intercompany Eliminations	Total
Operating activities
Net income (loss)	$46.3	$(1.6)	$1.6	$46.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	62.0	1.7	—	63.7
Stock compensation expense	5.2	—	—	5.2
Equity in losses of joint venture	4.0	—	—	4.0
Loss from asset sales	1.8	0.1	—	1.9
Income from investments in consolidated subsidiaries	1.6	—	(1.6)	—
Changes in current assets and liabilities:
Trade and other receivables	2.8	(2.1)	—	0.7
Intercompany accounts receivable	(6.0)	(1.1)	7.1	—
Inventories	(22.5)	(2.5)	—	(25.0)
Other current assets	(2.1)	(0.1)	—	(2.2)
Accounts payable, trade	59.6	0.7	—	60.3
Intercompany accounts payable	1.1	6.0	(7.1)	—
Accrued payroll and employee benefits	0.7	0.1	—	0.8
Accrued and other liabilities	(26.5)	(0.4)	—	(26.9)
Intercompany transactions	(1.0)	1.0	—	—
Accrued contract liabilities	(103.3)	—	—	(103.3)
Other assets and liabilities—long-term	8.6	0.1	—	8.7

Net cash provided by operating activities	32.3	1.9	—	34.2
Investing activities
Capital expenditures	(56.1)	(1.3)	—	(57.4)
Proceeds from sale of assets	24.3	—	—	24.3
Investment in joint venture	(16.5)	—	—	(16.5)

Net cash used in investing activities	(48.3)	(1.3)	—	(49.6)
Financing activities
Proceeds from short-term bank debt	20.0	—	—	20.0
Payments on short-term bank debt	(20.0)	—	—	(20.0)
Payments on long-term bank debt	(4.0)	—	—	(4.0)
Payments on capital leases	(0.3)	(1.0)	—	(1.3)
Proceeds from governmental grants	2.1	—	—	2.1
Proceeds from repayment of stockholder loans	0.8	—	—	0.8

Net cash used in financing activities	(1.4)	(1.0)	—	(2.4)
Net decrease in cash and cash equivalents	(17.4)	(0.4)	—	(17.8)
Cash and cash equivalents at beginning of period	92.5	0.9	—	93.4

Cash and cash equivalents at end of period	$75.1	$0.5	$—	$75.6

Vought Aircraft Industries, Inc.

Notes to Consolidated Financial Statements (Continued)

23. QUARTERLY FINANCIAL INFORMATION, UNAUDITED ($ IN MILLIONS)

	Quarter ended
2009	December 31, 2009	September 27, 2009	June 28, 2009	March 29, 2009
Revenues	$555.5	$446.7	$485.3	$390.3
Operating income (loss)	48.8	40.5	34.1	37.0
Income (loss) from continuing operations	47.9	19.2	25.4	22.2
Income (loss) from discontinued operations	(0.2)	219.4	(1.3)	(4.3)
Net income (loss)	$47.7	$238.6	$24.1	$17.9

	Quarter ended
2008	December 31, 2008	September 28, 2008	June 29, 2008	March 30, 2008
Revenues	$413.0	$477.3	$468.2	$416.5
Operating income (loss)	(6.5)	41.8	51.7	59.8
Income (loss) from continuing operations	(22.0)	27.1	83.1	43.7
Income (loss) from discontinued operations	(7.9)	(11.5)	(3.8)	(15.0)
Net income (loss)	$(29.9)	$15.6	$79.3	$28.7

        The information presented in the table above has been adjusted to reflect the sale of Vought's 787 operations. The sale of Vought's 787 operations was recorded during the three month period ended September 27, 2009 and as a result the information presented in the table above for that period is consistent with the information presented in Vought's quarterly report on Form 10-Q. However, the table below displays the presentation changes that were made to reflect the sale of Vought's 787 operations for all periods prior to the quarter ended September 27, 2009.

	Quarter ended
2009	December 31, 2009	September 27, 2009	June 28, 2009	March 29, 2009
Revenues	$—	$—	$6.2	$12.3
Operating income (loss)	—	—	(1.3)	(4.3)
Income (loss) from continuing operations	—	—	1.3	4.3
Income (loss) from discontinued operations	—	—	(1.3)	(4.3)
Net income (loss)	$—	$—	$—	$—

	Quarter ended
2008	December 31, 2008	September 28, 2008	June 29, 2008	March 30, 2008
Revenues	$0.2	$—	$12.5	$8.9
Operating income (loss)	(7.9)	(11.5)	(3.8)	(15.0)
Income (loss) from continuing operations	7.9	11.5	3.8	15.0
Income (loss) from discontinued operations	(7.9)	(11.5)	(3.8)	(15.0)
Net income (loss)	$—	$—	$—	$—

        It is Vought's practice to close its books and records based on a thirteen-week quarter, which can lead to different period end dates for comparative purposes. The interim financial information included above is labeled based on that convention. This practice only affects interim periods, as Vought's fiscal years end on December 31.

 Report of Independent Registered Public Accounting Firm

The Board of Directors
Vought Aircraft Industries, Inc.

        We have audited Vought Aircraft Industries, Inc.'s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Vought Aircraft Industries, Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Annual Report on Internal Control of Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, Vought Aircraft Industries, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Vought Aircraft Industries, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2009 of Vought Aircraft Industries, Inc. and our report dated March 25, 2010 expressed an unqualified opinion thereon that included an explanatory paragraph regarding Vought Aircraft Industries, Inc.'s ability to continue as a going concern.

                      /s/ Ernst & Young LLP

Dallas, Texas
March 25, 2010

 Annex A

AGREEMENT AND PLAN OF MERGER

by and among

VOUGHT AIRCRAFT INDUSTRIES, INC.,

TRIUMPH GROUP, INC.,

SPITFIRE MERGER CORPORATION

and

TC GROUP, L.L.C., as the Holder Representative

DATED AS OF MARCH 23, 2010

A-i

A-ii

A-iii

Exhibit A	Holder Acknowledgement
Exhibit B	Representation Letter

A-iv

 INDEX OF DEFINED TERMS

Section
2011 Notes	6.6(b)
Aggregate In-The-Money Equity Award Exercise Price	1.7(b)(ii)
Aggregate Fully-Diluted Company Common Shares	1.7(b)(i)
Aggregate Merger Consideration	1.7(b)(iii)
Agreement	Preamble
Alternative Transaction	6.10(c)
Alternative Transaction Proposal	6.10(c)
Antitrust Authority	6.1(a)
Applicable Percentage	8.7(b)
Bankruptcy and Equity Exception	3.3(a)
Basket	8.2(a)(iii)(B)
Cash Consideration	1.7(b)(iv)
Certificate	1.5(d)
Certificate of Merger	1.3
Change of Recommendation	6.3(c)
Change of Recommendation Breach Termination Fee	9.3(a)(i)
Closing	1.2(a)
Closing Certificates	8.1
Closing Date	1.2(a)
Closing Negative Adjustment Amount	1.7(b)(v)
Closing Positive Adjustment Amount	1.7(b)(vi)
Code	Recitals
Commitment Letter	4.7
Company	Preamble
Company Benefit Plans	3.10(a)
Company Bid	3.14(e)
Company Breach Termination Fee	9.3(a)(iv)
Company Bylaws	3.1(b)
Company Certificate	3.1(b)
Company Common Shares Outstanding	1.7(b)(vii)
Company Common Stock	Recitals
Company Contract	3.13(a)
Company Credit Agreement	6.6(a)
Company Debt	3.2(b)
Company Disclosure Schedule	Art. III
Company Equity Awards	2.2
Company Expenses	2.6(a)
Company Foreign Plan	3.10(o)
Company Government Contract	3.14(e)
Company Intellectual Property	3.19(a)
Company Joint Ventures	3.2(b)
Company Leased Properties	3.18(a)
Company Letters of Credit	6.6(c)
Company Options	1.6(a)
Company Owned Properties	3.18(a)
Company Real Property	3.18(a)
Company RSUs	1.6(c)
Company SARs	1.6(b)
Company SEC Reports	3.5(a)

A-v

Section
Company Significant Customer	3.17
Company Significant Supplier	3.17
Company Stock Plans	1.6(a)
Company Title IV Plan	3.10(e)
Confidentiality Agreement	6.2
Continuing Employees	6.8(c)
Controlled Group Liability	3.10(j)
Contract	3.13(a)
Credit Agreement Termination	6.6(a)
Current Tax Period	3.13(a)
Damages	8.2(a)
De Minimis Amount	8.2(a)(iii)(A)
DGCL	1.1
Discharge	6.6(b)
Dissenting Shares	1.5(e)
DPC Common Shares	1.5(b)
Effective Time	1.3
Environmental Law	3.20(g)
Environmental Permits	3.20(g)
Equity Award Consideration	2.2
Escrow Account	2.4(a)
Escrow Agent	2.4(a)
Escrow Agreement	2.4(a)
Escrow Participating Holders	2.4(a)
Escrow Percentage	2.4(a)
ERISA	3.10(a)
ERISA Affiliate	3.10(j)
Exchange Act	3.5(a)
Exchange Agent	2.1
Exchange Fund	2.2
Excluded Taxes	3.9(f)(iii)
Export Control Laws	3.12(b)
EY	1.7(c)
Financing	4.7
Financing Sources	11.6
GAAP	3.1(c)
Governmental Entity	3.4
Hazardous Substance	3.20(g)
Holder	2.6(b)
Parent Expenses	2.6(a)
Holder Acknowledgement	2.3(a)
Holder Allocable Expenses	2.6(b)
Holder Indemnified Parties	8.2(b)
Holder Representative	10.1
HSR Act	3.4
In-The-Money Equity Awards	1.7(b)(viii)
Indebtedness	3.13(c)
Indemnification Escrow Amount	2.4(a)
Indemnification Escrow Property	8.7(a)
Indemnified Party	8.3(a)
Indenture	6.6(b)

A-vi

Section
Indemnifying Party	8.3(a)
Interim Period Interest	2.6(a)
Investor Questionairre	1.7(a)
IRS	3.10(b)
Letter of Transmittal	2.3(a)
Liens	3.2(c)(i)
LLC Merger	Recitals
Majority Holders	10.2
Material Adverse Effect	3.7(a)
Marketing Period	1.2(b)
Merger	Recitals
Merger Consideration	1.7(a)
Merger Consideration Per Fully-Diluted Company Common Share	1.7(b)(ix)
Merger Sub	Preamble
Mergers	Recitals
Multiemployer Plan	3.10(f)
Multiple Employer Plan	3.10(f)
NOL	2.3(e)
NOL Carryforwards	3.9(d)
Non-Accredited Investor	1.7(a)
Non-Accredited Investor Consideration	1.7(a)
NYSE	2.3(e)
OFAC	3.12(b)
Option Consideration	1.7(b)(x)
Outside Date	9.1(c)
Parent	Preamble
Parent Breach Fee	9.3(a)(iv)
Parent Bid	4.16(e)
Parent Bylaws	4.1(b)
Parent Capitalization Date	4.2
Parent Certificate	4.1(b)
Parent Common Stock	1.7(a)
Parent Contract	4.15(a)
Parent Debt	4.2(b)
Parent Disclosure Schedule	Art. IV
Parent Government Contract	4.16(e)
Parent Indemnified Parties	8.2(a)
Parent Intellectual Property	4.21(a)
Parent Joint Ventures	4.2(b)
Parent Leased Properties	4.20
Parent Meeting	6.3(a)
Parent Owned Properties	4.20
Parent Preferred Stock	4.2(a)
Parent Real Property	4.20
Parent SEC Reports	4.5
Parent Significant Customer	4.19
Parent Significant Supplier	4.19
Parent Signing Price	1.7(b)(xi)
Parent Stock Plans	4.2(a)
Parent Stockholder Approval	6.3(a)
Parent Voting Debt	4.2(b)

A-vii

Section
Payoff Amount	6.6(a)
Payoff Letter	6.6(a)
PBGC	3.10(e)
Per Share Cash Consideration	1.7(b)(xii)
Per Share Merger Consideration	1.7(a)
Per Share Stock Consideration	1.7(b)(xiii)
Permit	3.12(a)
Permitted Encumbrances	3.18(b)
Pre-Closing NOL	8.2(a)(iii)(D)
Pre-Closing Tax Return	6.15(a)
Pre-Closing Tax Period	3.9(f)(iv)
Premium Cap	6.12(b)
Proxy Statement	3.4(a)
PWC	1.7(c)
PWC/EY Notice	1.7(c)
Qualified Plans	3.10(d)
Regulatory Agencies	3.5(b)
Release	3.20(g)
Representatives	6.10(a)
Restraints	7.1(d)
RSU Consideration	1.7(b)(xiv)
Sarbanes-Oxley Act	3.5(a)
SAR Consideration	1.7(b)(xv)
SEC	Article III
Securities Act	3.2(b)
Specified Representations	8.1
SRO	3.4
Stock Consideration Amount	1.7(b)(xvi)
Stockholder Vote Termination Fee	9.3(a)(ii)
Stockholders Agreement	Recitals
Straddle Period Tax Return	6.15(b)
Subsidiary	3.1(c)
Survival Termination Date	2.4(a)
Surviving Company	1.11
Surviving Company Plan	6.8(c)
Surviving Corporation	Recitals
Tax	3.9(f)(i)
Tax Analysis Objections	1.7(c)
Tax-Effected Company Expense Amount	1.7(b)(xvii)
Taxes	3.9(f)(i)
Tax Return	3.9(f)(ii)
Termination Fees	9.3(a)(iv)
Third Party Claim	8.3(a)
Transaction Bonus Pool	6.8(b)
Transaction Tax Analysis	1.7(c)
Trust Account Common Shares	1.5(b)
Unresolved Claims	8.7(b)
Voting Debt	3.2(b)

A-viii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of March 23, 2010 (this "Agreement"), by and among VOUGHT AIRCRAFT INDUSTRIES, INC., a Delaware corporation (the "Company"), TRIUMPH GROUP, INC., a Delaware corporation ("Parent"), SPITFIRE MERGER CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and TC GROUP, L.L.C., as the Holder Representative.

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of their respective corporations and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation");

        WHEREAS, as soon as reasonably practicable following the Merger and as part of a single integrated transaction, Parent shall cause the Surviving Corporation to be merged with and into a direct wholly owned limited liability company subsidiary of Parent (the "LLC Merger" and collectively with the Merger, the "Mergers"), with such subsidiary surviving the LLC Merger as a direct wholly owned subsidiary of Parent;

        WHEREAS, concurrently with the execution of this Agreement, Parent, certain holders of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") and the Holder Representative are entering into a Stockholders Agreement with even date hereof (the "Stockholders Agreement");

        WHEREAS, the parties hereto intend that the Mergers, taken together, shall be treated as a single integrated transaction and shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code;

        WHEREAS, the parties have priced the transaction to close on July 1, 2010, and accordingly have provided for a contingent adjustment downwards or upwards of $177,352 per day depending on whether the transaction closes before or after such date; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGERS

        1.1.    The Merger.     Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger and shall continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

        1.2.    Closing.

          (a)   On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m. on the date that is the later of (a) the third business day following the expiry of the Marketing Period and (b) July 1, 2010, or at such other time and place as may be mutually agreed by the parties (the "Closing Date"); provided that if the Marketing Period expires prior to July 1, 2010 and Parent shall have received the certificates required by Section 7.2(c) that, as of the expiry of the Marketing Period, the conditions to Closing set forth in Sections 7.2(a) and 7.2(b) remained satisfied through the duration of the Marketing Period, then Parent agrees that the conditions to Closing set forth in Sections 7.2(a) and 7.2(e) shall be deemed to have been satisfied as of the Closing Date and the certificates required by Section 7.2(c) need only be delivered as of the Closing Date with respect to Section 7.2(b).

          (b)   For purposes of this Agreement, "Marketing Period" shall mean a period of eight consecutive business days (which period shall not include any days from and including May 28, 2010 to June 1, 2010, July 2, 2010 to July 6, 2010 and August 15, 2010 to September 8, 2010) following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing).

        1.3.    Effective Time.     Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of Delaware a certificate of merger relating to the Merger (the "Certificate of Merger") executed and acknowledged in accordance with the relevant provisions of the DGCL. The merger shall be effective at the date and time that the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the time when the Merger becomes effective, the "Effective Time").

        1.4.    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

        1.5.    Conversion of Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

          (a)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

          (b)   All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by the Company, Parent or any wholly-owned subsidiary of the Company or Parent (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Company Common Stock held, directly or indirectly, by the Company or Parent in respect of a debt previously contracted (any such shares, "DPC Common Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c)   Each share of Company Common Stock, except for shares of Company Common Stock described in Section 1.5(b) and Dissenting Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive the Per Share Merger Consideration, as determined pursuant to Section 1.7.

          (d)   All of the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding as of the Effective Time and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a "Certificate") shall thereafter represent only the right to receive the Per Share Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.5 and Section 2.3(e), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

          (e)   Each outstanding share of Company Common Stock the holder of which has not voted in favor of adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent a right to receive the Per Share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL unless and until the holder of such shares withdraws such demand for such appraisal or becomes ineligible for such appraisal. If any holder of Dissenting Shares fails to perfect or effectively waives, withdraws or loses such stockholder's rights under Section 262 of the DGCL, such stockholder's Dissenting Shares shall thereupon be deemed to have been cancelled at the Effective Time, and the holder thereof shall be entitled to receive the Per Share Merger Consideration (payable without any interest thereon) as compensation for such cancellation. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such Dissenting Shares and of withdrawals of such notice and any other instruments provided pursuant to applicable law and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation in accordance with the DGCL. Nothing in this Agreement is intended to amend or waive any obligation of any holder of Company Common Stock who has waived or limited the right to assert dissenters' rights in a separate agreement.

        1.6.    Stock Options and Other Stock-Based Awards.

          (a)   Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the 2001 Stock Option Plan of the Company and the 2006 Incentive Award Plan of the Company (collectively, the "Company Stock Plans"), regardless of whether or not vested, that is outstanding immediately prior to the Effective Time (collectively, the "Company Options") shall be cancelled and shall entitle the holder thereof to the right to receive as soon as reasonably practicable following the Effective Time (and in any event prior to the third business day after the later of (i) the Closing Date and (ii) the date on which the holder of the Company Option in question executes and delivers a Holder Acknowledgement as provided in Section 2.3, but in each case no later than the expiration of the original term of such Company Option), a lump sum cash payment, without interest, equal to the Option Consideration applicable to such holder's Company Option, as determined pursuant to Section 1.7.

          (b)   Immediately prior to the Effective Time, each stock appreciation right with respect to shares of Company Common Stock granted under a Company Stock Plan, regardless of whether or not vested, that is outstanding immediately prior to the Effective Time (collectively, the "Company

  SARs") shall be cancelled and shall entitle the holder thereof to the right to receive, as soon as reasonably practicable following the Effective Time (and in any event prior to the third business day after the later of (i) the Closing Date and (ii) the date on which the holder of the Company SAR in question executes and delivers a Holder Acknowledgement as provided in Section 2.3, but in each case no later than the expiration of the original term of such Company SAR), a lump sum cash payment, without interest, equal to the SAR Consideration applicable to such holder's Company SAR, as determined pursuant to Section 1.7.

          (c)   Immediately prior to the Effective Time, each restricted share unit with respect to shares of Company Common Stock granted under a Company Stock Plan, regardless of whether or not vested, that is outstanding immediately prior to the Effective Time (collectively, the "Company RSUs") shall be cancelled and shall entitle the holder thereof to the right to receive, as soon as reasonably practicable following the Effective Time (and in any event prior to the third business day after the later of (i) the Closing Date and (ii) the date on which the holder of the Company RSU in question executes and delivers a Holder Acknowledgement as provided in Section 2.3), a lump sum cash payment, without interest, equal to the RSU Consideration applicable to such Company RSU, as determined pursuant to Section 1.7.

          (d)   Parent or the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 1.6 to any holder of Company Options, Company SARs and Company RSUs such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and the Surviving Corporation shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation and paid to the applicable Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Options, Company SARs or Company RSUs in respect of which such deduction and withholding was made by the Surviving Corporation.

          (e)   The Company and Parent agree that prior to the Effective Time the Company Stock Plans shall be amended to reflect the transactions contemplated by this Agreement, including (i) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof, and (ii) to terminate the Company Stock Plans effective as of the Effective Time.

          (f)    Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and take all other actions necessary to effectuate the provisions of this Section 1.6 and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no service provider of the Company and its Subsidiaries shall have any right to acquire any securities of the Company, the Surviving Corporation or any Subsidiary thereof or to receive any payment, right or benefit with respect to any award previously granted under the Company Stock Plans (whether hereunder, under any Company Stock Plan or individual award agreement or otherwise) except the right to receive the consideration as provided in this Section 1.6.

        1.7.    Allocation of Merger Consideration.

          (a)   The consideration payable hereunder (the "Merger Consideration") shall be allocated among the holders of the shares of Company Common Stock, the Company Options, the Company SARs and the Company RSUs as set forth in Section 1.6 (with respect to the Company Options, Company SARs and Company RSUs) and this Section 1.7. At the Effective Time, each share of Company Common Stock, except for shares of Company Common Stock owned by the Company, Parent or any wholly owned subsidiary of Company or Parent referred to in Section 1.5(b) and Dissenting Shares, shall be converted into the right to receive both (i) an amount of cash, without interest, equal to the Per Share Cash Consideration and (ii) a number of fully-paid and non-assessable shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") equal to the Per Share Stock Consideration (the consideration referred to in clause (i) and clause (ii) of this sentence being collectively referred to as the "Per Share Merger Consideration"); provided that any holder of Company Common Stock (other than a holder of Dissenting Shares) who (i) is not an "accredited investor" (as such term is defined in Rule 501(a) under the Securities Act) or (ii) does not complete and deliver to the Company, Parent or the Exchange Agent prior to the Closing Date an investor questionnaire that includes a representation that such holder is an accredited investor (a "Non-Accredited Investor"), (which questionnaire shall be in form and substance reasonably acceptable to Parent) (an "Investor Questionnaire") shall receive an amount of cash, without interest, equal to the Merger Consideration Per Fully-Diluted Common Share (the "Non-Accredited Investor Consideration").

          (b)   For purposes of this Agreement:

              (i)  "Aggregate Fully-Diluted Company Common Shares" shall be the sum of (i) the Company Common Shares Outstanding, (ii) the aggregate number of shares of Company Common Stock that would be issuable upon the exercise in full of all In-The-Money Equity Awards outstanding immediately prior to the Effective Time (assuming that the Company does not exercise its right to pay in cash the Company SARs in cash) and (iii) the aggregate number of shares of Company Common Stock issuable upon the settlement in full of all Company RSUs outstanding immediately prior to the Effective Time.

             (ii)  "Aggregate In-The-Money Equity Award Exercise Price" shall be the sum of the exercise prices that would be payable upon exercise in full immediately prior to the Effective Time of all In-The-Money Equity Awards.

            (iii)  "Aggregate Merger Consideration" shall be equal to the sum of (A) Nine Hundred Forty-Two Million Dollars ($942,000,000), plus (B) the Closing Positive Adjustment Amount, minus (C) the Closing Negative Adjustment Amount, minus (D) Tax-Effected Company Expense Amount, minus (E) the Holder Allocable Expenses paid by Parent to the Holder Representative at Closing in accordance with Section 2.6, minus (F) 65% of the amount of the Transaction Bonus Pool.

            (iv)  "Cash Consideration" means $525,000,000.

             (v)  "Closing Negative Adjustment Amount" means (A) if the Closing occurs on or after July 1, 2010, zero or (B) if the Closing occurs prior to July 1, 2010, an amount equal to (x) the number of calendar days that elapse following the Closing Date through and including June 30, 2010, multiplied by (y) $177,352.

            (vi)  "Closing Positive Adjustment Amount" means (A) if the Closing occurs on or before July 1, 2010, zero or (B) if the Closing occurs after July 1, 2010, an amount equal to (x) the number of calendar days that elapse following July 1, 2010 through and including the Closing Date, multiplied by (y) $177,352.

           (vii)  "Company Common Shares Outstanding" means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (including Dissenting Shares), but excluding, for the avoidance of doubt, any shares of Company Common Stock issuable upon exercise of any Company Options, Company SARs or Company RSUs.

          (viii)  "In-The-Money Equity Awards" means the Company Options and Company SARs that immediately prior to the Effective Time have an exercise price that is less than the Merger Consideration Per Fully-Diluted Company Common Share.

            (ix)  "Merger Consideration Per Fully-Diluted Company Common Share" means the quotient of (i) the sum of the Aggregate Merger Consideration, plus the Aggregate In-The-Money Equity Award Exercise Price, divided by (ii) the Aggregate Fully-Diluted Company Common Shares.

             (x)  "Option Consideration" means, for each Company Option, the excess, if any, of (i) the Merger Consideration Per Fully-Diluted Company Common Share, multiplied by the aggregate number of shares of Company Common Stock issuable upon exercise in full of such Company Option, minus (ii) the exercise price payable upon exercise in full of such Company Option.

            (xi)  "Parent Signing Price" shall be equal to $52.76 per share.

           (xii)  "Per Share Cash Consideration" shall equal the quotient of (x) (A) the Cash Consideration, minus (B) the aggregate Option Consideration payable in respect of all Company Options outstanding immediately prior to the Effective Time, minus (C) the aggregate SAR Consideration payable in respect of all Company SARs outstanding immediately prior to the Effective Time, minus (D) the aggregate RSU Consideration payable in respect of all Company RSUs outstanding immediately prior to the Effective Time, minus (E) the aggregate Non-Accredited Investor Consideration divided by (y) the difference between (A) Company Common Shares Outstanding and (B) the aggregate number of shares of Company Common Stock held immediately prior to the Effective Time by all holders that are Non-Accredited Investors.

          (xiii)  "Per Share Stock Consideration" means a number of shares of Parent Common Stock equal to the quotient of (i) the quotient of (A) the Stock Consideration Amount divided by (B) the difference between (x) Company Common Shares Outstanding and (y) the aggregate number of shares of Company Common Stock held immediately prior to the Effective Time by all holders that are Non-Accredited Investors divided by (ii) the Parent Signing Price.

          (xiv)  "RSU Consideration" means, for each Company RSU, an amount equal to (x) the Merger Consideration Per Fully-Diluted Company Common Share, multiplied by (y) the aggregate number of shares of Company Common Stock issuable upon the settlement in full of such Company RSU.

           (xv)  "SAR Consideration" means, for each Company SAR, the excess, if any, of (i) the Merger Consideration Per Fully-Diluted Company Common Share, multiplied by the number of shares of Company Common Stock that would be issuable upon exercise in full of such Company SAR (assuming that the Company does not exercise is right to pay such Company SAR in cash) minus (ii) the exercise price payable upon exercise in full of such Company SAR.

          (xvi)  "Stock Consideration Amount" means the Aggregate Merger Consideration minus the Cash Consideration.

         (xvii)  "Tax-Effected Company Expense Amount" means the sum of (x) 65% of the Company Expenses (other than the Interim Period Interest) determined to be deductible for income Tax purposes pursuant to Section 1.7(c), plus (y) 100% of the Company Expenses not determined to be deductible for income Tax purposes pursuant to Section 1.7(c), plus (z) 65% of the Interim Period Interest.

          (c)   At least 45 days prior to closing, the Company shall provide to Parent a schedule of the estimated Company Expenses. Parent shall instruct Ernst & Young LLP ("EY") to review the schedule of estimated Company Expenses and perform its good faith analysis of the deductibility for income Tax purposes of the Company Expenses and deliver to the Company and Parent, at least twenty (20) days prior to the Closing Date, a written report setting forth their good faith estimate of the amount of the Company Expenses that are reasonably deductible by the Company for income Tax purposes, including a reasonably detailed explanation of the reasons for such determination (the "Transaction Tax Analysis"), which analysis shall take into account such information (to the extent relevant) as may be supplied by the Company to EY. The Company shall cause PricewaterhouseCoopers LLP ("PWC") to review and analyze the Transaction Tax Analysis, and, if the Company delivers to Parent a good faith written objection to all or any part of the Transaction Tax Analysis based on PWC's review and analysis of the Transaction Tax Analysis (the "Tax Analysis Objections"), the Company and Parent shall meet and discuss the Tax Analysis Objections and use reasonable best efforts to resolve any disagreement of the parties in respect of the Tax Analysis Objections prior to the Closing Date. If notwithstanding their respective reasonable best efforts Parent and Company are unable to resolve any disagreement of the parties in respect of the Tax Analysis Objections, the determination of the deductibility for income Tax purposes of the Company Expenses set forth in the Transaction Tax Analysis (as modified by agreement of EY and PWC and/or Parent and Company) will be binding on the parties for the purpose of this Section 1.7. In determining the deductibility of the Company Expenses pursuant to this Section 1.7(c), Parent will not take any position inconsistent with its good faith intent as to the manner in which Parent intends to report such items on the federal and state income Tax returns of Parent, the Company and their respective Subsidiaries following Closing.

        1.8.    Certificate of Incorporation and By-laws of the Surviving Corporation.     At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read as follows: "The name of the corporation is Vought Aircraft Industries, Inc. (the "Company")." The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

        1.9.    Directors and Officers.     The directors, if any, and officers of Merger Sub shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation of the Surviving Corporation.

        1.10.    Tax Consequences.     It is intended that the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

        1.11.    The LLC Merger.     On the Closing Date and as soon as practicable following the Effective Time, Parent shall cause the Surviving Corporation to be merged with and into a direct wholly owned limited liability company that is disregarded as an entity separate from Parent for federal income tax purposes, with such subsidiary (the "Surviving Company") surviving the LLC Merger as a direct wholly owned subsidiary of Parent.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

        2.1.    Exchange Agent.     Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company, or Parent's transfer agent, pursuant to an agreement reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") hereunder.

        2.2.    Deposit of Merger Consideration and Equity Award Consideration.     At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with Section 2.3, (A) certificates representing the aggregate Per Share Stock Consideration issuable pursuant to Section 1.7 and (B) subject to Section 2.4, cash representing the aggregate Per Share Cash Consideration, the aggregate Non-Accredited Investor Consideration payable pursuant to Section 1.7 and cash necessary to pay in lieu of fractional shares pursuant to Section 2.3(e) and, (ii) subject to Section 2.4, for the benefit of the holders of Company Options, Company SARs and Company RSUs (collectively, the "Company Equity Awards"), for payment in accordance with Section 1.6, cash representing the aggregate Option Consideration, SAR Consideration and RSU Consideration payable pursuant to Section 1.6 (the "Equity Award Consideration") (such shares of Parent Common Stock together with such cash, the "Exchange Fund").

        2.3.    Delivery of Merger Consideration and Equity Award Consideration.

          (a)   Prior to the Effective Time (and in any event no later than 45 days after the date hereof), the Company shall mail or hand deliver to each holder of record of Certificate(s) as of the business day immediately prior to the date of such mailing or delivery and each holder of a Company Equity Award, (i) in the case of a record holder of Certificate(s), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent in a form to be mutually agreed upon by the Company and Parent (the "Letter of Transmittal"), (B) instructions for use in surrendering Certificate(s) for shares in exchange for the Per Share Merger Consideration or the Non-Accredited Investor Consideration, as applicable, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), and (C) a form of Investor Questionnaire, and (ii) in the case of a holder of a Company Equity Award, a form of acknowledgement attached as Exhibit A hereto (a "Holder Acknowledgement"), acknowledging, as of the Effective Time, cancellation of all Company Equity Awards held by such holder. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates as of immediately prior to the Effective Time and each holder of Company Equity Awards as of immediately prior to the Effective Time (other than such holders who have delivered to the Exchange Agent on or prior to the Closing Date such holder's Certificate(s), a Letter of Transmittal and Investor Questionnaire or, in the case of a holder of Company Equity Awards, a Holder Acknowledgement), (i) in the case of a record holder of Certificates, (A) a Letter of Transmittal, (B) instructions for use in surrendering Certificates in exchange for the Per Share Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefore and any dividends or distributions to which the holder is entitled pursuant to Section 2.3(e), and (C) a form of Investor Questionnaire, and (ii) in the case of a holder of a Company Equity Award, a Holder Acknowledgement.

          (b)   Upon the later of (i) the Effective Time and (ii) surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal and Investor Questionnaire, or in the case of the holder of a Company Equity Award, a Holder Acknowledgement, (A) a holder of Company Common Stock will be entitled to receive promptly after the Effective Time a certificate or certificates representing that whole number of shares of Parent Common Stock such holder has the right to receive pursuant to Section 1.7 in such denominations and registered in such names as such holder may request and subject to Section 2.4, a check representing the portion of the Cash Consideration that such holder has the right to receive pursuant to Section 1.7 plus any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates and (B) a holder of any Company Equity Award will be entitled to receive, at the time provided in Section 1.6, a check representing the Equity Award Consideration to which such holder is entitled pursuant to Section 1.6; provided, however, that Parent may deliver the Equity Award Consideration through its ordinary payroll systems in lieu of delivering a check. No interest will be paid or accrued on the Per Share Merger Consideration or the Non-Accredited Investor Consideration or the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to a holder of Company Common Stock or on the Equity Award Consideration payable to a holder of Company Equity Award. Until so surrendered, each such Certificate for shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration or Non-Accredited Investor Consideration, as the case may be, and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II. Notwithstanding the foregoing, any holder of a Certificate or Certificates that delivers to the Exchange Agent prior to the Closing Date a Certificate or Certificates, accompanied by a properly completed Letter of Transmittal and Investor Questionnaire, shall, subject to Section 2.4, be entitled to receive, on the Closing Date, either from the Exchange Agent or Parent, by wire transfer of same day funds (provided that Exchange Agent and Parent may make payment by check in lieu of wire transfer to any holder entitled to an amount of less than $1,000,000), the Per Share Cash Consideration or the Non-Accredited Investor Consideration, as applicable, for the shares of Company Common Stock represented by such Certificate or Certificates that such holder has the right to receive pursuant to Section 1.7, plus cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration thereof in respect of shares of Company Common Stock represented by its Certificate or Certificates, and physical delivery to its Representative present at the location of the Closing of a certificate or certificates evidencing the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.7, in such denomination and registered in such names as such holder may request.

          (c)   No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

          (d)   The Exchange Agent and Parent shall be entitled to deduct and withhold from any amounts otherwise payable in respect of Company Equity Awards pursuant to this Agreement such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or Parent, as the case may be, and paid to the applicable Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time or with respect to the exercise of Company Equity Awards that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, Certificates shall be cancelled and exchanged for the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one one-hundredth, of the closing sale prices of Parent Common Stock on the New York Stock Exchange (the "NYSE") (or such other primary stock exchange on which the Parent Common Stock is then listed) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest hundredth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Sections 1.5 and 1.7.

          (f)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the six month anniversary of the Effective Time may, at Parent's option, be paid to Parent. In such event, any former stockholders or any former holder of Company Equity Awards who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Per Share Merger Consideration, the Non-Accredited Investor Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement or with respect to the Equity Award Consideration, in each case, without any interest thereon. The Exchange Agent will notify Parent prior to the time that any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws and, at Parent's option, such portion shall be paid to Parent. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Equity Awards for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration or Option Consideration, as the case may be, deliverable in respect thereof pursuant to this Agreement.

          (h)   The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(f) and any losses resulting from such investments will be made up by Parent.

          (i)    All shares of Parent Common Stock received in the Merger will be subject to restrictions on transfer under the Securities Act and each certificate representing such shares shall include the legend contained in the Stockholders Agreement referencing such restrictions on transfer.

        2.4.    Indemnification Escrow.

          (a)    Indemnification Escrow.    Notwithstanding anything to the contrary in the foregoing provisions of this Agreement, on the Closing Date, $35,000,000 of the Cash Consideration (the "Indemnification Escrow Amount") otherwise payable to the holders of shares of Company Common Stock (other than Dissenting Shares), Company Options, Company SARs and Company RSUs (the "Escrow Participating Holders") will be deducted from the Cash Consideration to be paid to the Escrow Participating Holders (pro rata in accordance with the Escrow Participating Holders' relative Escrow Percentages) and shall be paid by Parent to an escrow agent to be mutually agreed among the Holder Representative and Parent (the "Escrow Agent") to be held in escrow to serve as the sole source of payment of claims for indemnification pursuant to Section 8.5(d). The Indemnification Escrow Amount shall be held and invested by the Escrow Agent in an account (the "Escrow Account") in accordance with the terms of an escrow agreement to be mutually agreed upon by the Holder Representative and Parent (the "Escrow Agreement"). The Indemnification Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement, which shall specify that (i) the funds remaining therein (if any) shall be released to the Escrow Participating Holders on the first anniversary of the Closing Date (the "Survival Termination Date"), except as provided in Section 8.7, and (ii) no funds shall be released from the Escrow Account unless such release of funds is authorized by joint written instructions to the Escrow Agent signed by Parent and the Holder Representative or either Parent or the Holder Representative delivers to the Escrow Agent and the other parties to the Escrow Agreement a final, non-appealable order of a court of competent jurisdiction determining that either Parent or the Holder Representative is entitled to release of such funds under this Agreement and the Escrow Agreement. Each of Parent and the Holder Representative agrees to execute and deliver to the Escrow Agent joint written instructions providing for release of all or a portion of the Escrow Amount, and any interest earned thereon, promptly upon any person becoming entitled to release of such funds under this Agreement and the Escrow Agreement. The "Escrow Percentage" of each Escrow Participating Holder means a fraction, expressed as a percentage, (x) the numerator of which is the sum of the shares of Company Common Stock, Company Options, Company SARs and Company RSUs held by such Escrow Participating Holder immediately prior to the Effective Time, and (y) the denominator of which is the Aggregate Fully-Diluted Company Common Shares minus the Dissenting Shares.

          (b)   The Escrow Agent and Parent shall be entitled to deduct and withhold from any amounts otherwise payable to holders of Company Equity Awards pursuant to this Agreement such amounts as the Escrow Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or Parent, as the case may be, and paid to the relevant Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

        2.5.    [Reserved].

        2.6.    Fees and Expenses.

          (a)   All fees and expenses incurred in connection with the Mergers (including brokerage or similar fees and legal and accounting fees and disbursements), this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except for Company Expenses and Parent Expenses. For purposes of this Agreement, "Company Expenses" shall be (i) the Interim Period Interest, (ii) transfer Taxes in excess of $100,000 in the aggregate and (iii) any out-of-pocket fees and expenses incurred in connection with the Mergers (including brokerage or similar fees and legal and accounting fees and disbursements), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement that are incurred by the Company prior to the Closing, whether payable before or after the Closing, other than (A) the Transaction Bonus Pool and (B) all costs and expenses related to the Financing, including costs and expenses associated with or relating to compliance by the Company with Sections 6.5 and 6.6. The aggregate dollar amount of Company Expenses shall be deducted from the Stock Consideration Amount as set forth in Section 1.7. On or prior to the fifth business day before the Closing Date, the Company will provide to Parent a true and correct itemized list of the Company Expenses, which list shall include a description of each expense and the dollar amount of each such expense. For purposes of this Agreement "Parent Expenses" shall mean (i) up to $100,000 in the aggregate for transfer Taxes and (ii) if the Closing occurs, the Transaction Bonus Pool. Parent shall pay all Parent Expenses. "Interim Period Interest" means, to the extent the 2011 Notes remain outstanding following the Closing Date, the amount of interest that will accrue on the 2011 Notes between the Closing Date and the thirtieth (30th) day following the Closing Date.

          (b)   On or prior to the fifth business day before the Closing Date, the Holder Representative will provide to Parent a reasonable good faith estimate (which estimate shall include such reserves as the Holder Representative determines in good faith to be Holder Allocable Expenses that are not then known or determinable) of the fees and expenses that have been or may be incurred by the Holder Representative on behalf of the Company and the holders of Company Common Stock, Company Options, Company SARs and Company RSUs (each a "Holder" and collectively, the "Holders") in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby other than the Company Expenses (the "Holder Allocable Expenses"). On the Closing Date, Parent shall pay to the Holder Representative cash in the amount of such estimated Holder Allocable Expenses and the Holder Representative shall use such cash to pay the Holder Allocable Expenses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as disclosed in any of the Company SEC Reports filed with the Securities and Exchange Commission (the "SEC") on or after December 31, 2008 but prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such Company SEC Reports to the extent they are cautionary, predictive or forward-looking in nature); (ii) as disclosed in the draft Annual Report on Form 10-K for the Company for the fiscal year ended December 31, 2009 provided to Parent prior to the date hereof (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such Company SEC Report to the extent they are cautionary, predictive or forward-looking in nature); or (iii) as disclosed in the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent prior to the execution of this Agreement (provided, however, that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement), the Company hereby represents and warrants to Parent as follows:

        3.1.    Corporate Organization.

          (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company.

          (b)   True, complete and correct copies of the Certificate of Incorporation of the Company (the "Company Certificate") and the Bylaws of the Company (the "Company Bylaws") as in effect as of the date of this Agreement, have previously been made available to Parent.

          (c)   Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except in the case of clauses (ii) and (iii), where the failure to have such power or authority, or to be so licensed or qualified, would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company. The copies of the certificates of incorporation, by-laws and similar governing documents of each Subsidiary of the Company previously made available to Parent are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word "Subsidiary," when used with respect to either party, means any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles ("GAAP").

          (d)   The Company previously made available to Parent true, complete and correct copies of the minutes adopted with respect to all meetings held, or other resolutions adopted, since January 1, 2007 by its stockholders and Board of Directors (including committees of its Board of Directors).

        3.2.    Capitalization.

          (a)   The authorized capital stock of the Company consists of 50,000,000 shares of the Company Common Stock, par value $0.01 per share, of which, as of the date hereof, 24,818,900 shares were issued and outstanding. As of the date hereof, no shares of the Company Common Stock were held in Parent's treasury. As of the date hereof, there were outstanding (A) 514,700 Company Options, which if exercised in full would result in the issuance of 514,700 shares of the Company Common Stock, and 976,840 Company SARs under the Company Stock Plans, which will be fully satisfied pursuant to the terms of this Agreement and the transactions contemplated hereby, (B) 617,105 Company RSUs outstanding under the Company Stock Plans, which if settled in full would result in the issuance of 617,105 shares of the Company Common Stock and (C) 1,954,000 additional shares of Common Stock authorized for issuance under the Company Stock Plans. Except as set forth in this Section 3.2(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Voting Debt or other equity securities of the Company. All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of the record holders of the Company Common Stock and each record holder of Company Options, Company SARs and Company RSUs and the number of shares of Company Common Stock held by each such holder and the number of shares of Company Common Stock subject to each of such Company Options, Company SARs and Company RSUs and the exercise prices, as applicable, thereof. Subject to approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock, each holder of outstanding shares of Company Common Stock has agreed to refrain from exercising appraisal rights under Section 262 of the DGCL and has agreed that it shall consent to and raise no objection to the Merger and the other transactions contemplated by this Agreement, and that it shall take all actions that the Board of Directors of the Company and the holders of a majority of the outstanding shares of Common Stock reasonably deem necessary or desirable in connection with the consummation of the Merger. No shares of Company Stock are held by any Subsidiary of the Company.

          (b)   There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (the "Company Debt") having the express right to vote on the election or directors of the Company or otherwise vote with or as part of a class with any shares of capital stock of the Company ("Voting Debt") issued or outstanding. There are no contractual obligations of the Company or any of its Subsidiaries, (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the capital stock of the Company or other securities under the Securities Act of 1933, as amended (the "Securities Act"). Set forth in Section 3.2(b) of the Company Disclosure Schedule is a complete and correct list, as of the date hereof, of (x) all Company Debt and (y) each Subsidiary (direct or indirect) of the Company and any joint ventures, formal partnerships or similar arrangements ("Company Joint Ventures") in which the Company or any of its Subsidiaries has a limited liability company, partnership or other equity interest (and the amount and percentage of any such interest). No entity in which the Company or any of its Subsidiaries owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of the Company and its Subsidiaries taken as a whole.

          (c)   (i) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances ("Liens"), other than Permitted Encumbrances or any Liens that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company and (ii) all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3.    Authority; No Violation.

          (a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement and the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has determined unanimously that this Agreement is advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company's stockholders for approval and adoption and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (which action may be taken by the written consent of such holders pursuant to Section 228 of the DGCL), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Bankruptcy and Equity Exception")).

          (b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Permit, Contract, by-law or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, other than, in the case of clause (ii), any such violation, conflict, breach or loss, default, termination, right, acceleration or Lien that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company (disregarding for this purpose clause (D) of the proviso to the definition of such term).

        3.4.    Governmental Consents and Approvals.     Except for (a) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Parent's stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the "Proxy Statement"), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLC, (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable industry SRO and the rules and regulations of the NYSE, (d) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or early termination of the HSR Act waiting period applicable to the Merger, and (e) approval of listing of such Parent Common Stock on the NYSE (in each case of (a) through (e) above, that is set forth on

Section 3.4 of the Company Disclosure Schedule) or (f) as set forth on Section 7.2(f) of the Parent Disclosure Schedule, and assuming the truth and completeness of the representations and warranties of Parent contained in Section 4.4 of this Agreement, no material consents or approvals of or filings or registrations with any foreign, federal or state government or regulatory or enforcement authority of any such government or any court, governmental or administrative agency or commission or any other authority or instrumentality of such government (each a "Governmental Entity") are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, and no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by the Company of this Agreement. As used in this Agreement, "SRO" means (i) any "self regulatory organization" as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

        3.5.    Reports; Regulatory Matters.

          (a)   The Company has furnished or filed with the SEC each final registration statement, prospectus, report, schedule and definitive proxy statement required to be filed with or furnished to the SEC by the Company or any of its Subsidiaries, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") from and after January 1, 2007 (the "Company SEC Reports") and prior to the date of this Agreement. No such Company SEC Report, at the time so filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. There are no outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). Except as set forth in the Company SEC Reports, no event has occurred since December 31, 2006 that was required to be reported by the Company or any of its Subsidiaries pursuant to Item 404(a) of Regulation S-K promulgated by the SEC and that has not been reported in a Company SEC Report.

          (b)   Since January 1, 2007, neither the Company nor any of its Subsidiaries has had any debt or equity securities listed with any SRO or has been subject to the requirements of any SRO (other than any requirements arising out of routine SRO inquiries directed to the Company or its Subsidiaries relating to the securities of other companies unaffiliated with the Company or its Subsidiaries).

        3.6.    Financial Statements.

          (a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including (x) the Company's draft Annual Report on Form 10-K for the fiscal year ended December 31, 2009 in the form presented to Parent prior to the date hereof and (y) the related notes and schedules, where applicable) (i) have been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited statements for the absence of footnotes and other presentations items), except, in each case, as indicated in such statements or in the notes thereto and in the case of unaudited statements, as permitted by Form 10-Q. Since January 1, 2007, the books and records of the Company and its Subsidiaries have been, and are being, maintained in a manner necessary to permit preparation of the Company's financial statements in all material respects in accordance with GAAP and in accordance, in all materials respects, with any other applicable legal requirements. As of the date of this Agreement, Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither the Company nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) of the type required to be recorded on a balance sheet prepared in accordance with GAAP, or would be disclosed in the related notes, except for (i) those liabilities and obligations that are reflected or reserved against on the consolidated balance sheet of the Company included in its draft Annual Report on Form 10-K for the fiscal year ended December 31, 2009 in the form provided to Parent prior to the date hereof (including any notes thereto); (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2009 or as a result of this Agreement and the transactions contemplated hereby; or (iii) liabilities and obligations disclosed in the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is a party to any "off-balance sheet arrangements" as defined in Item 303(a)(4) of Regulation S-K.

          (c)   The Company (x) maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) sufficient to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (y) since December 31, 2007, has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. These disclosures were made in writing by management to the Company's auditors and audit committee, a copy of which has previously been made available to Parent. As of the date hereof, there is no reason to believe that the Company's outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, with respect to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

          (d)   Since December 31, 2009, to the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Directors of the Company, any committee thereof or to any officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees.

        3.7.    Absence of Certain Changes or Events.

          (a)   Since December 31, 2009, through and including the date of this Agreement, no event or events have occurred that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, any change, effect, event, occurrence, circumstance, state of fact or development that is a material adverse effect on the financial condition, business or results of operations of such party and its Subsidiaries, taken as a whole (provided, however, that a "Material Adverse Effect" shall not be deemed to include any change, effect, event, occurrence, circumstance, state of fact or development to the extent resulting from, or any change, effect, event, occurrence, circumstance, state of fact or development arising out of, (A) any change after the date hereof in law, rules, regulations or accounting standards or authoritative interpretations thereof; (B) any change arising after December 31, 2009 in general U.S. or global economic conditions, or changes therein, including interest rates or currency exchange rates; (C) general political conditions or changes therein, acts of war, sabotage or terrorism or natural disasters occurring after December 31, 2009 and not specifically related to such Person or its Subsidiaries (including the commencement, continuation or escalation of armed hostilities or other material national or international calamity); (D) the announcement of the transactions contemplated by this Agreement or the performance of this Agreement, including the consummation of the transactions contemplated hereby; (E) any change affecting the aerospace and defense industries generally; (F) any action or omission required pursuant to the terms of this Agreement or effected or taken pursuant to the express written consent of Parent, in the case of the Company, or the Company, in the case of Parent; or (G) any action taken by Parent or any of its affiliates, in the case of the Company, or the Company or any of its affiliates, in the case of Parent, in each case of (A), (B), (C) and (E), except to the extent that the effects of such changes are disproportionately adverse to such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate).

          (b)   Since December 31, 2009, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

          (c)   Since December 31, 2009, through and including the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Parent pursuant to Section 5.2(a), 5.2(i), 5.2(k) or 5.2(x) (to the extent applicable to Section 5.2(a) or Section 5.2(i)) of this Agreement.

        3.8.    Legal Proceedings.

          (a)   There are no material pending actions, suits or proceedings (or, to the Company's knowledge, threatened) against the Company or any of its Subsidiaries, or any of their respective properties, at law or in equity or before any Governmental Entity or arbitration panel.

          (b)   Neither the Company nor any of its Subsidiaries nor any of their respective assets is subject to any material outstanding order, writ, judgment, settlement agreement, injunction or decree, in each case, entered, issued or made by or with any Governmental Entity.

        3.9.    Taxes and Tax Returns.

          (a)   Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns (as hereinafter defined) required to be filed, and all such filed Tax Returns are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has timely paid, or has had paid on its behalf, all material Taxes required to be paid by it. The Company has made adequate provision, in accordance with GAAP, in the consolidated financial statements included in the Company SEC Reports filed prior to the date of this Agreement for the payment of all material Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby. No deficiency with respect to material Taxes has been asserted or assessed in writing against the Company or any of its Subsidiaries that has not been fully paid or adequately reserved (in accordance with GAAP) in the Company SEC Reports filed prior to the date of this Agreement. No material audits or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received. The Company and each of its Subsidiaries has withheld from all payments to employees, independent contractors, creditors, shareholders and any other persons (and timely paid to the appropriate Governmental Entity) all material amounts required to be withheld with respect to such payments in compliance with all applicable laws. There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable.

          (b)   Neither the Company nor any of its Subsidiaries: (i) joins or has joined in the filing of any affiliated, consolidated, combined or unitary federal, state, local or foreign income Tax Return other than the federal income Tax Return for the consolidated group of which the Company is the common parent, (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, (iii) is a party to or bound by any Tax sharing agreement or Tax indemnity agreement, arrangement or practice (other than (x) any customary tax indemnity, tax sharing or tax allocation provision in agreements with customers, vendors, lessors or the like entered into in the ordinary course of business, (y) any customary tax indemnity, tax sharing or tax allocation provision in a customary credit agreement and (z) any customary agreement addressing property taxes payable for properties leased to the Company or any of its Subsidiaries), (iv) has participated in a "listed transaction" (as defined in Treasury Regulation Section 1.6011-4) or (v) has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the three years prior to the date of this Agreement.

          (c)   No closing agreements, private letter rulings, technical advice memoranda or similar agreements, rulings or memoranda have been entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement, ruling or memorandum has been applied for or is currently pending.

          (d)   As of the Closing Date, the Company and its Subsidiaries have net operating loss carryforwards for U.S. federal income tax purposes totaling not less than $95.5 million (the "NOL Carryforwards"). Except as may result from the Mergers, none of the NOL Carryforwards is currently subject to limitation under Section 382 of the Code or Treasury Regulations Section 1.1502-15 or -21 or otherwise.

          (e)   Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          (f)    As used in this Agreement, the following terms shall have the following meanings:

              (i)  "Tax" or "Taxes" means (x) all federal, state, local and foreign income, franchise, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, use, transfer, payroll, employment, unemployment, severance, withholding, duties, intangibles, backup withholding, value added and other taxes, fees, charges, levies or other assessments, together with all interest, penalties and additions to tax thereon and (y) any liability for Taxes described in clause (x) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

             (ii)  "Tax Return" means any report, declaration, return or other information (including any amendments thereto) supplied or required to be supplied to a Governmental Entity with respect to Taxes.

            (iii)  "Excluded Taxes" means (x) any Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period other than any Current Tax Period and (y) any Taxes of any other Person for which the Company or any of its Subsidiaries may be liable for a Pre-Closing Tax Period under Treasury Regulation Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

            (iv)  "Pre-Closing Tax Period" means any taxable period that ends on or before the Closing Date. For the avoidance of doubt, no portion of any taxable period that begins on or before and ends after the Closing Date shall be treated as a Pre-Closing Tax Period.

             (v)  "Current Tax Period" means any taxable period or portion thereof that ends on the Closing Date.

        3.10.    Employee Benefit Plans.

          (a)   Section 3.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material retention, bonus, employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary of the Company is a party, with respect to which the Company or any Subsidiary of the Company has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary of the Company for the benefit of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary of the Company (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 3.10(a) of the Company Disclosure Schedule, collectively, the "Company Benefit Plans").

          (b)   As of the date of this Agreement, the Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan (or, with respect to any such plan that does not have a written plan document, a summary of the material terms thereof), (ii) the annual report (Form 5500), if any, filed with the Internal Revenue Service ("IRS") for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan set forth on Section 3.10(a) of the Company Disclosure Schedule and all material modifications thereto, (vi) copies of any material written correspondence with the Department of Labor or the IRS relating to any Company Benefit Plan since January 1, 2007, and (vii) all material amendments, modifications or supplements to any Company Benefit Plan, and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any Company Benefit Plans that have been adopted or approved nor has the Company or any of its Subsidiaries agreed to make any such amendments or to adopt or approve any new Company Benefit Plans.

          (c)   Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (d)   Section 3.10(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in a loss of the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

          (e)   With respect to each Company Benefit Plan, other than a Multiemployer Plan (as defined below) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code ("Company Title IV Plans"), as of the date of this Agreement: (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred since January 1, 2007 and the consummation of the transactions contemplated by this Agreement would not reasonably be expected to result in the occurrence of any such reportable event; (ii) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full; (iii) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries as a result of any violation of ERISA; and (iv) to the Company's knowledge, the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and no condition exists which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.

          (f)    Except as set forth in Section 3.10(f) of the Company Disclosure Schedule: (i) no Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); (ii) none of the Company and its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          (g)   Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar law. All plans or arrangements providing for retiree health or life insurance coverage provide for the right of the Company and the applicable Subsidiary to amend, terminate or modify such plan or arrangement at any time.

          (h)   All contributions required to be made to any Company Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, in all material respects, to the extent required by GAAP.

          (i)    Neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with a subsequent termination of employment) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any Subsidiary of the Company, or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

          (j)    Except as would not reasonably be expected to give rise to a material liability to the Company or any Subsidiary of the Company, there does not now exist, nor do any circumstances exist that could reasonably be expected to result in Controlled Group Liability (as hereinafter defined) that would be a liability of Parent, the Company or any of their respective Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. "Controlled Group Liability" means any and all liabilities of the Company arising as a result of the Company having an ERISA Affiliate that is not, or was not at the relevant time, one of the Company's Subsidiaries (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Section 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans that are "employee benefit plans" within the meaning of Section 3(3) of ERISA. "ERISA Affiliate" means a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, any predecessor to the Company or any of the Company's past or present Subsidiaries.

          (k)   None of the Company and its Subsidiaries nor to the Company's knowledge any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (l)    There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

          (m)  Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          (n)   All Company Options and Company SARs have been granted in material compliance with the terms of the applicable Company Benefit Plan and with applicable law, as in effect at the applicable time and, to the Company's knowledge, the Company has not issued any Company Options, Company SARs or any other similar equity awards pertaining to shares of Company Common Stock under any Company Benefit Plan or otherwise with an exercise price that is less than the "fair market value" of the underlying shares on the date of grant.

          (o)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States for the benefit of employees of the Company or any of its Subsidiaries residing outside of the United States (each, a "Company Foreign Plan"): (i) have been maintained in compliance with the applicable provisions of laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Company Foreign Plan, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        3.11.    Labor Matters.

          (a)   As of the date of this Agreement, except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no agreements with, or, to the knowledge of the Company, pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries and, to the Company's knowledge, as of the date of this Agreement, there are no material representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. To the knowledge of the Company, no such petitions have been pending at any time since January 1, 2007 through and including the date of this Agreement, and, to the knowledge of the Company, except as set forth in Section 3.11 of the Company Disclosure Schedule, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries as their exclusive bargaining agent at any time since January 1, 2007. To the knowledge of the Company, except as set forth in Section 3.11 of the Company Disclosure Schedule, (i) there are no labor strikes, work stoppages, slowdowns, lockouts or other material labor disputes, other than routine grievance matters, now ongoing or threatened against or involving the Company or any of its Subsidiaries and (ii) there have not been any such labor strikes, work stoppages or other material labor disputes with respect to the Company or any of its Subsidiaries at any time since January 1, 2007.

          (b)   Neither the Company nor any of its Subsidiaries is currently or at any time since January 1, 2007 has been a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, each of the Company and its Subsidiaries are in compliance with all applicable state, federal and local laws and regulations relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices in violation of any law.

        3.12.    Compliance with Applicable Law.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as currently conducted (each a "Permit") and, since January 1, 2007, have complied in all respects with and are not in default in any respect under any law, rule or regulation applicable to the Company or any of its Subsidiaries, (ii) all such Permits are valid and in full force and effect and (iii) since January 1, 2007, neither the Company nor any of its Subsidiaries have received written notice that the Governmental Entity or other Person issuing or authorizing any such Permit intends to terminate or refuse to renew or reissue any such Permit. This Section 3.12(a) shall not apply to employment, labor, intellectual property or environmental matters, which are covered by Sections 3.10, 3.11, 3.16 and 3.17, respectively.

          (b)   (i) The Company and each of its Subsidiaries are in material compliance with all laws concerning the exportation of any products, technology, technical data and services ("Export Control Laws"), including those administered by the United States Department of Commerce, the United States Department of State and the United States Department of the Treasury; (ii) the Company and each of its Subsidiaries are in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control ("OFAC") within the United States Department of Treasury; and (iii) the Company and each of its Subsidiaries are in material compliance with the antiboycott regulations administered by the United States Department of Commerce, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

          (c)   Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any of their respective directors, officers, employees, or agents for or on behalf of the Company or its Subsidiaries (i) has made, authorized or offered or is making any illegal contributions, gifts, entertainment or payments of other expenses related to political activity, (ii) has made, authorized or offered or is making any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (v) has violated or is violating any provision of the Foreign Corrupt Practices Act or any other applicable laws or any conventions to which the Company and its Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, to public officials and private persons.

          (d)   Neither the Company nor any of its Subsidiaries is a "Specially Designated National" or other "Blocked Person" identified by the U.S. Government, nor a Person that is owned or controlled by or acts on behalf of a "Specially Designated National" or "Blocked Person." To the Company's knowledge, none of the Company's affiliates or brokers or any director, officer, employee, nor authorized agent of the Company or any of its Subsidiaries, acting or benefiting in any capacity in connection with this Agreement, and none of the funds or other assets to be transferred hereunder are the property of, or beneficially owned by, directly or indirectly, any "Specially Designated National" or "Blocked Person." None of the Company or any of its Subsidiaries has engaged in or facilitated any prohibited transactions with a "Specially Designated National" or other "Blocked Person" without proper prior authorization from the U.S. Government.

        3.13.    Certain Contracts.

          (a)   Section 3.13(a) of the Company Disclosure Schedule contains a complete and correct list of each of the following contracts, agreements, leases (including leases for real property) licenses or other legally binding obligations, whether written or oral (each a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, in each case, as of the date hereof:

              (i)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof;

             (ii)  except for purchase orders with customers entered into in the ordinary course of business and Contracts of the type described in other clauses of this Section 3.13(a), any Contract with a customer of the Company or any of its Subsidiaries with a term exceeding three years that is reasonably expected to provide for payments to the Company and its Subsidiaries from customers of the Company or its Subsidiaries in excess of $10,000,000 in 2010 or 2011;

            (iii)  except for purchase orders with suppliers entered into in the ordinary course of business and Contracts of the type described in other clauses of this Section 3.13(a) and except for any Contract that is a Company Benefit Plan, any Contract with a supplier of the Company or any of its Subsidiaries that is reasonably expected to provide for payments from the Company and its Subsidiaries to such supplier in excess of $20,000,000 in 2010 or 2011;

            (iv)  any lease or similar arrangement under which the Company is the lessee of, or holds or uses, any machinery, equipment or other tangible personal property owned by any third party for an annual rent in excess of $250,000;

             (v)  any Contract expressly prohibiting or restricting the ability of the Company or its Subsidiaries (or, following the Effective Time, Parent and its affiliates) to conduct its business, to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person;

            (vi)  any material Contract that expressly obligates the Company or any of its Subsidiaries (or following the Effective Time, Parent and its affiliates) to conduct business on an exclusive basis with any third party;

           (vii)  any Contract for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits, expenses or payments in connection with a project involving payment to or by the Company or any of its Subsidiaries of greater than $5,000,000 in any twelve (12)-month period;

          (viii)  any Contract that provides for the formation, creation, operation, management or control of any equity interest in any entity or enterprise other than the Company's Subsidiaries, that is material to the Company and its Subsidiaries;

            (ix)  any Contract relating to any Indebtedness of the Company or its Subsidiaries in an amount in excess of $750,000;

             (x)  any Contract under which any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of the Company or its Subsidiaries in excess of $250,000;

            (xi)  any Contract under which the Company or any of its Subsidiaries is obligated to pay any earn outs or other similar contingent purchase price obligations as of the date of this Agreement;

           (xii)  any Contract other than for sales of inventory, products, services or scrap (or related assets and rights transferred in connection with such sales), of the Company relating to the acquisition or disposition of any assets or business for a purchase price in excess of $2,000,000 (whether by merger, sale of stock, sale of assets or otherwise) with any outstanding obligations as of the date of this Agreement that are material to the Company or contain any right of first refusal, right of first offer or similar right;

          (xiii)  any Contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents of the Company or its Subsidiaries); and

          (xiv)  any material Contracts between the Company or any of its Subsidiaries, on the one hand, and any of the Company's stockholders or their affiliates (other than the Company and its Subsidiaries), on the other hand, other than Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any current or former employee of or consultant to the Company or any of its Subsidiaries, on the other hand, relating to the employment or consulting relationship between the Company or Subsidiary of the Company and such current or former employee or consultant.

  Each Contract of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as a "Company Contract."

          (b)   As of the date of this Agreement, each Company Contract is a valid and binding obligation of the Company or the Subsidiary that is party thereto and, to the Company's knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company's knowledge as of the date of this Agreement, the other parties thereto in accordance with its terms (in each case, subject to the Bankruptcy and Equity Exception). Neither the Company nor any of its Subsidiaries is, nor, to the Company's knowledge as of the date of this Agreement, is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Contract, except for breaches, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company (disregarding for this purpose clause (D) of the proviso to the definition of such term). There are no disputes pending or, to the Company's knowledge, threatened with respect to any Company Contract except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company (disregarding for this purpose clause (D) of the proviso to the definition of such term). The Company has made available to the

  Parent prior to the date of this Agreement a complete and correct copy of each Company Contract, including all material amendments, modifications and supplements thereto as in effect on the date of this Agreement.

          (c)   For purposes of this Agreement, "Indebtedness" means, with respect to any Person, without duplication, any of the following liabilities of such Person, whether secured (to the extent of recourse to such Person) or unsecured, contingent or otherwise: (i) all liabilities for borrowed money; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments, (iii) all liabilities under capital leases to the extent required to be capitalized under GAAP; (iv) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i), (ii) and (iii); (v) all reimbursement obligations under letters of credit to the extent such letters of credit have been drawn (including standby and commercial); and (vi) all liabilities for accrued but unpaid interest and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (v) above.

        3.14.    Government Contracts.

          (a)   There are no disputes pending or, to the Company's knowledge, threatened with respect to any Company Government Contract except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, with respect to each Company Government Contract, since January 1, 2007: (i) each of the Company and its Subsidiaries has complied with all laws pertaining to such Company Government Contract; (ii) each of the Company and its Subsidiaries has complied with all requirements of governmental statutes, rules, regulations or, orders pertaining to such Company Government Contract; (iii) each representation and certification directly or indirectly made to any Governmental Entity in a formal certification executed by the Company or its Subsidiaries pertaining to such Company Government Contract was true and correct in all material respects as of its effective date, and the Company and each of its Subsidiaries has complied with each such representation and certification; and (iv) neither the Company nor any of its Subsidiaries has submitted any non-current, inaccurate or incomplete cost or pricing data to any Governmental Entity or higher tier prime contractor in connection with such Company Government Contract. With respect to each Company Government Contract, (x) no suspension, stop work order, cure notice or show cause notice in effect with respect to any such Company Government Contract has been issued and remains unresolved nor, to the Company's knowledge, has any Governmental Entity threatened to issue one and (y) neither the Company nor its Subsidiaries has received any written notice of the intention of any other party to a Company Government Contract to terminate for default, convenience or otherwise any Company Government Contract nor, to the Company's knowledge, is any such party threatening to do so and (z) to the knowledge of the Company, neither the Company nor its Subsidiaries is aware of any organizational conflicts of interest that might arise as a result of the Merger or the other transactions contemplated by this Agreement.

          (c)   With respect to the Company Government Contracts (i) to the knowledge of the Company, there is no pending administrative, civil fraud or criminal investigation or indictment of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries by any Governmental Entity with respect to any alleged or potential violation of law regarding any Company Government Contract; (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers or employees is suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for U.S. Government contracting and there is no pending suspension, debarment or equivalent proceeding against the Company or any of its Subsidiaries or, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries; and (iii) there is no (A) outstanding written request by the U.S. Government for a material contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency or claim of defective pricing; or (B) unresolved material claim or equitable adjustment by the Company or any of its Subsidiaries against the U.S. Government. Since January 1, 2007, neither the Company nor any of its Subsidiaries, nor any of the Company's or its Subsidiaries' directors, officers or employees has hired any law firm or outside counsel to conduct any internal investigation, or made a voluntary disclosure to the U.S. Government, with respect to any alleged misstatement or omission arising under or relating to any Company Government Contract or Company Bid.

          (d)   The Company and its Subsidiaries and their respective employees possess all government security clearances necessary to perform the Company Government Contracts, and all such security clearances are valid and in force and effect.

          (e)   For the purposes of this Agreement, "Company Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or any other similar arrangement or commitment of any kind between the Company or any of its Subsidiaries and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government in its capacity as a prime contractor or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above. For the purposes of this Agreement, "Company Bid" means any quotation, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would result in a Company Government Contract (other than a Company Bid).

        3.15.    Product Warranty.     There are no written product warranty claims currently pending, or to the knowledge of the Company, threatened in writing, against any of the Company or its Subsidiaries in each case that would reasonably be expected to give rise to a liability of more than $250,000 in excess of the warranty reserve set forth on the Company's consolidated balance sheet as of December 31, 2009. Since January 1, 2009 through the date of this Agreement, neither the Company nor its Subsidiaries have given written notice to any customer of any material defect or deficiency with respect to any of the products manufactured, sold, leased and delivered by the Company and its Subsidiaries.

        3.16.    Product Liability.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2007, no person has made any third-party written claim against any of the Company or its Subsidiaries arising out of any personal injury and/or death resulting from the products manufactured, marketed, sold or otherwise provided by, or on behalf of, any of the Company or its Subsidiaries.

        3.17.    Customers and Suppliers.     Section 3.17 of the Company Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the Significant Customers and Significant Suppliers as of the date hereof. For the purposes of this Agreement, "Company Significant Customer" shall mean each of the customers of the Company that accounts for 10% or more of the Company's revenues for each of the two most recent fiscal years and "Company Significant Supplier" shall mean each of the suppliers of the Company and its Subsidiaries that account for 10% or more of the Company's and its Subsidiaries' (taken together) purchases of parts, components and assemblies, subassemblies and raw materials for each of the two most recent fiscal years.

        3.18.    Property.

          (a)   Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company, the Company or one of its Subsidiaries (i) has good and marketable title to all real property and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Company Owned Properties"), free and clear of all Liens, except Permitted Encumbrances and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Company Leased Properties" and, collectively with the Owned Properties that are real property, and including all appurtenances thereto and fixtures thereon, the "Company Real Property"), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor. Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Company Real Property. The Company Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Company Real Property, taken as a whole, are in reasonable operating condition. As of the date of this Agreement, there are no pending or, to the Company's knowledge, threatened condemnation proceedings against the Company Real Property. The Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances. The material tangible personal property owned or leased by the Company or its Subsidiaries, taken as a whole, is in reasonable operating condition, ordinary wear and tear excepted.

          (b)   For purposes of this Agreement, "Permitted Encumbrances" means, with respect to the Company or Parent, as the case may be (i) statutory Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) easements, rights of way and other similar encumbrances that (A) do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (B) are matters of record, or (C) would be disclosed by a current, accurate survey or physical inspection of Company Owned Properties that are real property, in the case of the Company, or Parent Owned Properties that are real property, in the case of Parent, (iii) Liens constituting a lease agreement that gives any third party any right to occupy any Company Owned Property that is real property, in the case of the Company, or any Parent Owned Property that is real property, in the case of Parent, (iv) such imperfections or irregularities of title or Liens as do not materially affect the use or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (v) Liens securing payment, or any other obligations, of the Company or any of its Subsidiaries, in the case of the Company, or Parent or any of its Subsidiaries, in the case of Parent, with respect to Indebtedness, (vi) mechanics, materialmen's and similar Liens imposed by law with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, and (vii) other Liens arising in the ordinary course of business that (A) do not materially interfere with the present uses of any Company Owned Properties, in the case of the Company, or Parent Owned Properties, in the case of Parent, and (B) are not incurred in connection with the borrowing of money.

        3.19.    Intellectual Property.

          (a)   To the Company's knowledge, the Company and its Subsidiaries own, or are licensed or otherwise possess valid rights in and to use, all material trademarks, trade names, service marks, service names, logos, assumed names, copyrights, patents, trade secrets, confidential information or applications and registrations of any of the foregoing used in their respective businesses as currently conducted by the Company and its Subsidiaries (collectively, the "Company Intellectual

  Property"). Section 3.19(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of (i) all material Contracts, other than licenses of commercially available off-the-shelf software, confidentiality agreements, and employee confidentiality and invention assignment agreements, pursuant to which the Company or its Subsidiaries obtains or grants the right to use any Company Intellectual Property and (ii) all patent and patent applications, registered trademark and trademark applications, internet domain names and copyright registrations and copyright applications that are material to the conduct of the business of the Company and its Subsidiaries and are owned by the Company or its Subsidiaries. Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company, to the Company's knowledge, the Company and each of its Subsidiaries are in compliance with patent and trademark marking requirements with respect to any Company Intellectual Property that is issued, granted or registered by or with a Governmental Entity.

          (b)   Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company, to the Company's knowledge, (i) there are no pending or threatened claims, suits or arbitrations by any third party alleging or involving infringement or misappropriation by the Company or any of its Subsidiaries or any licensee of Company Intellectual Property with respect to their use of the Company Intellectual Property; (ii) the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any third party; (iii) none of the Company Intellectual Property or the Company's ownership interest therein is the subject of any challenge and neither the Company nor its Subsidiaries has received any written notice to such effect; (iv) the Company's existing patents and patent applications are valid and enforceable; (v) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property that is owned by the Company or its Subsidiaries; (vi) no third person is infringing any Company Intellectual Property; and (vii) it is the general practice of the Company and each of its Subsidiaries to require each employee of the Company or any of its Subsidiaries whose duties include engineering or who design and develop the Company's products to execute a confidentiality and patent rights assignment agreement, substantially in the form made available to Parent prior to the date hereof, which agreement conveys to the Company or its Subsidiaries the right, title and interest in all intellectual property developed by such employee.

        3.20.    Environmental Laws and Regulations.     Except as set forth in Section 3.20 (b) of the Company Disclosure Schedule:

          (a)   The operations of the Company and its Subsidiaries comply with all applicable Environmental Laws, except with respect to any non-compliance that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company. The Company and its Subsidiaries have obtained all material Environmental Permits necessary for the operation of their respective businesses, and all such Environmental Permits are in good standing. Neither the Company nor any of its Subsidiaries is subject to any ongoing investigation by, proceeding with, written order from or written claim by any person against the Company regarding any alleged violation of or liability arising under any Environmental Law, except for such investigations, proceedings, orders or written claims that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any ongoing obligations pursuant to an outstanding order, judgment, decree or settlement with respect to any alleged violation of or liability under any Environmental Law, except for any such outstanding order, judgment, decree or settlement that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company.

          (b)   (i) To the knowledge of the Company, there have been no Releases by the Company or any of its Subsidiaries of any Hazardous Substances into, on or under or from any Company Real Property, and (ii) the Company has not been notified in writing of any Releases by or arranged for by the Company or any of its Subsidiaries of any Hazardous Substances into, on, under or from any other properties, including landfills in which Hazardous Substances have been Released or properties on or under or from which the Company or any of its Subsidiaries has performed services, except, in the case of either (i) or (ii), for any such Releases that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company. To the knowledge of the Company, no Company Real Property has been used at any time as a landfill. To the knowledge of the Company, there is not now any underground or above ground storage tanks, or surface impoundment on or in any Company Real Property except instances in which the existence of such underground or above ground storage tank, or surface impoundment that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice or, to the Company's knowledge, is subject to any proceeding under any Environmental Law with respect to any facility to which it has sent any Hazardous Substance for re-use, recycling, reclamation, treatment, storage or disposal, except for such notices or proceedings that would not result in a material obligation or liability of the Company. The Company has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment at any Company Real Property, except for the filing of notices relating to matters that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company.

          (c)   To the Company's knowledge, no Company Real Property or any facilities owned, leased or operated by the Company contains any friable asbestos-containing material except for quantities of friable asbestos material that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company. No claims have been made, and no suits or proceedings are pending or, to the Company's knowledge, threatened by any employee against the Company or any of its Subsidiaries that are premised on exposure to asbestos or asbestos-containing material that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company.

          (d)   The Company is not party to a contract to which it is obligated to indemnify any other Person with respect to any material pending legal actions or claims against such other Person asserting liabilities arising under Environmental Law.

          (e)   The Company has previously made available to Parent true, correct and complete copies of all environmental reports prepared by The Payne Firm with respect to the Company Real Property.

          (f)    This Section 3.20 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

          (g)   For purposes of this Agreement:

            "Environmental Law" means any law, statute, ordinance, regulation, license, permit, authorization, approval, consent, order, judgment, decree, requirement or agreement of or with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

            "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

            "Hazardous Substance" means any substance presently or as of the Closing Date listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or dangerous under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and including, without limitation, any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

            "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into the environment.

        3.21.    Insurance.     Subject to any settlements and commutations, as of the date of this Agreement, all material insurance policies held by, or for the benefit of the Company and its Subsidiaries are in full force and effect, are valid and enforceable and all premiums due thereunder have been paid. Since January 1, 2010 through and including the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such insurance policies, and no claim has been reported to the insurance provider that is pending as of the date of this Agreement under any such insurance policy, which claim involves an amount in excess of $250,000 individually, or $1,000,000 in the aggregate.

        3.22.    State Takeover Laws.     The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on "business combinations" set forth in Section 203 of the DGCL or any other applicable "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law under any foreign, state or local law.

        3.23.    Company Information.     The information relating to the Company and its Subsidiaries that is provided in writing by the Company or its representatives specifically for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        3.24.    Broker's and Other Fees.     There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its affiliates who would be entitled to any fee or commission from any Person (other than the Holders or the Company) in connection with the Merger or any of the other transactions contemplated by this Agreement and there are no such fees or commissions paid or payable by the Company other than in the amounts set forth on the list of Company Expenses provided by the Company to Parent pursuant to Section 2.6. As of the Closing Date, there will be no Company Expenses other than those set forth on the list of Company Expenses provided by the Company to Parent pursuant to Section 2.6.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

        Except (i) as disclosed in any of the Parent SEC Reports filed with the SEC on or after March 31, 2009 but prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such Parent SEC Reports to the extent they are cautionary, predictive or forward-looking in nature); or (ii) as disclosed in the disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company prior to the execution of this Agreement (provided, however, that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement), Parent hereby represents and warrants to the Company as follows:

        4.1.    Corporate Organization.

          (a)   Each of Parent and Merger Sub is a corporation incorporated or organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Parent.

          (b)   True, complete and correct copies of the Amended and Restated Certificate of Incorporation of Parent (the "Parent Certificate"), and Bylaws of Parent (the "Parent Bylaws"), as in effect as of the date of this Agreement, have previously been made available to the Company.

          (c)   Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except in the case of clauses (ii) and (iii), where the failure to have such power or authority, or to be so licensed or qualified, would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Parent. The copies of the certificates of incorporation, by-laws and similar governing documents of each Subsidiary of Parent previously made available to the Company are true, complete and correct copies of such documents as of the date of this Agreement.

        4.2.    Capitalization.

          (a)   The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock of which, as of March 22, 2010 (the "Parent Capitalization Date"), 16,817,931 shares were issued and 16,670,983 shares were outstanding, and 250,000 shares of preferred stock, par value $.01 per share, (the "Parent Preferred Stock"), of which, as of the Parent Capitalization Date, no shares were issued and outstanding. As of the Parent Capitalization Date, 146,948 shares of Parent Common Stock were held in Parent's treasury. As of the Parent Capitalization Date, there were 1,775,665 shares of Parent Common Stock authorized to be issued pursuant to Parent's equity compensation plans (the "Parent Stock Plans"), of which 447,704 shares of Parent Common Stock are subject to outstanding awards thereunder. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the Parent Capitalization Date, except pursuant to this Agreement and the Parent Stock Plans, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Parent Voting Debt or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective

  Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b)   There are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries (the "Parent Debt") having the express right to vote on the election or directors of Parent or otherwise vote with or as part of a class with any shares of capital stock of Parent ("Parent Voting Debt") issued or outstanding. There are no contractual obligations of Parent or any of its Subsidiaries, (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of the capital stock of Parent or other securities under the Securities Act. Set forth in Section 4.2(b) of the Parent Disclosure Schedule is a complete and correct list, as of the date hereof, of (x) all Parent Debt and (y) each Subsidiary (direct or indirect) of Parent and any joint ventures, formal partnerships or similar arrangements ("Parent Joint Ventures") in which Parent or any of its Subsidiaries has a limited liability company, partnership or other equity interest (and the amount and percentage of any such interest). No entity in which Parent or any of its Subsidiaries owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of Parent and its Subsidiaries taken as a whole.

          (c)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent or a wholly owned Subsidiary of Parent, directly or indirectly, free and clear of any Liens, other than Permitted Encumbrances or any Liens that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Parent and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        4.3.    Authority; No Violation.

          (a)   Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Boards of Directors of Parent and Merger Sub. The Board of Directors of Parent has determined unanimously, at a meeting duly called at which a quorum was present, that the Merger is advisable and in the best interests of Parent and its stockholders; has directed that the proposal to approve the issuance of Parent Common Stock in the Merger be submitted to Parent's stockholders to obtain the Parent Stockholder Approval; has approved the execution, delivery and performance of this Agreement and recommended to the stockholders of Parent that such stockholders vote in favor of the approval of the issuance of shares of Parent Common Stock comprising the Stock Consideration Amount; and has adopted a resolution to the foregoing effect. Other than the Parent Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

          (b)   Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent Bylaws or the articles of incorporation or bylaws of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any right under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Permit, Contract, by-law or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, other than, in the case of clause (ii), any such violation, conflict, breach or loss, default, termination, right, acceleration or Lien that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Parent (disregarding for this purpose clause (D) of the proviso to the definition of such term).

        4.4.    Governmental Consents and Approvals.    Except for (a) the filing with the SEC of the Proxy Statement, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLC, (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable industry SRO and the rules and regulations of the NYSE, (d) any notices or filings under the HSR Act and the expiration or early termination of the HSR waiting period applicable to the Merger, and (e) approval of listing of such Parent Common Stock on the NYSE (in each case of (a) through (e) above, that is set forth on Section 4.4 of the Parent Disclosure Schedule) or (f) as set forth on Section 7.2(f) of the Parent Disclosure Schedule, and assuming the truth and completeness of the representations and warranties of the Company contained in Section 3.4 of the Agreement, no material consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, and no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement.

        4.5.    Reports; Regulatory Matters.    Parent has furnished or filed with the SEC each final registration statement, prospectus, report, schedule and definitive proxy statement required to be filed with or furnished to the SEC by Parent or any of its Subsidiaries, pursuant to the Securities Act or the Exchange Act from and after January 1, 2007 (the "Parent SEC Reports") and prior to the date of this Agreement. No such Parent SEC Report, at the time so filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Except as set forth in the Parent SEC Reports, no event has occurred since December 31, 2006 that was required to be reported by Parent or any of its Subsidiaries pursuant to Item 404(a) of Regulation S-K promulgated by the SEC and that has not been reported in a Parent SEC Report.

        4.6.    Financial Statements.

          (a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (i) have been prepared from the books, and in accordance with, and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited statements for the absence of footnotes and other presentation items), except, in each case, as indicated in such statements or in the notes thereto and in the case of unaudited statements, as permitted by Form 10-Q. Since January 1, 2007, the books and records of Parent and its Subsidiaries have been, and are being, maintained in a manner necessary to permit preparation of Parent's financial statements in all material respects in accordance with GAAP and in accordance, in all materials respects, with any other applicable legal requirements. As of the date of this Agreement, Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither Parent nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) of the type required to be recorded on a balance sheet prepared in accordance with GAAP, or would be disclosed in the related notes, except for (i) those liabilities and obligations that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009 (including any notes thereto); (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2009 or as a result of this Agreement and the transactions contemplated hereby; or (iii) liabilities and obligations disclosed in the Parent Disclosure Schedule. Neither Parent nor any of its Subsidiaries is a party to any "off-balance sheet arrangements" as defined in Item 303(a)(4) of Regulation S-K.

          (c)   Parent (x) maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) sufficient to provide reasonable assurance that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (y) since December 31, 2007, has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's outside auditors and the audit committee of Parent's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. These disclosures were made in writing by management to Parent's auditors and audit committee, a copy of which has previously been made available to the Company. As of the date hereof, there is no reason to believe that Parent's outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, with respect to Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

        4.7.    Financing.    Parent has delivered to the Company complete and correct copies of an executed commitment letter (the "Commitment Letter") from RBC Capital Markets to provide Parent with $1.085 billion in debt financing on the terms set forth therein (the "Financing"). The Financing, when funded in accordance with the Commitment Letter and together with the expected cash on hand of Company and Parent and their Subsidiaries at the Effective Time, will provide Parent with sufficient funds at the Effective Time to enable it to (a) consummate the Merger, (b) repay or retire any Indebtedness of the Company required or necessary to be repaid or retired in connection with the transaction contemplated hereby or by the terms of the Financing, (c) to pay all out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement, (d) to repay or retire any Indebtedness of Parent required to be repaid or retired pursuant to its terms upon the consummation of the transactions contemplated hereby and by the Commitment Letter and (e) to satisfy all of its other obligations under this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Commitment Letter. There are no conditions relating to the Financing or the funding of the commitment thereunder, other than as set forth in the Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that any of the conditions relating to the funding of the Financing will not be satisfied on or prior to the Closing Date. Parent has paid in full any and all commitment or other fees required to be paid under the Commitment Letter on or before the date hereof. In no event shall the receipt or availability of the Financing by Parent be a condition to any of the obligations of Parent or Merger Sub under this Agreement.

        4.8.    Merger Sub.    Parent is the sole stockholder of Merger Sub. Since its date of organization, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        4.9.    Absence of Certain Changes or Events.

          (a)   Since December 31, 2009, through and including the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (b)   Since December 31, 2009, through and including the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

        4.10.    Legal Proceedings.

          (a)   There are no material pending actions, suits or proceedings (or, to Parent's knowledge, threatened) against Parent or any of its Subsidiaries, or any of their respective properties, at law or in equity or before any Governmental Entity or arbitration panel.

          (b)   Neither Parent nor any of its Subsidiaries nor any of their respective assets is subject to any material outstanding order, writ, judgment, settlement agreement, injunction or decree, in each case, entered, issued or made by or with any Governmental Entity.

        4.11.    Taxes and Tax Returns.

          (a)   Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns (as hereinafter defined) required to be filed, and all such filed Tax Returns are true, correct and complete in all material respects. Each of Parent and its Subsidiaries has timely paid, or has had paid on its behalf, all material Taxes required to be paid by it. Parent has made adequate provision, in accordance with GAAP, in the consolidated financial statements included in Parent SEC Reports filed prior to the date of this Agreement for the payment of all material Taxes for which Parent or any of its Subsidiaries may be liable for the periods covered thereby. No deficiency with respect to material Taxes has been asserted or assessed in writing against Parent or any of its Subsidiaries that has not been fully paid or adequately reserved (in accordance with GAAP) in Parent SEC Reports filed prior to the date of this Agreement. No material audits or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of Parent or any of its Subsidiaries, and no written notice thereof has been received. Parent and each of its Subsidiaries has withheld from all payments to employees, independent contractors, creditors, shareholders and any other persons (and timely paid to the appropriate Governmental Entity) all material amounts required to be withheld with respect to such payments in compliance with all applicable laws. There are no material Liens for Taxes upon the assets of Parent or any of its Subsidiaries, other than Liens for Taxes not yet due and payable.

          (b)   Neither Parent nor any of its Subsidiaries: (i) joins or has joined in the filing of any affiliated, consolidated, combined or unitary federal, state, local or foreign income Tax Return other than the federal income Tax Return for the consolidated group of which Parent is the common parent, (ii) has any liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, (iii) is a party to or bound by any Tax sharing agreement or Tax indemnity agreement, arrangement or practice (other than (x) any customary tax indemnity, tax sharing or tax allocation provision in agreements with customers, vendors, lessors or the like entered into in the ordinary course of business, (y) any customary tax indemnity, tax sharing or tax allocation provision in a customary credit agreement and (z) any customary agreement addressing property taxes payable for properties leased to Parent or any of its Subsidiaries), (iv) has participated in a "listed transaction" (as defined in Treasury Regulation Section 1.6011-4) or (v) has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the three years prior to the date of this Agreement.

          (c)   No closing agreements, private letter rulings, technical advice memoranda or similar agreements, rulings or memoranda have been entered into or issued by any Governmental Entity with respect to Parent or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement, ruling or memorandum has been applied for or is currently pending.

          (d)   Neither Parent nor any of its Subsidiaries is aware of any facts or circumstances that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        4.12.    [Reserved.]

        4.13.    Labor Matters.

          (a)   As of the date of this Agreement, except as set forth in Section 3.11 of the Parent Disclosure Schedule, there are no agreements with, or, to the knowledge of Parent, pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Parent or any of its Subsidiaries and, to Parent's knowledge, as of the date of this Agreement, there are no material representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. To the knowledge of Parent, no such petitions have been pending at any time since January 1, 2008 through and including the date of this Agreement, and, to the knowledge of Parent, except as set forth in Section 3.11 of the Parent Disclosure Schedule, there has not been any material organizing effort by any union or other group seeking to represent any employees of Parent or any of its Subsidiaries as their exclusive bargaining agent at any time since January 1, 2008. As of the date of this Agreement, there are no material labor strikes, work stoppages, slowdowns, lockouts or other material labor disputes, now ongoing or, to the knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries and there have not been any such material labor strikes, work stoppages or other material labor disputes with respect to Parent or any of its Subsidiaries at any time since January 1, 2008.

          (b)   Neither Parent nor any of its Subsidiaries is currently or at any time since January 1, 2008 has been a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or any of its Subsidiaries, each of Parent and its Subsidiaries are in compliance with all applicable state, federal and local laws and regulations relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices in violation of any law.

        4.14.    Compliance with Applicable Law.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and each of its Subsidiaries hold all Permits and, since January 1, 2007 have complied in all respects with and are not in default in any respect under any law, rule or regulation applicable to Parent or any of its Subsidiaries, (ii) all such Permits are valid and in full force and effect and (iii) since January 1, 2007 neither Parent nor any of its Subsidiaries have received written notice that the Governmental Entity or other Person issuing or authorizing any such Permit intends to terminate or refuse to renew or reissue any such Permit. This Section 4.14(a) shall not apply to intellectual property or environmental matters, which are covered by Sections 4.21 and 4.22, respectively.

          (b)   (i) Parent and each of its Subsidiaries are in material compliance with all Export Control Laws, including those administered by the United States Department of Commerce, the United States Department of State and the United States Department of the Treasury; (ii) Parent and each of its Subsidiaries are in material compliance with United States and international economic and trade sanctions, including those administered by OFAC within the United States Department of Treasury; and (iii) Parent and each of its Subsidiaries are in material compliance with the antiboycott regulations administered by the United States Department of Commerce, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

          (c)   Neither Parent nor any of its Subsidiaries nor, to the Parent's knowledge, any of their respective directors, officers, employees, or agents for or on behalf of Parent or its Subsidiaries (i) has made, authorized or offered or is making any illegal contributions, gifts, entertainment or payments of other expenses related to political activity, (ii) has made, authorized or offered or is making any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (v) has violated or is violating any provision of the Foreign Corrupt Practices Act or any other applicable laws or any conventions to which the Company and its Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, to public officials and private persons.

          (d)   Neither Parent nor any of its Subsidiaries is a "Specially Designated National" or other "Blocked Person" identified by the U.S. Government, nor a Person that is owned or controlled by or acts on behalf of a "Specially Designated National" or "Blocked Person." To Parent's knowledge, none of Parent's affiliates or brokers or any director, officer, employee, nor authorized agent of Parent or any of its Subsidiaries, acting or benefiting in any capacity in connection with this Agreement, and none of the funds or other assets to be transferred hereunder are the property of, or beneficially owned by, directly or indirectly, any "Specially Designated National" or "Blocked Person." None of Parent or any of its Subsidiaries has engaged in or facilitated any prohibited transactions with a "Specially Designated National" or other "Blocked Person" without proper prior authorization from the U.S. Government.

        4.15.    Certain Contracts.

          (a)   Section 4.15(a) of the Parent Disclosure Schedule contains a complete and correct list of each of the following Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, in each case, as of the date hereof:

              (i)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Reports filed prior to the date hereof;

             (ii)  except for purchase orders with customers entered into in the ordinary course of business and Contracts of the type described in other clauses of this Section 4.15(a), any Contract with a customer of Parent or any of its Subsidiaries with a term exceeding three years that is reasonably expected to provide for payments to Parent and its Subsidiaries from customers of Parent or its Subsidiaries in excess of $10,000,000 in 2010 or 2011;

            (iii)  except for purchase orders with suppliers entered into in the ordinary course of business and Contracts of the type described in other clauses of this Section 4.15(a), any Contract with a supplier of Parent or any of its Subsidiaries that is reasonably expected to provide for payments from the Parent and its Subsidiaries to such supplier in excess of $20,000,000 in 2010 or 2011;

            (iv)  any lease or similar arrangement under which Parent is the lessee of, or holds or uses, any machinery, equipment or other tangible personal property owned by any third party for an annual rent in excess of $250,000;

             (v)  any Contract expressly prohibiting or restricting the ability of Parent or its Subsidiaries (or, following the Effective Time, Parent and its affiliates) to conduct its business, to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person;

            (vi)  any material Contract that expressly obligates Parent or any of its Subsidiaries (or following the Effective Time, Parent and its affiliates) to conduct business on an exclusive basis with any third party;

           (vii)  any Contract for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits, expenses or payments in connection with a project involving payment to or by Parent or any of its Subsidiaries of greater than $5,000,000 in any twelve (12)-month period;

          (viii)  any Contract that provides for the formation, creation, operation, management or control of any equity interest in any entity or enterprise other than Parent's Subsidiaries, that is material to Parent and its Subsidiaries;

            (ix)  any Contract relating to any Indebtedness of Parent or its Subsidiaries in an amount in excess of $750,000;

             (x)  any Contract under which any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of Parent or its Subsidiaries in excess of $250,000;

            (xi)  any Contract under which Parent or any of its Subsidiaries is obligated to pay any earn outs or other similar contingent purchase price obligations as of the date of this Agreement;

           (xii)  any Contract other than for sales of inventory, products, services or scrap (or related assets and rights transferred in connection with such sales), of Parent relating to the acquisition or disposition of any assets or business for a purchase price in excess of $2,000,000 (whether by merger, sale of stock, sale of assets or otherwise) with any outstanding obligations as of the date of this Agreement that are material to Parent or contain any right of first refusal, right of first offer or similar right;

          (xiii)  any Contract pursuant to which Parent or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of Parent or any of its Subsidiaries (other than the organizational documents of Parent or its Subsidiaries); and

          (xiv)  any material Contracts between Parent or any of its Subsidiaries, on the one hand, and any of Parent's stockholders or their affiliates (other than Parent and its Subsidiaries) that is a current or former employee or consultant to Parent or one of its Subsidiaries (but other than in such capacity with such employee or consultant), on the other hand.

  Each Contract of the type described in this Section 4.15(a), whether or not set forth in the Parent Disclosure Schedule, is referred to as a "Parent Contract."

          (b)   Each Parent Contract is a valid and binding obligation of Parent or the Subsidiary that is party thereto and, to Parent's knowledge as of the date of this Agreement, the other parties thereto, enforceable against Parent and its Subsidiaries and, to Parent's knowledge, the other parties thereto in accordance with its terms (in each case, subject to the Bankruptcy and Equity Exception). Neither Parent nor any of its Subsidiaries is, nor, to Parent's knowledge as of the date of this Agreement, is any other party, in breach, default or violation (and no event has occurred or not occurred through Parent's or any of its Subsidiaries' action or inaction or, to Parent's knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Contract, except for breaches, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent (disregarding for this purpose clause (D) of the proviso to the definition of such term). There are no disputes pending or, to Parent's knowledge, threatened with respect to any Parent Contract except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent (disregarding for this purpose clause (D) of the proviso to the definition of such term). Parent has made available to the Parent prior to the date of this Agreement a complete and correct copy of each Parent Contract, including all material amendments, modifications and supplements thereto as in effect on the date of this Agreement.

        4.16.    Government Contracts.

          (a)   There are no disputes pending or, to Parent's knowledge, threatened with respect to any Parent Government Contract except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, with respect to each Parent Government Contract, since January 1, 2007: (i) each of Parent and its Subsidiaries has complied with all laws pertaining to such Parent Government Contract; (ii) each of Parent and its Subsidiaries has complied with all requirements of governmental statutes, rules, regulations or, orders pertaining to such Parent Government Contract; (iii) each representation and certification directly or indirectly made to any Governmental Entity in a formal certification executed by Parent or its Subsidiaries pertaining to such Parent Government Contract was true and correct in all material respects as of its effective date, and Parent and each of its Subsidiaries has complied with each such representation and certification; and (iv) neither Parent nor any of its Subsidiaries has submitted any non-current, inaccurate or incomplete cost or pricing data to any Governmental Entity or higher tier prime contractor in connection with such Parent Government Contract. With respect to each Parent Government Contract, (x) no suspension, stop work order, cure notice or show cause notice in effect with respect to any such Parent Government Contract has been issued and remains unresolved nor, to Parent's knowledge, has any Governmental Entity threatened to issue one and (y) neither Parent nor its Subsidiaries has received any written notice of the intention of any other party to a Parent Government Contract to terminate for default, convenience or otherwise any Parent Government Contract nor, to Parent's knowledge, is any such party threatening to do so and (z) to the knowledge of Parent, neither Parent nor its Subsidiaries is aware of any organizational conflicts of interest that might arise as a result of the Merger or the other transactions contemplated by this Agreement.

          (c)   With respect to the Parent Government Contracts (i) to the knowledge of Parent, there is no pending administrative, civil fraud or criminal investigation or indictment of Parent, any of its Subsidiaries or any director, officer or employee of Parent or any of its Subsidiaries by any Governmental Entity with respect to any alleged or potential violation of law regarding any Parent Government Contract; (ii) neither Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any of their respective directors, officers or employees is suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for U.S. Government contracting and there is no pending suspension, debarment or equivalent proceeding against Parent or any of its Subsidiaries or, to the knowledge of Parent, any director, officer or employee of Parent or any of its Subsidiaries; and (iii) there is no (A) outstanding written request by the U.S. Government for a material contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency or claim of defective pricing; or (B) unresolved material claim or equitable adjustment by Parent or any of its Subsidiaries against the U.S. Government. Since January 1, 2007, neither Parent nor any of its Subsidiaries, nor any of Parent's or its Subsidiaries' directors, officers or employees has hired any law firm or outside counsel to conduct any internal investigation, or made a voluntary disclosure to the U.S. Government, with respect to any alleged misstatement or omission arising under or relating to any Parent Government Contract or Parent Bid.

          (d)   Parent and its Subsidiaries and their respective employees possess all government security clearances necessary to perform the Parent Government Contracts, and all such security clearances are valid and in force and effect.

          (e)   For the purposes of this Agreement, "Parent Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or any other similar arrangement or commitment of any kind between Parent or any of its Subsidiaries and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government in its capacity as a prime contractor or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above. For the purposes of this Agreement,

  "Parent Bid" means any quotation, bid or proposal by Parent or any of its Subsidiaries that, if accepted or awarded, would result in a Parent Government Contract (other than a Parent Bid).

        4.17.    Product Warranty.     There are no written product warranty claims currently pending, or to the knowledge of Parent, threatened in writing, against any of Parent or its Subsidiaries in each case that would reasonably be expected to give rise to a liability of more than $250,000 individually. Since January 1, 2009 neither Parent nor its Subsidiaries have given written notice to any customer of any material defect or deficiency with respect to any of the products manufactured, sold, leased and delivered by Parent and its Subsidiaries.

        4.18.    Product Liability.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, since January 1, 2007, no person has made any third-party written claim against any of Parent or its Subsidiaries arising out of any personal injury and/or death resulting from the products manufactured, marketed, sold or otherwise provided by, or on behalf of, any of Parent or its Subsidiaries.

        4.19.    Customers and Suppliers.     Section 4.17 of the Parent Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the Parent Significant Customers and Parent Significant Suppliers as of the date hereof. For the purposes of this Agreement, "Parent Significant Customer" shall mean each of the customers of Parent that accounts for 10% or more of Parent's revenues for each of the two most recent fiscal years and "Parent Significant Supplier" shall mean each of the suppliers of Parent and its Subsidiaries that account for 10% or more of Parent's and its Subsidiaries' (taken together) purchases of parts, components and assemblies, subassemblies and raw materials for each of the two most recent fiscal years.

        4.20.    Property.     Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Parent, Parent or one of its Subsidiaries (a) has good and marketable title to all real property and assets reflected in the latest audited balance sheet included in such Parent SEC Reports as being owned by Parent or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Parent Owned Properties"), free and clear of all Liens, except Permitted Encumbrances and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Parent SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Parent Leased Properties" and, collectively with the Parent Owned Properties that are real property, and including all appurtenances thereto and fixtures thereon, the "Parent Real Property"), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Parent's knowledge, the lessor. Section 4.20 of the Parent Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Parent Real Property. The Parent Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Parent Real Property, taken as a whole, are in reasonable operating condition. As of the date of this Agreement, there are no pending or, to Parent's knowledge, threatened condemnation proceedings against the Parent Real Property. Parent and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances.

        4.21.    Intellectual Property.

          (a)   To Parent's knowledge, Parent and its Subsidiaries own, or are licensed or otherwise possess valid rights in and to use, all material trademarks, trade names, service marks, service names, logos, assumed names, copyrights, patents, trade secrets, confidential information or applications and registrations of any of the foregoing used in their respective businesses as currently conducted by Parent and its Subsidiaries (collectively, the "Parent Intellectual Property"). Section 4.19(a) of the Parent Disclosure Schedule contains a true and complete list, as of the date hereof, of (i) all material Contracts, other than licenses of commercially available off-the-shelf software, confidentiality agreements, and employee confidentiality and invention assignment agreements, pursuant to which Parent or its Subsidiaries obtains or grants the right to use any Parent Intellectual Property and (ii) all patent and patent applications, registered trademark and trademark applications, internet domain names and copyright registrations and copyright applications that are material to the conduct of the business of Parent and its Subsidiaries and are owned by Parent or its Subsidiaries. Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Parent, to the Parent's knowledge, Parent and each of its Subsidiaries are in compliance with patent and trademark marking requirements with respect to any Parent Intellectual Property that is issued, granted or registered by or with a Governmental Entity.

          (b)   Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Parent, to Parent's knowledge, (i) there are no pending or threatened claims, suits or arbitrations by any third party alleging or involving infringement or misappropriation by Parent or any of its Subsidiaries or any licensee of Parent Intellectual Property with respect to their use of the Parent Intellectual Property; (ii) the conduct of the business of Parent and its Subsidiaries does not infringe any intellectual property rights of any third party; (iii) none of the Parent Intellectual Property or the Parent's ownership interest therein is the subject of any challenge and neither Parent nor its Subsidiaries has received any written notice to such effect; (iv) Parent's existing patents and patent applications are valid and enforceable; (v) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Parent Intellectual Property that is owned by Parent or its Subsidiaries; (vi) no third person is infringing any Parent Intellectual Property; and (vii) it is the general practice of Parent and each of its Subsidiaries to require each employee of Parent or any of its Subsidiaries whose duties include engineering or who design and develop Parent's products to execute a confidentiality and patent rights assignment agreement, substantially in the form made available to the Company prior to the date hereof, which agreement conveys to Parent or its Subsidiaries the right, title and interest in all intellectual property developed by such employee.

        4.22.    Environmental Laws and Regulations.     Except as set forth in Section 4.22 of the Parent Disclosure Schedule:

          (a)   The operations of Parent and its Subsidiaries comply with all applicable Environmental Laws, except with respect to any non-compliance that would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on Parent. Parent and its Subsidiaries have obtained all material Environmental Permits necessary for the operation of their respective businesses, and all such Environmental Permits are in good standing. Neither Parent nor any of its Subsidiaries is subject to any ongoing investigation by, proceeding with, written order from or written claim by any person against Parent regarding any alleged violation of or liability arising under any Environmental Law, except for such investigations, orders or written claims that would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any ongoing obligations pursuant to an outstanding order, judgment, decree or settlement with respect to any alleged violation of or liability under any Environmental Law, except for any such outstanding order, judgment, decree or settlement that would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on Parent.

          (b)   (i) There have been no Releases by Parent or any of its Subsidiaries of any Hazardous Substances into, on or under or from any Parent Real Property, and (ii) Parent has not been notified in writing of any Releases by or arranged for by Parent or any of its Subsidiaries of any Hazardous Substances into, on or under or from any other properties, including landfills in which Hazardous Substances have been Released or properties on or under or from which Parent or any of its Subsidiaries has performed services, except, in the case of either (i) or (ii), for any such Releases that would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, no Parent Real Property has been used at any time as a landfill or as a treatment, storage or disposal facility for any Hazardous Substance. To the knowledge of Parent, there is not now any underground or above ground storage tanks, or surface impoundment on or in any Parent Real Property except instances in which the existence of such underground or above ground storage tank, or surface impoundment that would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received notice or, to Parent's knowledge, is subject to any proceeding under any Environmental Law with respect to any facility to which it has sent any Hazardous Substance for re-use, recycling, reclamation, treatment, storage or disposal, except for such notices of proceedings that would not result in a material obligation or liability of Parent. Parent has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment at any Parent Real Property, except for filings relating to matters that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Parent.

          (c)   To Parent's knowledge, no Parent Real Property or any facilities owned, leased or operated by Parent contains any friable asbestos-containing material except for quantities of friable asbestos material that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Parent. No claims have been made, and no suits or proceedings are pending or, to Parent's knowledge, threatened by any employee against the Company or any of its Subsidiaries that are premised on exposure to asbestos or asbestos-containing material that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Parent.

          (d)   The Company is not party to a contract to which it is obligated to indemnify any other Person with respect to any material pending legal actions or claims against such other Person asserting liabilities arising under Environmental Law.

          (e)   Parent has delivered to the Company true, correct and complete copies of the Phase I environmental reports of which it has actual knowledge, which are in its possession or control, and which were prepared since January 1, 2007 regarding any Parent Real Property.

          (f)    This Section 4.22 provides the sole and exclusive representations and warranties of Parent in respect of environmental matters, including any and all matters arising under Environmental Laws.

        4.23.    Insurance.     Subject to any settlements and commutations, as of the date of this Agreement, all material insurance policies held by, or for the benefit of Parent and its Subsidiaries are in full force and effect, are valid and enforceable and all premiums due thereunder have been paid. Since January 1, 2010 through and including the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such insurance policies, and no claim has been reported to the insurance provider that is pending as of the date of this Agreement under any such insurance policy, which claim involves an amount in excess of $250,000 individually, or $1,000,000 in the aggregate.

        4.24.    Parent Information.     The information in the Proxy Statement (other than the information provided by the Company in writing specifically for inclusion in the Proxy Statement) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        4.25.    Broker's Fees.     There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its affiliates who would be entitled to any fee or commission from any Person other than Parent or its affiliates in connection with the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1.    Conduct of Business Prior to the Effective Time.    Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its respective Subsidiaries to, subject to the limitations set forth in Section 5.2, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to (i) maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees, (ii) maintain and keep material property and assets consistent with past practices, (iii) maintain in effect all material Permits consistent with past practices and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company, Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

        5.2.    Company Restrictions.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld, denied, conditioned or delayed:

          (a)   sell, lease, license, transfer, convey, assign, or otherwise dispose of any material rights, properties or assets, tangible or intangible, of the Company or its Subsidiaries, other than (i) obsolete or non-used assets or rights or properties or assets with a fair market value not in excess of $1,000,000 in the aggregate or (ii) sales of inventory, products, services or scrap (or related assets and rights transferred in connection with such sales), in the ordinary course of business consistent with past practice;

          (b)   (i) other than pursuant to borrowings under facilities in existence as of the date hereof and set forth on Section 3.13(a)(viii) of the Company Disclosure Schedule, incur, assume or guarantee any Indebtedness other than (x) the replacement or renewal of letters of credit in existence as of the date hereof with new letters of credit in the same or a lesser amount or (y) entry into new letters of credit or increasing existing letters of credit in an aggregate amount not exceeding $5,000,000, (ii) cancel or waive any claims under any material Indebtedness or amend or modify adversely to the Company in any material respect the terms relating to any such Indebtedness, (iii) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for obligations of any Person other than the Company or any of its Subsidiaries, or (iv) other than in the ordinary course of business consistent with past practice make any material loans or advances, except among the Company and any of its Subsidiaries;

          (c)   adjust, split, combine or reclassify any of its capital stock;

          (d)   (i) make any loans, payments or other distributions to (x) the Holders or any of their affiliates (other than the Company and its Subsidiaries) (other than in accordance with the terms, as of the date hereof, of an agreement set forth on 3.13(a)(xiv) of the Company Disclosure Schedule) or (y) officers, directors, employees, in each of clause (x) and (y), other than in their capacities as current or former officers, directors or employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice; or (ii) enter into any Contract with any stockholder or an affiliate of any stockholder (other than the Company and its Subsidiaries), other than in their capacities as current or former officers, directors or employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

          (e)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except for dividends paid by any of the Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries);

          (f)    grant any Company Options, Company SARs, Company RSUs, restricted shares, awards based on the value of the Company's capital stock or other equity-based award with respect to shares of the Company Common Stock under any of the Company Stock Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

          (g)   issue any additional shares of capital stock or other securities, except pursuant to the exercise of Company Options or Company SARs or the settlement of Company RSUs, in all cases, granted under a Company Stock Plan that are outstanding as of the date of this Agreement;

          (h)   except as required under applicable law or the terms of any Company Benefit Plan, any collective bargaining agreement or any other plan or Contract existing as of the date hereof, (i) increase in any manner the compensation or benefits, including severance benefits, of any of the current or former directors, officers or employees of the Company or its Subsidiaries other than (A) changes resulting from the annual process for open enrollment into the Company's welfare benefit plans and (B) customary increases in the ordinary course of business consistent with past practice made to employees below the level of Vice President, (ii) pay or commit to pay any severance, bonus, retirement or retention amounts to any of the current or former directors, officers or employees of the Company or its Subsidiaries other than payments or commitments to pay severance not in excess of $10,000 above the amount required under the terms of the Company's Severance Benefit Plan for Eligible Non-represented Employees or identified as a severance plan on Section 3.10 of the Company Disclosure Schedule, (iii) become a party to, establish, amend, commence participation in or commit itself to the adoption of any stock option plan or other stock-based compensation plan, pension, retirement, profit-sharing, material welfare benefit, or other material employee benefit plan or employment agreement with or for the benefit of any of the current or former directors, officers or employees of the Company or its Subsidiaries (or newly hired employees), (iv) except as contemplated by this Agreement, accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits, (v) amend, extend, renew or enter into any collective bargaining agreement or make any determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement or Company Benefit Plan, (vi) hire or enter into an employment agreement with any employee who would have total annual cash compensation (salary and target bonus) of $200,000 or more, or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

          (i)    other than (i) acquisitions of assets in the ordinary course of business consistent with past practice, acquire (by merger, consolidation, purchase of assets or equity interests or otherwise) any businesses, assets, properties or interests in any other Person for consideration in excess of $2,000,000 in the aggregate or (ii) merge or consolidate with any Person;

          (j)    make any capital expenditure requiring payments in excess of $2,000,000 for any item or series of related items, except for capital expenditures previously approved by the Company or its Subsidiaries;

          (k)   make any material investment either by purchase of stock or securities or contributions to capital in excess of $1,000,000 (other than in a wholly-owned Subsidiary);

          (l)    (i) enter into any new line of business or (ii) except as required by applicable law, regulation or policies imposed by any Governmental Entity, change any material policy established by the executive officers of the Company that generally applies to the operations of the Company;

          (m)  except as required by changes in applicable law after the date hereof, amend its charter or bylaws or comparable organizational documents, or otherwise take any action to exempt any person from any provision of its charter or bylaws;

          (n)   (i) terminate or amend or otherwise modify in any material respect, except in the ordinary course of business consistent with past practice, or knowingly violate in any material respect the terms of, any Company Contract, except for amendments or modifications to any Company Contract described in Section 3.13(a)(ii) or 3.13(a)(iii) (other than formal amendments to any of such Company Contracts executed by (or of a type typically executed by) an officer of the Company), or (ii) enter into any new agreements or contracts or other binding obligations of the Company or its Subsidiaries containing any express restriction (or agree to expand any existing restriction) on the ability of the Company or its Subsidiaries (or after the Effective Time, Parents and its affiliates) to conduct its business as it is presently being conducted in any material respect;

          (o)   enter into (A) a Company Contract with a supplier of the Company or its Subsidiaries that is reasonably expected to provide for payments from the Company and its Subsidiaries to such supplier in excess of $20,000,000 in any 12-month period, (B) a Company Contract with a customer of the Company or its Subsidiaries with a term exceeding three years or that is reasonably expected to provide for payments to the Company and its Subsidiaries from customers of the Company or its Subsidiaries in excess of $25,000,000 in any 12-month period, or (C) that would be a Company Contract under Section 3.13(a)(i);

          (p)   (i) commence, settle or compromise any litigation, action or proceeding except for (i) settlements involving only monetary remedies with a value not in excess of $1,000,000 with respect to any individual litigation, action or proceeding or $20,000,000 in the aggregate and (ii) the commencement of any litigation, action or proceeding in the ordinary course of business consistent with past practice;

          (q)   other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

          (r)   amend in a manner that adversely impacts the ability of the Company to conduct its business, terminate or allow to lapse any material Permit;

          (s)   (i) cancel or permit to lapse any trademarks, trade names, service marks, service names, logos, assumed names, copyrights or patents or applications or registrations thereof that are included in the Company Intellectual Property other than in the ordinary course of business consistent with past practice, or (ii) disclose to any third party, other than representatives of Parent or under a confidentiality agreement, any trade secret included in the Company Intellectual

  Property in a way that results in loss of trade secret protection, in each of clause (x) and (y) in a manner that is materially adverse to the Company;

          (t)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

          (u)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

          (v)   intentionally take any action that is intended to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (w)  (i) make, change or revoke any material Tax election, (ii) take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods unless such position or election is required pursuant to a change in applicable law, (iii) change any material method of Tax accounting or any annual Tax accounting period, (iv) enter into any closing agreement, (v) settle or compromise any material liability for Taxes, (vi) file any material amended Tax Return, or (vii) surrender any right or claim to a material refund of Taxes; or

          (x)   agree to take, or make any commitment to take, any of the actions prohibited by this Section 5.2.

        Parent agrees to use its reasonable best efforts to indicate whether or not it will consent to any action prohibited by this Section 5.2 within two business days of Parent's receipt of a written request from the Company with respect to such action.

        5.3.    Conduct of Parent Prior to the Effective Time.    Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the Company during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to (i) maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees, (ii) maintain and keep material property and assets consistent with past practices, (iii) maintain in effect all material Permits necessary for the lawful conduct of their respective businesses and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company, Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

        5.4.    Fundamental Purchaser Changes.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.4 of the Parent Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company, which consent shall not be unreasonably withheld, denied, conditioned or delayed:

          (a)   other than pursuant to borrowings under facilities in existence as of the date hereof, the Financing or any refinancing of existing Indebtedness for the same amount outstanding, incur, assume or guarantee any Indebtedness in excess of $50,000,000;

          (b)   adjust, split, modify, combine or reclassify any of its capital stock;

          (c)   make, declare or pay any extraordinary or special dividend, or make any other extraordinary or special distribution on any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except for dividends paid by any of the Subsidiaries of Parent to Parent or to any of its wholly owned Subsidiaries);

          (d)   make any loans or advances in excess of $1,000,000 other than in the ordinary course of business;

          (e)   grant any equity-based award with respect to shares of Parent Common Stock other than annual, new hire and promotion equity grants under the Parent Stock Plans in the ordinary course of business and the establishment of 2011 target equity awards in the ordinary course of business, consistent with past practices;

          (f)    issue any additional shares of capital stock, except pursuant to the exercise of stock options or the settlement of performance shares outstanding as of the date hereof or issued in compliance with Section 5.4(e) or in the ordinary course of business in connection with the Parent Stock Plans;

          (g)   merge or consolidate with any Person or acquire (by merger, consolidation, purchase of assets or equity interests or otherwise) or sell or dispose of any businesses, assets, properties or interests in any other Person;

          (h)   amend, repeal or otherwise modify its charter or bylaws in a manner that would materially and adversely affect the Company or the transactions contemplated by this Agreement;

          (i)    settle or agree to settle any of the claims, actions or proceedings arising out of the matters subject to the legal proceedings with the Eaton Corporation set forth on Section 5.4(i) of the Parent Disclosure Schedule, if such settlement or agreement would (i) have or reasonably be expected to have a Material Adverse Effect on Parent or (ii) result in any acknowledgement of criminal activity or wrongdoing on the part of Parent or any of its Subsidiaries or their respective current or former employees;

          (j)    intentionally take any action or fail to take any action that is intended to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

          (k)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.4.

        The Company agrees to use its reasonable best efforts to indicate whether or not it will consent to any action prohibited by this Section 5.2 within two business days of the Company's receipt of a written request from Parent with respect to such action

        5.5.    Control of Operations.    Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party's operations prior to the Effective Time.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1.    Reasonable Best Efforts; Further Assurances.

          (a)   Subject to the terms and conditions of this Agreement, Parent and the Company will use their respective reasonable best efforts to, and will cause their respective Subsidiaries to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement. Parent and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Such actions shall include (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, waivers, orders, exemptions, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement and (ii) taking all actions reasonably necessary in order to comply with or satisfy the requirements of any applicable laws and rules and regulations and other requirements of any Governmental Entity that would prevent the consummation of the transactions contemplated by this Agreement. Parent and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, (ii) in determining whether any actions, consents, approvals or waivers are required to be taken by or obtained from parties to any Contracts, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to take or obtain any such actions, consents, approvals or waivers and (iv) and shall keep each other apprised of the status of matters related to obtaining any such actions, consents, approvals or waivers. Without limiting the foregoing, (i) Parent shall control all discussions with (A) any Governmental Entity relating to the filings required under the HSR Act and (B) with the other parties set forth in Section 6.1 of the Parent Disclosure Schedule, in each case relating to the transactions contemplated by this Agreement, (ii) Parent and the Company shall use reasonable best efforts to comply (and cause their affiliates to comply) promptly but in no event later than ten (10) business days after the date hereof with the notification and reporting requirements of the HSR Act, (iii) each of Parent and the Company shall use their respective reasonable best efforts to (and shall cause their affiliates to use their reasonable best efforts to) obtain early termination of the waiting period under the HSR Act and (iv) each of Parent and the Company shall use reasonable best efforts to, as soon as practicable, and in any event within fifteen (15) business days after the date hereof, make such other filings with any foreign Governmental Entity as may be required under any applicable similar foreign law. Each of Parent and the Company shall (and shall cause their affiliates to) substantially comply with any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (an "Antitrust Authority") relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including, without limitation, any so called "second request" for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition. Each of Parent and the Company shall (and shall cause their affiliates to) use its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the initiation of any litigation, suit, action, order or proceeding by an Antitrust Authority or the entry or issuance of any Restraint which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Each of Parent and the Company shall (and shall cause their affiliates to) cooperate in good faith with the Antitrust Authorities and use its reasonable best efforts to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Outside Date) and use its reasonable best efforts to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Restraint that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

          (b)   Parent and the Company shall cooperate with each other in connection with the making of all filings referred to in Section 6.1(a), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Parent and the Company shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company may participate or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in connection with the filings required under the HSR Act in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend such meeting, telephone call or discussion. The Company and the Holder Representative agree that Parent shall control all meetings, telephone calls and communications relating to the filings required under the HSR Act with any Governmental Entity with respect to the transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any filings required under the HSR Act. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.1(b) as "Antitrust Counsel Only Material." Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

        6.2.    Access to Information.    Upon reasonable notice and subject to applicable law, the Company shall, and shall cause each of its Subsidiaries to, and Parent shall, and shall cause each of its Subsidiaries to, afford to the other party's employees, accountants, counsel, advisors, agents and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that such party is not permitted to disclose under applicable law), (b) a copy of all correspondence between such party or any of its Subsidiaries and any party to a Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Merger or the other transactions contemplated by this Agreement and (c) all other information concerning its business, properties and personnel as the other party may reasonably request. Notwithstanding the foregoing, (i) neither party shall be required to provide access to or make available to any Person any document or information that is the subject of any confidentiality agreement with any third party (provided that the withholding party uses reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client or work-product privilege (provided that the withholding party will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege). All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of December 30, 2009 (the "Confidentiality Agreement"). No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

        6.3.    Stockholder Approval.

          (a)   Parent shall call a meeting of its stockholders (the "Parent Meeting") for the purpose of obtaining the requisite stockholder approval required in connection with the issuance of Parent Common Stock in the Merger (the "Parent Stockholder Approval") and shall use its reasonable best efforts to cause such meeting to occur as soon as practicable, and in any event within 35 days following the date on which the Proxy Statement is cleared by the SEC, which efforts shall include the actions set forth in Section 6.3(b); provided that Parent shall have the right to delay the Parent Meeting as necessary (i) if Parent has not on the date of the Parent Meeting received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, (ii) if Parent reasonably determines that it is legally required to provide new or additional information to its stockholders and to provide its stockholders with additional time to review such information prior to the Parent Meeting or (iii) by up to ten business days if Parent has provided to the Company written notice of its determination to effect a Change of Recommendation ten or fewer business days prior to the Parent Meeting. The Board of Directors of Parent shall use its reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval. Parent shall submit the proposal to obtain the Parent Stockholder Approval at the Parent Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. The Board of Directors of Parent has adopted resolutions approving the Merger and the issuance of Parent Common Stock in the Merger and directing that a proposal to issue the Parent Common Stock in connection with the Merger be submitted to the Parent's stockholders for their consideration.

          (b)   In connection with the Parent Meeting, Parent will, subject to the cooperation of Company referred to in this Section 6.3(b), (i) take all actions necessary to hold the Parent Meeting as soon as practicable subject to the right to delay as set forth in Section 6.3(a) (ii) use its reasonable best efforts to prepare and file with the SEC a mutually acceptable Proxy Statement with respect to the Parent Stockholder Approval on or before the tenth (10th) business day following the date hereof, (iii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing, (iv) as promptly as reasonably practicable, prepare and file (after the Company has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by applicable law, (v) use its reasonable best efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Parent Meeting, (vi) to the extent required by applicable law, as promptly as reasonably practicable prepare, file and distribute to the Parent stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Parent Meeting and (vii) otherwise use reasonable best efforts to comply with all requirements of law applicable to the Parent Meeting and the Merger. The Company shall cooperate with Parent in connection with the preparation and filing of the Proxy Statement, including using its reasonable best efforts to furnish Parent, promptly following Parent's reasonable request, with any and all information regarding the Company or its affiliates as may be required to be set forth in the Proxy Statement under the Exchange Act or the rules and regulations promulgated thereunder. Parent will provide the Company a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, or any SEC comments received with respect thereto and Parent's response thereto, prior to filing the same with the SEC and will include in the Proxy Statement, or any amendments or supplements thereto and any response by Parent to any comments of the SEC thereto, such reasonable comments thereon as are proposed by the Company.

          (c)   Except as expressly permitted by this Section 6.3(c), the Board of Directors of Parent shall not modify, contradict, revoke, rescind, qualify or withdraw or propose publicly to withdraw, modify, contradict, rescind, revoke or qualify the recommendation to Parent's stockholders by the Board of Directors of Parent of the proposal to approve the issuance of Parent Common Stock in the Merger (any of such actions, a "Change of Recommendation"); provided that even if a Change of Recommendation has occurred, Parent shall still submit the proposal to obtain the Parent Stockholder Approval at the Parent Meeting. Notwithstanding the foregoing, the Board of Directors of Parent may make a Change of Recommendation if, and only if, (i) the Board of Directors of Parent determines in good faith (after consultation with legal counsel) that the failure to effect such Change of Recommendation would be inconsistent with the discharge of its fiduciary duties to the Parent stockholders under applicable law and (ii) Parent provides to the Company written notice of its determination to effect such Change of Recommendation five (5) business days prior to taking such action (which notice to include an explanation of the reasons that the failure to effect such Change of Recommendation would be inconsistent with the discharge of the fiduciary duties of the Board of Directors of Parent).

        6.4.    NYSE Listing.    Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        6.5.    Financing.

          (a)   Parent shall use its reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter (provided that Parent may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities or otherwise amend the Commitment Letter so long as such action would not reasonably be expected to delay or prevent the Closing and the terms are not less beneficial to Parent or the Company with respect to conditionality or amount of funding on the Closing than those in the Commitment Letter as in effect on the date of this Agreement), including using its reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to funding of the Financing, (iii) enter into definitive agreements with respect thereto and (iv) comply with its obligations, and enforcing its rights, under the Commitment Letter. Parent shall provide the Company prompt written notice of any material breach by any party to the Commitment Letter (or commitments for any alternative financing obtained in accordance with this Section 6.5) of which Parent becomes aware or any termination of the Commitment Letter (or commitments for any alternative financing obtained in accordance with this Section 6.5). Parent shall, upon request of the Company from time to time, inform the Company in reasonable detail of the status of its efforts to arrange the Financing (or alternative financing obtained in accordance with this Section 6.5). In the event that Parent becomes aware that any portion of the Financing is unavailable in the manner or from the sources contemplated in the Commitment Letter, Parent will use its reasonable best efforts to obtain alternative financing for such portion from alternative sources. Parent shall not agree to nor permit any amendment, modification or waiver (other than a waiver of a condition to the Financing) of the Commitment Letter, any other agreement, arrangement or understanding relating to the Financing or the definitive agreements relating to the Financing that is materially adverse to Parent or the Company without the Company's prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, compliance by Parent with this Section 6.5 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing is available.

          (b)   The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to provide, at Parent's sole cost and expense, (and cause its Representatives to provide) such reasonable cooperation in connection with the arrangement and syndication of the Financing as may be reasonably requested by Parent (provided that such cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries). Such reasonable cooperation in connection with the Financing shall include, without limitation, (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Financing, including execution and delivery of customary representation letters in connection with bank information memoranda; (iii) providing reasonable and timely assistance with the preparation of business projections, pro forma financial information and similar information and materials; (iv) furnishing Parent and its financing sources with (A) the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2009, and the notes and schedules thereto, no later than 60 days prior to the Closing Date, (B) the unaudited consolidated financial statements of the Company for any subsequent quarterly period ended no less than 45 days prior to the Closing Date, and the unaudited consolidated financial statements for the same period of the prior fiscal year, no later than 45 days after the end of the relevant fiscal quarter and (C) all financial information related to the Company reasonably requested by Parent and reasonably necessary for Parent to produce the pro forma financial statements required to be delivered pursuant to the Commitment Letter or any alternative financing; (v) using commercially reasonable efforts to effect the timely delivery of drafts of customary comfort (including "negative assurance" comfort) letters by the auditor of the Company which such auditor is prepared to issue upon completion of customary procedures; (vi) using commercially reasonable efforts to assist Parent to obtain customary legal opinions, appraisals, surveys, title insurance and other documentation and items relating to real estate collateral under the Financing as reasonably requested by Parent and, if requested by Parent, to cooperate with and assist Parent in obtaining such documentation and items; (vii) providing reasonable and customary management and legal representations to auditors; (viii) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral; and (ix) not commencing or effecting any offering, placement or arrangement of any debt securities or bank financing (or permitting any such offering, placement or arrangement by the Company to occur on its behalf); provided that (i) the Company shall not be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or other obligation in connection with the Financing prior to the Closing and (ii) no Person that is a director of the Company or any of its Subsidiaries shall be required to take any action in such capacity with respect to the Financing (or any alternative financing) prior to the Closing; provided, further, that the Company shall cooperate with Parent, if requested by Parent, to appoint Parent's designees to the Board of Directors or similar governing bodies of the Subsidiaries of the Company, as of the Closing Date, for the purpose of taking corporate action related to the Financing as of the Closing. Without limiting the foregoing, the Company shall provide to Parent all reasonably available information relating to the Company reasonably requested by Parent and reasonably necessary for the preparation of (A) a customary confidential offering memorandum with respect to the syndication of the credit facilities contemplated by the Commitment Letter, and (B) a complete customary preliminary offering memorandum relating to the issuance of the securities contemplated by the Commitment Letter. Parent shall indemnify and hold harmless the Company, its Subsidiaries and Representatives from and against any and all losses, costs, damages, liabilities and expenses incurred by any of them in connection with the arrangement of the Financing (or any alternative financing) and the utilization of any information in connection therewith and all other actions taken by the Company, its Subsidiaries and their Representatives pursuant to this Section 6.5(b). Parent shall, from time to time, reimburse the Company for any and all reasonable out-of-pocket expense incurred by the

  Company and its Subsidiaries in connection with its compliance with this Section 6.5(b), promptly upon receipt of the Company's written request therefor.

        6.6.    Termination of Certain Other Indebtedness.

          (a)   The Company shall use commercially reasonable efforts to negotiate a payoff letter from the agent under that certain Credit Agreement dated as of December 22, 2004, among Vought Aircraft Industries, Inc., a Delaware corporation, the several Funding Parties from time to time parties thereto, and Barclays Bank PLC, as successor to Lehman Commercial Paper Inc., as Administrative Agent (the "Company Credit Agreement"), in customary form reasonably acceptable to Parent, with respect to the Indebtedness of the Company and its Subsidiaries under such Company Credit Agreement which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to such Indebtedness as of the Closing Date (the "Payoff Amount") and (ii) state that all liens in connection therewith relating to the assets of the Company or any Subsidiary of the Company shall be, upon the payment of the Payoff Amount on the Closing Date, released (the payoff letter described in this sentence being referred to as the "Payoff Letter"). The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent to facilitate the termination of commitments under the Company Credit Agreement, the repayment in full of all obligations then outstanding thereunder (using funds provided by Parent) and the release of all liens in connection therewith on the Closing Date (such termination, repayment and release, the "Credit Agreement Termination"); provided, that in no event shall this Section 6.6(a) require the Company or any of its Subsidiaries to cause such Credit Agreement Termination unless the Closing shall have occurred and Parent shall have provided to the Company funds to pay in full the Payoff Amount. Concurrently with the Closing, Parent shall pay to the administrative agent under the Company Credit Agreement all amounts required pursuant to the terms of the Company Credit Agreement and specified in the Payoff Letter to effect the Credit Agreement Termination.

          (b)   The Company shall, not fewer than 15 days prior to the Closing, comply with Section 3.01 of the indenture (the "Indenture") governing the Company's 8% Senior Notes due 2011 (the "2011 Notes") or obtain the agreement of the trustee under the Indenture to waive compliance with Section 3.01 of the Indenture in connection with the Discharge. If requested by the Parent in writing, the Company shall (A) substantially simultaneously with the Effective Time issue a notice of optional redemption for all of the outstanding aggregate principal amount of the 2011 Notes pursuant to the redemption provisions of the Indenture, and (B) substantially simultaneously with the Effective Time, take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of the 2011 Notes pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture; provided that prior to or simultaneously with the Company's being required to take any of the actions described in clauses (A) and (B) above, the Parent shall have, or shall have caused to be, deposited with the trustee under the Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of the 2011 Notes pursuant to the preceding sentence are referred to collectively as the "Discharge" of the 2011 Notes. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of the 2011 Notes identified to the Company by Parent in writing at any time.

          (c)   Each of Parent and the Company shall use its reasonable best efforts to replace all letters of credit that are (i) currently outstanding or issued after the date hereof in compliance with this Agreement and (ii) issued for the account of the Company or any of its Subsidiaries (the "Company Letters of Credit") with letters of credit issued and outstanding under Parent's credit facility or any credit facility entered into in connection with the Financing, effective as of the Closing Date; provided that Parent shall not be required to obtain cash-collateralized letters of credit pursuant to this Section 6.6(c) except to the extent cash collateral is required under the terms of Parent's credit facilities in connection with the issuance of letters of credit. If such replacement of the Company Letters of Credit is not accomplished, Parent will use its reasonable best efforts following the Closing to replace the outstanding Company Letters of Credit with letters of credit issued under the credit facilities of Parent (which efforts shall include payment of all fees in connection with the issuance of such replacement letters of credit under such credit facilities). To the extent that some or all of the cash collateral securing the reimbursement obligation of the Company and its Subsidiaries under the Company Letters of Credit is not released on the Closing Date, the Holders will not be entitled to receive the portion of the Cash Consideration equal to the amount of cash that, following the Closing, continues to be held as collateral securing the reimbursement obligations of the Company and its Subsidiaries in respect of the Company Letters of Credit until such amount of cash is so released.

        6.7.    Termination of Affiliate Agreements.    At or prior to the Closing, (i) the Company shall, and shall cause each of its Subsidiaries to, terminate the Contracts between the Company and its Subsidiaries, on the one hand, and the Company's stockholders or their affiliates, on the other hand, other than (A) those Contracts listed in Section 6.7 of the Company Disclosure Schedule, (B) Contracts between or among the Company or any Subsidiary of the Company, on one hand, and one or more Subsidiaries of the Company, on the other hand, and (C) any Company Benefit Plan or any other employment, retention, bonus, severance, consulting, non-disclosure or similar agreement entered into between the Company or one of its Subsidiaries, on one hand, and any current or former officer, director or employee of the Company or one of its Subsidiaries, on the other hand, in each case, without payment or incurrence of further liability or obligation (contingent or otherwise) thereunder and (ii) the Company will deliver to Parent evidence of the termination of such Contracts required to be terminated pursuant to this Section 6.7, which evidence shall be reasonably acceptable to Parent.

        6.8.    Employee Matters.

          (a)   In order to satisfy the requirements of Section 280G(b)(5)(A)(ii) of the Code, the Company shall submit to a vote of the stockholders of the Company for their approval of all payments or benefits that in the absence of such approval could reasonably be expected to constitute "parachute payments" (within the meaning of Section 280G of the Code and the regulations thereunder), to any individuals that are "disqualified individuals" (within the meaning of Section 280G(c) of the Code and the regulations thereunder). The form of such stockholder vote and all disclosure to stockholders regarding the facts regarding the vote, shall be subject to the prior approval of Parent (which approval shall not be unreasonably withheld, denied, conditioned, or delayed). In addition, to the extent necessary to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, the Company shall have received an irrevocable written waiver, in the form attached as Section 6.8 of the Company Disclosure Schedule, from each such disqualified individual of all payments or benefits payable to such disqualified individuals that in the absence of such approval would constitute "parachute payments" (within the meaning of Section 280G of the Code and the regulations thereunder) (assuming that no portion of any payment to be received by such disqualified individuals would be viewed as "reasonable compensation for personal services" within the meaning of Section 280G of the Code and the regulations thereunder).

          (b)   Notwithstanding any provision hereof to the contrary, the Company may, at its option, effectuate the matters set forth on Section 6.8(b) of the Company Disclosure Schedule (the "Transaction Bonus Pool") in the manner described therein.

          (c)   For a period of one year following the Closing Date, Parent shall cause the Surviving Company to maintain for employees employed in the United States who are not covered by a collective bargaining agreement and who continue in the employ of Parent, the Surviving Company or any of their Subsidiaries following the Closing Date ("Continuing Employees"), (i) a base salary or wages that are no less favorable than, (ii) a variable/incentive/bonus opportunity that provides a substantially similar variable/incentive/bonus opportunity (excluding any value attributable to equity and equity-based compensation) to, and (iii) other benefit plans and arrangements (except with respect to employer matching contributions under any defined contribution plan, which shall be provided at a level consistent with the terms of the plan applicable to similarly situated employees of Parent) that are substantially comparable in the aggregate with respect to each such Continuing Employee to, in each of clauses (i), (ii) and (iii), those provided to such Continuing Employees immediately prior to the Closing; it being understood that at Parent's election the foregoing may be satisfied through participation in (i) the Company Benefit Plans, (ii) the plans of Parent, the Surviving Company or their respective Subsidiaries (other than the Company Benefit Plans) or (iii) any combination of such plans (each a "Surviving Company Plan") and that participation in any Surviving Corporation Plan may commence or cease (as applicable) at different times. No provision of this Agreement shall be construed as a guarantee of continued employment of any employee and this Agreement shall not be construed so as to prohibit Parent, the Surviving Company or any of their Subsidiaries from having the right to terminate the employment of any employee, provided that any such termination is effected in accordance with applicable law.

          (d)   From and after the Closing Date, for purposes of determining eligibility to participate, level of benefits, vesting and benefit accrual under any Surviving Company Plan in which a Continuing Employees is eligible to participate, Parent shall recognize or cause to be recognized each Continuing Employee's service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries as service with Parent or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time, except that such service need not be recognized (i) to the extent such recognition would result in the duplication of benefits for the same period of service, (ii) for purposes of any frozen plan or grandfathered benefits or (iii) for benefit accrual purposes under any employee benefit plan of Parent or its Subsidiaries that is a defined benefit pension plan.

          (e)   Parent shall use commercially reasonable efforts to (i) waive or cause to be waived for each Continuing Employee and his or her eligible dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Parent, the Surviving Company or any of their respective Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Company and its Subsidiaries, and (ii) give or cause to be given full credit under the welfare plans of Parent and its Subsidiaries that provide medical benefits and are applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

          (f)    Without limiting the generality of Section 11.10, the provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan, Surviving Company Plan or other employee benefit plan or agreement for any purpose or limit the right of Parent, the Company or any of their Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to amend or terminate any Company Benefit Plan, Surviving Company Plan or other employee benefit plan or agreement.

        6.9.    Subsequent Financial Statements.    The Company shall provide to Parent a copy of the Company's financial results for any month ending after the date of this Agreement in the same format no later than one day following the date such financial results are provided to TC Group, LLC or any of its affiliates (other than the Company and its Subsidiaries). In addition, the Company shall provide a copy of the Company's financial results for any period ending after the date of this Agreement prior to making publicly available its financial results for any such period and shall provide to Parent a copy of all Company SEC Reports prior to filing them.

        6.10.    Non-Solicitation of Alternative Transactions.

          (a)   Unless and until this Agreement will have been terminated in accordance with its terms, the Company shall not, and shall cause its affiliates not to, directly, indirectly or through their officers, shareholders, directors, employees, affiliates, and their respective financial advisors, consultants, attorneys and other agents and representatives ("Representatives"), engage in negotiations or discussions with, or furnish any confidential information or data to or access to the books, records, assets, business or personnel of the Company, or solicit, encourage, or respond to any proposals or inquiries from, or enter into any agreements with any third party (or authorize or consent to any of the foregoing actions) relating to (A) any sale or other disposition of all or substantially all assets of the Company and any of its Subsidiaries, taken as a whole; (B) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries; or (C) any direct or indirect acquisition of beneficial ownership of 5 percent or more of the equity securities of the Company, other than, in each case, with Parent or its affiliates.

          (b)   The Company shall, and shall cause its affiliates to, immediately terminate and cause to be terminated any and all existing discussions or negotiations with any Persons (other than Parent and its affiliates) conducted heretofore with respect to any of the foregoing actions described in Section 6.10(a). The Company shall, and shall cause its affiliates to, enforce their respective rights under, and shall not release any third party from, the confidentiality and standstill provisions of any agreement to which the Company or its affiliates is a party with respect to a potential sale of capital stock of, or merger, consolidation, combination, sale of assets, reorganization or similar transaction involving the Company or its Subsidiaries and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any such third party to make any proposal regarding the foregoing.

          (c)   Unless and until this Agreement will have been terminated in accordance with its terms, Parent shall not, and shall cause its affiliates not to, directly, indirectly or through their Representatives, (i) engage in negotiations or discussions with, or furnish any confidential information or data to or access to the books, records, assets, business or personnel of Parent, or solicit, encourage, or respond to any proposals or inquiries (any such proposal or inquiry, an "Alternative Transaction Proposal") from any third party relating to (A) any sale or other disposition of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; (B) any merger, consolidation, share exchange, business combination or similar transaction involving Parent or any of its Subsidiaries; or (C) any direct or indirect acquisition of beneficial ownership of 30% or more of the equity securities of Parent, other than, in each case, with the Company or its affiliates (an "Alternative Transaction") or (ii) enter into any agreements with any third party (or authorize or consent to any of the foregoing actions) with respect to any Alternative Transaction other than with the Company or its affiliates.

          (d)   Parent shall, and shall cause its affiliates to, immediately terminate and cause to be terminated any and all existing discussions or negotiations with any Persons (other than the Company and its affiliates) conducted heretofore with respect to any of the foregoing actions described in Section 6.10(c). Parent shall, and shall cause its affiliates to, enforce their respective rights under, and shall not release any third party from, the confidentiality and standstill provisions of any agreement to which Parent or its affiliates is a party with respect to any Alternative Transaction and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any such third party to make any Alternative Transaction Proposal.

          (e)   Notwithstanding the foregoing, prior to approval of the issuance of Parent Common Stock in the Merger by the requisite affirmative vote of the holders of Parent Common Stock, Parent may, in response to a bona fide written Alternative Transaction Proposal from a person other than the Company or its affiliates if the Board of Directors of Parent determines in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties, (i) furnish information with respect to Parent and its Subsidiaries to the person making such Alternative Transaction Proposal and its Representatives (provided that such information was previously provided to the Company or is simultaneously provided to the Company) pursuant to a customary confidentiality agreement not less restrictive than the Confidentiality Agreement and (ii) participate in discussions concerning the terms of such Alternative Transaction Proposal and negotiate the terms with the person making such Alternative Transaction Proposal.

        6.11.    FIRPTA Certificate.    On the Closing Date, the Company shall provide to Parent an affidavit, dated as of the Closing Date, signed under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) and Section 897 of the Code.

        6.12.    Indemnification and Insurance.

          (a)   For six years after the Effective Time, Parent shall cause the Surviving Company to continue to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actions, suits, claims or proceedings, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under their respective charter or by-laws or comparable organizational documents in effect on the date of this Agreement subject to limitations imposed by applicable law to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law); provided, the person to whom such expenses are advanced provides an undertaking to the Surviving Company to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under applicable law and the charter and by-laws or other organizational documents of the Company or any of its Subsidiaries shall be made by independent counsel mutually acceptable to the Holder Representative and the Surviving Company.

          (b)   For six years from the Effective Time, Parent shall cause the Surviving Company to maintain in effect directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Parent) either through continuation of the current policy or substitution by Parent of another policy therefor on terms not materially less favorable than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time; provided, however, that if any claim is asserted or made within such six-year period, such insurance shall be continued in respect of such claim until the final disposition thereof; and provided further, however, that in complying with its obligations pursuant to the terms of this Section 6.12(b), Parent shall not be required to expend annually in the aggregate an amount in excess of 200% of the annual premium currently paid by the Company (which current amount is set forth on Section 6.12 of the Company Disclosure Schedule (the "Premium Cap")) and if Parent cannot obtain such insurance coverage without paying in excess of the Premium Cap, Parent shall purchase such insurance with the maximum coverage available for the Premium Cap; provided further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase a six-year prepaid "tail policy" that provides coverage no less favorable than the coverage described above; provided further, however that if the annual premiums for such "tail" policy exceeds the Premium Cap, then Parent may direct the Company to obtain a "tail" policy with the maximum coverage available for the Premium Cap applied over the term of such policy.

        6.13.    Further Assurances.     From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

        6.14.    Reorganization.     Parent and the Company intend that the Mergers together shall qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided that the Company receives an opinion of Latham & Watkins LLP dated as of the Closing Date to the effect that for federal income tax purposes, the Mergers together will be treated as a reorganization within the meaning of Section 368(a) of the Code (and such opinion has not been withdrawn), each party will report the Mergers as such for federal, state and local income tax purposes except as otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, or by similar provision of applicable state or local income, franchise or other relevant Tax law. Neither Parent nor the Company will take any action or fail to take any action, which action or failure to act would cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall elect to apply the provisions of the proposed United States Treasury Regulations (REG-146247-06, 2007-1 C.B. 977) in the Federal Register (72 FR 13058) concerning fixed price contracts to the Mergers taken together, as permitted under Internal Revenue Service Notice 2010-25, 2010-14 IRB, and Parent shall cause its affiliates (including but not limited to the Surviving Company) to so elect as may be necessary under the terms of the Notice to ensure the proposed regulations apply to the Mergers. Parent and its affiliates, as applicable, and the Company shall not adopt a treatment of such Mergers that is inconsistent with such elections.

        6.15.    Tax Matters.

          (a)   Parent shall cause to be prepared in a manner consistent with past practices (except where otherwise required by applicable law) all Tax Returns of the Company and its Subsidiaries for all taxable years or periods ending on or before the Closing Date that are required to be filed after the Closing Date ("Pre-Closing Tax Returns") and for any taxable period that includes (but does not end on) the Closing Date ("Straddle Period Tax Returns"). Parent shall cause each Pre-Closing Tax Return and Straddle Period Tax Return to be delivered to the Holder Representative for its review and consultation with Parent a reasonable period of time prior to the due date for such Tax Return (taking into account any applicable extensions of time to file). Parent shall consider in good faith any written comments to such Tax Return received from the Holder

  Representative. Parent shall cause the Company to timely file all such Pre-Closing Tax Returns and Straddle Period Tax Returns.

          (b)   Except as provided in Section 6.15(c) hereof, Parent and the Holder Representative shall cooperate fully, and Parent shall cause its affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any action regarding Taxes of, or with respect to, the Company and its Subsidiaries. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent shall (i) retain or cause to be retained all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until 120 days after the expiration of the statute of limitations (taking into account any extensions thereof, which extensions Parent shall notify the Holder Representative of promptly in writing) of the respective taxable periods and (ii) give the Holder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Holder Representative so requests, shall allow the Holder Representative to take possession of such books and records.

          (c)   Parent covenants that it will not cause or permit the Company or its Subsidiaries or any affiliates of Parent to (i) take any action on the Closing Date after the Closing outside of the ordinary course of business or (ii) except as otherwise required pursuant to an audit, examination or other adjustment required by a Tax authority, amend any Tax Return of the Company or any of its Subsidiaries, make or amend any material Tax election or take any action that results in increased taxable income or gain or the reduction of any Tax asset of the Company or its Subsidiaries, in each case with respect to any Pre-Closing Tax Period (other than any Current Tax Period); provided for the avoidance of doubt, nothing in this subsection (c) shall permit Parent or any of its affiliates to take any action with respect to a Current Tax Period that is inconsistent with its obligations under this Section 6.15 with respect to any Current Tax Period.

          (d)   The parties shall treat the taxable year of the Company and its Subsidiaries as ending on the Closing Date where required or allowable by law and, except as provided under the "next day rule" of Treasury Regulation Section 1.1502-76, shall allocate income to the period ending on the Closing Date based on a closing of the books as of the Closing Date. The parties hereto agree that no ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii) or any other similar law shall be made with respect to the transactions contemplated in this Agreement. In accordance with Treasury Regulation Section 1.1502-76 and any analogous law, any income or gain related to any extraordinary transaction that occurs on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date. Notwithstanding any other provision of this Agreement, the parties hereto agree pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii) that the Tax deductions arising out of the payment of the Option Consideration, the SAR Consideration and the RSU Consideration shall be allocated to and reported in the taxable year of the Company ending on the Closing Date, except as otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, or by similar provision of applicable state or local income, franchise or other relevant Tax law.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Parent Stockholder Approval.    Parent Stockholder Approval shall have been obtained.

          (b)    NYSE Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE or such other primary stock exchange on which Parent Common Stock is then listed, subject to official notice of issuance.

          (c)    Antitrust Waiting Period.    Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and the approvals set forth on Section 7.1(c) of the Company Disclosure Schedule shall have been obtained.

          (d)    No Injunctions or Restraints; Illegality.    No statute, rule, regulation, executive or other order shall have been enacted, issued or promulgated by any Governmental Entity and no preliminary or permanent injunction or temporary restraining order or prohibition issued by a court or other Governmental Entity (collectively, "Restraints") preventing or rendering illegal the consummation of the Merger shall be in effect.

        7.2.    Conditions to Obligations of Parent.     The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date), except where the failure or failures to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (disregarding for this purpose clause (D) of the proviso to the definition of such term other than for the purpose of the representation and warranty set forth in Section 3.7(a)) on the Company; provided, however, that the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.2, 3.3(a), 3.3(b)(i), 3.22 and 3.24, and the representations and warranties of the Holder Representative set forth in Section 10.4, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date).

          (b)    Performance of Obligations of the Company.    The Company and the Holder Representative shall have performed in all material respects all covenants required to be performed by them under this Agreement at or prior to the Effective Time. Notwithstanding the forgoing or anything else to the contrary, the Company shall have performed, in all material respects, all obligations required to be performed by it under Section 6.8(a) of this Agreement prior to the Effective Time.

          (c)    Certificates.    Parent shall have received (i) a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions with respect to the Company specified in Sections 7.2(a) and 7.2(b) have been fulfilled and (ii) the certificate described on Section 7.2(c) of the Company Disclosure Schedule, executed by the party described on Section 7.2(c) of the Company Disclosure Schedule.

          (d)    Escrow Agreement.    The Holder Representative shall have executed and delivered the Escrow Agreement to Parent.

          (e)    No Material Adverse Effect on the Company.    Since the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

          (f)    Third Party Consents.    The consents set forth on Section 7.2(f) of the Parent Disclosure Schedule shall have been obtained and shall remain in full force and effect.

          (g)    Payoff Letter.    Parent shall have been provided the Payoff Letter, executed by the agent under the Company Credit Agreement.

        7.3.    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date), except where the failure or failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (disregarding for this purpose clause (D) of the proviso to the definition of such term other than for the purpose of the representation and warranty set forth in Section 4.7(a)) on Parent; provided, however, that the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.2, 4.3(a), 4.3(b)(i), and 4.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date).

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Certificates.    The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent that the conditions specified in Sections 7.3(a) and 7.3(b) have been fulfilled.

          (d)    No Material Adverse Effect on Parent.    Since the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

          (e)    Governance.    Parent shall have performed all obligations required to be performed by it pursuant to Section 1.1 of the Stockholders Agreement such that effective as of the Closing, (i) the number of directors on the Parent's board of directors is increased by three and (ii) the three persons specified in Section 1.1 of the Stockholders Agreement (or if any such person is unable or unwilling to serve as a director, a mutually acceptable replacement) are appointed to the Parent's board of directors.

          (f)    Reorganization.    Latham & Watkins LLP shall have received a representation letter of Parent, Merger Sub and the Surviving Company in substantially the form attached hereto as Exhibit B.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

        8.1.    Survival.     The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement or in the certificates delivered pursuant to clause (i) of Section 7.2(c) and Section 7.3(c) (the "Closing Certificates") shall survive the Closing until the Survival Termination Date; provided, however, that any covenants to be performed after the Closing Date shall survive until such covenant is fully performed. The representations and warranties set forth in the certificate delivered pursuant to clause (ii) of Section 7.2(c) shall not survive the Closing. No claim for indemnification may be asserted pursuant to Section 8.2 after the Survival Termination Date. Notwithstanding the preceding sentences, any claim made in good faith for breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of such claim (setting forth the basis therefor in reasonable detail) shall have been given to the party against whom such indemnity may be sought prior to such time, and such claim is pursued in good faith hereunder within a reasonable time period thereafter.

        8.2.    Indemnification.

          (a)   Effective at and after the Closing, Parent and its affiliates and their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the "Parent Indemnified Parties") shall be entitled to indemnification solely from the Indemnification Escrow Amount for any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) whether involving a third party claim or a claim solely between the parties hereto ("Damages") suffered or incurred by a Parent Indemnified Party arising out of or relating to:

              (i)  the failure of any of the representations or warranties made by the Company or the Holder Representative under this Agreement, read for purposes of this Article VIII without reference to Material Adverse Effect (except in the case of Section 3.7(a)) to be true and correct at the date hereof and at and as of the Closing Date or the failure of the Closing Certificate delivered at the Closing by the Company (which, for avoidance of doubt, shall not include the certificate delivered pursuant to clause (ii) of Section 7.2(c)) to be true and correct at and as of the Closing Date; and

             (ii)  any breach of a covenant or agreement to be performed by the Company pursuant to this Agreement; and

            (iii)  Excluded Taxes; provided that

              (A)  no Parent Indemnified Party shall be entitled to indemnification for any such claim (or series of related claims) pursuant to this Section 8.2 where the aggregate amount of Damages with respect to such claim (or related claims) does not exceed $20,000 (the "De Minimis Amount") (and the amount of such Damages with respect to unrelated claims shall not be aggregated for purposes of clause (B));

              (B)  the Parent Indemnified Parties shall not be entitled to indemnification pursuant to this Section 8.2 unless the aggregate amount of Damages for which all Parent Indemnified Parties are entitled to indemnification pursuant to this Section 8.2 exceeds $1,000,000 (the "Basket"), in which case the Parent Indemnified Parties shall, subject to Section 8.2(a)(iii)(C) below, be entitled to indemnification for the full amount of all such Damages, including the Basket;

              (C)  the aggregate amount of all Damages to which all Parent Indemnified Parties may be entitled to indemnification pursuant to this Section 8.2 shall in no event exceed the Indemnification Escrow Amount; and

              (D)  Notwithstanding anything to the contrary in this Agreement, including without limitation and for the avoidance of doubt Section 3.9(a), except to the extent of any breach of the representation and warranty in Section 3.9(d), no indemnity is provided under this Agreement to any Parent Indemnified Party with respect to the amount of or the availability of any net operating loss ("NOL") or NOL Carryforward that arose in the Pre-Closing Tax Period (any such NOL or NOL Carryforward, a "Pre-Closing NOL") or with respect to any reduction in the amount of any Pre-Closing NOL for any reason, including without limitation, greater amounts of income being recognized in any Pre-Closing Tax Period than previously reported.

          (b)   Effective at and after the Closing, Parent hereby indemnifies each holder of shares of Company Common Stock, Company Options, Company SARs or Company RSUs immediately prior to the Effective Time and their affiliates and their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the "Holder Indemnified Parties") for and agrees to hold each of them harmless from any and all Damages actually suffered or incurred by a Holder Indemnified Party arising out of or relating to:

              (i)  the failure of any of the representations or warranties made by Parent under this Agreement, read for purposes of this Article VIII without reference to Material Adverse Effect (except in the case of Section 4.7(a)) to be true and correct at the date hereof and at and as of the Closing Date or the failure of the Closing Certificate to be true and correct at and as of Closing;

             (ii)  any breach of covenant or agreement to be performed by Parent pursuant to this Agreement; and

            (iii)  the failure of the LLC Merger to be consummated on the Closing Date; provided that

              (A)  no Holder Indemnified Party shall be entitled to indemnification for any such claim (or series of related claims) pursuant to this Section 8.2 where the amount of Damages with respect to such claim (or related claims) does not exceed the De Minimis Amount (and the amount of such Damages with respect to unrelated claims shall not be aggregated for purposes of clause (B));

              (B)  the Holder Indemnified Parties shall not be entitled to indemnification pursuant to this Section 8.2 unless the aggregate amount of Damages for which all Holder Indemnified Parties are entitled to indemnification pursuant to this Section 8.2 exceeds the Basket, in which case the Holder Indemnified Parties shall, subject to Section 8.2(b)(iii)(C), be entitled to indemnification for the full amount of all such Damages, including the Basket; and

              (C)  the aggregate amount of all Damages to which all Holder Indemnified Parties may be entitled to indemnification pursuant to this Section 8.2 shall in no event exceed $35,000,000.

          (c)   For tax purposes, any indemnification payments made pursuant to this Section 8.2 shall be treated as an adjustment to the Merger Consideration.

        8.3.    Third Party Claim Procedures.

          (a)   The party seeking indemnification under Section 8.2 (the "Indemnified Party") agrees to give prompt notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party ("Third Party Claim") in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party. The Holder Representative shall give and receive notices on behalf of the Escrow Participating Holders and the Holder Indemnified Parties. "Indemnifying Party" means (i) in the case of any claim for indemnification brought by a Holder Indemnified Party, Parent and (ii) in the case of any claim for indemnification brought by a Parent Indemnified Party, the Holder Representative, solely for the purpose of receiving notice and controlling the defense and settlement of a Third Party Claim pursuant to this Section 8.3 and Section 8.4; provided that in no circumstance shall the Holder Representative have any obligation to indemnify any party pursuant to this Agreement.

          (b)   Except as provided below, the Indemnifying Party shall be entitled to control and select counsel (subject to the Indemnified Party's right to reasonably object) for such defense at its expense.

          (c)   If the Indemnifying Party shall assume the control of the defense of any Third Party Claim, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, denied, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, the settlement is in excess of the maximum liability set forth in Section 8.2, or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose; provided, that no Indemnified Party shall settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party if (A) the Indemnified Party does not irrevocably waive all claims to indemnification under this Agreement with respect to such Third Party Claim, (B) any amount is required to be paid by the Indemnifying Party or from the Indemnification Escrow Amount in respect of such Third Party Claim, (C) the settlement does not release the Indemnifying Party from all liabilities and obligations with respect to such Third Party Claim or (D) the settlement imposes ongoing obligations on, or injunctive or other equitable relief against, the Indemnifying Party. The fees and expenses of such separate counsel shall be paid by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume such control, and shall be responsible for the fees and expenses of the Indemnified Party's counsel, if (i) the Indemnifying Party shall have failed, within twenty (20) business days after receipt of a Notice in respect of the applicable Third Party Claim, to assume the defense of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim, (ii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party or (iii) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel). To the extent the defense of any Third Party Claim is assumed by the Holder Representative as the Indemnifying Party, the costs and expenses of such defense and any settlement or compromise of such Third Party Claim shall be paid from the Indemnification Escrow Amount, and Parent, the Company and the Holder Representative shall instruct the Escrow Agent to disburse such portion of the Indemnification Escrow Amount as is reasonably requested in writing by the Holder Representative to pay such costs and expenses.

          (d)   Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (e)   If any payment is made on a Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim and shall be entitled to pursue recovery against the applicable insurers or other Persons in respect of such benefits or other claims. To the extent the defense of any Third Party Claim is assumed by the Holder Representative as the Indemnifying Party, the costs and expenses of such defense and any settlement or compromise of such Third Party Claim shall be paid from the Escrow Account. Parent, the Company and the Holder Representative shall instruct the Escrow Agent to disburse such portion of the Indemnification Escrow Amount as is reasonably requested in writing by the Holder Representative to pay such costs and expenses.

        8.4.    Direct Claim Procedures.     In the event an Indemnified Party has a claim for indemnity under Section 8.2 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

        8.5.    Calculation of Damages.

          (a)   The amount of any Damages payable under Section 8.2 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any expenses incurred in securing such recovery). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

          (b)   No Indemnified Party shall be entitled to indemnification pursuant to Section 8.2 for consequential, special, exemplary, indirect or punitive Damages (except to the extent included in any Third Party Claim).

          (c)   Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage or from third parties for any Damages payable under Section 8.2, provided that such efforts will not limit the timing or amount of Damages payable under Section 8.2 during pendency of such insurance claims.

          (d)   Notwithstanding any provision hereof to the contrary, the amount of any Damages payable to the Parent Indemnified Parties under Section 8.2 shall be made solely from funds available in the Escrow Account.

          (e)   In determining the amount of any Damages for which the Indemnified Parties are entitled to assert a claim for indemnification hereunder, the amount of any such Damages will be determined after deducting therefrom the amount of any Tax benefit actually realized in the year in which such Damages were incurred (and any prior year) in cash, credit or a reduction of Taxes otherwise payable, in each case as a result of such Damages. Additionally, if any Indemnified Party realizes any additional Tax benefit in cash, credit or a reduction of Taxes otherwise payable, in each case as a result of such Damages in the two years after such Damages were incurred, such Indemnified Party will promptly refund to the Indemnifying Party an amount equal to such Tax benefit.

        8.6.    Exclusive Remedy.     After the Closing, this Article VIII will provide the exclusive remedy for any and all claims under this Agreement or any certificate delivered pursuant hereto, except remedies for common law fraud pursuant to claims asserted only against the Persons committing such common law fraud or with respect to matters for which the remedy of specific performance or injunctive relief are available.

        8.7.    Indemnity Escrow.

          (a)   The amounts of any Damages payable to the Parent Indemnified Parties under Section 8.2 shall, in each case, be paid by release out of cash held in the Escrow Account (the "Indemnification Escrow Property") to the applicable Parent Indemnified Party from the Escrow Account.

          (b)   On the Survival Termination Date, the Escrow Agent shall release all or a portion of the Indemnification Escrow Property to the Escrow Participating Holders such that, following such release, the amounts remaining in the Escrow Account equals only the amount, if any, of claims for indemnification under Section 8.2 properly asserted prior to such date by the Parent Indemnified Parties in writing in accordance with Article VIII but not yet resolved as of the Survival Termination Date (the "Unresolved Claims"). Such amounts shall be released to the Escrow Participating Holders, pro rata in accordance with their respective Escrow Percentages. The amounts retained in the Escrow Account in respect of any Unresolved Claim shall be released by the Escrow Agent upon final resolution of any Unresolved Claim in respect of which such amounts had been retained (to the extent not utilized to satisfy valid claims for indemnification pursuant to Section 8.2) in accordance with this Section 8.7 and the terms of the Escrow Agreement.

          (c)   Promptly (and in any event within five (5) business days) upon any person becoming entitled to release of amounts from the Escrow Account pursuant to this Article VIII or the Escrow Agreement, Parent and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to so release such amounts.

ARTICLE IX

TERMINATION AND AMENDMENT

        9.1.    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Parent:

          (a)   by mutual consent of the Company and Parent in a written instrument authorized by the Boards of Directors of the Company and Parent;

          (b)   by either the Company or Parent, if any final, non-appealable Restraint preventing or rendering illegal consummation of the Merger shall have become final and non-appealable (unless the failure by such party to fulfill its obligations pursuant to Section 6.1 shall have been the cause of, or resulted in, such Restraint);

          (c)   by either the Company or Parent, if the Merger shall not have been consummated on or before September 23, 2010 (the "Outside Date"), unless the failure of the Closing to occur by such date shall have been caused by, or resulted from, the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, other than a breach of such party's representations and warranties set forth in this Agreement;

          (d)   by either the Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company or the Holder Representative, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 (in the case of termination by Parent) or Section 7.3 (in the case of termination by the Company) and that (if curable) is not cured by the earlier of (i) the Outside Date or (ii) 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

          (e)   by the Company, if a Change of Recommendation shall have occurred;

          (f)    by either the Company or Parent, if the Parent Meeting (including any adjournments thereof) shall have concluded and the Parent Stockholder Approval contemplated by this Agreement shall not have been obtained;

          (g)   by Parent, if this Agreement and the Merger are not approved and adopted by the stockholders of the Company on or prior to 11:59 pm New York time on the date hereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.1, specifying the provision or provisions hereof pursuant to which such termination is effected.

        9.2.    Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except Sections 2.6, 9.2, 9.3, 11.1, 11.6 and 11.7 and the last two sentences of Section 6.5(b), which Sections and the Confidentiality Agreement shall survive any termination of this Agreement.

        9.3.    Termination Fee.

          (a)   If:

              (i)  this Agreement is terminated by the Company pursuant to Section 9.1(e), then Parent shall pay to the Company, by wire transfer of immediately available funds, an amount equal to $25,000,000 (the "Change of Recommendation Termination Fee") on the first business day following such termination;

             (ii)  this Agreement is terminated by the Company or Parent pursuant to Section 9.1(f), then Parent shall pay to the Company, by wire transfer of immediately available funds, an amount equal to $9,500,000 (the "Stockholder Vote Termination Fee") on the first business day following such termination;

            (iii)  this Agreement is terminated (A) by the Company pursuant to Section 9.1(d) as a result of any breach of any covenant or agreement (other than any breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement set forth in Section 5.3, Section 5.4 or Section 6.10 or any unintentional breach of any covenant or agreement set forth in Section 1.7(c), Section 6.2, Section 6.3 or Section 11.8) or (B) by either party pursuant to Section 9.1(c) and at the time of such termination the terminating party could have terminated the agreement pursuant to Section 9.1(d) as a result of any breach of any covenant or agreement (other than any breach of any representation or warranty set forth in Article IV or any covenant or agreement set forth in Section 5.3, Section 5.4, or Section 6.10 or any unintentional breach of any covenant or agreement set forth in Section 1.7(c), Section 6.2, Section 6.3 or Section 11.8) and, in either case, at such time the conditions set forth in Section 7.1, Section 7.2, and Section 7.3(d) have been satisfied or waived (excluding those conditions that by their nature are to be satisfied or waived at Closing), other than such conditions that have not been satisfied as a result of the material breach of Parent or Merger Sub of its obligations under this Agreement, then Parent shall pay to the Company, by wire transfer of immediately available funds, an amount equal to the $75,000,000 (the "Parent Breach Termination Fee") on the first business day following such termination; or

            (iv)  this Agreement is terminated (A) by Parent pursuant to Section 9.1(d) as a result of any breach of any covenant or agreement (other than any breach of any representation or warranty set forth in Article III or any covenant or agreement set forth in Section 5.1, Section 5.2 or Section 6.10 or any unintentional breach of any covenant or agreement set forth in Section 1.7(c), Section 6.2, Section 6.6, Section 6.8(a) or Section 11.8) or (B) by either party pursuant to Section 9.1(c) and at the time of such termination the terminating party could have terminated the agreement pursuant to 9.1(d) as a result of any breach of any covenant or agreement (other than any breach of any representation or warranty set forth in Article III or any covenant or agreement set forth in Section 5.1, Section 5.2 or Section 6.10 or any unintentional breach of any covenant or agreement set forth in Section 1.7(c), Section 6.2, Section 6.6, Section 6.8(a) or Section 11.8) and, in either case, at such time the conditions set forth in Section 7.1, Section 7.2(e), Section 7.2(f) and Section 7.3 have been satisfied or waived (excluding those conditions that by their nature are to be satisfied or waived at Closing), other than such conditions that have not been satisfied as a result of the material breach of the Company of its obligations under this Agreement, then the Company shall pay to Parent by wire transfer of immediately available funds, an amount equal to $75,000,000 (the "Company Breach Termination Fee" and, together with the Parent Breach Termination Fee, the Change of Recommendation Termination Fee and the Stockholder Vote Termination Fee, the "Termination Fees") on the first business day following such termination.

             (v)  For the avoidance of doubt, in no event will either Parent or the Company be obligated to pay more than one Termination Fee.

          (b)   Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If any party hereto becomes obligated to pay a Termination Fee pursuant to this Section 9.3, such party shall additionally pay to the party entitled to such payment (i) interest on the amount of such Termination Fee from the date such payment was required to be made until the date of payment at the per annum rate equal to the sum of (A) the rate publicly announced by JPMorgan Chase Bank, as of the date such payment was required to be made, as such bank's prime lending rate and (B) 2% and (ii) if, in order to obtain such payment, the party entitled to payment of a Termination Fee commences a suit for payment of such Termination Fee that results in a judgment against such party, the party obligated to pay such Termination Fee shall reimburse such party for its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit. The parties hereto specifically acknowledge and agree that (i) no Termination Fee payable hereunder constitutes a penalty, but rather represents liquidated damages in a reasonable amount that will compensate the party entitled to such Termination Fee in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and (ii) the applicable Termination Fees shall be the exclusive remedy of the party entitled to such Termination Fees following termination of this Agreement. Except as provided in Section 11.10, no party shall be entitled to bring a claim for or seek to recover damages for breach of this Agreement in excess of the applicable Termination Fees to which such party is entitled pursuant to this Agreement.

        9.4.    Amendment.     This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Parent, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9.5.    Extension; Waiver.     At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

HOLDER REPRESENTATIVE

        10.1.    Holder Representative.     By virtue of the approval of the Merger by the stockholders of the Company, the Holders are deemed to have acknowledged their agreement to be bound by this Article X, and hereby appoint TC Group, L.L.C. as the representative to act on behalf of the Holders for certain limited purposes, as specified herein (the "Holder Representative"). The Holders hereby grant the Holder Representative a power of attorney to act on their behalf in connection with the transactions contemplated by this Agreement, including executing documents, making all elections and decisions to be made by the Holders in connection with the Merger, both prior to and following the Closing Date, retaining a portion of the Merger Consideration necessary to pay fees and expenses, giving and receiving notices on behalf of the Holders and otherwise exercising all rights of the Holders on their behalf.

        10.2.    Designation and Replacement of Holder Representative.     The parties have designated the Holder Representative as the initial Holder Representative. The Holder Representative may resign at any time, and the Holder Representative may be removed by holders that collectively owned more than 50% of the shares of Company Common Stock immediately prior to the Effective Time ("Majority Holders"). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

        10.3.    Authority and Rights of the Holder Representative; Limitations on Liability.     The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the Holders, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses, and to pay such Holder Allocable Expenses in accordance with Section 2.6 hereof. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Notwithstanding any provision to the contrary hereunder, the Holder Representative shall have no liability or obligation of any nature under this Agreement to any party hereto or any third party beneficiary hereof, other than as a result of a breach of its representation set forth in Section 10.4.

        10.4.    Representations and Warranties.

          (a)   The Holder Representative has been duly formed and is validly existing as a limited liability company under the laws of the State of Delaware. The Holder Representative has all requisite power and authority to execute and deliver this Agreement.

          (b)   The execution and delivery by the Holder Representative of this Agreement to which it is, or is specified to be, a party, and the performance by the Holder Representative of its obligations hereunder do not and will not conflict with, violate any provision of, any applicable law, rule or regulation of any Governmental Entity applicable to, or the organizational documents of, the Holder Representative.

        10.5.    Reliance.     The provisions of this Article X shall in no way impose any obligations on Parent, except that the last sentence of Section 10.3 shall be binding on Parent and Merger Sub. Parent (i) shall be entitled to rely upon, shall have no liability to the Holders with respect to, actions, decisions and determinations of the Holder Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Holder Representative are fully authorized by all of the Holders.

ARTICLE XI

GENERAL PROVISIONS

        11.1.    Notices.     All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company prior to the Closing, to:
Vought Aircraft Industries, Inc. 9314 W. Jefferson Street Dallas, TX 75211
	Attention:	Kevin McGlinchey Vice President, General Counsel & Corporate Secretary
	Fax:	(972) 946-5642
with a copy to:
Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, DC 20004
	Attention:	Daniel T. Lennon Paul F. Sheridan, Jr.
	Fax:	(202) 637-2201
and
(b)	if to Parent, to:
Triumph Group, Inc. 1550 Liberty Ridge Drive Suite 100 Wayne, PA 19087
	Attention:	John B. Wright, II Vice President, General Counsel & Secretary
	Fax:	(610) 251-1555
with a copy to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
	Attention:	Edward D. Herlihy David E. Shapiro
	Fax:	(212) 403-2000

(c)	if to the Holder Representative, to:
TC Group, L.L.C. c/o The Carlyle Group 1001 Pennsylvania Avenue, N.W. Washington, D.C. 20004
	Attention:	Adam J. Palmer
	Fax:	(202) 347-9250
with a copy to:
Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, DC 20004
	Attention:	Daniel T. Lennon Paul F. Sheridan, Jr.
	Fax:	(202) 637-2201

        11.2.    Interpretation.     When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation"; and whenever the word "person" or "persons" is used in this Agreement, it shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity, or any department, agency or political subdivision thereof. References to $ or dollars means United States dollars. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. All references to the Company's "knowledge" or "knowledge of the Company" shall mean the actual knowledge of Elmer Doty, Kevin McGlinchey, Keith Howe, Jeff McRae, Ron Muckley and Tom Stubbins. All references to Parent's "knowledge" or "knowledge of Parent" shall mean the actual knowledge of Rick Ill, David Kornblatt, Jeff Frisby, Kevin Kindig, John Wright, Bill Bauer and Sheila Spagnolo.

        11.3.    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        11.4.    Entire Agreement.     This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Stockholders Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

        11.5.    Severability.     Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        11.6.    Governing Law; Jurisdiction.     This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, the Commitment Letter or the performance thereof, in any forum other than (i) the Supreme Court of the State of New York, County of New York, or, if under applicable law jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), or (ii) any federal or state court in the State of Delaware. As used in this Agreement, "Financing Source" means the parties to the Commitment Letter and any joinder agreements or credit agreements related thereto (other than Parent or any of its Subsidiaries).

        11.7.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        11.8.    Public Announcements.     The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

        11.9.    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement; provided, however, that (i) after the Closing, current and former affiliates and directors of the Company and its Subsidiaries are intended third party beneficiaries of Section 6.12 and shall be entitled to enforce their rights thereunder, (ii) after the Closing, the Parent Indemnified Parties and the Holder Indemnified Parties are intended third party beneficiaries of Article VIII and shall be entitled to enforce their rights thereunder, (iii) all holders of shares of Company Common Stock, Company Options, Company SARs and Company RSUs are intended third party beneficiaries of Section 9.3 and the Holder Representative shall be entitled to enforce the rights of such parties thereunder on behalf of such parties and no other Person (including such holders) shall have the right to enforce such rights, (iv) the Persons described in the second sentence of Section 11.11 that are not parties hereto are intended third party beneficiaries of Section 11.11 and shall be entitled to enforce their rights thereunder, (v) the Representatives of the Company are intended third-party beneficiaries of the second to last sentence of Section 6.5(b), and (vi) the Financing Sources are intended third-party beneficiaries of the second to last sentence of Section 11.6 (but no other section or provision of this Agreement) and each Financing Source shall be entitled to enforce its rights under that sentence. Notwithstanding any provision hereof to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

        11.10.    Specific Performance.     The parties hereto agree that the parties shall not be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof other than the provisions of Sections 1.7(c), 6.3 and 6.10, in addition to any other remedy to which they are entitled at law or in equity.

        11.11.    Non-Recourse.     This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or affiliate of any party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Holder Representative, Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby; provided that the foregoing shall not exclude or prevent any claim for common law fraud to the extent common law fraud is committed in connection with the delivery of the certificate delivered pursuant to clause (ii) of Section 7.2(c).

Remainder of Page Intentionally Left Blank

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub and the Holder Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TRIUMPH GROUP, INC.
By:	/s/ RICHARD C. ILL Name: Richard C. Ill Title: Chairman and Chief Executive Officer
VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ ELMER L. DOTY Name: Elmer L. Doty Title: President and Chief Executive Officer
SPITFIRE MERGER CORPORATION
By:	/s/ RICHARD C. ILL Name: Richard C. Ill Title: President and Chief Executive Officer
TC GROUP, L.L.C., solely in its capacity as the Holder Representative hereunder
By:	TCG HOLDINGS, L.L.C.
Its:	Managing Member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director

Signature Page to Agreement and Plan of Merger

 Annex B

TRIUMPH GROUP, INC. STOCKHOLDERS AGREEMENT

Dated as of March 23, 2010

B-i

Annex A	Investor Ownership
Annex B	List of Employees Subject to No-Hire
Annex C	Covered Individuals

B-ii

        STOCKHOLDERS AGREEMENT, dated as of March 23, 2010 (as it may be amended from time to time, this "Agreement"), among (i) Triumph Group, a Delaware corporation (the "Company"), (ii) Carlyle Partners III, L.P., a Delaware limited partnership, Carlyle Partners II, L.P., a Delaware limited partnership, Carlyle International Partners II, L.P., a Cayman Island exempted limited partnership, Carlyle-Aerostructures Partners, L.P., a Delaware limited partnership, CHYP Holdings, L.L.C., a Delaware limited liability company, Carlyle-Aerostructures Partners II, L.P., a Delaware limited partnership, CP III Coinvestment, L.P., a Delaware limited partnership, C/S International Partners, a Cayman Island exempted limited partnership, Carlyle-Aerostructures International Partners, L.P., a Cayman Island exempted limited partnership, Carlyle-Contour Partners, L.P., a Delaware limited partnership, Carlyle SBC Partners II, L.P., a Delaware limited partnership, Carlyle International Partners III, L.P., a Cayman Island exempted limited partnership, Carlyle-Aerostructures Management, L.P., a Delaware limited partnership, Carlyle-Contour International Partners, L.P., a Cayman Island exempted limited partnership, and Carlyle Investment Group, L.P., a Delaware limited partnership (each an "Initial Investor" and collectively, the "Initial Investors") and (iii) TC Group, L.L.C. ("Carlyle"), a Delaware limited liability company.

W I T N E S S E T H:

        WHEREAS, on the date hereof, the Company, Spitfire Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), Vought Aircraft Industries, Inc. ("Target"), a Delaware corporation, and Carlyle, as the Holder Representative, have entered into an Agreement and Plan of Merger (as it may be amended from time to time, the "Merger Agreement") pursuant to which Merger Sub will be merged with and into Target (the "Merger") and, as soon as reasonably practicable following the Merger, Target will be merged with and into a direct wholly owned limited liability company subsidiary of the Company;

        WHEREAS, the Initial Investors will receive cash and shares ("Shares") of common stock, par value $0.001 per share, of the Company ("Company Common Stock") in the Merger; and

        WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Investors' ownership of the Shares.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

        1.1    Composition of the Board of Directors at the Closing.    At the Closing, (i) the number of directors on the Company's board of directors (the "Board") shall be increased by three and (ii) the Board will appoint three Investor Designees to the Board. The initial Investor Directors shall be (i) Adam Palmer, (ii) Elmer Doty and (iii) an individual designated by Carlyle on behalf of the Investors and approved by the Company (such approval not to be unreasonably withheld) prior to the Closing Date; provided that if any such person is unable or unwilling to serve as an Investor Director, then the Investors and the Company will agree on a mutually acceptable replacement.

        1.2    Composition of the Board of Directors Following Closing.

          (a)   Following the Closing and until an Investor Rights Termination Event, subject to compliance with Section 1.2(c), at each annual or special meeting of stockholders of the Company at which directors are to be elected to the Company's Board, the Company will nominate and use its reasonable best efforts to cause the election to the Company's Board of a slate of directors which includes: (i) if the Investor Percentage Interest equals or exceeds 66.67% (the "First Threshold"), three Investor Designees; (ii) if the Investor Percentage Interest is less than the First Threshold but equals or exceeds 33.33% (the "Second Threshold"), two Investor Designees; and (iii) if the Investor Percentage Interest is less than the Second Threshold, one Investor Designee.

          (b)   Subject to the last sentence of this Section 1.2(b), until the later to occur of (i) the expiration of the Standstill Period and (ii) the third anniversary of the Closing Date, each Investor agrees to cause each Share Beneficially Owned by it to be present in person or represented by proxy at all meetings of stockholders of the Company at which directors are to be elected to the Board, so that each such Share shall be counted as present for determining the presence of a quorum at such meetings and to support and cause each such Share to be voted in favor of those persons nominated by the Board or the Nominating and Corporate Governance Committee. The obligations set forth in the preceding sentence shall not apply during any period in which the Standstill Period is suspended pursuant to the terms of Section 2.2(b), provided that such obligations shall again apply from and after the date on which the Standstill Period resumes pursuant to the terms of Section 2.2(b).

          (c)   The Investors shall notify the Company of the identity of the proposed Investor Designees, in writing, on or before the time such information is reasonably requested by the Board or Nominating and Corporate Governance Committee for inclusion in a proxy statement for a meeting of stockholders, together with all information about the proposed Investor Designees as shall be reasonably requested by the Board or the Nominating and Corporate Governance Committee; provided however, that in no event shall the Company require more information from the Investors regarding the proposed Investor Designees than is required for any other person nominated for election to the Board; provided further that in the event the Investors fail to provide any such notice, the persons then serving as the Investor Directors shall be deemed to be the Investor Designees for such meeting.

          (d)   In the event of the death, disability, resignation or removal of an Investor Director (other than pursuant to Section 1.6), the Board will promptly appoint to the Board a replacement Investor Director designated by the Investors to fill the resulting vacancy, and such individual shall then be deemed an Investor Director for all purposes hereunder; provided that if an Investor Director is removed for cause, the replacement Investor Director will not be the same person who was removed. The Board will not remove, or recommend to the stockholders of the Company removal of, an Investor Director without the prior written consent of the Investors unless such Investor Director is no longer eligible for designation as an Investor Director pursuant to clause (ii) or (iii) of the first sentence of Section 1.3 hereof.

          (e)   In the event an Investor Designee fails to be elected to the Board following any annual or special meeting of the stockholders at which the Investor Designee stood for election but was nevertheless not elected, (i) the Company will promptly (and in any event within two (2) Business Days of such annual or special meeting of stockholders) appoint such Investor Director to the Board either by expanding the size of the Board or causing a non-Investor Director to resign, and such individual shall then be deemed an Investor Director for all purposes hereunder, (ii) the Board will not hold any meeting or take any material action between the date and time of such annual or special meeting of stockholders and the appointment of such Investor Director as contemplated by clause (i) of this sentence, other than the actions contemplated by clause (i) of this sentence and any meeting held solely for the purpose of taking such actions, (iii) the Investors will use commercially reasonable efforts to identify within ninety (90) days a replacement Investor Designee (a "Replacement Designee") who is reasonably acceptable to the Board or Nominating and Corporate Governance Committee and (iv) upon identification of such Replacement Designee, Investors will use their reasonable best efforts to cause the Investor Designee appointed to the Board pursuant to clause (i) of this sentence to resign from the Board and, contemporaneously with (but subject to) such resignation, the Company will appoint such Replacement Designee to fill the vacancy on the Board caused by such resignation.

          (f)    The Company will at all times provide the Investor Directors with the same rights to indemnification that it provides to the other members of the Board.

          (g)   For so long as (i) the Investors are entitled to designate at least one Investor Director and (ii) Carlyle Partners III, L.P. (the "Initial VCOC Investor") holds Shares, the Initial VCOC Investor shall be entitled to designate one of the Investor Directors.

        1.3    Objection to Investor Designee.    Notwithstanding the provisions of this Article I, the Investors will not be entitled to designate any person to the Board as of any date (or any committee thereof) pursuant to this Article I, in the event that (i) the election of such Investor Designee to the Board would cause the Company to be not in compliance with Applicable Law (other than the director independence requirements of any SRO), (ii) such Investor Designee has been the subject of a conviction or proceeding enumerated in Item 2(d) or (e) of Schedule 13D, (iii) such Investor Designee is or has been a party to a proceeding, or is subject to an order, judgment or decree, of the type enumerated in Item 401(f) of Regulation S-K in the five (5) year period preceding such date or is subject to any order, decree or judgment of any court or agency prohibiting service as a director of any public company or (iv) such Investor Designee is not reasonably acceptable to the Board or Nominating and Corporate Governance Committee; provided that for the purposes of this clause (iv) the persons specified in Section 1.1 as the initial Investor Directors shall be deemed to be acceptable to the Board and Nominating and Corporate Governance Committee for so long as this Agreement remains in effect. In any such case described in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence, the Investors will withdraw the designation of such proposed Investor Designee and designate a replacement therefor (which replacement Investor Designee will also be subject to the requirements of this Section 1.3). The Company will notify the Investors of any objection to an Investor Designee sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable the Investors to propose a replacement Investor Designee or Investor Designees, as the case may be, in accordance with the terms of this Agreement.

        1.4    Veto Rights.    Until the occurrence of any Investor Rights Termination Event, without the prior consent of the Investors, except as required by Applicable Law, the Company shall not take any action to cause the amendment of, or amend, its charter or bylaws in a manner that is adverse to, or limits, any of the Investors' rights under Article I of this Agreement or imposes restrictions on the transfer of any Shares; provided, that the foregoing shall not prohibit such amendments effected solely to increase, or to permit the increase, of the size of the Board.

        1.5    Venture Capital Qualifying Investment.    The Company hereby agrees that, subject to Applicable Law, it shall (i) furnish each VCOC Investor with such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for its directors in the ordinary course and as such VCOC Investor may from time to time reasonably request and provide such VCOC Investor reasonable access to the books and records of the Company, including, without limitation, financial and operating data and (ii) permit each VCOC Investor to discuss the affairs, finances and accounts of the Company, and to make proposals and furnish advice with respect thereto, with the principal officers of the Company from time to time. The provisions of this Section 1.5 shall terminate on the earlier of (i) the date of termination of this Article I pursuant to Section 1.6, and (ii) the date on which, in each VCOC Investor's good faith judgment, the provisions of this Section 1.5 are no longer required in order for the ownership of the Shares to qualify as a venture capital investment within the meaning of Department of Labor "plan asset" regulations. The Investors agrees to notify the Company promptly if, in each VCOC Investor's good faith judgment, the provisions set forth in this Section 1.5 are no longer required in order for the ownership of the Shares to qualify as a venture capital investment within the meaning of Department of Labor "plan asset" regulations (a "VCOC").

        1.6    Termination of Investor Rights.    If as of the close of any Business Day following the Closing, the Investor Percentage Interest has fallen below the First Threshold, the Investors shall promptly notify the Company and, unless otherwise consented to by a majority of the non-Investor Directors on the Board, use their reasonable best efforts to cause one Investor Director to promptly resign from the Board such that promptly following such resignation there are two Investor Directors on the Board. If as of the close of any Business Day following the Closing, the Investor Percentage Interest falls below the Second Threshold, the Investors shall promptly notify the Company and, unless otherwise consented to by a majority of the non-Investor Directors on the Board, use their reasonable best efforts to cause an additional Investor Director to promptly resign from the Board such that immediately following such resignation there is one Investor Director on the Board. Promptly upon the occurrence of any Investor Rights Termination Event all obligations of the Company pursuant to this Article I shall terminate and the Investors shall, unless otherwise consented to by a majority of the non-Investor Directors on the Board, use their reasonable best efforts to cause any and all remaining Investor Directors to resign from the Board. If, notwithstanding the reasonable best efforts of the Investors to cause an Investor Director to resign, such Investor Director does not resign, the Company shall call a special meeting of the stockholders of the Company for the purposes of removing such Investor Director, and each Investor agrees (a) not to object to the calling of such meeting, (b) to cause each Share Beneficially Owned by it to be present in person or represented by proxy at such special meeting and (c) to cause each such Shares to be voted in favor of the removal of such Investor Director.

ARTICLE II

TRANSFERS; STANDSTILL PROVISIONS

        2.1    Transfer Restrictions.

          (a)   Without the prior written consent of the Company, no Investor shall Transfer any shares of common stock, par value $0.01 per share, of the Target ("Target Common Stock") between the date hereof and the Closing, other than to a Controlled Affiliate of such Investor that agrees to be bound by the provisions of this Agreement as if it were an Investor hereunder (a "Permitted Transferee").

          (b)   No Investor or Permitted Transferee shall Transfer any of the Shares prior to the first anniversary of the Closing Date, other than to a Permitted Transferee. In the event that prior to the first anniversary of the Closing Date, any Permitted Transferee ceases to be a Controlled Affiliate of the transferring Investor, then any prior Transfer to such Person pursuant to such exception shall become null and void and ownership and title to any such securities so Transferred shall revert to such transferring Investor. An Investor shall promptly notify the Company following any Transfer to a Permitted Transferee.

          (c)   From and after the first anniversary of the Closing, the Investors shall not Transfer any Shares:

              (i)  (A) in one or more transactions in which any Person or Group, to the Investor's knowledge, purchases 2.5% or more of the outstanding shares of Company Common Stock, or (B) to any Person or Group who, to the Investor's knowledge, after giving effect to such Transfer, would Beneficially Own 5% or more of the outstanding shares of Company Common Stock; provided, that the restriction set forth in this clause (i) shall not apply to Transfers (x) to underwriters, brokers or dealers who acquire Shares with the intent to resell or distribute such Shares through bona fide block trades; provided that the transferring Investor does not have knowledge of facts that could cause it to conclude that (I) the counterparty in such trade was not acquiring the Shares subject to such trade in the ordinary course of business without the purpose of changing or influencing the control of the Company or in connection with or as a participant in any transaction having such purpose or (II) such trade would result in any Person or Group Beneficially Owning in excess of 15% of the then outstanding shares of Company Common Stock, or (y) effected through a Public Offering pursuant to an exercise of the registration rights provided in this Agreement; or

             (ii)  on any given day in an amount greater than 20% of the average daily trading volume of Company Common Stock for the 20-day period immediately preceding the date of such Transfer; provided that this restriction shall not apply to Public Offerings of Shares or to block trades permitted under clause (i) above.

          (d)   The foregoing restrictions on Transfer may be waived with respect to any specific Transfer by the prior approval of a majority of the members of the Board who are not Investor Directors.

          (e)   Any Transfer or attempted Transfer of Shares in violation of this Section 2.1 shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

          (f)    Any certificates for Shares issued pursuant to the Merger or issued to the Investors subsequent to the Closing as a result of any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on transfer of such Shares under the Securities Act and under this Agreement which legend shall state in substance:

      "The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state of the United States (a "State Act") in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.

      The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Stockholders Agreement dated March 23, 2010, among the Company and certain other parties thereto (a copy of which is on file with the Secretary of the Company)."

          (g)   Notwithstanding the foregoing, the holder of any certificate(s) for Shares shall be entitled to receive from the Company new certificates for a like number of Shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) if required by the Company's transfer agent, with respect to the restriction on transfer of such shares other than pursuant to a registration statement under the Securities Act, delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to such transfer agent, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

        2.2    Standstill Provisions.

          (a)   During the Standstill Period, the Investors and Carlyle shall not, and shall not permit any Investment Fund, directly or indirectly, to, without the Company's prior written consent,

  (i) acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition or ownership of, Company Common Stock, or securities of the Company that are convertible into Company Common Stock, in each case, that represents more than 1% of the outstanding shares of Company Common Stock other than (A) pursuant to the terms of the Merger Agreement, (B) as a result of any stock split, stock dividend, subdivision of the Company Common Stock, or other transaction or change effecting the Company Common Stock, and (C) an acquisition of Shares from an Investor, (ii) deposit any shares of Company Common Stock in a voting trust or similar arrangement or subject any shares of Company Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any shares of Company Common Stock (other than (A) to the Company or a Person specified by the Company in a proxy card provided to stockholders on or behalf of the Company or (B) to or with any other Investor), (iii) enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries, (iv) make, or in any way participate or engage in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any person with respect to the voting of, any voting securities of the Company or its subsidiaries, (v) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company, (vi) form, join or in any way participate in a Group (other than with an Affiliate of Carlyle that is bound by the restrictions of this Section 2.2(a)), with respect to any voting securities of the Company, (vii) otherwise act, alone or in concert with others, to seek to Control or influence the management or the policies of the Company, (viii) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (ix) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing (provided that this Section 2.2(a) shall in no way limit the activities of any Investor Director taken in good faith solely in his or her capacity as a director of the Company or limit or restrict the right or ability of any Investor to exercise its rights under this Agreement (including, without limitation, the right to Transfer shares of Company Common Stock as permitted under Section 2.1) or the exercise by any Investor of its right to vote shares of Company Common Stock with respect to any matter (other than as set forth in clauses (i) (iv) or (vi) above)); provided that no public announcement is made by such Investor with respect to the manner in which such Investor intends to vote such shares with respect to any matter). The Investors and Carlyle further agree, during the Standstill Period, that the Investors and Carlyle shall not, and shall not permit any Investment Fund (nor any Person acting on behalf of or in concert with any such persons) to, without the written consent of the Company, (x) request the Company, directly or indirectly, to amend or waive any provision of this Section 2.2 (including this sentence) or (y) take any action that such person reasonably believes will require the Company to make a public announcement regarding the possibility of a business combination, merger or other type or transaction described in this Section 2.2; provided that this sentence shall in no way limit the activities of any Investor Director taken in good faith solely in his or her capacity as a director of the Company. Notwithstanding any provision hereof to the contrary, the restrictions set forth in this Section 2.2(a) shall not apply to any Investment Fund to the extent neither Carlyle nor Carlyle Investment Management, L.L.C., directly or indirectly, possesses the legal power and authority to prevent such Investment Fund from taking the actions prohibited by this Section 2.2(a).

          (b)   "Standstill Period" shall mean the period from the Closing Date until the later of (i) the date on which there are no Investor Directors on the Board and (ii) the first date on which the Investors and their Affiliates no longer Beneficially Own shares of Company Common Stock representing 10% or more of the outstanding shares of Company Common Stock; provided that, if (A) the Standstill Period expires prior to an Investor Rights Termination Event, and (B) prior to the occurrence of an Investor Rights Termination Event, an Investor Director is subsequently elected or appointed to the Board, the Standstill Period shall resume and the restrictions of Section 2.2(a) shall apply, from and after the date that such Investor Director is elected or appointed to the Board until the next date on which there are no Investor Directors on the Board. In addition, the Standstill Period shall be suspended, and the restrictions of Section 2.2(a) shall not apply, during any period (each such period, a "Suspension Period") in which the Company is in material breach of its obligations under Article I of this Agreement; provided, further, that the Standstill Period shall resume and the restrictions of Section 2.2(a) shall apply, from and after termination of any Suspension Period by reason of a cure of the material breach giving rise to such Suspension Period (and any subsequent material breach occurring during the Suspension Period) if the Board did not hold any meeting or take any material action during such Suspension Period, other than actions necessary to cure any such material breach.

          (c)   The restrictions contained in Section 2.2(a) shall not apply to any hedge fund managed by the Investors or Carlyle if no Person participating in the investment or voting decisions with respect to Company Common Stock or securities convertible into Company Common Stock held or acquired by such hedge fund has been provided access to any confidential information with respect to the Company by employees of Carlyle or the Investors; provided that the purpose of any such action taken by any such hedge fund is not to avoid the provisions of Section 2.2(a) and that such hedge fund is not acting in concert with other funds subject to the restrictions of Section 2.2(a).

ARTICLE III

NON-COMPETITION; NON-SOLICIT

        3.1    Non-Competition; Non-Solicit.

          (a)   In order to induce the Company to enter into the transactions contemplated by this Agreement and the Merger Agreement, except as provided in Section 3.1(b), from the Closing Date until the date that is two (2) years following the Closing Date (the "Non-Compete Period"), neither Carlyle nor any of its Investment Funds shall acquire beneficial ownership of 15% or more of the outstanding voting securities of any entity that is primarily engaged in a Competing Business (any such acquisition, a "Covered Acquisition").

          (b)   In the event that Carlyle or any Investment Fund desires to pursue any Covered Acquisition during the Non-Compete Period, Carlyle may notify the Chief Executive Officer ("CEO") of the Company, which notification will include the name of the target business or entity in question (the "Target Business") and the type of investment Carlyle or any Investment Fund is considering in the Target Business. Following such notification, if requested by the CEO of the Company, representatives of Carlyle will meet with the CEO of the Company to discuss the Target Business and work with the Company in good faith to evaluate the acquisition of the Target Business as an opportunity for the Company. If (i) the CEO of the Company informs Carlyle that the Company does not intend to pursue the Covered Acquisition, (ii) the CEO of the Company does not inform Carlyle that the Company intends to pursue the Covered Acquisition within thirty days of Carlyle's notification of the CEO of the Company of its desire to effect the Covered Acquisition in question or (iii) the CEO of the Company notifies Carlyle that the Company intends to pursue the Covered Acquisition within thirty days of Carlyle's notification of the CEO of the Company of its desire to effect the Covered Acquisition in question but the Company subsequently ceases to pursue the Covered Acquisition in good faith, Carlyle and/or one or more of its Investment Funds will be permitted to effect the Covered Acquisition, notwithstanding the restrictions set forth in Section 3.1(a); provided, that if Carlyle and/or one or more of its Investment Funds effect a Covered Acquisition of a Target Business with annual revenues in excess of $500,000,000, simultaneously with the consummation of the Covered Acquisition, Carlyle's rights under Article I hereof will automatically terminate and if so requested by the CEO of the Company, (A) Carlyle will cause each Investor Designee to resign from the Board and (B) Carlyle will work with the Company in good faith to reach a mutually acceptable arrangement providing for implementation of an orderly sale of the shares of Company Common Stock held by Carlyle and/or its Investment Funds.

          (c)   During the Non-Compete Period, (i) neither Carlyle nor any Investment Fund will compete with Target or any Subsidiary of Target with respect to the scope of work currently performed by Target or any of its Subsidiaries on any aircraft program which scope of work is, on the date hereof, under contract to, or being performed pursuant to a purchase order in effect by, the Target or any of its Subsidiaries and (ii) Carlyle will cause its Controlled Affiliates not to compete with Target or any Subsidiary of Target with respect to the scope of work currently performed by Target or any of its Subsidiaries on any aircraft program which scope of work is, on the date hereof, under contract to, or being performed pursuant to a purchase order in effect by, the Target or any of its Subsidiaries, except to the extent compliance with this clause (ii) would be inconsistent with the exercise of the fiduciary duties of Carlyle or any Investment Fund or the exercise of the fiduciary duties of any person serving as a representative or designee of Carlyle or any Investment Fund on the board of directors or similar governing body of any Controlled Affiliate of Carlyle.

          (d)   From the Closing Date until December 31, 2011 (the "Non-Solicit Period"), Carlyle will not, and it shall cause its Controlled Affiliates not to, directly or indirectly solicit for employment or employ any person set forth on Annex B; provided that, media advertising not targeted at employees of the Company or the use of an independent search firm that contacts employees of the Target (other than at the direction of Carlyle or its Controlled Affiliates) shall not be deemed to be direct or indirect solicitations; provided further that, during the Non-Solicit Period, notwithstanding the foregoing proviso, in no event shall Carlyle or its Controlled Affiliates hire any person set forth on Annex B unless such person's employment has been terminated by the Company following the Closing. The restrictions contained in this Section 3.1(c) shall not apply to the activities of any direct or indirect portfolio companies of Investment Funds who have not received from Carlyle any confidential information relating to the Target, the Company or their respective Affiliates, so long as neither Carlyle nor its Investment Funds encourage or induce such portfolio companies to take any of the actions prohibited by this Section 3.1(c) (it being understood that no portfolio company will be deemed to have received any such confidential information from Carlyle solely due to the fact that an employee of Carlyle who has received access to such confidential information serves on the board of directors or similar governing body of such portfolio company; provided that such employee does not provide such confidential information to the officers or employees or other non-Carlyle directors of such portfolio company. Notwithstanding the foregoing, neither (x) service by the individuals listed on Annex C (the "Covered Individuals") as a designee of Carlyle or one of its Controlled Affiliates on the board of directors of any portfolio company (or solicitation by Carlyle or its Controlled Affiliates of such Covered Individuals to provide such service) or (y) the rendering of consulting services to Carlyle or one of its Controlled Affiliates by a Covered Individual from time to time in a manner that does not interfere with such Covered Individual's fulfillment of duties to the Company or any of its Subsidiaries (or solicitation by Carlyle or its Controlled Affiliates of such Covered Individuals to provide such service) shall be a violation of this Section 3.1(d).

          (e)   It is the intent of the parties to this Agreement that the provisions of this Section 3.1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 3.1 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

          (f)    The parties acknowledge that damages and remedies at law for any breach of this Section 3.1 would be inadequate and that the Company shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies the Company may have in the event of a breach of this Section 3.1. Notwithstanding any provision hereof to the contrary, the restrictions set forth in this Section 3.1 shall not apply to any Investment Fund or Controlled Affiliate of Carlyle to the extent neither Carlyle nor Carlyle Investment Management, L.L.C. possesses the legal power and authority to prevent such Investment Fund or Controlled Affiliate from taking the actions prohibited by this Section 3.1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        4.1    Representations and Warranties of the Investors.    Each of the Investors, on behalf of itself and not any other Investor, hereby represents and warrants to the Company as follows:

          (a)   Such Investor is the sole record and Beneficial Owner of the number of shares of Target Common Stock listed on Annex A opposite such Investor's name and such shares constitute all of the shares of capital stock of the Company owned of record or Beneficially Owned by such Investor.

          (b)   Such Investor has been duly formed, is validly existing and is in good standing under the laws of its state of organization. Such Investor has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (c)   The execution and delivery by such Investor of this Agreement, the performance by such Investor of its obligations under this Agreement and the consummation of the transactions contemplated hereby (assuming that the consents, approvals and filings referred to in Section 3.4 of the Merger Agreement are duly obtained and/or made) do not and will not conflict with, violate any provision of, or require the consent or approval of any Person under, Applicable Law, the organizational documents of such Investor or any contract or agreement to which such Investor is a party.

          (d)   The execution, delivery and performance of this Agreement by such Investor has been duly authorized by all necessary corporate action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (e)   Such Investor: (i) is acquiring the Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or "blue sky" laws, or with any present intention of distributing or selling such Shares in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iii) is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. Such Investor has requested, received, reviewed and considered all information that such Investor deems relevant in making an informed decision to invest in the Shares and has had an opportunity to discuss the Company's business, management and financial affairs with its management and also had an opportunity to ask questions of officers of the Company that were answered to such Investor's satisfaction. Such Investor understands that the Company is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under state securities laws and acknowledges that the Shares are not registered under the Securities Act or any other applicable law and that such shares may not be Transferred except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom.

        4.2    Representations and Warranties of Carlyle.    Carlyle hereby represents and warrants to the Company as follows:

          (a)   Carlyle is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization. Carlyle has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (b)   The execution and delivery by Carlyle of this Agreement, the performance of the obligations of Carlyle under this Agreement and the consummation of the transactions contemplated hereby (assuming that the consents, approvals and filings referred to in Section 3.4 of the Merger Agreement are duly obtained and/or made) do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, Applicable Law, the organizational documents of Carlyle or any contract or agreement to which Carlyle is a party.

          (c)   The execution, delivery and performance of this Agreement by Carlyle has been duly authorized by all necessary corporate action on the part of Carlyle. This Agreement has been duly executed and delivered by Carlyle and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Carlyle, enforceable against Carlyle in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        4.3    Representations and Warranties of the Company.    The Company hereby represents and warrants to the Investors and the Holder Representative as follows:

          (a)   The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (b)   The execution and delivery by the Company of this Agreement, the performance of the obligations of the Company under this Agreement and the consummation of the transactions contemplated hereby (assuming that the consents, approvals and filings referred to in Section 4.4 of the Merger Agreement are duly obtained and/or made) do not and will not conflict with, violate any provision of, or require any consent or approval of any Person under, Applicable Law, the organizational documents of the Company or any contract or agreement to which the Company is a party.

          (c)   The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

ARTICLE V

REGISTRATION

        5.1    Demand Registrations.

          (a)    Requests for Registration.    Subject to Section 5.1(b), at any time following the first anniversary of the date hereof, an Investor or Investors may request in writing, that the Company effect the registration (which, for avoidance of doubt, may be a Shelf Registration) of all or any part of the Registrable Securities held by such Investor or Investors (a "Registration Request") (which Registration Request shall specify the number of Registrable Securities intended to be registered and the intended method of distribution). Promptly after its receipt of any Registration Request, the Company will give written notice of such request to all other holders of Registrable Securities (which notice shall be given in any event within five (5) Business Days of the date on which the Company received the applicable Registration Request) and will use its reasonable best efforts to register, as soon as practicable (and in any event within sixty (60) days of the date of such Registration Request) in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request or by any other holders of Registrable Securities by written notice to the Company given within ten (10) Business Days after the date the Company has given such holders of Registrable Securities notice of the Registration Request. Any registration requested by an Investor or Investors pursuant to this Section 5.1(a) is referred to in this Agreement as a "Demand Registration."

          (b)    Limitation on Demand Registrations.

              (i)  The Company shall not be required to (A) effect more than five (5) Demand Registrations or underwritten takedown under the Shelf Registration Statement, (B) effect more than one (1) Demand Registration or underwritten takedown under the Shelf Registration Statement within any six (6) month period, (C) effect a Demand Registration or underwritten takedown under the Shelf Registration Statement unless the expected gross proceeds of the offering of Registrable Securities to be included in such Demand Registration or underwritten takedown are at least $50 million or (D) cause any Demand Registration to become effective prior to the first (1st) anniversary of the Closing Date. No Demand Registration or underwritten takedown will count for the purposes of the limitations in this Section 5.1(b) unless the registration has been declared or ordered effective by the Commission and remains continuously effective until (A) in the case of a Shelf Registration, the earlier of (i) three years after its effective date, (ii) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration and (iii) the first date on which no Registrable Securities remain outstanding and (B) in the case of a registration statement that does not relate to a Shelf Registration, the earlier of (x) date on which all Registrable Securities covered thereby have been sold pursuant to such registration (or if earlier, the first date on which no Registrable Securities remain outstanding) and (y) the close of business on the 180th day after such registration has been declared or ordered effective by the Commission.

             (ii)  The Company also shall not be required to effect any Demand Registration if the Company has notified the Investor or Investors making the Registration Request that, in the good faith judgment of the Company, it would be materially detrimental to the Company for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than forty-five (45) days after receipt of the request of the Investor or Investors; provided that such right to delay a request pursuant to this Section 5.1(b)(ii) or Section 5.3(b) shall be exercised by the Company not more than three periods in any twelve (12) month period and not more than ninety days in the aggregate in such twelve (12) month period. If the Company postpones the filing of a prospectus or the effectiveness of a Registration Statement pursuant to this Section 5.1(b)(ii), an Investor or Investors will be entitled to withdraw its or their Registration Request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in this Section 5.1(b).

          (c)    Selection of Underwriters.

              (i)  The lead underwriter to administer the offering in connection with any Demand Registration will be chosen by the Investors subject to the prior written consent, not to be unreasonably denied, withheld, conditioned or delayed, of the Company.

             (ii)  The right of any holders of Registrable Securities to registration pursuant to this Section 5.1 will be conditioned upon such holders of Registrable Securities agreeing to the method of distribution being proposed by the Investor requesting such Demand Registration and, in the case of an underwritten offering, agreeing to such underwriting and the inclusion of such holder's Registrable Securities in the underwriting, and, in the case of an underwritten offering, each such holder of Registrable Securities will (together with the Company and the other holders of Registrable Securities distributing their securities through such underwriting) enter into an underwriting agreement in the form approved by the Investors with the underwriter or underwriters selected for such underwriting.

          (d)    Priority on Demand Registrations.    The Company will not include in any Demand Registration pursuant to this Section 5.1 any shares of Company Common Stock that are not Registrable Securities, without the prior written consent of the Investor who delivered the Registration Request. If the managing underwriter advises the Company that in its reasonable opinion the number of Registrable Securities (and, if permitted hereunder, other shares of Company Common Stock requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Investors, pro rata on the basis of the aggregate number of Registrable Securities owned by all holders of Registrable Securities who have delivered written requests for registration pursuant to Section 5.1(a), (ii) any shares of Company Common Stock to be sold by the Company and (iii) any shares of Company Common Stock requested to be included pursuant to the exercise of other contractual registration rights granted by the Company pro rata among such holders (if applicable) on the basis of the aggregate number of securities requested to be included by such holders.

        5.2    Piggyback Registrations.

          (a)    Right to Piggyback.    Whenever the Company proposes to register any shares of Company Common Stock (or securities convertible into or exercisable for shares of Company Common Stock) in connection with a Public Offering solely for cash, other than pursuant to a Demand Registration or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and, subject to Section 5.2(c), will include in such registration all Registrable Securities which are permitted to be Transferred pursuant to Section 2.1 with respect to which the Company has received written requests for inclusion therein within fifteen Business Days after the date of the Company's notice (a "Piggyback Registration"). Any holder of Registrable Securities that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifteenth (15th) Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 5.2 prior to the effectiveness of such registration, whether or not any holder of Registrable Securities has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 5.5 the Company will have no liability to any holder of Registrable Securities in connection with such termination or withdrawal.

          (b)    Underwritten Registration.    If the registration referred to in Section 5.2(a) is proposed to be underwritten, the Company will so advise the holders of Registrable Securities. In such event, the right of any holder of Registrable Securities to registration pursuant to this Section 5.2 will be conditioned upon such holder's participation in such underwriting and the inclusion of such holder's Registrable Securities in the underwriting, and each such holder of Registrable Securities will (together with the Company and the other holders of Registrable Securities and other holders of securities distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

          (c)    Priority on Primary Registrations.    If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number that can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the shares of Company Common Stock the Company proposes to sell, (ii) second, Registrable Securities of any holders of Registrable Securities who have requested registration of Registrable Securities pursuant to Section 5.2(a), pro rata on the basis of the aggregate number of such securities or shares owned by each such holder of Registrable Securities and (iii) third, any shares of Company Common Stock requested to be included pursuant to the exercise of other contractual registration rights granted by the Company pro rata among such holders (if applicable) on the basis of the aggregate number of securities requested to be included by such holders.

        5.3    Shelf Registration Statement.

          (a)   Subject to Section 5.3(b), not later than the first anniversary of the Closing Date, the Company shall file with the Commission either (i) a Shelf Registration Statement or (ii) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing Shelf Registration Statement in accordance with Rule 430B under the Securities Act, in each case relating to the offer and sale of all of the Registrable Securities (the "Shelf Registration"). The Company shall, if such Shelf Registration Statement is not automatically effective, use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as possible after filing. The Company shall amend or supplement such Shelf Registration Statement to include additional Registrable Securities at such time as the Transfer of such Registrable Securities is permitted pursuant to Section 2.1(a). The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to remain effective, including by filing a replacement Shelf Registration Statement upon the expiration of the original Shelf Registration Statement until such time as there are no remaining Registrable Securities, and subject to the limitation on underwritten takedowns set forth in Section 5.1(b)(i), amend the Shelf Registration Statement from time to time as requested by the holders of Registrable Securities to permit disposition of Registrable Securities pursuant thereto in accordance with the preferred method of distribution of Shares under the Shelf Registration Statement of such holders.

          (b)   The Company shall not be required to file the Shelf Registration Statement if the Company has notified the holders of Registrable Securities that, in the good faith judgment of the Company, it would be materially detrimental to the Company for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than forty-five (45) days.

        5.4    Registration Procedures.    Subject to Section 5.1(b), whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to Sections 5.1 or 5.2 of this Agreement and with respect to a Shelf Registration, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall use its reasonable best efforts to as expeditiously as reasonably practicable:

          (a)   With respect to a Demand Registration or a Piggyback Registration, prepare and file with the Commission a registration statement with respect to such Registrable Securities (which, for the avoidance of doubt, may be a Shelf Registration) and use its reasonable best efforts to cause such registration statement to become effective, or prepare and file with the Commission a prospectus supplement with respect to such Registrable Securities pursuant to an effective registration statement and, upon the request of the holders of a majority of the Registrable Securities registered hereunder, keep such registration statement effective or such prospectus supplement current, until (i) in the case of a Shelf Registration (other than the Shelf Registration Statement described in Section 5.3), the earlier of (A) three years after the effective date, (B) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration and (C) the first date on which no Registrable Securities remain outstanding) and (ii) in the case of any registration statement not related to a Shelf Registration, the earlier of (A) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration, (B) the first date on which no Registrable Securities remain outstanding and (C) the close of business on the 180th day after such registration has been declared or ordered effective by the Commission;

          (b)   Prepare and file with the Commission such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a);

          (c)   Furnish to the holders of Registrable Securities such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

          (d)   Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities, blue sky or other laws of such jurisdictions as shall be reasonably requested by the holders of Registrable Securities, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such holder of Registrable Securities; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

          (e)   Enter into customary agreements (including, if permitted hereunder, if the method of distribution is by means of an underwriting, an underwriting agreement in customary form with the managing underwriter(s) of such offering) and take such other actions (including participating in and making documents available for the due diligence review of underwriters if the method of distribution is by means of an underwriting) as are reasonably required in order to facilitate the disposition of such Registrable Securities. Each holder of Registrable Securities participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement;

          (f)    With respect to a Demand Registration, at the reasonable request of the Investor who delivered the Registration Request, cause its senior executives to participate, at the Company's expense, in customary investor presentations and "road shows" (to be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company);

          (g)   Notify each holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (h)   Make such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in an underwritten Public Offering and deliver such documents and certificates as may be reasonably requested by the managing underwriter, if any, to evidence compliance with the foregoing and with any customary conditions contained in the applicable underwriting agreement entered into by the Company;

          (i)    Use its commercially reasonable efforts to furnish to the managing underwriter, if any, (i) an opinion of outside legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten Public Offering, addressed to the underwriters, and (ii) a "comfort letter" from the independent registered public accountants of the Company addressed to underwriters, if any, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten Public Offering;

          (j)    Give written notice to the holders of Registrable Securities:

              (i)  when any Registration Statement relating to such registrations or any amendment thereto has been filed with the Commission and when such registration statement or any post-effective amendment thereto has become effective;

             (ii)  of any request by the Commission for amendments or supplements to any registration statement filed in connection therewith or the prospectus included therein or for additional information;

            (iii)  of the issuance by the Commission of any stop order suspending the effectiveness of any registration statement filed in connection therewith or the initiation of any proceedings for that purpose;

            (iv)  of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Company Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

             (v)  of the happening of any event that requires the Company to make changes in any effective registration statement filed in connection therewith or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

          (k)   Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 5.4(j)(iii) at the earliest practicable time;

          (l)    Upon the occurrence of any event contemplated by Section 5.4(j)(v) above, promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the holders of Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the holders of Registrable Securities in accordance with Section 5.4(j)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the holders of Registrable Securities shall suspend use of such prospectus and use their commercially reasonable efforts to return to the Company all hard copies of such prospectus (at the Company's expense) other than permanent file copies then in such holder's possession, and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date holders of Registrable Securities shall have received such amended or supplemented prospectus pursuant to this Section 5.4(l);

          (m)  Use its reasonable best efforts to procure the cooperation of the Company's transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the holders of Registrable Securities or the underwriters;

          (n)   If requested by the managing underwriter or a holder of Registrable Securities being sold in connection with an underwritten offering, promptly incorporate in a supplement or post-effective amendment such information as the managing underwriter and the holders of a majority of Registrable Securities being sold agree should be included therein relating to the sale of the Registrable Securities, including, without limitation, information with respect to the number of shares of Registrable Securities being sold to underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such underwritten offering, and make all required filings of such supplement or post-effective amendment as soon as notified of the matters to be incorporated in such supplement or post-effective amendment;

          (o)   Cooperate with the selling holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold and cause such Registrable Securities to be in such denominations and registered in such names as the managing underwriter may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities to the underwriters;

          (p)   Use its reasonable best efforts to cause all Registrable Securities covered by the applicable registration statement to be listed on the New York Stock Exchange;

          (q)   Use its reasonable best efforts to provide a CUSIP number for all Registrable Securities not later than the effective date of the applicable registration statement;

          (r)   Following reasonable advance notice, make available for inspection by representatives of the holders of a majority of the Registrable Securities being sold, any underwriter participating in any disposition pursuant to the applicable registration statement, and any attorney or accountant retained by such holders (but not more than one firm of counsel and one firm of accountants to such holders) or any such underwriter, all relevant financial and other records and pertinent corporate documents and information of the Company, as shall be reasonably requested in connection with the applicable registration and customary for similar due diligence examinations by underwriters, and cause the Company's officers, directors and employees to supply such information during normal business hours at the offices where such information is normally kept; and

          (s)   Otherwise use its reasonable best efforts to comply with all rules and regulations of the Commission applicable to the Company in connection with such registration, and make generally available to the Company's securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, (A) covering the 12-month period commencing at the end of the fiscal quarter in which the applicable registration statement becomes effective, within ninety (90) days of the end of such 12-month period, and (B) beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the applicable registration statement, which statements shall cover such 12-month period.

        5.5    Registration Expenses.    Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the Shares so registered pro rata on the basis of the aggregate offering or sale price of the Shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 5.1, the request of which has been subsequently withdrawn by the requesting Investor, unless the withdrawal was of the type described in the last sentence of Section 5.1(b)(ii). If the Investors and/or the holders of Registrable Securities are required to pay Registration Expenses pursuant to the immediately preceding sentence, such expenses shall be borne by the Investors or the holders of Registrable Securities requesting such registration in proportion to the number of Registrable Securities for which registration was requested.

        5.6    Participation in Underwritten Registrations.     No holder of Registrable Securities may participate in any registration hereunder that is underwritten unless such holder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Investor who delivered the Registration Request, in the case of a registration effected pursuant to Section 5.1 or Section 5.3, or the Company, in the case of a registration effected pursuant to Section 5.2 (including, pursuant to the terms of any over-allotment or "green shoe" option requested by the managing underwriter(s); provided that no holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such holder has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company's reasonable requests in connection with such registration or qualification (it being understood that the Company's failure to perform its obligations hereunder, which failure is caused by such holder's failure to so cooperate, will not constitute a breach by the Company of this Agreement).

        5.7    Suspension of Sales.     Upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, each holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until the holder of Registrable Securities has received copies of a supplemented or amended prospectus or prospectus supplement, or until such holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such holder shall deliver to the Company (at the Company's expense) all hard copies, other than permanent file copies then in such holder's possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension may be in effect in any twelve-month period shall not exceed the excess of ninety (90) days less the number of days in such twelve-month period that the Company has delayed effecting a registration in reliance on the last sentence of Section 5.1.

        5.8    Rule 144; Legended Securities.     The Company will use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, with a view to enabling such holder of Registrable Securities to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such information requirements.

        5.9    Holdback.     In consideration for the Company agreeing to its obligations under this Agreement, each holder of Registrable Securities agrees that if requested by the underwriters managing any underwritten offering by the Company of shares of Company Common Stock or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock, such holder shall (whether or not such holder is participating in such offering) agree not to (other than pursuant to such underwritten offering) Transfer any Company Common Stock, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such underwriters during the period specified by the managing underwriters which period shall not exceed ten (10) days prior or ninety (90) days following any registered offering of such securities by the Company; provided that, the Company and all of its executive officers and directors shall have likewise agreed with such underwriters and the holders of Registrable Securities not to issue or Transfer any shares of Company Common Stock or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock during such period pursuant to an agreement that is substantially identical to the lock-up agreement to be signed by the holders of Registrable Securities, which agreement may not be waived or amended without the consent of the holders of Registrable Securities, except any waiver applicable to any executive officer of the Company that is applied equally to the holders of Registrable Securities. This Section 5.9 shall not apply to any offering by the Company effected during the period following receipt by the Company of any Registration Request for a Demand Registration until the earlier of (A) thirty (30) days after the date on which the registration statement filed pursuant to such Registration Request is declared effective and (B) the date on which all securities covered by such registration statement have been sold pursuant thereto.

        5.10    Delay of Registration; Furnishing Information.

          (a)   No holder of Registrable Securities shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 5.2.

          (b)   No holder of Registrable Securities shall use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company.

          (c)   It shall be a condition precedent to the obligations of the Company to file any registration statement pursuant to Section 5.1 that the selling holders of Registrable Securities shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities reasonably requested by the Company to the extent such information is necessary to effect the registration of their Registrable Securities.

ARTICLE VI

INDEMNIFICATION

        6.1    Indemnification.

          (a)   The Company agrees to indemnify and hold harmless each holder of Registrable Securities, its officers, directors and managers and each Person who is a controlling Person of such holder of Registrable Securities within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such person being referred to herein as a "Covered Person") against, and pay and reimburse such Covered Persons for, any losses, claims, damages, liabilities, joint or several, to which such Covered Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will pay and reimburse such Covered Persons for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable to a Covered Person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein, or arises out of or is based on such holder's failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with copies thereof.

          (b)   In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and will indemnify and hold harmless the Company, its directors and officers, each underwriter and any Person who is or might be deemed to be a controlling person of the

  Company, any of its subsidiaries or any underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages, liabilities, joint or several, to which the Company or any such director, officer, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein, and such holder will reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify and hold harmless will be individual and several to each holder of Registrable Securities and will be limited to the net proceeds received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.

          (c)   Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any other legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified person unless the indemnifying party and the indemnified party shall have mutually agreed to the contrary or the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding, be liable for the fees and expenses of more than one separate firm (in addition to any one firm of local counsel for each jurisdiction) retained by the indemnified persons for all indemnified persons and that all such fees and expenses of such separate counsel shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably denied, withheld, conditioned or delayed, but if settled with such consent or if there be a judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

          (d)   The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

          (e)   If the indemnification provided for in Section 6.1(a) or Section 6.1(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any holder of Registrable Securities will be obligated to contribute pursuant to this Section 6.1(e) will be limited to an amount equal to the net proceeds to such holder of Registrable Securities sold pursuant to the Registration Statement that gives rise to such obligation to contribute (less the aggregate amount of any damages that the holder of Registrable Securities has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VII

DEFINITIONS

        7.1    Defined Terms.     Capitalized terms when used in this Agreement have the following meanings:

  "Affiliate" means, with respect to any Person, any Person who directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person.

  "Agreement" has the meaning set forth in the preamble.

  "Applicable Law" means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, and (ii) any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Governmental Entity.

  "Beneficially Own" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without giving effect to the 60-day limitation on determining beneficial ownership contained in Rule 13d-3(d)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

  "Board" has the meaning set forth in Section 1.1.

  "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

  "Closing" has the meaning set forth in the Merger Agreement.

  "Closing Date" has the meaning set forth in the Merger Agreement.

  "Commission" means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

  "Company" has the meaning set forth in the preamble.

  "Company Common Stock" has the meaning set forth in the recitals.

  "Competing Business" shall mean the business of designing, manufacturing and assembling large, complex aerostructures for commercial or military aircraft, which, for avoidance of doubt, does not include engaging in such activities as part of a business of designing, assembling, manufacturing or selling complete or finished aircraft.

  "Control" means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  "Controlled Affiliate" means any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.

  "Covered Person" has the meaning set forth in Section 6.1(a).

  "Demand Registration" has the meaning set forth in Section 5.1(a).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "First Threshold" has the meaning set forth in Section 1.2(a).

  "Governmental Entity" means any foreign, federal or state government, or regulatory or enforcement authority of any such government or any court, administrative agency or commission or other authority or instrumentality of any such government or any SRO.

  "Group" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

  "Holder Representative" has the meaning set forth in the Merger Agreement.

  "Initial Investor" and "Initial Investors" have the meaning set forth in the preamble.

  "Initial VCOC Investor" has the meaning set forth in Section 1.2(g).

  "Investment Fund" means any investment fund or separate investment account that is managed by the Investors, Carlyle or Carlyle Investment Management, L.L.C.

  "Investor" and "Investors" means (i) the Initial Investors and (ii) any Permitted Transferee that is Transferred Shares after the Closing Date in compliance with the terms of this Agreement.

  "Investor Designees" means individuals designated in writing by the Investors for election or appointment to the Board. The term "Investor Designee" shall refer to any of the Investor Designees.

  "Investor Director" means an Investor Designee who has been elected or appointed to the Board.

  "Investor Percentage Interest" means the percentage calculated by dividing (x) the number of Shares that are as of the date of such calculation Beneficially Owned by the Investors and their Permitted

  Transferees, in the aggregate, by (y) the number of Shares received by the Investors pursuant to the Merger.

  "Investor Rights Termination Event" shall be deemed to occur if, as of the end of any Business Day following the Closing Date, the Investors Beneficially Own less than 5% of the then issued and outstanding shares of Company Common Stock.

  "Merger" has the meaning set forth in the recitals.

  "Merger Agreement" has the meaning set forth in the recitals.

  "Merger Sub" has the meaning set forth in the recitals.

  "Nominating and Corporate Governance Committee" means the Nominating and Corporate Governance Committee of the Company or any such successor or replacement committee.

  "Non-Solicit Period" has the meaning set forth in Section 3.1(c).

  "Permitted Transferee" has the meaning set forth in Section 2.1(a).

  "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

  "Piggyback Registration" has the meaning set forth in Section 5.2(a).

  "Public Offering" means a public offering of equity securities of the Company pursuant to an effective Registration Statement under the Securities Act (other than a Special Registration).

  "Register," "registered" and "registration" shall refer to a registration effected by preparing and (i) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (ii) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

  "Registrable Securities" means the Shares held by the Investors; provided that the Shares shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act or (iii) they shall have ceased to be outstanding.

  "Registration Expenses" means all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, all registration and filing fees, Financial Industry Regulatory Authority, Inc. fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and expenses of the Company's independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

  "Registration Request" has the meaning set forth in Section 5.1(a).

  "Registration Statement" means the prospectus and other documents filed with the Commission to effect a registration under the Securities Act.

  "Second Threshold" has the meaning set forth in Section 1.2(a).

  "Securities Act" means the Securities Act of 1933, as amended.

  "Selling Expenses" means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder, fees and disbursements of counsel for any holder of Registrable Securities and any Registration Expenses required by Applicable Law to be paid by a selling stockholder.

  "Shares" shall have the meaning set forth in the recitals and shall also be deemed to refer to any securities issued in respect of the shares of Company Common Stock received by the Investors in the Merger, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

  "Shelf Registration" has the meaning set forth in Section 5.3.

  "Shelf Registration Statement" means a Registration Statement on Form S-3 (or any successor or similar provision) or any similar short-form or other appropriate Registration Statement that may be available at such time, in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any successor or similar provision) under the Securities Act covering Registrable Securities. To the extent that the Company is a "well-known seasoned issuer" (as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act), a "Shelf Registration Statement" shall be deemed to refer to an "automatic shelf registration statement," as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act.

  "Special Registration" means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or any successor or similar forms) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants or sales agents, distributors or similar representatives of the Company or its direct or indirect subsidiaries or in connection with dividend reinvestment plans.

  "SRO" means (i) any "self regulatory organization" as defined in Section 3(a)(26) of the Exchange Act, or (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market and (iii) any other securities exchange.

  "Standstill Period" has the meaning set forth in Section 2.2(b).

  "Suspension Period" has the meaning set forth in Section 2.2(b).

  "Target" has the meaning set forth in the recitals.

  "Target Common Stock" has the meaning set forth in Section 2.1(a).

  "Transfer" means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

  "VCOC" has the meaning set forth in Section 1.5.

  "VCOC Investors" means the Initial VCOC Investor and each Permitted Transferee which acquires Shares and notifies the Company in writing that it is subject to contractual obligations requiring Shares to qualify as a venture capital investment within the meaning of Department of Labor "plan asset" regulations or requiring such Permitted Transferee to use efforts to cause ownership of the Shares to qualify as a venture capital investment within the meaning of Department of Labor "plan asset" regulations.

  "Voting Securities" of any Person means securities of such Person entitling the holder thereof to vote with respect to the election of the board of directors or similar governing body of such Person.

        7.2    Terms Generally.     The words "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." References to "$" or "dollars" means United States dollars. The definitions given for terms in this Article VII and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter (including the Merger Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

ARTICLE VIII

MISCELLANEOUS

        8.1    Term.     This Agreement will be effective as of the date hereof and, except as otherwise set forth herein will continue in effect thereafter until the earlier of (a) the termination of the Merger Agreement and (b) its termination by the consent of all parties hereto or their respective successors in interest.

        8.2    No Inconsistent Agreements.     The Company will not hereafter enter into any agreement with respect to its securities that violates the rights granted to the holders of Registrable Securities in this Agreement.

        8.3    Investor Actions.     Any action taken by the Investors pursuant to this Agreement shall be by the act of the holders of a majority of the Shares held by all Investors.

        8.4    Amendments and Waivers.     Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and Investors. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        8.5    Successors and Assigns.     Except (i) as and to the extent set forth in Section 2.1(b) and (ii) for any assignment by any Investor to any Permitted Transferee, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Investors. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.5 shall be void.

        8.6    Severability.     Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        8.7    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

        8.8    Entire Agreement.     This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

        8.9    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the exclusively jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        8.10    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        8.11    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 5.10, the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 8.9, in addition to any other remedy to which they are entitled at law or in equity.

        8.12    No Third Party Beneficiaries.     Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party's respective heirs, successors and permitted assigns, all of whom shall be third party beneficiaries of this Agreement, provided that (i) any Person (other than the Initial Investors) that becomes an Investor shall be an intended third party beneficiary hereof and (ii) the Persons indemnified under Article VI are intended third party beneficiaries of Article VI.

        8.13    Notices.     All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:
John B. Wright, II Vice President, General counsel & Secretary 1550 Liberty Ridge Drive Suite 100 Wayne, PA 19087
Facsimile:	(610) 251-1555

with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Edward D. Herlihy David E. Shapiro
Facsimile:	(212) 403-2000
If to an Investor, to:
TC Group, L.L.C. c/o The Carlyle Group 1001 Pennsylvania Avenue, N.W. Washington, D.C. 20004
Attention:	Adam Palmer
Facsimile:	(202) 347-9250
with a copy to (which shall not constitute notice):
Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, DC 20004
Attention:	Daniel T. Lennon Paul F. Sheridan, Jr.
Facsimile:	(202) 637-2201
If to an Carlyle, to:
TC Group, L.L.C. c/o The Carlyle Group 1001 Pennsylvania Avenue, N.W. Washington, D.C. 20004
Attention:	Adam Palmer
Facsimile:	(202) 347-9250
with a copy to (which shall not constitute notice):
Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, DC 20004
Attention:	Daniel T. Lennon Paul F. Sheridan, Jr.
Facsimile:	(202) 637-2201

The remainder of this page left intentionally blank.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

TRIUMPH GROUP, INC.
By:	/s/ RICHARD C. ILL Name: Richard C. Ill Title: Chairman and Chief Executive Officer

Signature Page to the Stockholders Agreement

CARLYLE PARTNERS III, L.P.
By:	TC GROUP III, L.P., its general partner
By:	TC GROUP III, L.L.C., its general partner
By:	TC GROUP INVESTMENT HOLDINGS, L.P., its sole member
By:	TCG HOLDINGS II, L.P., its general partner
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
CARLYLE PARTNERS II, L.P.
By:	TC GROUP II, L.L.C., its general partner
By:	TC GROUP, L.L.C., its sole member
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
CARLYLE INTERNATIONAL PARTNERS II, L.P.
By:	TC GROUP II, L.L.C., its general partner
By:	TC GROUP, L.L.C., its sole member
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director

Signature Page to the Stockholders Agreement

CARLYLE-AEROSTRUCTURES PARTNERS, L.P.
By:	TC GROUP, L.L.C., its general partner
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
CHYP HOLDINGS, L.L.C.
By:	CARLYLE HIGH YIELD PARTNERS, L.P., its sole member
By:	TCG HIGH YIELD, L.L.C., its general partner
By:	TCG HIGH YIELD HOLDINGS, L.L.C., its sole member
By:	TC GROUP, L.L.C., its sole member
By:	TCG Holdings, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
CARLYLE-AEROSTRUCTURES PARTNERS II, L.P.
By:	TC GROUP, L.L.C., its general partner
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director

Signature Page to the Stockholders Agreement

CP III COINVESTMENT, L.P.
By:	TC GROUP III, L.P., its general partner
By:	TC GROUP III, L.L.C., its general partner
By:	TC GROUP Investment Holdings, L.P., its sole member
By:	TCG HOLDINGS II, L.P., its general partner
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
C/S INTERNATIONAL PARTNERS
By:	TC GROUP II, L.L.C., its general partner
By:	TC GROUP, L.L.C., its sole member
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
CARLYLE-AEROSTRUCTURES INTERNATIONAL PARTNERS, L.P.
By:	TC GROUP, L.L.C., its general partner
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director

Signature Page to the Stockholders Agreement

CARLYLE-CONTOUR PARTNERS, L.P.
By:	TC GROUP, L.L.C., its general partner
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
CARLYLE SBC PARTNERS II, L.P.
By:	TC GROUP II, L.L.C., its general partner
By:	TC GROUP, L.L.C., its sole member
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
CARLYLE INTERNATIONAL PARTNERS III, L.P.
By:	TC GROUP II, L.L.C., its general partner
By:	TC GROUP, L.L.C., its sole member
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director

Signature Page to the Stockholders Agreement

CARLYLE-AEROSTRUCTURES MANAGEMENT, L.P.
By:	TC GROUP, L.L.C., its general partner
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
CARLYLE-CONTOUR INTERNATIONAL PARTNERS, L.P.
By:	TC GROUP, L.L.C., its general partner
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director
CARLYLE INVESTMENT GROUP, L.P.
By:	TC GROUP, L.L.C., its general partner
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director

Signature Page to the Stockholders Agreement

TC GROUP, L.L.C.
By:	TCG HOLDINGS, L.L.C., its managing member
By:	/s/ ADAM J. PALMER Name: Adam J. Palmer Title: Managing Director

Signature Page to the Stockholders Agreement

 Annex C

[LETTERHEAD OF RBC CAPITAL MARKETS CORPORATION]

March 22, 2010

The Board of Directors
Triumph Group, Inc.
1550 Liberty Ridge Drive
Suite 100
Wayne, PA 19087

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to Triumph Group, Inc., a Delaware corporation ("Parent"), of the Aggregate Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger, to be dated as of March 23, 2010 (the "Agreement"), by and among Parent, Vought Aircraft Industries, Inc., a Delaware corporation (the "Company"), Spitfire Merger Corporation, a wholly-owned subsidiary of Parent ("Merger Sub"), and the Holder Representative named therein.

        We understand that the Agreement provides, among other things, that Merger Sub will merge with and into the Company (the "Merger") and, at the effective time of the Merger, all of the issued and outstanding capital stock of the Company immediately prior thereto (other than (A) shares of Company Common Stock (as defined in the Agreement) held by the Company, Parent or any wholly-owned subsidiary of the Company or Parent (excluding any Trust Account Common Shares and DPC Common Shares (each as defined in the Agreement)), which will be cancelled for no consideration, and (B) Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive aggregate consideration comprised of (i) $525 million in cash and (ii) up to approximately 7.9 million shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock," and such shares together with the cash consideration referred to in clause (i), the "Aggregate Merger Consideration"), which number of shares are subject to certain adjustments as set forth in the Agreement and as to which we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.

        RBC Capital Markets Corporation ("RBC"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

        We are acting as financial advisor to Parent in connection with the Merger and we will receive a fee for our services, portions of which shall be payable upon delivery of this opinion and the mailing of the Proxy Statement (as defined in the Agreement), respectively, which are not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to Parent in connection with the Merger, if the Merger is successfully completed we will receive an additional larger fee, against which the earlier fees we received and described in the immediately preceding sentence will be credited. Parent has also agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for our reasonable out-of-pocket expenses incurred in connection with our services. In addition, we anticipate that we or our affiliates will provide and/or arrange financing for Parent in connection with the Merger for customary compensation.

        In the ordinary course of business, RBC or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of Parent and/or certain affiliates of the Company and receive customary compensation, and may also actively trade securities of Parent and/or the Company and certain of its affiliates for our or its own account and the accounts of our or its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. RBC has provided investment banking and financial advisory services to Parent in the past, for which it received customary fees, including serving as co-manager on an offering of debt securities of Parent in November 2009.

        For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the Agreement and the Stockholders Agreement (as defined in the Agreement); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to Parent and the Company and certain other relevant historical operating data relating to Parent and the Company made available to us from published sources and from the internal records of Parent and the Company, respectively; (iii) we reviewed financial projections and forecasts of Parent and the Company and the combined post-Merger company, in each case prepared by Parent's management, including, without limitation, the downward adjustment to the number of shares of Parent Common Stock to be issued as part of the Aggregate Merger Consideration due to the estimated Tax-Effected Company Expense Amount (as defined in the Agreement) ("Forecasts"); (iv) we reviewed financial projections and forecasts of the Company prepared by the Company's management; (v) we conducted discussions with members of the senior managements of Parent and the Company with respect to the business prospects and financial outlook of Parent and the Company as standalone entities as well as the strategic rationale and potential benefits of the Merger; (vi) we reviewed the reported prices and trading activity for Parent Common Stock; and (vii) we performed other studies and analyses as we deemed appropriate.

        In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we performed a valuation analysis of the Company as a standalone entity using comparable company, discounted cash flow and precedent transaction analyses; (ii) we compared the current and historical prices and trading multiples of Parent Common Stock with those of the publicly traded securities of certain other companies we deemed relevant; and (iii) we performed a pro forma combination analysis, determining the potential impact of the Merger on the projected earnings per share of Parent as a standalone entity.

        Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was reviewed by us, including all legal, tax, operating and other information provided to or discussed with us by or on behalf of Parent or the Company (including, without limitation, the financial statements and related notes thereto of each of Parent and the Company, respectively), and we have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Parent or the Company (as the case may be), respectively, as standalone entities. We express no opinion as to such Forecasts or the assumptions upon which they were based. We have also assumed that the Merger and the LLC Merger (as defined in the Agreement), taken together, and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will have the tax consequences described in discussions with, and materials furnished to us by or on behalf of, Parent.

        In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of Parent or the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of Parent or the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting Parent or the Company.

        In rendering our opinion, we have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of the date or the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such party thereunder.

        Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which shares of Parent Common Stock have traded or will trade at any time, including following the announcement or consummation of the Merger.

        The opinion expressed herein is provided for the information and assistance of the Board of Directors of Parent in connection with the Merger. We express no opinion and make no recommendation to any stockholder of Parent as to how such stockholder should vote with respect to the proposed issuance of Parent Common Stock in the Merger or any other proposal to be voted upon by them in connection with the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Board of Directors of Parent. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, this opinion may be included in any disclosure document filed by Parent with the Securities and Exchange Commission with respect to the Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC or this opinion must be in a form acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

        Our opinion does not address the underlying business decision by Parent to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which Parent might engage.

        Our opinion addresses solely the fairness of the Aggregate Merger Consideration, from a financial point of view, to Parent. Our opinion does not in any way address other terms or conditions of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement, nor does it address, and we express no opinion with respect to, the solvency of Parent or the Company or the impact thereon of the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Parent has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation (if any) to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the compensation to be paid to the stockholders of the Company or any other party.

        Our opinion has been approved by RBC's Fairness Opinion Committee.

        Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration is fair, from a financial point of view, to Parent.

Very truly yours,
/s/ RBC Capital Markets Corporation
RBC CAPITAL MARKETS CORPORATION

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mailing

Proxy	Triumph Group, Inc.	Proxy

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Richard C. Ill and M. David Kornblatt as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the special meeting of stockholders of Triumph Group, Inc. to be held on        , 2010 or any adjournments thereof.

Dated:	2010

Signature

Signature

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please fold and detach card at perforation before mailing

Triumph Group, Inc.	Proxy

If no direction is given with respect to proposal 1, the proxies will vote “FOR” proposal 1.  If no direction is given with respect to proposal 2, the proxies will vote “FOR” proposal 2.

The Board recommends a vote “FOR” proposal 1 and “FOR” proposal 2.

1.               Proposal to approve the issuance of Triumph common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of March 23, 2010, by and among Vought Aircraft Industries, Inc., Triumph, Spitfire Merger Corporation, a direct, wholly owned subsidiary of Triumph, and TC Group, L.L.C., as the Holder Representative.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.               Proposal to adjourn the Triumph special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve each of the foregoing proposals.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued on reverse side)